  As Filed with the Securities and Exchange Commission on April 19, 2000
                                                      Registration No. 333-34220
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                               ----------------

                            Amendment No. 1 to
                                    FORM S-4
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                               ----------------
                              Wachovia Corporation
             (Exact name of registrant as specified in its charter)

                               ----------------
      North Carolina                 6060                    56-1473727
     (State or other          (Primary Standard           (I.R.S. Employer
     jurisdiction of      Industrial Classification     Identification No.)
      incorporation)              Code No.)
                               ----------------
         100 North Main Street                 191 Peachtree Street, N.E.
             P. O. Box 3099                      Atlanta, Georgia 30303
  Winston-Salem, North Carolina 27150                (404) 332-5000
             (336) 770-5000
  (Address, including ZIP Code, and telephone number, including area code, of registrant's principal executive offices)
                               ----------------
                             KENNETH W. MCALLISTER
              Senior Executive Vice President and General Counsel
                                 P. O. Box 3099
                      Winston-Salem, North Carolina 27150
                                 (336) 732-5141
 (Name, address, including ZIP Code, and telephone number, including area code, of agent for service)
                               ----------------
                                with copies to:
     MARK J. MENTING                                     LARRY B. LOFTIS

   Sullivan & Cromwell                and          Zimmerman, Shuffield, Kiser
    125 Broad Street                                    & Sutcliffe, P.A.
New York, New York 10004                            315 East Robinson Street,
     (212) 558-4000                                         Suite 600,
                                                     Orlando, Florida, 32801
                               ----------------           (407) 425-7010
    Approximate date of commencement of the proposed sale of the securities to the public: As soon as practicable after this Registration Statement becomes effective.
                               ----------------
                        CALCULATION OF REGISTRATION FEES

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

 Title of
   Each
 Class of                                  Proposed Maximum
Securities                Proposed Maximum    Aggregate
  to be     Amount to be   Offering Price      Offering           Amount of
Registered  Registered(1)     Per Unit          Price       Registration Fee(2)(3)
----------------------------------------------------------------------------------
Common
 stock,
 par
 value
 $5.00
 per                                                                $3,927
 share..       795,000          N/A          $14,876,004           -$3,927
                                                                   -------
                                                                         0

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------
(1) Represents the estimated maximum number of shares of common stock, par value $5.00 per share ("Wachovia Common Stock"), issuable upon consummation of the merger of Commerce National Corporation ("Commerce") with and into Wachovia Corporation ("Wachovia").
(2) Pursuant to Rule 457(f)(2), the registration fee is based on the book value of the common stock, par value $0.10 per share ("Commerce Common Stock"), of Commerce as of February 29, 2000 ($19.78), and computed based on the estimated maximum number of shares of Commerce Common Stock (752,073) that may be converted into the shares of Wachovia Common Stock to be registered.

(3) Pursuant to Rule 457(b) under the Securities Act of 1933, as amended, the amount of the registration fee has been reduced by $3,927 the amount paid to the Securities and Exchange Commission on April 6, 2000 with respect to this transaction.

   If the securities being registered on this form are being offered in connection with the formation of a holding company and there is compliance with General Instruction G check the following box: [_]

   If this form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   If this form is a post-effective amendment filed pursuant to Rule 462(d) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [_]

   The Registrant hereby amends this Registration Statement on such date or dates as may be necessary to delay its effective date until the Registrant shall file a further amendment which specifically states that this Registration Statement shall thereafter become effective in accordance with Section 8(a) of the Securities Act of 1933 or until the Registration Statement shall become effective on such date as the Commission, acting pursuant to said Section 8(a), may determine.

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                         COMMERCE NATIONAL CORPORATION
                           1201 South Orlando Avenue
                           Winter Park, Florida 32789

                 --------------------------------------------
                   NOTICE OF SPECIAL MEETING OF SHAREHOLDERS
                           To be held on May 30, 2000
                 --------------------------------------------

To The Shareholders of Commerce National Corporation:

   Notice is hereby given that a special meeting of shareholders of Commerce National Corporation will be held at the National Bank of Commerce, 1201 South Orlando Avenue, Winter Park, FL 32789 at 5:00 p.m. on May 30, 2000, for the following purposes:

  (1) To consider and vote upon an Agreement and Plan of Merger, dated as of March 3, 2000 between Commerce National Corporation and Wachovia Corporation and the related Plan of Merger pursuant to which Commerce will merge into Wachovia. In the merger, each share of Commerce common stock outstanding on the effective date of the merger will be converted into a number of shares of Wachovia common stock equal to $54.00 divided by the average closing price of Wachovia common stock for the fifteen trading days immediately preceding the effective date of the merger, subject to a minimum of 0.8421 of a share of Wachovia common stock for each share of Commerce common stock and a maximum of 1.0526 of a share of Wachovia common stock for each share of Commerce common stock. You can find a copy of the Merger Agreement and related Plan of Merger in Appendix A to the accompanying proxy statement/prospectus.

  (2) To transact other business, if any, that may properly come before the special meeting or any adjournment or postponement of the special meeting.

   Only shareholders of record at the close of business on April 17, 2000 are entitled to receive notice of and to vote at the special meeting or any adjournment or postponement of the special meeting.

   Appraisal rights are available under Florida law to Commerce shareholders with respect to the merger. Please see the section entitled "Dissenters' Appraisal Rights" beginning on page 30 of the accompanying proxy statement/prospectus for a discussion of the availability of appraisal rights and the procedures required to be followed to assert dissenters' rights in connection with the merger.

   We look forward to seeing you at the special meeting. Your vote is important. Please mark, sign and return your proxy card, whether or not you plan to attend the special meeting.

   The Commerce board of directors unanimously recommends that shareholders vote "FOR" approval of the merger.

                                         By Order of the Board of Directors,
                                         /s/ Alan M. Scarboro

                                         Alan M. Scarboro
                                         Secretary
April 20, 2000

                       [LOGO OF COMMERCE NATIONAL CORP.]
                               [LOGO OF WACHOVIA]


           PROXY STATEMENT OF                        PROSPECTUS OF
     COMMERCE NATIONAL CORPORATION                WACHOVIA CORPORATION

                               ----------------

   Your board of directors has approved unanimously a merger transaction in which Commerce will merge into Wachovia. This strategic transaction provides Commerce with growth and strategic opportunities that would not have been available to us on a stand-alone basis. In addition, it provides you with the opportunity to participate as a shareholder in one of the nation's leading financial services companies.

   In the merger, each of your shares of Commerce common stock will be converted into between 0.8421 and 1.0526 of a share of Wachovia common stock. We will determine the exact exchange ratio by dividing $54 by the average closing price of Wachovia common stock during the fifteen trading days immediately preceding the effective date of the merger, subject to a minimum ratio of 0.8421 of a share of Wachovia common stock for each share of Commerce common stock and a maximum ratio of 1.0526 of a share of Wachovia common stock for each share of Commerce common stock. This represents a value of $55.37 based on the April 18, 2000 closing price of Wachovia common stock. In addition, the conversion of your shares of Commerce common stock generally will not be taxable.

   In order to complete this merger, Commerce needs your approval. This document is being furnished to you in connection with the solicitation of proxies by Commerce's board of directors for its use at the special meeting of shareholders.

   The special meeting will be held at the National Bank of Commerce, 1201 South Orlando Avenue, Winter Park, FL 32789, at 5:00 p.m. on May 30, 2000. At the special meeting, you will be asked to consider and vote upon the merger agreement.

   Your board of directors believes that the merger is in the best interests of Commerce and its shareholders and strongly encourages you to vote "FOR" approval of the merger agreement. Commerce's financial advisor, Austin Associates, Inc., has issued its opinion to the Commerce board of directors that the terms of the transaction are fair from a financial point of view to Commerce shareholders.

   Wachovia common stock is traded on the New York Stock Exchange under the symbol "WB".


    Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of the securities to be issued under this proxy statement/prospectus or determined if this proxy statement/prospectus is accurate or adequate. Any representation to the contrary is a criminal offense.

    The securities that Wachovia is offering through this document are not savings or deposit accounts or other obligations of any bank or non-bank subsidiary of Wachovia, and they are not insured by the Federal Deposit Insurance Corporation, the Bank Insurance Fund or any other governmental agency.


                               ----------------

    The date of this proxy statement/prospectus is April 20, 2000, and it is being mailed or otherwise delivered to Commerce shareholders on or about that date.

                      REFERENCES TO ADDITIONAL INFORMATION

   This proxy statement/prospectus incorporates important business and financial information about Wachovia from documents that are not included in or delivered with this document. This information is available to you without charge upon your written or oral request. You can obtain documents incorporated by reference in this proxy statement/prospectus, other than certain exhibits to those documents, by requesting them in writing or by telephone from Wachovia at the following addresses:

                              Wachovia Corporation

             P.O. Box 3099                     191 Peachtree Street, N.E.

        Winston-Salem, NC 27150        or        Atlanta, Florida 30303
          Attention: Secretary                    Attention: Secretary
             (336) 732-2549                          (404) 332-6661

   If you would like to request documents, please do so by May 23, 2000 in order to receive them before the special meeting.

   See "Where You Can Find More Information" on page 47 for further information.

                               TABLE OF CONTENTS

                                                                          Page
                                                                          ----
REFERENCES TO ADDITIONAL INFORMATION.....................................  ii
QUESTIONS AND ANSWERS ABOUT THE WACHOVIA/COMMERCE MERGER.................   1
SUMMARY..................................................................   2
  Comparison of Unaudited Per Share Data.................................   7
  Selected Financial Data of Wachovia....................................   8
  Selected Financial Data of Commerce....................................   9
A WARNING ABOUT FORWARD-LOOKING STATEMENTS...............................  10
SPECIAL MEETING..........................................................  11
  Record Date............................................................  11
  Quorum; Effect of Abstentions and Broker Non-Votes.....................  11
  Proxies................................................................  11
  Vote Required..........................................................  12
  Recommendation of Board of Directors...................................  12
THE MERGER...............................................................  12
  Overview...............................................................  12
  Background of the Merger...............................................  13
  Reasons of Commerce for the Merger.....................................  14
  Opinion of Commerce's Financial Advisor................................  15
  Effective Time of the Merger...........................................  21
  Distribution of Wachovia Stock Certificates............................  22
  Fractional Shares......................................................  22
  Federal Income Tax Consequences........................................  22
  Management and Operations after the Merger.............................  24
  Non Competition Agreements.............................................  24
  Post-Merger Compensation and Benefits..................................  24
  Interests of Certain Persons in the Merger.............................  24
  Conditions to Completion of the Merger.................................  25
  Regulatory Approvals...................................................  26
  Amendment, Waiver and Termination......................................  27
  Conduct of Business Pending the Merger.................................  27
  Expenses and Fees......................................................  29
  Accounting Treatment...................................................  29
  New York Stock Exchange Listing of Wachovia Common Stock...............  29
  Resales of Wachovia Common Stock.......................................  29
  Voting Agreements......................................................  29
  Dissenters' Appraisal Rights...........................................  30
  Stock Option Agreement.................................................  31
DESCRIPTION OF WACHOVIA CAPITAL STOCK....................................  34
  Authorized Stock.......................................................  35
  Preferred Stock........................................................  35
  Common Stock...........................................................  35
  Anti-Takeover Provisions...............................................  35
CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA SHAREHOLDERS AND COMMERCE
 SHAREHOLDERS............................................................  38
  Authorized Capital.....................................................  38

                                                                            Page
                                                                            ----
  Amendment of Articles of Incorporation...................................  39
  Notice of Meetings of Shareholders.......................................  39
  Special Meetings of Shareholders.........................................  39
  Record Date..............................................................  39
  Number of Directors; Classified Board of Directors.......................  40
  Removal of Directors.....................................................  40
  Shareholder Proposals; Advance Notice of Director Nominations............  40
  Anti-Takeover Provisions; Restrictions on Certain Business Combinations..  41
  Limitation on Director Liability; Indemnification........................  42
  Shareholder Inspection Rights; Shareholder Lists.........................  42
  Dissenters' Appraisal Rights.............................................  43
COMPARATIVE MARKET PRICES AND DIVIDENDS....................................  44
  Wachovia.................................................................  44
  Commerce.................................................................  45
VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF COMMERCE...................  46
EXPERTS....................................................................  47
VALIDITY OF WACHOVIA COMMON STOCK..........................................  47
OTHER MATTERS..............................................................  47
WHERE YOU CAN FIND MORE INFORMATION........................................  47

APPENDICES:

Appendix A -- Agreement and Plan of Merger and Related Plan of Merger Appendix B -- Stock Option Agreement
Appendix C -- Opinion of Austin Associates, Inc.
Appendix D -- Sections 607.1301 et. seq. of the Florida Business Corporation
Act
Appendix E -- Annual Report on Form 10-K for Commerce National Corporation

            QUESTIONS AND ANSWERS ABOUT THE WACHOVIA/COMMERCE MERGER

Q:What do I need to do now?

A: Just indicate on your proxy card that you want to vote with respect to the merger agreement. Sign and return the proxy card in the enclosed prepaid return envelope marked "Proxy" as soon as possible, so that your shares may be represented and voted at the special meeting to be held on May 30, 2000.

Q: If my shares are held in "street name" by my broker, will my broker vote my shares for me?

A: No. Your broker will not be able to vote your shares without instructions from you. You should instruct your broker to vote your shares, following the directions provided by your broker. Your failure to instruct your broker to vote your shares will be the equivalent of voting against the approval of the merger agreement.

Q: Can I change my vote after I have mailed my signed proxy card?

A: Yes. There are three ways in which you may revoke your proxy and change your vote. First, you may send a written notice to the Secretary of Commerce stating that you would like to revoke your proxy. Second, you may complete and submit a new proxy card. Third, you may attend the special meeting and vote in person. Simply attending the special meeting, however, will not revoke your proxy.

Q: Should I send in my stock certificates now?

A: No. After the merger is completed, Wachovia will send you written instructions explaining how you should exchange your stock certificates.

Q: When do you expect the merger to be completed?

A: We expect the merger to be completed during the third quarter of 2000. We are working towards completing the merger as quickly as possible. To do so, the shareholders of Commerce must approve the merger agreement and the merger and we must obtain the banking and other regulatory approvals that are necessary to complete the merger.

Q: Whom should I call with questions or to obtain additional copies of this proxy statement/prospectus?

A: You should contact Alan M. Scarboro at Commerce, P.O. Box 8181, Winter Park,
   FL 32790-8181, telephone (407) 741-8900.

                                    SUMMARY

   This brief summary highlights selected information from this proxy statement/prospectus. It does not contain all of the information that is important to you. Each item in this summary refers to the page where that subject is discussed in more detail. You should carefully read the entire proxy statement/prospectus and the other documents to which we refer to understand fully the merger. See "Where You Can Find More Information" on page 47 on how to obtain copies of those documents. In addition, the merger agreement is attached as Appendix A to this proxy statement/prospectus. We encourage you to read the merger agreement because it is the legal document that governs the merger.

Information regarding Wachovia and Commerce

Wachovia Corporation
100 North Main Street
Winston-Salem, North Carolina 27101
(336) 770-5000

and

191 Peachtree Street, N.E.
Atlanta, Florida 30303
(404) 332-5000

   Wachovia is a North Carolina corporation, whose principal banking subsidiary is Wachovia Bank, National Association. As of December 31, 1999, Wachovia had 712 branches and 1,355 ATMs throughout the Southeast United States. Wachovia also has subsidiaries engaged in large corporate and institutional relationship management and business development, corporate leasing, remittance processing and brokerage services. Based on its consolidated asset size and market capitalization at December 31, 1999, Wachovia was ranked 16th among domestic U.S. bank holding companies in each of these categories. At that date, Wachovia had consolidated assets of $67.353 billion, deposits of $41.786 billion and shareholders' equity of $5.658 billion.

Commerce National Corporation
1201 South Orlando Avenue
Winter Park, Florida 32789
(407) 741-8900

   Commerce is a Florida corporation, whose subsidiary is National Bank of Commerce, organized under the laws of Florida. As of December 31,1999, National Bank of Commerce had four branches and four ATMs, all of which are located in Winter Park, Florida. At December 31, 1999, Commerce had consolidated assets of $180 million, deposits of $154 million and shareholders' equity of $14 million.

Wachovia will be the surviving corporation (see page 12)

   Commerce will be merged with and into Wachovia. Wachovia will be the surviving corporation after the merger. The directors and officers of Wachovia in office before the merger will continue to serve as the directors and officers of Wachovia after the merger.

Merger consideration will be between 0.8421 to 1.0526 Wachovia shares for each Commerce share (see page 12)

   When the merger is complete, each of your shares of Commerce common stock will be converted into between 0.8421 and 1.0526 of a share of Wachovia common stock. We will determine the exact exchange ratio by dividing $54.00 by the average closing price of Wachovia common stock during the fifteen trading days immediately preceding the effective date of the merger, subject to a minimum ratio of 0.8421 of a share of Wachovia common stock for each share of Commerce common stock and a maximum ratio of 1.0526 of a share of Wachovia common stock for each share of Commerce common stock. The minimum ratio of 0.8421 would apply when such average last sale price of Wachovia common stock exceeds $64.125 and the maximum ratio of 1.0526 would apply when such average last sale price of Wachovia common stock is less than $51.30. The market price of Wachovia common stock may change at any time. Consequently, the value of the Wachovia common stock you will be entitled to receive as a result of the merger may be significantly higher or lower than its current value or its value at the date of the special meeting.

   In the case of fractional shares, you will receive cash instead of a fractional share.

   For example, if you hold 100 shares of Commerce common stock, then:

(1) Assuming the average price of Wachovia common stock for the fifteen trading days immediately preceding the effective date of the merger is $55, you will receive 98 shares of Wachovia common stock, plus a cash payment equal to the value of 0.18 of a share of Wachovia common stock.

(2) Assuming the average price of Wachovia common stock for the fifteen trading days immediately preceding the effective date of the merger is higher than $64.125, you will receive 84 shares of Wachovia common stock, plus a cash payment equal to the value of 0.21 of a share of Wachovia common stock.

(3) Assuming the average price of Wachovia common stock for the fifteen trading days immediately preceding the effective date of the merger is lower than $51.30, you will receive 105 shares of Wachovia common stock, plus a cash payment equal to the value of 0.26 of a share of Wachovia common stock.

Share information and market prices of Wachovia common stock (see page 44)

   Wachovia common stock is traded on the NYSE under the symbol "WB". The following table lists the closing price of Wachovia common stock and the equivalent value of a Commerce share on March 2, 2000, the last trading day before we announced the merger, and on April 18, 2000, the last practical day to obtain share price information before the date of this proxy statement/prospectus. The equivalent per share value of Commerce on the specified dates represents the closing price of a share of Wachovia common stock on that date multiplied by the relevant exchange ratio.

                                                                     Equivalent
                                                                      Per Share
                                                                        Value
                                                            Wachovia of Commerce
                                                             Common    Common
                                                             Stock      Stock
                                                            -------- -----------
March 2, 2000.............................................. $57.4375   $   54
April 18, 2000............................................. $  65.75   $55.37

   The market price of Wachovia common stock will fluctuate prior to the completion of the merger but the exchange ratio will be a number between 0.8421 and 1.0526. You should obtain current market quotations for Wachovia common stock. Commerce common stock is not traded on any securities exchange or public market and, to the best of our knowledge, there has been little secondary trading in the stock and Commerce's common stock has not received any over-the-counter quotations.

Generally, the merger will be a tax-free transaction for Commerce shareholders (see page 22)

   We expect that for United States federal income tax purposes, you will not recognize any gain or loss in the merger, except in connection with any cash that you may receive instead of a fractional share of Wachovia common stock or as a result of the exercise of dissenters' appraisal rights. Your holding period for the Wachovia common stock received in the merger, which determines how any gain or loss should be treated for federal income tax purposes upon future sales of Wachovia common stock, generally will include your holding period for the Commerce common stock exchanged in the merger.

   It is a condition to the merger that both Commerce and Wachovia receive legal opinions that the federal income tax treatment will be as described in this document.

   This tax treatment may not apply to certain Commerce shareholders, including shareholders who are non-U.S. persons or dealers in securities. Determining the actual tax consequences of the merger to you may be complex and will depend on your specific situation and on variables not within our control. You should consult your own tax advisor for a full understanding of the merger's tax consequences for you.

Commerce board unanimously recommends that you approve the merger agreement (see page 12)

   The Commerce board believes that the merger is in your best interests and has approved unanimously the merger agreement. The Commerce board of directors recommends that you vote "FOR" approval of the merger agreement.

New Wachovia shares expected to be listed on NYSE

   Prior to the effective time of the merger, Wachovia will use its reasonable best efforts to list on the NYSE the shares of Wachovia common stock to be issued to Commerce shareholders in the merger.

Financial advisor says consideration fair to Commerce shareholders from a financial point of view (see page 15)

   Austin Associates, Inc., the financial advisor to Commerce in connection with the merger, has delivered an opinion to the Commerce board that the exchange ratio is fair from a financial point of view to Commerce shareholders. A copy of Austin Associates, Inc.'s opinion is attached to this document as Appendix C. You should read the opinion in full to understand the assumptions made, matters considered and the limitations of the review undertaken by Austin Associates, Inc. in providing this opinion.

   Austin Associates, Inc. will receive total fees equal to 0.75% of the consideration received by Commerce's shareholders in connection with the merger, plus reimbursement of its expenses, for its services as financial advisor to Commerce in connection with the merger. If the merger were completed on April 20, 2000, the fee would have been approximately $302,000.

Special meeting to be held on May 30, 2000 (see page 11)

   The special meeting of Commerce shareholders will be held at 5:00 p.m. on May 30, 2000, at the National Bank of Commerce, 1201 South Orlando Avenue, Winter Park, FL 32789. At the special meeting, you will be asked to consider and vote to approve the merger agreement which provides for the merger of Commerce into Wachovia.

Record date set at April 17, 2000; majority vote of outstanding shares is required to approve merger (see page 11)

   You can vote at the special meeting if you owned Commerce common stock at the close of business on April 17, 2000. As of that date, there were 722,769 shares of Commerce common stock issued and outstanding and entitled to be voted at the special meeting. The affirmative vote of the holders of a majority of the votes entitled to be cast on the merger agreement is required for approval. The directors and executive officers of Commerce beneficially owned, as of the record date, and are entitled to vote 198,821 shares of Commerce common stock, which represents approximately 26.8% of the outstanding shares of Commerce common stock.

   The directors of Commerce, who together hold approximately 23.5% of Commerce's outstanding common stock, have entered into voting agreements with Wachovia. Under the voting agreements, these shareholders have agreed to vote their shares of Commerce common stock for approval of the merger agreement. Accordingly, assuming such shares are so voted, approval of the merger agreement will require the affirmative vote of the holders of an additional 26.6% of the outstanding shares of Commerce common stock in order for the merger agreement to be approved.

If you do not vote your shares of common stock, it will have the effect of a vote against the merger.

   The merger does not have to be approved by Wachovia's shareholders.

Dissenters' appraisal rights (see page 30)

   Under Florida law, if you do not vote for the merger agreement and you properly and timely exercise your rights to dissent to the merger, you may demand a cash payment for the "fair value" of your shares of Commerce common stock. To exercise these rights you must comply with all procedural requirements of the Florida Business Corporation Act, the relevant sections of which are attached to this document as Appendix D.

Wachovia will use purchase accounting treatment (see page 29)

   Wachovia will account for the merger as a purchase for financial reporting purposes.

Certain persons have interests in the merger (see page 24)

   Some of the directors and executive officers of Commerce have interests in the merger in addition to their interests as shareholders of Commerce generally.

  . In connection with the merger, Wachovia entered into an employment agreement with Guy D. Colado.

  . Following the merger, Wachovia will indemnify the present officers and directors of Commerce and its subsidiaries.

   The Commerce board was aware of these interests and took them into account in approving the merger.

Wachovia common stock is freely transferable by non-affiliates (see page 29)

   Wachovia common stock issued in the merger will be freely transferable by you unless you are deemed to be an "affiliate" of Commerce under applicable federal securities laws. Generally, "affiliates" include directors, certain executive officers and 10% or greater shareholders.

Conditions that must be satisfied for the merger to occur (see page 25)

   Completion of the merger is subject to various conditions which include:

  .  approval of the merger agreement by Commerce shareholders;

  . receipt of all banking and other regulatory consents and approvals necessary to permit completion of the merger;

  .  approval of Wachovia common stock to be listed on the NYSE; and

  . receipt of the legal opinions concerning the tax implications of the merger.

Regulatory approvals we must obtain for the merger (see page 26)

   We cannot complete the merger unless it is approved by the Board of Governors of the Federal Reserve System. Wachovia has filed applications with the Federal Reserve Board for approval of the merger. In addition, the merger is subject to the approval of or notice to other regulatory authorities.

   We cannot be certain when or if we will obtain the regulatory approvals. However, we do not know of any reason why we should not obtain them in a timely manner.

Termination of the merger agreement (see page 27)

   Commerce and Wachovia can mutually agree at any time to abandon the merger and terminate the merger agreement, even if Commerce shareholders have approved it. Also, either of our boards can decide, without the consent of the other, to abandon the merger if any of the following occur:

  . The other party breaches the merger agreement in a material way and does not, or cannot, correct the breach in 30 days.

  .  The merger has not been completed by October 31, 2000.

  . A governmental authority denies an approval necessary to complete the merger, in a final and nonappealable way.

  . The Commerce's board of directors fails to recommend shareholder approval of the merger agreement.

   In addition, Wachovia may abandon the merger if Commerce board withdraws its recommendation to approve the merger or modifies its recommendation in certain ways.

Shareholder Rights (see page 38)

   Currently, your rights as a Commerce shareholder are governed by Florida law and

Commerce's articles of incorporation and by-laws. However, Wachovia shareholder rights are governed by North Carolina law and Wachovia's articles of incorporation and by-laws. After the merger, if you receive Wachovia common stock in the merger you will become a Wachovia shareholder and your rights as a shareholder will be governed by North Carolina law and Wachovia's articles of incorporation and by-laws.

Stock Option Agreement (see page 31)

   To induce Wachovia to enter into the merger agreement, Commerce granted to Wachovia an option to purchase shares of Commerce common stock under certain circumstances. The stock option agreement is attached to this document as Appendix B.

   Under the option Wachovia may purchase up to 24.9% of the outstanding shares of Commerce common stock at a price of $19.45 per share. Under certain circumstances, Commerce may be required to repurchase the option (and/or any shares purchased under the option) at a predetermined price. Instead of exercising the option and purchasing the shares, Wachovia may choose to surrender the option to Commerce for a cash payment of $4 million.

   Wachovia cannot exercise this option unless certain events occur, including a business combination or acquisition transaction relating to Commerce with a third party other than Wachovia. We do not know of any event that has occurred as of the date of this document that would allow Wachovia to exercise this option.

   Arrangements such as this stock option agreement are entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms and to compensate the potential acquirer for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated because the target corporation enters into an alternative transaction with a third party. The stock option agreement was entered into to accomplish these objectives. The stock option agreement may have the effect of discouraging offers by third parties to acquire Commerce prior to the merger, even if such persons might have been prepared to offer to pay consideration to Commerce's shareholders that has a higher current market price than the shares of Wachovia common stock to be received by such holders pursuant to the merger agreement.

Certain shareholders have agreed to vote in favor of merger (see page 29)

   As another inducement for Wachovia to enter into the merger agreement, the directors of Commerce, who together hold approximately 23.5% of Commerce outstanding common stock, have entered into voting agreements with Wachovia. Under the voting agreements, these shareholders have agreed to vote their shares of Commerce common stock for approval of the merger agreement.

   The voting agreements could also discourage other companies from trying or proposing to combine with or acquire Commerce.

Comparison of Unaudited Per Share Data

   The following table shows information about our net income per share, cash dividends per share and book value per share, and similar information after giving effect to the merger (which is called "pro forma" information). In presenting the pro forma information, we assumed that we had been merged as of the beginning of the earliest period presented. The pro forma information gives effect to the merger under the purchase method of accounting in accordance with generally accepted accounting principles, or GAAP.

   We used the exchange ratio of 0.90 in computing the pro forma combined and equivalent pro forma combined per share data.

   We expect that we will incur merger and integration charges as a result of combining our companies. The pro forma information is helpful in illustrating the financial characteristics of the combined company under one set of assumptions. However, it does not reflect these expenses and, accordingly, does not attempt to predict or suggest future results. Also, it does not necessarily reflect what the historical results of the combined company would have been had our companies been combined for the periods presented.

   You should read the Wachovia information in the following table together with the historical financial information that Wachovia has presented in its prior SEC filings. Wachovia has incorporated this material into this document by reference to those filings. See "Where You Can Find More Information" on page 47.

                                                                  Year Ended
                                                               December 31, 1999
                                                               -----------------
Wachovia Common Stock
Net income per basic common share
  Historical..................................................       $4.99
  Pro forma combined(1).......................................        4.97
Net income per diluted common share
  Historical..................................................        4.90
  Pro forma combined(1).......................................        4.89
Dividends per common share(2)
  Historical..................................................        2.06
  Pro forma combined..........................................        2.06
Book value per common share
  Historical..................................................       28.04
  Pro forma combined..........................................       28.14

Commerce Common Stock

Net income per basic common share
  Historical..................................................        2.12
  Equivalent pro forma combined...............................        4.47
Net income per diluted common share
  Historical..................................................        2.12
  Equivalent pro forma combined...............................        4.40
Dividends per common share
  Historical..................................................        0.12
  Equivalent pro forma combined...............................        1.85
Book value per common share
  Historical..................................................       19.51
  Equivalent pro forma combined...............................       25.33

--------
(1) The effect of estimated non-recurring merger and restructuring costs has not been included in the pro forma amounts.
(2) Pro forma dividends per share represent historical dividends paid by Wachovia.

Selected Financial Data of Wachovia

   The table below presents selected Wachovia historical financial data derived from its previously filed audited consolidated financial statements for the five years ended December 31, 1999.

   You should read the following table together with the historical financial information that Wachovia has presented in its prior SEC filings. Wachovia has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 47.

                                           Year Ended December 31,
                                   -------------------------------------------
                                    1999     1998     1997     1996     1995
                                   -------  -------  -------  -------  -------
                                    (Dollars in millions except per share
                                                  amounts)
SUMMARY OF OPERATIONS
  Interest Income................. $ 4,667  $ 4,665  $ 4,262  $ 4,010  $ 3,790
  Interest Expense................   2,197    2,314    2,169    2,086    2,011
  Other Income....................   1,621    1,249    1,007      879      816
  Other Expense...................   2,251    1,996    1,967    1,509    1,442
  Net Income......................   1,011      874      593      757      708
PER SHARE AMOUNTS
  Net Income, Basic............... $  4.99  $  4.26  $  2.99  $  3.70  $  3.40
  Net Income, Diluted.............    4.90     4.18     2.94     3.65     3.36
  Weighted Average Shares
   Outstanding, Basic
   (thousands).................... 202,795  205,058  198,290  204,889  208,230
  Weighted Average Shares
   Outstanding, Diluted
   (thousands).................... 206,192  209,153  201,901  207,432  210,600
  Dividends....................... $  2.06  $  1.86  $  1.68  $  1.52  $  1.38
STATEMENT OF CONDITION (PERIOD
 END)
  Total Assets.................... $67,353  $64,123  $65,397  $57,229  $55,792
  Interest Earning Assets.........  59,583   56,537   57,333   50,728   50,182
  Loans...........................  49,621   45,719   44,194   38,007   35,585
  Deposits........................  41,786   40,995   42,654   35,322   34,355
  Shareholders' Equity............   5,658    5,338    5,174    4,608    4,601
RATIOS
  Return on Average Assets(1).....    1.55%    1.37%    1.03%    1.36%    1.37%
  Return on Average Equity(1).....   18.62    16.92    13.08    16.99    17.00
  Dividend Payout Ratio...........   41.38    43.67    55.21    40.37    39.91
  Average Equity to Average Assets
   Ratio..........................    8.30     8.08     7.87     8.02     8.05
  Tier 1 Risk Weighted Capital
   Ratio..........................    7.52     7.99     8.43     8.93     9.21
  Total Capital Risk Weighted
   Ratio..........................   10.98    11.34    11.11    12.32    13.17
  Tier 1 Leverage Ratio...........    8.77     8.67     9.24     8.52     8.11

--------
(1) Including non-recurring items.

Selected Financial Data of Commerce

   The table below presents selected Commerce historical financial data. Commerce derived the historical financial data for the five years ended December 31, 1999 from its audited financial statements.

   You should read the following table together with the historical financial information that Commerce has presented in its prior SEC filings. Commerce has incorporated this material into this document by reference. See "Where You Can Find More Information" on page 47.

                                        Year Ended December 31,
                              ------------------------------------------------
                                1999      1998      1997      1996      1995
                              --------  --------  --------  --------  --------
                                (Dollars in thousands, except per share
                                                amounts)
SUMMARY OF OPERATIONS
  Interest Income............ $ 12,990  $ 11,204  $  9,691  $  8,461  $  7,419
  Interest Expense...........    6,037     4,918     4,360     4,156     3,652
  Other Income...............      932       959       747       707       492
  Other Expense..............    5,073     4,570     4,862     3,938     3,285
  Net Income.................    1,532     1,440       539       648       473
PER SHARE AMOUNTS
  Net Income, Basic.......... $   2.12  $   2.03  $   0.90  $   1.13  $   0.90
  Net Income, Diluted........     2.12      2.03      0.88      1.13      0.90
  Weighted Average Shares
   Outstanding,
   Basic.....................  721,019   710,421   596,113   573,426   523,565
  Weighted Average Shares
   Outstanding, Diluted......  721,019   710,421   614,748   573,426   523,565
  Dividends.................. $   0.12  $   0.11  $      0  $      0  $      0
STATEMENT OF CONDITION
 (PERIOD END)
  Total Assets............... $180,202  $156,907  $126,631  $114,866  $100,365
  Interest Earning Assets....  165,951   145,079   113,820   104,637    90,048
  Loans......................  139,882   122,929    97,317    86,533    66,649
  Deposits...................  154,389   137,100   111,126   101,044    89,343
  Shareholders' Equity.......   14,064    12,967    10,404     9,228     7,934
RATIOS
  Return on Average Assets...     0.90%     1.02%     0.45%     0.60%     0.53%
  Return on Average Equity...    11.31     11.78      5.67      7.32      6.21
  Dividend Payout Ratio......     5.66      5.42       --        --        --
  Average Equity to Average
   Assets Ratio                   7.97      8.70      7.86      8.16      8.48
  Tier 1 Risk Weighted
   Capital Ratio.............     9.65      9.09      9.47      8.71     10.20
  Total Capital Risk Weighted
   Ratio.....................    10.76     10.10     10.43      9.67     11.37
  Tier 1 Leverage Ratio......     7.89      8.00      8.00      7.00      7.30

                   A WARNING ABOUT FORWARD-LOOKING STATEMENTS

   This proxy statement/prospectus contains and incorporates statements that plan for or anticipate the future. Forward-looking statements include statements about the future financial condition, results of operations and business of Wachovia or Commerce. These statements may be made directly in this document or may be "incorporated by reference" to other documents and may include statements for the period following the consummation of the merger. You can find many of these statements by looking for words such as "believes," "expects," "anticipates," "estimates" or similar expressions. These forward-looking statements involve certain risks and uncertainties. Factors that may cause actual results to differ materially from those contemplated by such forward-looking statements include the following possibilities:

  . costs or difficulties related to the combination of the businesses of Wachovia and Commerce are greater than expected;

  .  retaining key personnel is more difficult than expected;

  .  post-merger revenues are lower than expected;

  . competitive pressure among financial institutions increases significantly;

  . effects of changes in interest rates on interest margins, loan volumes and asset valuations;

  . general economic conditions or conditions in securities markets are less favorable than expected; and

  . legislation or regulatory changes adversely affect the businesses of Wachovia or Commerce.

                                SPECIAL MEETING

   The Commerce board is providing this proxy statement/prospectus to you in connection with its solicitation of proxies for use at the special meeting of Commerce shareholders and at any adjournments or postponements of the special meeting. The special meeting will be held at the National Bank of Commerce, 1201 South Orlando Avenue, Winter Park, FL 32789 at 5:00 p.m. on May 30, 2000. At the special meeting, you will be asked to consider and vote to approve the merger agreement which provides for the merger of Commerce into Wachovia.

   Wachovia is also providing this proxy statement/prospectus to you as a prospectus in connection with the offer and sale by Wachovia of its shares of common stock as a result of Commerce's merger into Wachovia.

   Your vote is important. Please complete, date and sign the enclosed proxy card and return it in the postage prepaid envelope provided.

Record Date

   The Commerce board has fixed the close of business on April 17, 2000 as the record date for determining the Commerce shareholders entitled to receive notice of and to vote at the special meeting. As of the record date, there were 722,769 issued and outstanding shares of Commerce common stock held by approximately 456 holders of record. Only holders of record of Commerce common stock as of the record date are entitled to notice of and to vote at the special meeting.

Quorum; Effect of Abstentions and Broker Non-Votes

   The presence, in person or by properly executed proxy, of the holders of a majority of the outstanding shares is necessary to constitute a quorum at the special meeting. Abstentions will be counted solely for the purpose of determining whether a quorum is present. Abstentions will not be deemed to be cast either "FOR" or "AGAINST" the merger agreement. Because approval of the merger agreement requires the affirmative vote of a majority of the outstanding shares of Commerce common stock, abstentions and broker non-votes will have the same effect as a vote against the merger agreement.

   The proposal to approve the merger agreement and the plan of merger is a "non-discretionary" item, meaning that brokerage firms may not vote shares in their discretion on behalf of a client if the client has not given voting instructions. Accordingly, shares held in street name that have been designated by brokers on proxy cards as not voted with respect to that proposal ("broker non-votes") will not be counted as votes cast on it.

Proxies

   Solicitation. Proxies in the form included in the proxy card accompanying this proxy statement/prospectus are being solicited by the Commerce board. Shares represented by properly executed proxies which are received in time and not revoked will be voted in accordance with the instructions indicated on the proxies. If no instructions are indicated, those proxies will be voted "FOR" approval of the merger agreement and any other matter that may come before the special meeting, including a motion to adjourn or postpone the special meeting to another time and/or place for the purpose of soliciting additional proxies or otherwise. However, no proxy with instructions to vote against approval of the merger agreement will be voted in favor of any adjournment or postponement of the special meeting.

   Directors, officers and other employees of Commerce or its subsidiaries may solicit proxies personally, by telephone or facsimile or otherwise. None of these people will receive any special compensation for solicitation activities. Commerce will arrange with brokerage firms and other custodians, nominees and fiduciaries to forward solicitation material to the beneficial owners of stock held of record by such persons, and Commerce will reimburse these persons for their reasonable out-of-pocket expenses.

   Revocability. You may revoke your proxy at any time before its exercise at the special meeting by:

  .  giving written notice of revocation to the Secretary of Commerce,

  .  properly submitting a duly executed proxy bearing a later date, or

  .  voting in person at the special meeting.

   You should address all written notices of revocation and other communications with respect to revocation of proxies to Commerce National Corporation, P.O. Box 8181, Winter Park, Florida 32790-8181, Attention: Mr. Alan Scarboro. A proxy appointment will not be revoked by death or supervening incapacity of the shareholder executing the proxy unless notice of the death or incapacity is filed with Mr. Alan Scarboro or other person responsible for tabulating votes on behalf of Commerce, before the shares are voted.

Vote Required

   The affirmative vote of the holders of a majority of the votes entitled to be cast on the merger agreement is required for approval. Each share of Commerce common stock is entitled to one vote on each matter submitted to the meeting. If you do not vote your shares, it will have the same effect as a vote "against" the merger agreement.

   As of the record date, neither Wachovia nor any of its directors or executive officers or their affiliates held any shares of Commerce common stock. The directors and executive officers of Commerce owned, as of the record date, and are entitled to vote 198,821 shares of Commerce common stock, which represents approximately 26.8% of the outstanding shares of Commerce common stock. Directors who together hold approximately 23.5% of the outstanding shares of Commerce common stock, have entered into voting agreements with Wachovia. Under the voting agreements, these shareholders have agreed to vote their shares of Commerce common stock for approval of the merger agreement. Accordingly, assuming such shares are so voted, approval of the merger agreement will require the affirmative vote of the holders of an additional 26.6% of the outstanding shares of Commerce common stock in order for the merger agreement to be approved.

Recommendation of Board of Directors

   The Commerce board has approved unanimously the merger agreement, believes that the merger is in the best interests of Commerce and recommends that you vote "FOR" approval of the merger agreement. See "The Merger -- Reasons of Commerce for the Merger."

                                   THE MERGER

   The following information describes the material information pertaining to the merger. This description is not complete and is qualified by the more detailed Appendices to this document which are incorporated by reference, including the merger agreement in Appendix A. We urge you to read the Appendices in their entirety.

Overview

   The merger agreement provides for a transaction in which Commerce will merge into Wachovia. Wachovia will be the surviving corporation of the merger. At the effective time of the merger, each share of issued and outstanding Commerce common stock will cease to be outstanding and will be converted into a number of shares of Wachovia common stock equal to $54 divided by the average closing price of Wachovia common stock for the fifteen trading days immediately preceding the effective date of the merger, subject to a minimum of 0.8421 of a share of Wachovia common stock for each share of Commerce common stock and a maximum of 1.0526 of a share of Wachovia common stock for each share of Commerce common stock. The minimum ratio of 0.8421 would apply when such average last sale price of Wachovia common stock exceeds $64.125 and the maximum ratio of 1.0526 would apply when such average last sale price of Wachovia common stock is less than $51.30. Following the merger, Wachovia intends to merge the National Bank of Commerce into its subsidiary, Wachovia Bank, National Association.

   The merger agreement provides that Wachovia may change the way it combines with Commerce. However, it cannot (1) alter the consideration to be received by Commerce shareholders, (2) adversely affect the tax treatment for Commerce shareholders or (3) materially delay the merger.

Background of the Merger

   Commerce was formed as the holding company for National Bank of Commerce in February, 1985. National Bank of Commerce was chartered as a de novo bank and opened for business on August 4, 1986. National Bank of Commerce currently operates four offices, all of which are located in Winter Park, Florida.

   During the third quarter of 1999, the board of directors began the process of exploring its strategic alternatives. Commerce had successfully developed its branch network in strategic locations throughout Winter Park. This expansion resulted in excellent growth and increasing market share, but caused earnings pressure between 1995 and 1997 due to the increase in operating costs associated with four locations. Evidencing the success of its strategy, Commerce's earnings improved to consecutive record levels in 1998 and 1999.

   In evaluating the future direction of Commerce, the board identified two basic paths as an independent organization. The first involved operating in a more conservative, slower growth mode. The second alternative would have involved a branching strategy outside the immediate Winter Park market throughout Orange County and greater Orlando. In light of the costs and risks associated with expanding physically beyond the community of Winter Park, the board of directors believed that it was appropriate to evaluate the current franchise value of Commerce to assist in its decision making process. An additional factor considered by the board involved the perceived efforts by the Financial Accounting Standards Board to abolish the pooling of interests method of accounting for mergers, and the potential adverse effect of this change on the premiums paid in bank merger transactions.

   The board established a merger committee consisting of Guy Colado, Charles Shuffield and Ken Clayton to coordinate discussions with the investment banking and consulting firm of Austin Associates with a view to evaluate Commerce's franchise value. The merger committee met with Austin Associates on October 5, 1999 to discuss the bank merger and acquisition market in Florida, the potential effect of the elimination of pooling accounting on bank mergers, the potential value of Commerce in a sale transaction and the range of potential purchasers of Commerce. Commerce formally retained Austin Associates to serve as financial advisor on November 15, 1999.

   Austin Associates began contacting a selected group of banking organizations in December regarding their potential interest in acquiring a community bank in the greater Orlando market. Nine parties expressed an interest in receiving more information and entered into confidentiality agreements with Commerce. On December 29, 1999, a confidential memorandum containing financial and market information regarding Commerce and National Bank of Commerce was sent to the interested parties to assist in their evaluation. During January 2000, Austin Associates met and/or had discussions with senior executives of all nine interested parties related to the business and operations of Commerce. Austin Associates requested formal indications of interest be submitted by January 26, 2000.

   Of the nine organizations that requested the confidential information memorandum, five submitted offers, including Wachovia. Four offers were in writing and one indication of interest was made orally by telephone. On February 2, 2000, Austin Associates met with the board of directors of Commerce to review and evaluate the status of the process. The presentation included an updated overview of the bank merger market, a summary of the offers received, a comparison of the potential acquirers in terms of financial and stock data, and a presentation regarding bank stock prices generally and the decline in overall market values across the banking sector.

   The board of directors thoroughly reviewed the information provided by Austin Associates and there was a full discussion regarding the specific terms of the respective offers. The board of directors also considered the effect of the proposals on the National Bank of Commerce's employees and officers. To provide all directors with adequate time to fully consider the range of issues involved in this type of transaction as compared to remaining independent, the board of directors decided to meet on February 7, 2000, before making any final decisions. On February 7, 2000, the board of directors met with a representative of Austin Associates participating by telephone. The board of directors determined that Wachovia's offer was superior and represented the best transaction for Commerce's shareholders, and authorized Austin Associates to proceed with negotiations with Wachovia with a view to Wachovia completing due diligence and entering into a definitive merger agreement.

   At a special board of directors meeting held on March 3, 2000, the board of directors was advised that Austin Associates believed the financial terms of the merger agreement were fair, from a financial point of view, to shareholders of Commerce. The board of directors, with legal counsel, then considered the overall terms of the proposed transaction with Wachovia, including the provisions of the merger agreement, the stock option agreement and the proposed employment arrangement for Mr. Colado, and voted unanimously to approve the merger agreement and stock option agreement. The merger agreement and the stock option agreement were executed immediately following the meeting. Each member of the board of directors separately and individually agreed to vote all their shares of Commerce common stock in favor of the merger.

Reasons of Commerce for the Merger

   The Commerce board of directors, with the assistance of outside financial and legal advisors, evaluated the financial, legal and market considerations bearing on the decision to recommend the merger. The terms of the merger, including the purchase price, are a result of arm's-length negotiations between the representatives of Commerce and Wachovia. In reaching its conclusion that the merger agreement is in the best interest of Commerce and its shareholders, the Commerce board of directors carefully considered the following material factors:

     (1) the exchange ratio of the proposed merger, including the fact that Commerce shareholders will not recognize any gain or loss for federal income tax purposes on the receipt of Wachovia common stock in the merger;

     (2) a comparison of the terms of the proposed merger with comparable transactions;

     (3) information concerning the business, financial condition, results of operations and prospects of Commerce and Wachovia;

     (4) competitive factors and trends towards consolidation in the banking industry;

     (5) the increased access to the public capital markets, stock liquidity and increase in cash dividends to the shareholders of Commerce resulting from the merger;

     (6) the review by the Commerce board of directors with its legal and financial advisors of the provisions of the merger agreement;

     (7) the opinion rendered by Austin Associates to the Commerce board of directors that the terms of the merger agreement are fair, from a financial point of view, to Commerce and its shareholders;

     (8) alternatives to the merger, including continuing to operate Commerce as an independent banking organization; and

     (9) the value to be received by the Commerce shareholders in the merger in relation to the historical trading prices, book value, earnings and dividends per share of Commerce common stock.

   The Commerce board of directors believes that by becoming part of a larger organization with greater resources, Commerce will be able to expand more rapidly, serve its customers and communities better and to provide a broad array of services that will be competitive in Orange County and central Florida. In addition, Wachovia will be able to provide greater career opportunities for Commerce's employees.

   The Commerce board of directors also considered the separate agreements and benefits proposed for employees and management and concluded that those terms were reasonable. See "Interests of Certain Persons in the Merger".

   While each member of the Commerce board of directors individually considered the foregoing and other factors, the board did not collectively assign any specific or relative weights to the factors considered and did not make any determination with respect to any individual factor. The Commerce board of directors collectively made its determination with respect to the merger based on the conclusion reached by its members, in light of the factors that each of them considered appropriate, that the merger is in the best interests of Commerce's shareholders.

   Your Board of Directors Unanimously Recommends That You Vote "FOR" the Merger Agreement and the Merger.

Opinion of Commerce's Financial Advisor

   Commerce retained Austin Associates, pursuant to an engagement letter dated November 12, 1999 and accepted November 15, 1999, to provide financial advisory services. Commerce selected Austin Associates as its financial advisor on the basis of Austin Associates' historical relationship with Commerce, and Austin Associates' experience and expertise in representing community banks in similar transactions. Austin Associates is an investment banking and consulting firm specializing in community bank mergers and acquisitions.

   On March 3, 2000, Austin Associates delivered to Commerce's board, in conjunction with its meeting held to consider the merger, its opinion that the terms of the merger agreement are fair, from a financial point of view, to Commerce and its shareholders. The opinion has been updated to April 19, 2000, and is attached as Appendix C to this Proxy Statement/Prospectus.

   You should consider the following when reading the discussion of Austin Associates' opinion in this document:

  . The summary of Austin Associates' opinion set forth in this prospectus/proxy statement is qualified in its entirety by reference to the full text of the opinion that is attached as Appendix C to this document. You should read the opinion in its entirety for a full discussion of the procedures followed, assumptions made, matters considered and qualifications and limitations of the review undertaken by Austin Associates in connection with its opinion.

  . Austin Associates' opinion is addressed to Commerce's board and is substantially identical to the written opinion delivered to Commerce's board dated March 3, 2000.

  . Austin Associates expressed no opinion as to the price at which Wachovia common stock would actually be trading at any time.

  . Austin Associates' opinion does not address the relative merits of the merger and the other business strategies considered by Commerce's board, nor does it address the Commerce board decision to proceed with the merger.

  . Austin Associates' opinion to Commerce's board rendered in connection with the merger does not constitute a recommendation to any Commerce shareholder as to how he or she should vote at the special meeting.

   No limitations were imposed by Commerce's board or its management upon Austin Associates with respect to the investigations made or the procedures followed by Austin Associates in rendering its opinion.

   The preparation of a financial fairness opinion involves various determinations as to the most appropriate methods of financial analysis and the application of those methods to the particular circumstances. It is, therefore, not readily susceptible to partial analysis or summary description. In connection with rendering its opinion, Austin Associates performed a variety of financial analyses. Austin Associates believes that its analyses and the factors considered in its analyses, without considering all other factors and analyses, could create an incomplete or inaccurate view of the analyses and the process underlying the rendering of Austin Associates' opinion.

   In performing its analyses, Austin Associates made numerous assumptions with respect to industry performance, business and economic conditions, and other matters, many of which are beyond the control of Wachovia and Commerce and may not be realized. Any estimates contained in Austin Associates' analyses are not necessarily predictive of future results or values, which may be significantly more or less favorable than the estimates. Estimates of values of companies do not purport to be appraisals or necessarily reflect the prices at which the companies or their securities may actually be sold. Except as described below, none of the analyses performed by Austin Associates was assigned a greater significance by Austin Associates than any other. The relative importance or weight given to these analyses by Austin Associates is not effected by the order of the analyses (and the corresponding results). The summaries of financial analyses include information presented in tabular format. The tables should be read together with the text of those summaries.

   Austin Associates has relied, without independent verification, upon the accuracy and completeness of the information it reviewed for the purpose of rendering its opinion. Austin Associates did not undertake any independent evaluation or appraisal of the assets and liabilities of Wachovia or Commerce, nor was it furnished with any appraisals.

   Austin Associates is not an expert in the evaluation of loan portfolios, including under-performing or non-performing assets, charge-offs or the allowance for loan losses; it has not reviewed any individual credit files of Wachovia or Commerce and has assumed that Wachovia's and Commerce's allowances are in the aggregate adequate to cover losses. Austin Associates' opinion is necessarily based on economic, market and other conditions existing on the date of its opinion, and on information as of various earlier dates made available to it which is not necessarily indicative of current market conditions.

   In rendering its opinion, Austin Associates made the following assumptions:

  . that the merger will be accounted for as a purchase in accordance with generally accepted accounting principles;

  . that all material governmental, regulatory and other consents and approvals necessary for the consummation of the merger would be obtained without any adverse effect on Commerce, Wachovia or on the anticipated benefits of the merger;

  . that Commerce had provided it with all of the information prepared by Commerce or its other representatives that might be material to Austin Associates in its review; and

  . that the financial projections it reviewed were reasonably prepared on a basis reflecting the best currently available estimates and judgment of the management of Commerce as to the future operating and financial performance of Commerce.

   In connection with its opinion, Austin Associates reviewed:

  .  the merger agreement;

  . audited financial statements of Wachovia for the five years ended December 31, 1999;

  . audited financial statements of Commerce for the five years ended December 31, 1999; and

  . financial and operating information with respect to the business, operations and prospects of Wachovia and Commerce.

   In addition, Austin Associates:

  . held discussions with members of the senior management of Wachovia and Commerce regarding the historical and current business operations, financial condition and future prospects of their respective companies;

  . reviewed the historical market prices and trading activity for the common stock of Wachovia and the limited information available regarding the infrequent trades of Commerce common stock, and compared the market activity of Wachovia's common stock with that of certain publicly traded companies which it deemed to be relevant;

  . compared the results of operations of Wachovia and Commerce with those of certain financial institutions which it deemed to be relevant;

  . compared the financial terms of the merger with the financial terms, to the extent publicly available, of other recent business combinations of financial institutions;

  . analyzed the pro forma equivalent financial impact of the merger to Commerce per share data; and

  . conducted such other studies, analyses, inquiries and examinations as Austin Associates deemed appropriate.

   The following is a summary of all material analyses performed by Austin Associates in connection with its opinion provided to the Commerce board of directors. The summary does not purport to be a complete description of the analyses performed by Austin Associates.

   The Process for Soliciting Indications of Interest. After analysis and discussions with Commerce, Austin Associates contacted selective banking organizations based on quality and level of overall financial performance, asset size, stock trading activity and geographic scope of operations. Nine organizations executed confidentiality agreements and requested the confidential information memorandum that provided detailed information regarding the business and operations of Commerce. Each organization was requested to submit a specific proposal to acquire Commerce. Five offers were received and the financial terms of the Wachovia proposal were superior to the other four offers received.

   Summary of Financial Terms of Agreement. Austin Associates reviewed the financial terms of the proposed transaction, including the form of consideration, the exchange ratio, and the resulting price per share of Commerce common stock pursuant to the proposed merger. Under the terms of the merger agreement, each outstanding share of Commerce common stock will be converted into Wachovia common stock based on an exchange ratio. The numerator of the exchange ratio will be $54.00 and the denominator of the exchange ratio will be the average Wachovia common stock price as reported in The Wall Street Journal for the 15 NYSE trading days immediately preceding the effective date of the merger (please refer to the merger agreement for the technical definition of the exchange ratio language summarized in this paragraph).

   If the average Wachovia stock price exceeds $64.125 per share, the exchange ratio will be fixed at 0.8421 shares of Wachovia for each share of Commerce. If the average Wachovia stock price is less than $51.30 per share, the exchange ratio will be fixed at 1.0526 shares of Wachovia for each share of Commerce. The effect of these provisions is that each Commerce common share will receive $54.00 in value of Wachovia common stock provided that Wachovia common stock trades between $51.30 and $64.125 per share. If the Wachovia stock price exceeds $64.125 as of the effective date of the merger, the transaction value to Commerce will exceed $54.00 per share, and if the Wachovia stock price is less than $51.30 per share, the transaction value will be less than $54.00 per share.

   As of March 3, 2000, the Wachovia common stock closing price was $58.125 per share. Based on this closing price, the value of the transaction to Commerce shareholders would be $54.00 per share. Based on 721,019 outstanding common shares of Commerce and its outstanding options and stock appreciation rights, the aggregate value of the transaction is approximately $40.3 million.

   Austin Associates calculated that the indicated value of $40.3 million represented:

  .  287% of Commerce's book value at December 31, 1999

  .  26.3 times Commerce's net income for the year ended December 31, 1999;
     and

  . a 14.6% premium over Commerce's book value as a percent of total assets as of December 31, 1999, which represents the aggregate transaction value minus book value divided by total assets.

   Industry Comparative Analysis. In connection with rendering its opinion, Austin Associates compared selected results of Commerce's operating performance to those of 16 Florida-based banking organizations having assets of between $100 and $300 million. Austin Associates considered this group of financial institutions comparable to Commerce on the basis of asset size and geographic location. Austin Associates noted the following selected financial measures for the Florida-based banks as of September 30, 1999 as compared to Commerce as of December 31, 1999:

                                                              Median for Florida
                                                     Commerce     Peer Group
                                                     -------- ------------------
    Return on Average Assets........................   0.90%         0.98%
    Return on Average Equity........................  11.31%        11.38%
    Leverage Ratio..................................   7.97%         8.43%
    Nonperforming Assets/Total Assets...............   1.54%         0.47%

   This comparison indicated that Commerce has an average level of overall profitability. Commerce's level of capital as measured by the leverage ratio is slightly below the Florida peer median. Although the asset quality measure compares unfavorably to the peer median, the majority of Commerce's nonperforming assets are secured by real estate and do not, in management's opinion, represent material loss exposure to the company.

   Austin Associates also compared selected operating results of Wachovia to those of ten other publicly traded southeastern-based banking organizations having assets between $10 and $100 billion, including:

  .  AmSouth Bancorporation

  .  BB&T Corporation

  .  Colonial BancGroup

  .  Compass Bancshares

  .  First Tennessee National Corporation

  .  Regions Financial Corporation

  .  SouthTrust Corporation

  .  SunTrust Banks

  .  Synovus Financial Corp.

  .  Union Planters Corporation

   Austin Associates considers this group of financial institutions comparable to Wachovia as to financial characteristics, geographic focus and stock trading volume. Austin Associates compared selected balance sheet data, asset quality, capitalization, profitability ratios and market statistics as of December 31, 1999. Selected results of this comparison are set forth below:

                                                                      Median
                                                                   Southeastern
                                                      Wachovia      Peer Group
                                                   -------------- --------------
                                                           95-99          95-99
                                                    1999  Average  1999  Average
                                                   ------ ------- ------ -------
     Return on Average Assets.....................  1.55%  1.34%   1.26%  1.24%
     Return on Average Equity..................... 18.62% 16.52%  16.80% 15.99%
     Efficiency Ratio.............................  54.6%          56.3%
     Leverage Ratio...............................  8.77%          5.97%
     Nonperforming Assets/Assets..................  0.45%          0.52%

   This summary indicates that Wachovia has outperformed the southeastern peer group in all key financial ratios related to overall financial performance, efficiency, capital adequacy and asset quality. The Austin Associates analysis also indicated that as of March 3, 2000:

                                                                       Median
                                                                    Southeastern
                                                          Wachovia   Peer Group
                                                         ---------- ------------
     Market Price to Earnings........................... 11.9 times  9.7 times
     Market Price to Book Value.........................    207%        168%

   This comparison indicated that Wachovia trades at a premium to the southeastern peer group as measured by market valuation.

   Comparable Transaction Analysis. Austin Associates reviewed certain information relating to 38 selected Florida bank sale transactions announced during 1998 and 1999. The median asset size of the selling banks measured $73 million and the average asset size bank was $210 million. Austin Associates compared the prices paid in these transactions as compared to the transaction multiples being paid by Wachovia for Commerce, as follows:

                                                                       Median
                                                                      Florida
                                                         Wachovia/   Comparable
                                                          Commerce  Transactions
                                                         ---------- ------------
     Price/Earnings Multiple............................ 26.3 times  27.9 times
     Price/Book Value Ratio.............................    287%        279%
     Premium over Book Value/Assets.....................   14.6%       16.9%

   The multiples being paid by Wachovia for Commerce approximate the median multiples paid for Florida-based banks during 1998 and 1999. A significant factor not reflected by this comparison, however, is the decline in the market prices and trading multiples for banking organizations since June 30, 1999. Between June 30, 1999 and January 26, 2000 (the date that offers for Commerce were received), the SNL Index of all publicly traded banks declined 15.9 percent. This is relevant because 30 of the 38 historical transactions reviewed involved stock as the sole form of consideration. Acquirers in stock transactions can generally afford to pay higher stated deal values if their own stock trades at relatively high price/book and price/earnings multiples.

   Of the 38 comparable transactions reviewed, fourteen involved price/book value ratios in excess of 300 percent, and could be characterized as "high premium" deals. Austin Associates selected a representative sample of 5 transactions from this list and included a sixth transaction (United American Holdings, Orlando) for comparison that was announced September 9, 1997 due to the seller's geographic proximity to Commerce.

Each of these six transactions involved stock as the sole form of consideration. Austin Associates calculated the price/book value ratio for these six transactions as of the date the transaction was announced and then updated the price/book value ratio as of January 26, 2000, based solely on the decline in the acquirer's market price during this time period. The illustration below reflects the decline in market value that shareholders of the selling companies, on average, would have experienced had they retained their equity interest in the acquiring company through January 26, 2000.

                                                    Price/
                                                  Book Value  Adjusted Price/
                                       Assets         at       Book Value at
     Selling Bank                    ($millions) Announcement January 26, 2000
     ------------                    ----------- ------------ ----------------
     American Bancshares,
      Bradenton.....................    $485         339%           288%
     Citrus Bank, Orlando...........    $216         428%           306%
     Community Bank of Naples.......    $ 77         309%           229%
     Guaranty Bank, Venice..........    $142         347%           226%
     Village Bankshares, Tampa......    $191         428%           244%
     United American Holdings,
      Orlando.......................    $229         359%           245%
                                        ----         ---            ---
     Median.........................    $203         353%           245%

   This illustration shows that what were once considered the highest premium transactions in Florida now carry a valuation at multiples below that achieved by Commerce from Wachovia as of March 3, 2000. The price/book value being paid by Wachovia equals 287 percent of Commerce's December 31, 1999 book value.

   Contribution Analysis. Austin Associates compared the pro forma ownership interest in Wachovia that Commerce shareholders would receive, in the aggregate, to the pro forma contribution by Commerce to certain balance sheet and income statement measures of Wachovia. The following table compares the range of pro forma ownership of Commerce and Wachovia shareholders in the combined company, based upon the minimum and maximum exchange ratios, with each company's respective contribution of various selected measures:

                                                               Commerce Wachovia
                                                               -------- --------
     Pro Forma Ownership
       Minimum 0.8421 Exchange Ratio..........................   0.30%   99.70%
       Maximum 1.0526 Exchange Ratio..........................   0.37%   99.63%
                                                                   Relative
                                                                 Contribution
                                                                  Percentage
                                                               -----------------
                                                               Commerce Wachovia
                                                               -------- --------
     Income Statement
       1999 Actual Net Income.................................   0.15%   99.85%
       2000 Estimated Net Income..............................   0.17%   99.83%
     Balance Sheet as of December 31, 1999
       Total Assets...........................................   0.27%   99.73%
       Total Deposits.........................................   0.37%   99.63%
       Total Shareholders' Equity.............................   0.25%   99.75%

   In connection with this Contribution Analysis, Austin Associates reviewed selected investment research reports on, and earnings estimates for, Wachovia as well as Commerce's 2000 Budget.

   Dilution Analysis. Austin Associates also reviewed the pro forma effect of the proposed transaction to Commerce's 1999 earnings per share and book value per share. Austin Associates calculated the pro forma effect using both the minimum and maximum exchange ratios of 0.8421 and 1.0526, respectively.

   Commerce recorded earnings per share of $2.12 during 1999 and Wachovia's earnings measured $4.90 per share. Giving effect to the merger, the equivalent Commerce earnings would have equaled $4.12 per share at the minimum exchange ratio and $5.15 per share at the maximum exchange ratio, before purchase accounting adjustments, an increase of between 94 percent and 143 percent over actual results.

   Commerce's book value per share equaled $19.51 as of December 31, 1999 and Wachovia's book value measured $28.04 per share. Giving effect to the merger, the equivalent Commerce book value would have equaled $23.60 per share at the minimum exchange ratio and $29.48 per share at the maximum exchange ratio, before purchase accounting adjustments, an increase of between 21 percent and 51 percent over actual results.

   Pro Forma Equivalent Dividends. Austin Associates reviewed the current cash dividends paid by Wachovia and Commerce. Based on the range of possible exchange ratios, from 0.8421 to 1.0526, equivalent dividends to Commerce shareholders would have ranged from $1.73 to $2.17 for the year ended December 31, 1999. The 1999 dividend paid by Wachovia measured $2.06 per share. Actual dividends paid by Commerce measured $0.12 per share during 1999.

   The current quarterly dividend rate of Wachovia is $0.54 per share, or $2.16 per share on an annualized basis. Equivalent dividends to Commerce shareholders presently range from $1.82 to $2.27 annually, assuming the minimum and maximum exchange ratios, respectively.

   The opinion expressed by Austin Associates was based on market, economic and other relevant considerations as they existed and could be evaluated as of the date of the opinion. Events occurring after the date of issuance of the opinion, including but not limited to, changes affecting the securities markets, the results of operations or material changes in the financial condition of either Wachovia or Commerce could materially affect the assumptions used in preparing this opinion.

   Commerce has agreed to pay Austin Associates customary fees for its services as financial advisor in connection with the merger. In addition to its fees and regardless of whether the merger is consummated, Commerce has agreed to reimburse Austin Associates for its reasonable out-of-pocket expenses, and to indemnify Austin Associates against certain liabilities, including liabilities under securities laws.

Effective Time of the Merger

   The merger will be consummated if it is approved by Commerce shareholders, and, unless waived, Wachovia and Commerce obtain all required consents and approvals and satisfy the other conditions to the obligations of the parties to consummate the merger. The merger will become effective on the date and at the time that a certificate of merger reflecting the merger is filed with the Secretary of State of Florida and articles of merger reflecting the merger are filed with the Secretary of State of North Carolina, or a later date or time that is indicated in the certificate and articles. Wachovia and Commerce have generally agreed to cause the effective date to occur:

  . on the fifth business day after the last of the conditions to the completion of the merger has been satisfied or waived; or

  . if Wachovia elects, on the last business day of the month in which such day occurs, or if such day occurs on one of the last five business days of such month, on the last business day of the next month; or

  .  any other date to which Wachovia and Commerce agree in writing.

   Wachovia and Commerce each has the right, acting unilaterally, to terminate the merger agreement if the merger is not completed by October 31, 2000. See "The Merger -- Amendment, Waiver and Termination" for further information.

Distribution of Wachovia Stock Certificates

   As promptly as practical after the effective date of the merger, Wachovia will send transmittal materials to you for use in exchanging certificates representing shares of Commerce common stock for shares of Wachovia common stock. You should not surrender your certificates for exchange until you receive the letter of transmittal and instructions. Wachovia will deliver certificates for Wachovia common stock and/or a check for any fractional share interest or dividends or distributions once it receives your Commerce common stock certificates. Wachovia will not be liable to any former Commerce shareholder for any amount properly delivered to a public official pursuant to any applicable abandoned property, escheat or similar law.

   Wachovia is not required to pay any dividends or other distributions on Wachovia common stock with a record date occurring after the effective time to any former Commerce shareholder who has not delivered his or her Commerce stock certificate for exchange. Holders of unexchanged certificates will not be eligible to vote until his or her certificates are exchanged for Wachovia common stock certificates. All paid dividends and other distributions and a check for any amount representing a fractional share interest will be delivered to each shareholder who has exchanged his or her certificates, in each case without interest.

   There will be no transfers of shares of Commerce common stock on Commerce stock transfer books after the effective time. Commerce common stock certificates presented for transfer after the effective time will be canceled and exchanged for Wachovia common stock certificates and a check for any amount to be paid for a fractional share interest.

Fractional Shares

   Wachovia will not issue any fractional shares of Wachovia common stock. Instead, you will receive cash without interest for any fractional share interest. The amount of cash received will be determined by multiplying that fraction by the closing price of Wachovia common stock reported by the NYSE Composite Transactions Reporting System on the trading day immediately preceding the effective date of the merger. You will not be entitled to dividends, voting rights or any other shareholder rights with respect to any fractional share interest.

Federal Income Tax Consequences

   The following section describes the material U.S. federal income tax consequences of the merger to holders who hold shares of Commerce common stock as capital assets and is the opinion of Sullivan & Cromwell, special counsel to Wachovia, and Zimmerman, Shuffield, Kiser & Sutcliffe, P.A., counsel to Commerce. This section does not address state, local or foreign tax consequences of the merger.

   This section is based on the federal tax laws that are currently in effect. These laws are subject to change at any time, possibly with retroactive effect. This is not a complete description of all of the consequences of the merger in your particular circumstances. We do not address the U.S. federal income tax considerations applicable to certain classes of shareholders, including:

  .  financial institutions;

  .  insurance companies;

  .  tax-exempt organizations;

  .  dealers in securities or currencies;

  .  traders in securities that elect to mark to market;

  . persons who hold Commerce common stock as part of a straddle or conversion transaction;

  .  persons who are not for United States federal income tax purposes:

    -- a citizen or resident of the United States;

    -- a domestic corporation;

    -- an estate whose income is subject to United States federal income tax regardless of its source; or

    -- a trust if a United States court can exercise primary supervision over the trust's administration and one or more United States persons are authorized to control all substantial decisions of the trust;

  . persons who acquired or acquire shares of Commerce common stock pursuant to the exercise of employee stock options or otherwise as compensation;

  .  persons who exercise their dissenters' appraisal rights; and

  . persons who do not hold their shares of Commerce common stock as a capital asset.

   In connection with the filing of this document, Wachovia will receive an opinion of its special counsel, Sullivan & Cromwell, and Commerce will receive an opinion of its counsel, Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. Each opinion will state that:

  . the merger will be treated for federal income tax purposes as a reorganization within the meaning of Section 368(a) of the U.S. tax code; and

  . each of Commerce and Wachovia will be a party to the reorganization within the meaning of Section 368(b) of the U.S. tax code.

   In addition, Zimmerman, Shuffield, Kiser & Sutcliffe's opinion will state that no gain or loss will be recognized by Commerce shareholders who receive shares of Wachovia common stock solely in exchange for shares of Commerce common stock, except that gain or loss may be recognized as to cash received instead of a fractional share interest.

   These opinions will be dated as of the date of this document and as of the effective date of the merger. They will be based upon the facts, representations and assumptions outlined in the opinions. Counsel will require and rely upon representations contained in letters to be received from Commerce and Wachovia in rendering the opinions. Neither of these tax opinions is binding on the Internal Revenue Service. Neither Wachovia nor Commerce has requested or will request any ruling from the Internal Revenue Service as to the U.S. federal income tax consequences of the merger.

   Commerce shareholders who exchange all of their shares of Commerce common stock for shares of Wachovia common stock pursuant to the merger will be subject to the following material U.S. federal income tax consequences:

  . no gain or loss will be recognized by a Commerce shareholder, except with respect to a Commerce shareholder who receives cash instead of a fractional share of Wachovia common stock;

  . the aggregate adjusted tax basis of shares of Wachovia common stock received by a Commerce shareholder will be the same as the aggregate adjusted tax basis of the shares of Commerce common stock exchanged therefor, reduced by any amount allocable to a fractional share interest for which cash is received; and

  . the holding period of shares of Wachovia common stock received by a Commerce shareholder, including any fractional share deemed issued and then redeemed for cash, will include the holding period of the Commerce common stock exchanged therefor.

   Cash received by a Commerce shareholder instead of a fractional share of Wachovia common stock will be treated as received in redemption of the fractional share interest. The shareholder would generally recognize capital gain or loss for U.S. federal income tax purposes equal to the difference between the amount of cash received and the shareholder's adjusted tax basis in the Commerce common stock exchanged therefor. This capital gain or loss would be long-term capital gain or loss if the Commerce shareholder's holding period in the shares of Commerce common stock allocable to the fractional share interest is more than one year. Long-term capital gain of a non-corporate person is generally subject to a maximum federal tax rate of 20%. The deductibility of capital losses is subject to limitations for both individuals and corporations.

   The tax consequences of the merger may vary depending upon your particular circumstances. You should therefore consult your own tax advisor as to the specific tax consequences of the merger for you, including the application and effect of U.S. federal, state and local, foreign and other tax laws.

Management and Operations after the Merger

   Wachovia will be the surviving corporation resulting from the merger. It will continue to be governed by the laws of the State of North Carolina and will operate in accordance with its articles of incorporation and by-laws as in effect immediately prior to the effective time.

   The directors and officers of Wachovia before the merger will continue to be the directors and officers of Wachovia after the merger, until such time as their successors are elected and qualified.

Non Competition Agreements

   In connection with the merger, certain directors of Commerce have signed noncompetition agreements with Wachovia, and Commerce has agreed to use its best efforts to cause certain officers of Commerce or National Bank of Commerce to sign noncompetition agreements with Wachovia. Under the agreement, the directors and officers agree that, following the merger, during the restricted period specified in the agreements, they will not engage in activities competitive with Wachovia while employed by the National Bank of Commerce and will keep confidential certain information concerning the businesses and affairs of Wachovia and its related entities while employed by the National Bank of Commerce and following the termination of employment.

Post-Merger Compensation and Benefits

   Under the merger agreement, Wachovia has agreed to provide employee benefits to employees of Commerce or the National Bank of Commerce on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Wachovia and Wachovia Bank, N.A. to similarly situated employees of Wachovia Bank, N.A. Prior to the time that these benefits are provided, the employees of Commerce or the National Bank of Commerce will continue to receive benefits under employee benefit plans which in the aggregate are substantially comparable to those currently provided by Commerce or the National Bank of Commerce, respectively, to its employees. All discretionary awards and benefits under any employee benefit plans of Wachovia will be subject to the discretion of the persons or committee administering such plans. In addition, the merger agreement provides that these employees generally will receive credit for their service rendered with Commerce or the National Bank of Commerce before the effective time, to the extent Commerce or the National Bank of Commerce credited that service. This credit will count for purposes of determining vesting and eligibility to participate, but not for the purpose of benefit accrual, under Wachovia's employee benefit plans. The merger agreement provides that Wachovia may modify or terminate any employee benefit plan after the effective date of the merger.

Interests of Certain Persons in the Merger

   Certain members of Commerce's management, including all of its directors, have interests in the merger in addition to the interests they may have as Commerce's shareholders generally. These interests include, among others, indemnification rights of Commerce directors and officers under the merger agreement, and an employment agreement for Guy D. Colado.

   Wachovia has entered into an employment agreement with Guy D. Colado which will become effective as of the effective time of the merger and ending on December 31, 2001. Mr. Colado will assist in the transition period following the combination of Wachovia Bank, N.A. and National Bank of Commerce. During the term of his employment agreement, Mr. Colado will be paid an annual salary of $200,000 plus an annual bonus of up to $50,000 (to be pro-rated for the portion of fiscal year 2000 which follows the merger) based upon the retention of customers and employees and other criteria. In the event that Mr. Colado's employment is terminated (1) by Wachovia without cause or (2) by Mr. Colado (a) under circumstances which constitute an "involuntary termination" as defined in the employment agreement, or (b) during the 30-day period beginning January 1, 2001, Mr. Colado will continue to receive his salary, bonus and coverage under Wachovia's welfare benefit plans from the date of termination of employment through the expiration of the term (the "severance benefits preiod"). In exchange for these payments and benefits, Mr. Colado has agreed that he will not engage in activities which are competitive with Wachovia during the severance benefits period. In addition, Mr. Colado has agreed that he will be available as a consultant to Wachovia during the severance benefits period.

   Wachovia has also agreed that for a period of six years after the merger it will indemnify the directors and officers of Commerce against costs or expenses (including reasonable attorneys' fees), judgments, liens, losses, claims, damages or liabilities incurred in connection with any claim, action, suit, proceeding or investigation (civil or criminal), administrative or investigative, arising out of actions or omissions occurring at or prior to the merger, to the fullest extent that Commerce is permitted to indemnify (and advance expenses to) its directors and officers under the laws of Florida and Commerce's articles of incorporation and by-laws in effect on the date of the merger agreement, provided any such director's or officer's conduct complies with the standards set forth under Florida law and Commerce's articles of incorporation and by-laws. In addition, Wachovia has agreed that for a period of three years after the merger it will use its reasonable best efforts to obtain directors' and officers' liability insurance for the benefit of Commerce's directors and officers, to provide insurance coverage that will reimburse the present and former directors and officers of Commerce or any of its subsidiaries with respect to claims against such directors and officers arising from facts or events which occurred before the merger. The coverage and policy limits will be no less advantageous than the coverage provided by Commerce on the date of the merger agreement, subject to the cost for the insurance not exceeding 200 percent of the amount expended by Commerce for similar insurance on the date of the merger agreement.

   The directors and certain officers of Commerce own shares of Commerce common stock which will be converted into shares of Wachovia common stock at the same exchange ratio as will apply to every other Commerce's shareholder. See "Voting Securities and Principal Shareholders of Commerce."

Conditions to Completion of the Merger

   Commerce's and Wachovia's obligations to complete the merger are subject to the satisfaction or written waiver of the following conditions:

  .  approval of the merger agreement by Commerce's shareholders;

  . receipt of the required regulatory approvals described below under "Regulatory Approvals," generally without any conditions, restrictions or requirements which the Wachovia board reasonably determines would have a material adverse effect on Wachovia after the merger or would reduce the benefits of the merger to such a degree that Wachovia would not have entered into the merger agreement had the conditions, restrictions or requirements been known as of the date of the merger agreement;

  . the absence of any action by any court or regulatory authority prohibiting the completion of the merger;

  . the continued effectiveness of the registration statement of which this proxy statement/prospectus is a part and no stop order being issued or threatened;


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

  . receipt of all permits or authorizations under state securities laws necessary to complete the merger;

  . approval for listing on the NYSE of the shares of Wachovia common stock issuable in the merger;

  . the director noncompetition agreements and the officer noncompetition agreements are in full force and effect;

  .  each director entered into a stock appreciation rights agreement;

  . the continued truth and accuracy of the representations and warranties of each party except for any inaccuracies which would not have a material adverse effect on the financial condition, results of operations, businesses or prospects of the party by whom such representations and warranties were made, and the performance by each party in all material respects of all of the obligations required to be performed by it pursuant to the merger agreement, and the delivery of officers' certificates confirming satisfaction of the foregoing requirements;

  . receipt by Commerce of an opinion of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. as to certain tax matters;

  . receipt by Wachovia of an opinion of Sullivan & Cromwell as to certain tax matters; and

  . receipt by Wachovia and each of its directors and officers who sign this registration statement a "comfort" letter from KPMG, LLP.

   We cannot predict if or when the conditions precedent to the merger can or will be satisfied or waived by the appropriate party. However, as of the date of this proxy statement/prospectus, neither Wachovia nor Commerce has any reason to believe that any of these conditions will not be satisfied.

Regulatory Approvals

   Federal Reserve Board. The merger is subject to prior approval by the Federal Reserve Board under Section 3 of the Bank Holding Company ("BHC") Act of 1956. The BHC Act requires the Federal Reserve Board, when considering a transaction such as this merger, to take into consideration the financial and managerial resources (including the competence, experience and integrity of the officers, directors and principal shareholders) and future prospects of the institutions and the convenience and needs of the communities to be served. In addition, under the Community Reinvestment Act of 1977, as amended, the Federal Reserve Board must take into account the record of performance of the acquiring institution in meeting the credit needs of the entire community, including low- and moderate-income neighborhoods, served by the institution.

   The BHC Act also prohibits the Federal Reserve Board from approving a merger if it would result in a monopoly or be in furtherance of any combination or conspiracy to monopolize or attempt to monopolize the business of banking in any part of the United States, or if its effect in any section of the country would be substantially to lessen competition or to tend to create a monopoly, or if it would in any other manner result in a restraint of trade, unless the Federal Reserve Board finds that the anticompetitive effects of the merger are clearly outweighed in the public interest by the probable effect of the transaction in meeting the convenience and needs of the communities to be served.

   Pursuant to the BHC Act, the merger may not be consummated until 30 days after Federal Reserve approval, during which time the United States Department of Justice may challenge the merger on antitrust grounds. The commencement of an antitrust action would stay the effectiveness of the Federal Reserve Board's approval unless a court specifically ordered otherwise. With the approval of the Federal Reserve Board and the concurrence of the Department of Justice, the waiting period may be reduced to no less than 15 days. Wachovia and Commerce believe that the merger does not raise substantial antitrust or other significant regulatory concerns and that they will be able to obtain all requisite regulatory approvals on a timely basis without the imposition of any condition that would have a material adverse effect on Wachovia.

   Other Requisite Approvals and Consents. Approvals or notices are also required from or to the NYSE and other self-regulatory organizations and may be required from or to certain other regulatory agencies.

   Status of Regulatory Approvals. Wachovia and Commerce have filed all of the required applications and notices with respect to the merger and will promptly take other appropriate action with respect to any requisite approvals or other action of any governmental authority.

   The merger cannot proceed in the absence of the requisite regulatory approvals. We do not know if or when all of these regulatory approvals will be obtained. Also, these approvals may contain a condition, restriction or requirement that causes these approvals to fail to satisfy the conditions for the merger.

Amendment, Waiver and Termination

   Prior to or at the effective time, any provision of the merger agreement may be either waived by the party benefitted by such provision or amended or modified by written agreement between Wachovia and Commerce. However, after the special meeting, the merger agreement may not be amended in violation of Florida law.

   The merger agreement may be terminated, and the merger abandoned, at any time prior to the effective time by the mutual consent of Commerce and Wachovia. In addition, the merger agreement may be terminated, and the merger abandoned, prior to the effective time by either Wachovia or Commerce if:

  . the other party breaches a representation, warranty, covenant or other agreement contained in the merger agreement that has a material adverse effect on the breaching party, and the breach cannot be or has not been cured within 30 days of the notice having been given to the breaching party;

  .  the merger is not completed by October 31, 2000;

  . a governmental authority denies a requisite approval for completion of the merger by final nonappealable action; or

  .  the Commerce shareholders fail to approve the merger agreement.

   In addition, Wachovia may terminate the merger agreement if the Commerce's board of directors withdraws or materially changes its recommendation to approve the merger agreement.

Conduct of Business Pending the Merger

   The following is a summary of the agreements Commerce and Wachovia have made regarding actions prior to the merger.

   Commerce. Commerce has agreed that it will operate its business and the businesses of its subsidiaries in the ordinary course through the effective time of the merger. In addition, it has agreed that it will not, without first obtaining Wachovia's consent:

  . issue any additional shares of Commerce common stock, any other Commerce capital stock or any rights to acquire Commerce equity stock, except pursuant to pre-existing rights to acquire Commerce equity stock;

  . make any distributions with respect to Commerce common stock or any other Commerce equity stock or change its capital structure. However, Commerce may make (1) quarterly dividends on Commerce common stock in an amount not to exceed $0.04 per share with record and payment dates consistent with past practice, and Commerce at its option may increase the amount of dividends to $0.51 per share if the merger is not completed by the record date for Wachovia's dividend payable during the third quarter of 2000 and (2) dividends from wholly owned subsidiaries to Commerce (or to another wholly owned subsidiary of Commerce) on or in respect of shares of Commerce common stock;

  . enter into or amend any employment related agreements, grant any salary or wage increase or increase any employee related benefits except in the ordinary course of business, as previously disclosed to or agreed with Wachovia, or as required by law;

  . enter into or amend any employee related benefit plan or take any action to accelerate the vesting or exercise ability of any benefits payable under any employee-related benefit plans, except as may be required by law or contemplated by the merger agreement;

  . sell, encumber or otherwise dispose of any material amount of its properties except in the ordinary course of business;

  . acquire any material assets, business, deposits or properties of any other entity except in the ordinary course of business;

  . amend Commerce's articles of incorporation, Commerce's by-laws or the articles of incorporation or by-laws (or similar governing documents) of any of Commerce's subsidiaries;

  . make any change in its accounting principles, practices or methods, other than as may be required by GAAP or applicable regulatory agencies;

  . enter into, terminate or amend any material contract, except in the ordinary course of business;

  . settle any material claim or proceeding, except in the ordinary course of business consistent with past practice, and for claim or proceeding that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to Commerce and its subsidiaries;

  . take any action which is reasonably likely to prevent or impede the merger from qualifying as a reorganization under Section 368 of the U.S. tax code or knowingly take any action which would materially interfere with the merger agreement;

  . change materially its interest rate and other risk management policies, procedures or practices as applied to the operations of Commerce or fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk, except as required by law;

  .  borrow money other than in the ordinary course of business;

  . make or change any material tax-related practice other than in the ordinary course of business; or

  .  agree or commit to do any of the foregoing.

   Commerce has also agreed that it will not, nor ask anyone to, initiate or solicit any inquiries or any offer relating to a merger, consolidation or similar transaction involving Commerce or National Bank of Commerce. This type of proposal is referred to in this document as an "acquisition proposal." In addition, Commerce will not negotiate or provide any confidential information or data to, or have any discussions with, any person relating to an acquisition proposal, or otherwise facilitate an acquisition proposal, except as legally required for the discharge by the Commerce board of its fiduciary duties. Commerce has agreed to promptly advise Wachovia following the receipt by Commerce of any acquisition proposal and to immediately advise Wachovia of any developments relating to any acquisition proposal.

   Wachovia. Wachovia has agreed that it will not, before the effective time, without first obtaining Commerce's consent:

  .  make any extraordinary dividend; or

  . take any action which is reasonably likely to prevent or impede the merger from qualifying as a reorganization under Section 368 of the U.S. tax code or take any action which would materially interfere with the merger agreement.

   Wachovia regularly evaluates acquisition opportunities and conducts due diligence activities in connection with possible acquisitions. As a result, acquisition discussions and, in some cases, negotiations may take place

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

and future acquisitions involving cash, debt or equity securities may occur. Acquisitions typically involve the payment of a premium over book value and, therefore, some dilution of Wachovia's book value and net income per share may occur in connection with any future transactions.

Expenses and Fees

   Each party generally will be responsible for all expenses incurred by it in connection with the merger, except that the printing expenses in connection with this document will be shared equally between Wachovia and Commerce.

Accounting Treatment

   Wachovia expects to account for the merger as a "purchase," as that term is used under GAAP, for accounting and financial reporting purposes. Under purchase accounting, the assets and liabilities of Commerce as of the effective time will be recorded at their respective fair values and added to those of Wachovia. Any excess of the value of Wachovia common stock issued for Commerce common stock over the fair value of Commerce's net assets will be recognized as goodwill. Financial statements of Wachovia issued after the effective time will reflect these values and will not be restated retroactively to reflect the historical financial position or results of operations of Commerce.

New York Stock Exchange Listing of Wachovia Common Stock

   Wachovia has agreed to use its reasonable best efforts to list the shares of Wachovia common stock to be issued to the holders of Commerce common stock in the merger on the NYSE before the effective date of the merger.

Resales of Wachovia Common Stock

   The shares of Wachovia common stock to be issued in the merger will be freely transferable under the Securities Act of 1933. However, this will not be the case for shares issued to any shareholder who may be deemed to be an "affiliate" of Commerce for purposes of Rule 145 under the Securities Act as of the date of the special meeting. "Affiliates" generally include directors, certain executive officers, and beneficial owners of 10% or more of any class of capital stock. These affiliates may not sell their shares of Wachovia common stock acquired in the merger except pursuant to an effective registration statement under the securities law or other applicable securities law exemptions from the registration requirements.

   This proxy statement/prospectus does not cover resales of Wachovia common stock received by any person who may be deemed to be an affiliate of Commerce. Commerce has agreed in the merger agreement to use its reasonable best efforts to cause each person who may be deemed to be an "affiliate" of Commerce to execute and deliver to Wachovia an affiliate agreement. As provided for in these agreements, Commerce's affiliates have agreed not to offer to sell, transfer or otherwise dispose of any of the shares of Wachovia common stock distributed to them pursuant to the merger except in compliance with Rule 145, or in a transaction that is otherwise exempt from the registration requirements of, or in an offering which is registered under, the Securities Act. Wachovia may place restrictive legends on certificates representing Wachovia common stock issued to all persons who are deemed to be "affiliates" of Commerce under Rule 145.

Voting Agreements

   Directors of Commerce, who together hold approximately 23.5% of the outstanding shares of Commerce common stock, have agreed to vote all their shares in favor of approval of the merger as an inducement to Wachovia to enter into the merger agreement. Furthermore, they agreed not to vote any of their shares in favor of any other acquisition proposal. These shareholders have also agreed to take all reasonable actions to consummate the merger and, with limited exceptions, not to sell or otherwise transfer any shares owned by them unless the buyer or transferee also agrees to vote the shares in favor of approval of the merger agreement.

Dissenters' Appraisal Rights

   The following discussion is not a complete description of the law relating to appraisal rights available under Florida law. This description is qualified by the full text of the relevant provisions the Florida Business Corporation Act, which are reprinted in entirety as Appendix D to this proxy statement/prospectus. If you desire to exercise appraisal rights, you should review carefully the Florida Business Corporation Act and are urged to consult a legal advisor before electing or attempting to exercise these rights.

   Under the Florida Business Corporation Act ("FBCA"), shareholders of Commerce have the right to dissent from the merger, and obtain payment of the fair value of their shares. If the merger is completed, holders of Commerce common stock as of April 17, 2000 who follow the procedures specified by Florida law will be entitled to receive in cash the "fair value" of their stock as of the day before the special meeting. Such value is exclusive of any appreciation in anticipation of the merger, unless such exclusion would be inequitable, but includes "a fair and equitable" rate of interest thereon. Shareholders who elect to follow such procedures are called "dissenting shareholders" in this document.

   A vote in favor of the merger agreement by a holder of Commerce common stock will result in the waiver of the shareholder's right to demand payment for his or her shares under Florida law.

   Under Florida law, a shareholder of Commerce may dissent from the merger by following the below procedures:

  . the dissenting shareholder must deliver to Commerce, prior to the special meeting called for in relation to the approval of the merger, written notice of his/her intent to demand payment for his/her shares;

  . the dissenting shareholder must refrain from voting in favor of the merger;

  . within ten (10) days after the date of the special meeting, Commerce will give written notice of authorization of the merger by the shareholders to such dissenting shareholder; and

  . within twenty (20) days after the giving of notice to the dissenting shareholder, the dissenting shareholder must file with Commerce a notice of election and a demand for payment of the fair value of his or her shares.

   Any dissenting shareholder filing an election to dissent shall deposit his or her certificates for certificated shares with Commerce simultaneously with the filing of the election to dissent. A shareholder may dissent as to less than all of the shares of Commerce common stock held by him or her, and in such event, he or she is treated as two separate shareholders. Once Commerce offers to pay the dissenting shareholder for his or her shares, the notice of election cannot be withdrawn, except with the consent of Commerce. However, the right of a dissenting shareholder to be paid the fair value of his or her shares will cease if:

  .  the demand is withdrawn;

  .  the proposed merger is abandoned;

  . no demand or petition for determination of fair value by a court has been made or is filed within the time provided by law; or

  . a court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by Florida law.

   Within ten (10) days after the later of the expiration of the period in which the dissenting shareholder may file his or her notice of election to dissent or the effective time of the merger, Commerce is required to make a

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

written offer to each dissenting shareholder to purchase the shares of Commerce common stock at a price deemed by the surviving corporation to be the fair value of such shares.

   If, within thirty (30) days after the making of such offer, any shareholder accepts the offer, payment will be made within ninety (90) days after the later of the date such offer was made or the consummation of the merger. However, if within such thirty (30) day period the surviving corporation and the dissenting shareholder are unable to agree on a price, then the surviving corporation, within thirty (30) days after receipt of written demand from such dissenting shareholder given within sixty (60) days after the effective time of the merger, shall, or at its election within such period may, file an action in a court of competent jurisdiction in the county in which Commerce maintained its registered office, requesting that the fair value of the shares of Commerce common stock be determined. If Commerce or the surviving corporation fails to file such proceedings, any dissenting shareholder may do so in the name of Commerce. All dissenting shareholders, except for those that have agreed upon a value with the surviving corporation, are deemed to be parties to the proceeding. In such proceeding, the court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The surviving corporation shall pay each dissenting shareholder the amount found to be due within ten (10) days after final determination of the proceedings. Upon payment of such judgment, the dissenting shareholder will cease to have any interest in the shares of Commerce common stock.

   Any judgment rendered in any dissent proceeding may, at the discretion of the court, include an allowance for interest at such rate as the court may deem fair and equitable. The court will determine the cost and expenses of any such dissent proceeding and such costs and expenses will be assessed against the surviving corporation. However, all or any part of such costs and expenses may be apportioned and assessed against the dissenting shareholders, in such amount as the court deems equitable, if the court determines that the surviving corporation made an offer to the dissenting shareholders and the shareholders' failure to accept such offer was arbitrary, vexatious or not in good faith. The expenses awarded by the court shall include compensation for, and reasonable expenses of, any appraiser but shall not include the fees and expenses of counsel or experts employed by any party. If the fair value of the shares of Commerce common stock, as determined by the proceeding, materially exceeds the amount which the corporation initially offered to pay, or if no offer was made, the court, in its discretion, may award to any shareholder who is a party to the proceeding such sum as the court may determine to be reasonable compensation for any expert attorney or expert employed by the shareholder in the proceeding.

Stock Option Agreement

   As an inducement to Wachovia's entering into the merger agreement, Commerce and Wachovia entered into a stock option agreement, dated as of March 3, 2000. The following description of the stock option agreement is qualified in its entirety by reference to the text of the stock option agreement. For a more complete description, we urge you to read carefully the stock option agreement which is attached as Appendix B to this proxy statement/prospectus.

   Commerce has granted Wachovia an option to purchase up to 179,500 shares of Commerce common stock. The number of shares Wachovia may purchase is subject to adjustment in certain cases (described below), however, it will never exceed 24.9% of the number of shares of Commerce common stock outstanding immediately before the option is exercised. The exercise price of the option is $19.45 per share, and is also subject to adjustment in certain cases.

   Wachovia can exercise the option if both an "Initial Triggering Event" and a "Subsequent Triggering Event" occur prior to the occurrence of an "Exercise Termination Event," as these terms are defined below. Wachovia's right to exercise the option is subject to compliance with applicable law, including the prior approval of the Federal Reserve Board, to the extent that the exercise of the option would cause Wachovia to own more than 5% of the outstanding shares of Commerce. In considering whether to approve Wachovia's right to exercise the option, the Federal Reserve will generally apply the same statutory criteria that it will apply when considering whether to approve the merger.

   The stock option agreement generally defines the term "Initial Triggering Event" to mean any of the following events or transactions:

     (1) Commerce or National Bank of Commerce, without Wachovia's prior written consent, enters into an agreement to engage in an "Acquisition Transaction" (as defined below) with a third party or the Commerce board recommends that the shareholders of Commerce approve or accept any Acquisition Transaction, other than as contemplated by the merger agreement;

     (2) a third party acquires beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Commerce common stock;

     (3) the Commerce shareholders fail to approve the merger agreement at the special meeting or the special meeting has not been held or has been canceled prior to termination of the merger agreement because, prior to the special meeting (or if the special meeting shall not have been held or shall have been canceled, prior to the termination of the merger agreement), it has been publicly announced that any third party has made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

     (4) the Commerce board withdraws or modifies (or publicly announces its intention to withdraw or modify) in any manner adverse to Wachovia its recommendation that the shareholders of Commerce approve the merger agreement at Commerce's special meeting, or Commerce, without Wachovia's prior written consent, authorizes, recommends or proposes (or publicly announces its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction;

     (5) a third party makes a proposal to Commerce or its shareholders by public announcement or written communication that is or becomes the subject of public disclosure;

     (6) a third party files with the SEC a registration statement with respect to a potential exchange offer that would constitute an Acquisition Transaction (or files a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer);

     (7) Commerce willfully breaches any covenant or obligation contained in the merger agreement in anticipation of engaging in an Acquisition Transaction, and following the breach Wachovia would be entitled to terminate the merger agreement (whether immediately or after giving notice or passage of time or both);

     (8) a third party files an application or notice with the Federal Reserve Board or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

     (9) a shareholder or shareholders in the aggregate holding in excess of 5% of Commerce's outstanding common stock fails to comply with the terms of his or her voting agreement.

   As used in the stock option agreement, the term "Acquisition Transaction" means (1) a merger or consolidation or any similar transaction, involving Commerce or National Bank of Commerce (other than mergers, consolidations or similar transactions involving solely Commerce and/or National Bank of Commerce, provided that any such transaction is not entered into in violation of the terms of the merger agreement), (2) a purchase, lease or other acquisition of all or substantially all of the assets or deposits of Commerce or National Bank of Commerce or (3) a purchase or other acquisition (including by merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Commerce or National Bank of Commerce.

   The stock option agreement generally defines the term "Subsequent Triggering Event" to mean any of the following events or transactions: (1) the acquisition by a third party of beneficial ownership of 20% or more of

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

the then outstanding shares of Commerce common stock or (2) Commerce or any of its subsidiaries, without having received the prior written consent of Wachovia, enters into an agreement to engage in an Acquisition Transaction with a third party or the Commerce board recommends that the shareholders of Commerce approve or accept any Acquisition Transaction, other than as contemplated by the merger agreement; provided, that for purposes of the definition of "Subsequent Triggering Event," the percentage referred to in clause (3) of the definition of "Acquisition Transaction" above shall be 20% rather than 10%.

   The stock option agreement defines the term "Exercise Termination Event" to mean any of (1) the effective time of the merger; (2) the termination of the merger agreement in accordance with its terms, if the termination occurs prior to the occurrence of an Initial Triggering Event, except a termination by Wachovia if Commerce breaches, and does not timely cure any breach of, a representation, warranty, covenant or other agreement contained in the merger agreement and the breach, individually or in the aggregate, would be reasonably likely to result in a material adverse effect (as defined in the merger agreement) or if Commerce's board of directors has failed to recommend approval of the merger, if necessary, or has withdrawn, modified or changed such recommendation in a manner in any respect adverse to Wachovia's interests (see "--Amendment, Waiver and Termination") or a termination by either Wachovia or Commerce if the Commerce shareholders fail to approve the merger; or (3) the passage of 12 months, subject to extension in order to obtain required regulatory approvals, to comply with applicable regulatory waiting periods or to avoid liability under Section 16(b) of the Securities Exchange Act, after termination of the merger agreement if the termination is concurrent with or follows the occurrence of an Initial Triggering Event or is a termination described in clause (2) above.

   Under no circumstances can Wachovia exercise the option at any time when Wachovia is in breach of any of its covenants or agreements contained in the merger agreement if, as a result of Wachovia's breach, Commerce would be entitled to terminate the merger agreement. The stock option agreement will automatically terminate upon the termination of the merger agreement by Commerce as a result of a breach by Wachovia of its covenants or agreements contained in the stock option agreement.

   If the option becomes exercisable, it may be exercised in whole or in part within six months following the applicable Subsequent Triggering Event. Wachovia's right to exercise the option and certain other rights under the stock option agreement are subject to an extension in order to obtain required regulatory approvals and to comply with applicable regulatory waiting periods and to avoid liability under Section 16(b) of the Securities Exchange Act. The option price and the number of shares issuable under the option are subject to adjustment in the event of specified changes in the capital stock of Commerce.

   Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Wachovia will have certain registration rights with respect to the shares of Commerce common stock issued or issuable pursuant to the option.

   The stock option agreement also provides that at any time after the occurrence of a "Repurchase Event" (as defined below), upon request, Commerce shall be obligated to repurchase the option and all or any part of the option shares received upon the full or partial exercise of the option. A repurchase of the option shall be at a price per share equal to the amount by which the "Market/Offer Price" (as defined below) exceeds the option price (as adjusted). A repurchase of option shares shall be at a price per share equal to the Market/Offer Price.

   The term "Market/Offer Price" means the highest of (1) the price per share at which a tender or exchange offer has been made for Commerce common stock,
(2) the price per share of Commerce common stock that any third party is to pay pursuant to an agreement with Commerce, (3) if Commerce common stock is traded on the Nasdaq or any national securities exchange, the highest closing price per share of Commerce common stock within the six-month period immediately preceding the date that notice to repurchase is given or (4) in the event of a sale of all or substantially all of Commerce's assets or deposits, the sum of the price paid for such assets or deposits and the current market value of the remaining assets (as determined by an investment banking firm), divided by the number of shares of Commerce common stock outstanding at the time of such sale.

   The term "Repurchase Event" is defined to mean (1) the acquisition by any third party of beneficial ownership of 50% or more of the outstanding shares of Commerce common stock or (2) the consummation of an Acquisition Transaction; provided that, for purposes of the definition of "Repurchase Event," the percentage referred to in clause (3) of the definition of "Acquisition Transaction" above shall be 50% rather than 10%.

   The stock option agreement also provides that Wachovia may, at any time after a Repurchase Event and prior to an Exercise Termination Event, surrender the option (and any option shares obtained upon the exercise of the option and still held by Wachovia) for a cash surrender fee equal to $4 million (i) plus, if applicable, Wachovia's purchase price with respect to any option shares and
(ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Wachovia pursuant to the arm's-length sale of option shares (or any other securities into which such option shares were converted or exchanged) to any unaffiliated party, over (B) Wachovia's purchase price of such option shares, and (2) the net cash amounts, if any, received by Wachovia pursuant to an arm's-length sale of any portion of the option sold.

   The stock option agreement provides that in the event that, prior to an Exercise Termination Event, Commerce enters into certain transactions in which Commerce is not the surviving corporation, certain fundamental changes in the capital stock of Commerce occur or Commerce sells all or substantially all of its or certain of its subsidiaries' assets, the option shall represent the right to acquire what Wachovia would have received had it exercised the option prior to such transaction.

   The stock option agreement provides that neither Wachovia nor Commerce may assign any of its rights or obligations without the written consent of the other party, except that in the event an Initial Triggering Event occurs prior to an Exercise Termination Event, Wachovia may, subject to certain limitations, assign its rights and obligations in whole or in part.

   Arrangements such as the stock option agreement are customarily entered into in connection with corporate mergers and acquisitions in an effort to increase the likelihood that the transactions will be consummated in accordance with their terms, and to compensate the prospective acquirer for the efforts undertaken and the expenses, losses and opportunity costs incurred by it in connection with the transactions if they are not consummated as a result of an acquisition or potential acquisition of the issuer by a third party. The stock option agreement was entered into to accomplish these objectives. The stock option agreement may have the effect of discouraging offers by third parties to acquire Commerce prior to the merger, even if such persons were prepared to offer to pay consideration to Commerce's shareholders which has a higher current market value than the shares of Wachovia common stock to be received by Commerce shareholders pursuant to the merger agreement. It may also preclude Commerce from entering into a transaction with another party that would be accounted for under the pooling-of-interests method of accounting.

   To the best knowledge of Commerce and Wachovia, no event giving rise to the right to exercise the option has occurred as of the date of this proxy statement/prospectus.

                     DESCRIPTION OF WACHOVIA CAPITAL STOCK

   The descriptive information below outlines certain provisions of Wachovia's articles of incorporation and by-laws and the North Carolina Business Corporation Act. The information is not complete and is qualified by the more detailed provisions of Wachovia's articles of incorporation and by-laws, which are incorporated by reference as exhibits to this document, and the North Carolina Business Corporation Act. See "Where You Can Find More Information" on page 47 for information on how to obtain copies of these incorporated documents.

Authorized Stock

   Wachovia's articles of incorporation authorize 1,000,000,000 shares of Wachovia common stock and 50,000,000 shares of preferred stock. As of March 31, 2000, there were 202,595,340 shares of Wachovia common stock outstanding and no shares of Wachovia preferred stock outstanding. In addition, at March 31, 2000, 33,138,110 shares of Wachovia common stock were reserved for issuance upon conversion of notes, exercise of stock options and awards and under Wachovia's dividend reinvestment plan.

Preferred Stock

   The Wachovia board is authorized to fix the preferences, limitations and relative rights of any Wachovia preferred stock and may cause Wachovia to issue any preferred stock without the approval of the holders of Wachovia common stock. The board may also establish one or more series of Wachovia preferred stock and determine the variations between series. Holders of Wachovia preferred stock may have greater rights than holders of Wachovia common stock. For example, holders of Wachovia preferred stock may receive dividends first and may also receive assets of Wachovia ahead of common stock holders in a liquidation of Wachovia. Wachovia preferred shareholders may also rank ahead of common shareholders if the capital stock of Wachovia is redeemed.

Common Stock

   Dividends. The holders of Wachovia common stock are entitled to their proportionate share of dividends declared by the Wachovia board from funds legally available for paying dividends.

   Voting Rights. Each holder of Wachovia common stock has one vote for each share held on matters presented for consideration by the shareholders.

   Classification of Board of Directors. The Wachovia board is divided into three classes, each serving three-year terms, so that approximately one-third of the directors of Wachovia are elected at each annual meeting of the shareholders of Wachovia. Classification of the Wachovia board has the effect of decreasing the number of directors that could be elected in a single year by any person who seeks to elect its designees to a majority of the seats on the Wachovia board and could impede a change in control of Wachovia.

   Preemptive Rights. The holders of Wachovia common stock have no preemptive rights to acquire any additional shares of Wachovia common stock.

   Issuance of Stock. Wachovia's articles of incorporation authorize the Wachovia board to issue authorized shares of Wachovia common stock and Wachovia preferred stock and any other securities without shareholder approval. However, Wachovia common stock is listed on the NYSE, which requires shareholder approval of the issuance of additional shares of Wachovia common stock under certain circumstances.

   Liquidation Rights. In the event of voluntary or involuntary liquidation, dissolution or winding-up of Wachovia, the holders of Wachovia common stock will be entitled to their proportionate share of its assets or funds that are available for distribution to its shareholders after the satisfaction of its liabilities and after preferences given to any outstanding Wachovia preferred stock.

Anti-Takeover Provisions

   Certain provisions of Wachovia's articles of incorporation and by-laws may have the effect of preventing, discouraging or delaying any change in control of Wachovia. The authority of the Wachovia board to issue Wachovia preferred stock may enable the Wachovia board to prevent a change in control despite a shift in ownership of the Wachovia common stock. In addition, the Wachovia board's power to issue additional shares of Wachovia common stock may help delay or deter a change in control by increasing the number of shares needed to gain control. Moreover, the classification of the Wachovia board would delay the ability of a dissatisfied shareholder or anyone who obtains a controlling interest in the Wachovia common stock to elect its designees to a majority of the seats on the Wachovia board. The following provisions also may deter any change in control of Wachovia.

   Fair Price Provisions. The fair price provisions of Wachovia's articles of incorporation limit the ability of an interested shareholder to enter into certain transactions involving Wachovia. An "interested shareholder" is defined in Wachovia's articles to mean a shareholder who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 10% of the outstanding voting shares of Wachovia or a subsidiary of Wachovia, and, subject to certain limits, certain assignees of, or successors to, the stock once held by an interested shareholder. The transactions limited by the fair price provisions are referred to below collectively as a "business combination." They include:

  . any merger with or consolidation into an interested shareholder or an affiliate of an interested shareholder,

  . any sale or other disposition of more than $25 million in assets to an interested shareholder or an associate or affiliate of an interested shareholder,

  . any issuance or transfer to any interested shareholder, or an associate or affiliate, of equity securities of Wachovia or a subsidiary having a fair market value of $10 million or more, or

  . any recapitalization or reclassification of Wachovia securities or similar transaction increasing the percentage of outstanding shares owned by an interested shareholder or an associate or affiliate or any proposal for liquidation or dissolution of Wachovia.

   Under the fair price provisions, a business combination must either (1) be approved by the holders of at least 66 2/3% of the outstanding voting shares of Wachovia and the holders of at least a majority of the outstanding shares of Wachovia common stock not owned by the interested shareholder or (2) comply with either the continuing director approval requirements described in this paragraph or the price requirements described in the following paragraph, in which case a business combination must be approved by the affirmative vote of a majority of the outstanding voting shares of Wachovia entitled to vote thereon. Under the continuing director requirement, the business combination must be approved by 66 2/3% of the "continuing directors," which consist of (1) directors elected by shareholders of Wachovia prior to the interested shareholder's acquisition of more than 10% of the voting securities and (2) any directors recommended to join the Wachovia board by a majority of the directors mentioned in clause (1). These approval provisions are less stringent than those contained in the North Carolina Shareholder Protection Act, which is not applicable to Wachovia (see " -- Antitakeover Legislation"), but are more stringent than the standard North Carolina law provisions, which would apply in the absence of the fair price provisions.

   Under the price requirements of the fair price provisions, the price per share paid in a business combination must be at least equal to the greater of:

  (1) the fair market value per share of Wachovia common stock on the date of the first public announcement of the proposed business combination or on the date on which the interested shareholder became an interested shareholder, whichever is higher, multiplied by the ratio of:

    (a) the highest per share price paid by the interested shareholder for any shares of Wachovia common stock acquired by it during the two-year period immediately prior to the first public announcement date; to

    (b) the fair market value per share of Wachovia common stock on the first day during such two-year period on which the interested shareholder acquired any shares of Wachovia common stock; and

  (2) the highest per share price paid by such interested shareholder in acquiring any shares of Wachovia common stock.

   In addition, the consideration paid for Wachovia common stock in a business combination must be either cash or the same form of consideration paid by the interested shareholder to acquire its shares of Wachovia common stock. Moreover, the interested shareholder must not:

    (a) have, directly or indirectly, acquired, after having become an interested shareholder, additional shares of newly issued Wachovia capital stock from Wachovia, other than upon conversion of convertible securities, a pro rata stock dividend or stock split or pursuant to the fair price provisions;

    (b) have received the benefit, directly or indirectly, of financial assistance from Wachovia; or

    (c) have made any major changes in Wachovia's business or equity capital structure.

   The fair price provisions are designed to discourage attempts to take over Wachovia in non-negotiated transactions utilizing two-tier pricing tactics, which typically involve the accumulation of a substantial block of the target corporation's stock followed by a merger or other reorganization of the acquired company on terms determined by the purchaser. In these two-step takeover attempts, the purchaser generally pays cash to acquire a controlling interest in a company and acquires the remaining equity interest by paying the remaining shareholders a price lower than that paid to acquire the controlling interest, often utilizing non-cash consideration.

   Federal and state securities laws and regulations require that disclosure be made to shareholders of the terms of such a transaction. However, the financial terms will not necessarily be fair to shareholders and the shareholders may not be able to effectively prevent consummation of the transaction. The fair price provisions are intended to address some of the effects of these gaps in federal and state law and to prevent some of the potential inequities of two-step takeover attempts by encouraging negotiations with Wachovia. While the terms of a non-negotiated takeover could be fair to Wachovia shareholders, negotiated transactions may result in more favorable terms to Wachovia's shareholders because of factors such as timing of the transaction, tax effects on the shareholders, and the fact that the nature and amount of the consideration paid to all shareholders will be negotiated by the parties at arm's length rather than dictated by the purchaser.

   The fair price provisions are designed to protect those shareholders who have not tendered or otherwise sold their shares to an interested shareholder in the initial step of an unwanted takeover attempt. Indeed, they assure that at least the same price and form of consideration are paid to these shareholders as were paid in the initial step of the acquisition.

   The fair price provisions generally may discourage attempts to obtain control of Wachovia given the difficulties of complying with their requirements. As a result, holders of Wachovia common stock may be deprived of an opportunity to sell their shares at a premium above the market price. In addition, the fair price provisions would give veto power to the holders of a minority of the shares of Wachovia common stock with respect to a business combination which is opposed by more than 33 1/3% of the continuing directors but which a majority of shareholders may believe to be desirable and beneficial. Moreover, the minimum price provisions of the fair price provisions could be arbitrary and not indicative of value although they provide objective pricing criteria in a business combination not receiving the supermajority approval required of shareholders or of continuing directors.

   Removal of Directors. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the voting shares not held by interested shareholders.

   Amendment of Wachovia Articles. Except in certain specified circumstances, the provisions of the Wachovia articles of incorporation concerning (1) their amendment, (2) the duration of the corporation, (3) the authorized capital stock, (4) the number, classification, election and removal of directors, (5) the absence of pre-emptive rights for shareholders and (6) the approval of business combinations may be amended only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares and a majority of the outstanding voting shares not held by interested shareholders.

   Antitakeover Legislation. In 1987, the North Carolina General Assembly enacted The North Carolina Shareholder Protection Act and The North Carolina Control Share Acquisition Act. Each of these acts contains provisions intended to prevent, discourage or delay a change in control of North Carolina corporations electing to be covered by this legislation. Wachovia has elected to be subject only to the Control Share Acquisition Act. For a summary of the material provisions of the Control Share Acquisition Act, see "Certain Differences in the Rights of Wachovia Shareholders and Commerce Shareholders -- Anti-Takeover Provisions; Restrictions on Certain Business Contributions."

   Control Acquisitions. The federal Change in Bank Control Act of 1978 prohibits a person or group of persons from acquiring "control" of a bank holding company unless the Federal Reserve Board receives 60 days' prior written notice of the proposed acquisition and the Federal Reserve Board has not issued within that time period a notice disapproving the proposed acquisition or extending for up to another 30 days the period during which such a disapproval may be issued. An acquisition may be made prior to the expiration of the disapproval period if the Federal Reserve Board issues written notice of its intent not to disapprove the action. The Federal Reserve Board presumes that the acquisition of more than 10% of a class of voting stock of a bank holding company with a class of securities registered under Section 12 of the Exchange Act constitutes the acquisition of control. This presumption can, under certain circumstances, be challenged.

   In addition, federal banking law requires any company to obtain the approval of the Federal Reserve Board before acquiring 25%, or 5% in the case of an acquiror that is a bank holding company, or more of the outstanding shares of Wachovia common stock, or such lesser number of shares that may constitute control over Wachovia.

   Savings and Loan Holding Company Regulations. Wachovia is subject to additional regulations that restrict acquisitions of control by third parties since it is a savings and loan holding company. Subject to certain limited exceptions, control of a savings association or a savings and loan holding company may only be obtained with the approval or, in the case of an acquisition of control by an individual, the absence of disapproval, of the Office of Thrift Supervision after a public comment and application review process. Any company acquiring control of a savings association becomes a savings and loan holding company, must register and file periodic reports with the OTS, and is subject to OTS examination.

           CERTAIN DIFFERENCES IN THE RIGHTS OF WACHOVIA SHAREHOLDERS
                           AND COMMERCE SHAREHOLDERS

   You will automatically become a Wachovia shareholder at the effective time, subject to exercise of apprisal rights. Your rights as a Wachovia shareholder will be determined by Wachovia's articles of incorporation, Wachovia's by-laws and North Carolina law. The following is a summary of the material differences in the rights of shareholders of Wachovia and Commerce. This summary is necessarily general and is not a complete discussion of, and is qualified by, the more detailed provisions of Florida law, North Carolina law, Commerce's articles of incorporation, Wachovia's articles of incorporation and the by-laws of each corporation.

Authorized Capital

   Wachovia. Wachovia is authorized to issue 1,000,000,000 shares of common stock with par value of $5 per share and 50,000,000 shares of Preferred Stock with par value of $5 per share. As of December 31, 1999, 201,812,295 shares of Wachovia common stock were issued and outstanding and no shares of Wachovia preferred stock were issued.

   Commerce. Commerce is authorized to issue 1,000,000 shares of common stock with par value of $0.10 per share. As of the record date, 722,769 shares of Commerce common stock were issued and outstanding.

Amendment of Articles of Incorporation

   Wachovia. The affirmative vote of at least 66 2/3% of voting shares of Wachovia, including a majority of the shares held by a person other than an interested shareholder, is required under Wachovia's articles of incorporation to amend or repeal provisions of the articles of incorporation that relate to
(1) the duration of the corporation, (2) the authorized capital stock, (3) the number, classification, election and removal of directors, (4) preemptive rights of shareholders, (5) business combinations and (6) amendment of Wachovia's articles of incorporation.

   However, the affirmative vote of the holders of at least a majority of the voting shares is sufficient to approve any amendment of this kind if (1) there is no interested shareholder and the amendment is approved by a majority of the Wachovia board of directors or (2) an interested shareholder exists, but the amendment is approved by at least 66 2/3% of the continuing directors. For the definition of an "interested shareholder" and a "continuing director", see "Description of Wachovia Capital Stock -- Anti-Takeover Provisions."

   Commerce. The FBCA generally requires most amendments to a Florida corporation's articles of incorporation be adopted by the affirmative vote of a majority of the shares entitled to vote thereon upon recommendation of the Board of Directors, subject to amendments in certain minor respects which do not require stockholder action. Unless the FBCA requires a greater vote, amendments may be adopted by a majority of the shares entitled to vote, a quorum being present. The FBCA also permits the Board of Directors to amend or repeal the bylaws unless otherwise required by the FBCA or the stockholders. The stockholders entitled to vote have concurrent power to amend or repeal the bylaws.

Notice of Meetings of Shareholders

   Wachovia. The Wachovia by-laws provide that Wachovia must notify the shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting. Wachovia must briefly describe the purpose or purposes of a special or substitute annual meeting or any meeting where required to do so by law.

   Commerce. The Commerce by-laws provide that Commerce must notify the shareholders between 10 and 60 days before any annual or special meeting of the date, time and place of the meeting, and, for special meetings, the purpose for which the meeting is called.

Special Meetings of Shareholders

   Wachovia. A special meeting of the shareholders of Wachovia may be called only by its chief executive officer or by the Wachovia board of directors.

   Commerce. A special meeting of the shareholders of Commerce may be held when directed by the chairman of the board of directors, the president, the board of directors, or when requested in writing by the holders of not less than 10% of all the shares entitled to vote at such meetings.

Record Date

   Wachovia. The board of directors or the chief executive officer may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 70 days before a meeting or action requiring a determination of shareholders.

   Commerce. The board of directors may fix a record date in order to determine who the shareholders of the corporation are for purposes of determining such things as the receipt of dividends or voting rights. This record date must not be more than 60 days in advance of the relevant determination and, in case of a meeting of shareholders, not less than 10 days prior to the date on which the particular action requiring such determination of shareholders is to be taken.

Number of Directors; Classified Board of Directors

   Wachovia. The number of directors must be between 9 and 25 under Wachovia's by-laws. The exact number of directors is set by resolution of the Wachovia board of directors. The Wachovia board of directors must be divided into three classes to serve staggered three-year terms under Wachovia's by-laws. Only approximately one-third of the members of the Wachovia board of directors are elected each year since Wachovia has a classified board; consequently, two annual meetings are required for Wachovia's shareholders to change a majority of the members of the Wachovia board of directors.

   Commerce. The number of directors is determined by a two-thirds majority vote of the "Disinterested Directors" (as the term is defined in Commerce's articles of incorporation) or, if there is no "Interested Shareholder" (as the term is defined in Commerce's articles of incorporation), a majority vote of the whole board of directors, and such number is 15 until otherwise so determined. In no event will a change be made to the number of directors elected of greater than two in any one year. Directors are elected for one term of and continue in office until their successors are elected and qualified. Directors are divided into three classes, with each class to be as nearly equal in number as possible, and serving a term of three years respectively.

Removal of Directors

   Wachovia. A director of Wachovia may be removed only for cause and only by the affirmative vote of the holders of 66 2/3% of the outstanding voting shares, including a majority of the voting shares not held by an interested shareholder.

   Commerce. The Commerce by-laws provide that at any shareholder meeting called expressly for such purpose, any or all directors may be removed from office with or without cause by the affirmative vote of the holders of 75% of the shares entitled to vote at an election of directors.

Shareholder Proposals; Advance Notice of Director Nominations

   Wachovia. Business conducted at meetings of shareholders is limited to business that is properly submitted to the meeting under Wachovia's by-laws. Matters are properly submitted by the board of directors, or by any other holder of voting securities of the corporation who is entitled to vote at the meeting and who complies with the notice requirements of applicable law, or those requirements outlined in Wachovia's articles of incorporation or by-laws. Under the by-laws, director nominations by the Wachovia board must include the chief executive officer and the chairman, if the chief executive officer is not the chairman and the nominee is not a director or his or her term as a director is set to expire. Director nominations may also be made by shareholders. All shareholder proposals must be made in writing and delivered or mailed to the Secretary of Wachovia between 90 and 120 days before any meeting of shareholders; however, if less than 100 days' notice of the meeting is given to shareholders, the notification must be mailed or delivered no later than the close of business 10 days after notice of the meeting was mailed.

   Commerce. The Commerce by-laws provide that annual meetings will be held each year for the purpose of electing directors and transacting such other business as may properly be brought before the meeting. Commerce's articles of incorporation and by-laws do not contain any specific provisions relating to the notice and procedural requirements for shareholder nominations of candidates for director. Consequently, Commerce's shareholders are subject to fewer restrictions concerning nomination of candidates for director than Wachovia's shareholders. Special meetings may be held upon call of the chairman of the board of directors, the president, the board of directors, or at the request of the holders of not less than 10% of all the shares entitled to vote at such meeting. A notice of a special meeting must state the purpose for which the meeting is to be called.

Anti-Takeover Provisions; Restrictions on Certain Business Combinations

   Wachovia. Wachovia's articles of incorporation have restrictions which discourage attempts to acquire control of Wachovia in non-negotiated transactions through the use of two-tier pricing tactics. The fair price provisions of the articles of incorporation are described under "Description of Wachovia Capital Stock -- Anti-Takeover Provisions -- Fair Price Provisions."

   The North Carolina Control Share Acquisition Act precludes an acquiror of the shares of a North Carolina corporation who crosses one of three voting thresholds (20%, 33 1/3% or 50%) from obtaining voting control of the shares, under certain circumstances, unless a majority in interest of the disinterested shareholders of the corporation votes to give voting power to those shares.

   The corporation's shareholders, other than holders of control shares, may cause the corporation to redeem their shares under the North Carolina Control Share Acquisition Act in the event control shares are accorded voting rights and, as a consequence, the holders of the control shares have a majority of all voting power for the election of directors. The right of redemption is subject to limitations on corporate distributions to shareholders and any contrary provision in the corporation's articles of incorporation or by-laws adopted by the shareholders prior to the occurrence of a control share acquisition. Wachovia's articles of incorporation and by-laws do not limit the ability of shareholders to cause Wachovia to redeem their shares under the circumstances described above.

   Commerce. Certain provisions of Commerce's articles of incorporation may have the effect of discouraging attempts to acquire control of Commerce. The fair price provisions of Commerce's articles of incorporation limit the ability of an interested shareholder to enter into certain transactions involving Commerce. An "interested shareholder" is defined in Commerce's articles to mean any person (apart from Commerce and its subsidiaries) who directly or indirectly beneficially owns, alone or with associates or affiliates, more than 10% of the outstanding voting shares of Commerce , and, subject to certain limits, certain assignees of, or successors to, the stock once held by an interested shareholder. The fair price provisions specify the conditions under which an interested shareholder may enter into a business combination, which is defined in the articles to include any merger or consolidation of Commerce and any of its subsidiaries, and, any sale, lease, exchange or other disposition of assets having a fair market value of more than 5% of Commerce's total stockholders' equity. Such transactions may not be effected or consummated unless:

  (1) authorized and approved by the disinterested directors and, if otherwise required by law to authorize or approve the transaction, the approval or authorization of shareholders of Commerce, by the affirmative vote of the holders of such number of shares as is mandated by the Florida Business Corporation Act; or

  (2) authorized and approved by the affirmative vote of holders of not less than 80% of the outstanding voting stock voting together as a single class,

and otherwise in accordance with Subdivision B of Article XIII of Commerce's articles of incorporation. In addition, no business combination may be effected unless:

  (1) the "fair price" requirements in Subdivision D of Article XIII are met;
      or

  (2) authorized and approved by the disinterested directors; or

  (3) authorized and approved by the affirmative vote of holders of not less than 66.66% of the outstanding voting stock held by all independent shareholders (defined in Commerce's articles to mean shareholders other than the Interested Shareholders) voting together as a single class, and otherwise in accordance with Subdivision C of Article XIII.

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

   The "fair price" requirements provides that the consideration paid for holders of Commerce common stock who are not interested shareholders in a business combination must comply with Subdivision D of Article XIII, including not being less than the sum of:

  (a) the highest per share price (including brokerage commissions, transfer taxes and other similar payments) paid by the interested shareholder in acquiring any shares of such class; and

  (b) the amount, if any, by which interest on the per share price calculated at the treasury bill rate from the date the interested shareholder became an intersted shareholder, until the business combination has been consummated, exceeds the per share amount of cash dividends received by the independent shareholders during such period.

Limitation on Director Liability; Indemnification

   Wachovia. Wachovia's articles of incorporation provide that, to the full extent permitted by law, a director of Wachovia will have no personal liability to Wachovia or its shareholders for monetary damages for breach of his or her duty as a director, whether such action is brought by, or on behalf of, Wachovia or otherwise. North Carolina law generally provides for limitation on directors' liability. However, no provision limiting director liability shall be effective with respect to:

  . acts or omissions that the director at the time of the breach knew or believed were clearly in conflict with the best interests of the corporation;

  .  any liability for unlawful distributions;

  . any transaction from which the director derived an improper personal benefit; or

  . acts or omissions occurring prior to the date the provisions became effective.

   Wachovia's by-laws provide for indemnification of any liability of directors, officers, employees or agents of Wachovia or any wholly-owned subsidiary of Wachovia.

   Indemnification payments for liabilities and litigation expenses may be made only following a determination that the activities of the person to be indemnified were at the time taken not known or believed by the person to be indemnified to be clearly in conflict with the best interest of Wachovia. This determination will be made: (1) by a majority of disinterested directors (if there are at least two such directors); (2) if there are not two such directors or if a majority of the disinterested directors so directs, by independent legal counsel in a written opinion; (3) by a majority of the shareholders; or
(4) in accordance with any reasonable procedures prescribed by the Wachovia board of directors prior to the assertion of the claim for which indemnification is sought. If the person to be indemnified is an officer or an employee of Wachovia, the determination may be made by the chief executive officer or a designee of the chief executive officer.

   Commerce. Commerce's articles of incorporation, as permitted by Florida law, provides that in addition to any all rights and duties under applicable law, Commerce shall indemnify and hold harmless all of its directors, officers, employees and agents, and former directors, officers, employees and agents from and against all liabilities and obligations, including attorneys' fees, incurred in connection with any actions taken or failed to be taken by such director, officer, employee and agent in their capacity as such to the fullest extent possible under law. In any event, it is mandatory for a Florida corporation to indemnify a director, officer, employee or agent against expenses actually and reasonably incurred in successfully defending an action, provided the person acted in good faith and in a manner reasonably believed to be in, or not opposed to, the best interests of the corporation.

Shareholder Inspection Rights; Shareholder Lists

   Wachovia. Qualified shareholders have the right to inspect and copy certain records of Wachovia if their demand is in good faith and for a proper purpose. The shareholder must give Wachovia at least 5 business days' written notice of the demand, describing with reasonable particularity the purpose and the requested records. The records must be directly connected with the shareholder's purpose. However, Wachovia is under no duty to provide any accounting records or any records with respect to any matter that Wachovia determines in good faith may adversely affect Wachovia in the conduct of its business or may constitute material non-public information. Additionally, the rights of inspection and copying are limited to shareholders who either have been shareholders for at least six months or hold at least five percent of the outstanding shares of any class of Wachovia stock.

   Commerce. Under Florida law, upon written notice of a demand to inspect corporate records, a stockholder is entitled to inspect corporate books and records. Except for certain categories of records, including the current articles of incorporation and bylaws, list of names and business addresses of current officers and directors, and minutes of stockholder meetings and communications directed to stockholders generally, the demand must be made in good faith with a proper purpose, and must state with reasonable particularity the purpose and the records desired to be inspected, and the records must relate directly to the purpose.

   Under Commerce's bylaws, any person who has been a holder of record of 0.25% of the shares of Commerce at least 6 months immediately before his demand or is the holder of record of at least 5% of the outstanding shares of any class has, on demand in writing and stating the purpose, the right to examine and make extracts of, at any reasonable time or times, for any proper purpose, relevant books, records of accounts and minutes and records of shareholders.

Dissenters' Appraisal Rights

   Wachovia. North Carolina law generally provides dissenters' rights for mergers and certain share exchanges that would require shareholder approval, sales of all or substantially all of the assets, certain amendments to the articles of incorporation and any corporate action taken pursuant to a shareholder vote to the extent the articles of incorporation, by-laws, or a resolution of the board of directors entitle shareholders to dissent. However, North Carolina law does not provide dissenters' rights for North Carolina corporations which have over 2,000 record holders or whose voting stock is listed on a national securities exchange and therefore holders of Wachovia's common stock do not have dissenters' rights.

   Commerce. Under Florida law, a shareholder is entitled to dissent and obtain payment of the fair value of his shares in the event of, among other things,
(a) consummation of a plan of merger to which the corporation is a party, if either (i) shareholder approval is required and the shareholder is entitled to vote on the merger or (ii) the corporation is a subsidiary that is owned 80% by and is merged into its parent; (b) consummation of a plan of share exchange to which the corporation is a party as the corporation whose shares will be acquired, if the shareholder is entitled to vote on the plan; (c) consummation of a sale or exchange of substantially all of the property of the corporation other than in the usual and regular course of the business if shareholder approval is required; (d) an amendment to the articles of incorporation that materially and adversely affects rights in respect of the dissenter's shares in specified ways; (e) in the event of a control share acquisition as discussed in
Section 607.0902 of the FBCA; or (f) any corporate action taken pursuant to a shareholder vote to the extent that the Articles of Incorporation provide that dissenters' rights shall apply.

                    COMPARATIVE MARKET PRICES AND DIVIDENDS

Wachovia

   Wachovia common stock is traded on the NYSE under the symbol "WB." The following table lists the high and low sale prices for Wachovia common stock for the indicated periods as reported by the NYSE, and the cash dividends declared per share of Wachovia common stock.

                                                   Price Range    Cash Dividends
                                                 ----------------  Declared Per
                                                   High     Low       Share
                                                 -------- ------- --------------
     1998:
       First Quarter............................   85 3/4  72 3/4      .44
       Second Quarter...........................  90 3/16  77 3/8      .44
       Third Quarter............................ 90 15/16  72 7/8      .49
       Fourth Quarter........................... 96 13/16  80 7/8      .49
     1999:
       First Quarter............................       91      79      .49
       Second Quarter...........................  92 5/16 80 9/16      .49
       Third Quarter............................   85 1/4 75 5/16      .54
       Fourth Quarter...........................   88 7/8 65 7/16      .54
     2000:
       First Quarter............................ 65 15/16  53 5/8      .54

   On March 2, 2000, the last trading day before public announcement of the merger, the closing price per share of Wachovia common stock on the NYSE was $57.4375. On April 18, 2000, the last practical day to obtain share price information before the date of this proxy statement/prospectus, the closing price per share of Wachovia common stock on the NYSE was $65.75. Past price performance is not necessarily indicative of likely future price performance. You should obtain current market quotations for shares of Wachovia common stock.

   The holders of Wachovia common stock receive dividends if and when declared by the Wachovia board out of funds legally available therefor. Wachovia expects to continue paying quarterly cash dividends on Wachovia common stock. However, it cannot be certain that its dividend policy will remain unchanged after completion of the merger. The declaration and payment of dividends thereafter will depend upon business conditions, operating results, capital and reserve requirements, and the Wachovia board's consideration of other relevant factors.

Commerce

   As of March 2, 2000, there was no formally established trading market for Commerce common stock, although there have been recent transactions for the common stock. To date there has been little secondary trading in Commerce common stock. The trading of the Commerce common stock between third parties reflected a value of $17.50 per share during the year ended 1999. The payment of dividends by Commerce is subject to various statutory regulatory and other restrictions. See "Supervision and Regulation" on page 3 of Commerce's Annual Report on Form 10-K. The following table sets forth the high and low sale price for Commerce common stock for the indicated periods, and the cash dividends declared per share of Commerce common stock.

                                                                  Cash Dividends
                                                                   Declared Per
                                                      High   Low      Share
                                                      ----- ----- --------------
     1998:
       First Quarter................................. 10.00 10.00      0.11
       Second Quarter................................ 16.00 15.00         0
       Third Quarter................................. 18.00 15.00         0
       Fourth Quarter................................ 16.75 16.75         0
     1999:
       First Quarter................................. 17.50 17.50      0.12
       Second Quarter................................ 17.50 17.50         0
       Third Quarter................................. 17.50 17.50         0
       Fourth Quarter................................ 17.50 17.50         0
     2000:
       First Quarter................................. 17.50 17.50      0.15

            VOTING SECURITIES AND PRINCIPAL SHAREHOLDERS OF COMMERCE

   The following table lists (1) the only shareholder known by Commerce to be the beneficial owners of more than five percent of outstanding Commerce common stock and (2) the names of directors and executive officers of Commerce and their beneficial ownership of shares of Commerce common stock, each as of March 31, 2000. The address of each person is in care of Commerce at its principal office.

                                                            As of March 31,
                                                                  2000
                                                           ---------------------
                                                           Amount and Nature
                                                             of Beneficial
                                                               Ownership
                                                           ---------------------
                                                           Issued     Percent of
     Name of Beneficial Owner                              Shares       Class
     ------------------------                              -------    ----------
     Guy D. Colado........................................  42,222(1)    5.88%
     Russell Barkett......................................   5,100       0.70%
     C. Durham Barnes, M.D................................  15,000(2)    2.08%
     Robert E. Battaglia..................................  16,000       2.22%
     Robert B. Boswell, M.D...............................  20,950(3)    2.91%
     Kenneth M. Clayton...................................  17,300(4)    2.40%
     Ernst R. Janvrin.....................................   1,850(5)    0.26%
     Anthony Lombardi, Jr.................................     900       0.12%
     Jane H. Louttit......................................     900       0.12%
     Stephen G. Miller....................................     900       0.12%
     Willie C. Moss.......................................  25,584(6)    3.54%
     Frederick A. Raffa, Ph.D.............................  25,429(7)    3.53%
     Alan M. Scarboro.....................................   7,250(8)    1.01%
     W. Charles Shuffield.................................  10,000(9)    1.39%
     All Directors and Officers as a Group
      (Consisting of 16 Persons).......................... 189,585      26.23%

--------
(1) Includes 10,304 shares held by family members for which beneficial ownership is not disclaimed.
(2) Includes 2,500 shares held jointly with a family member with shared voting and shared investment powers and 7,500 shares owned by Central Florida Retina Consultants Cash Deferred Plan FBO Dr. Barnes for which beneficial ownership is not disclaimed.
(3) Includes 6,500 shares owned by Robert B. Boswell, M.D. FACCPA Defined Contribution Pension Plans, 500 shares as custodian for a family member and 2,200 shares held by a family member for which beneficial ownership is not disclaimed.
(4) Includes 300 shares held in trust for family members for which beneficial ownership is not disclaimed and 2,000 shares held in trust for a third party.
(5) Includes 300 shares held by a Florida corporation in which he has an interest and for which beneficial ownership is not disclaimed.

(6) Includes 14,059 shares held in trust for Mr. Moss and 5,000 shares held in trust for a family member, over which Mr. Moss exercises shared voting and investment powers.
(7) Includes 17,029 shares held jointly with a family member with shared voting and shared investment power, 7,400 shares held in pension/profit sharing plans for Mr. Raffa's benefit, and 1,000 shares held by family members for which beneficial ownership is not disclaimed.
(8) Includes 3,220 shares held jointly with a family member with shared voting and shared investment power and 1,500 shares held by Scarboro Central, Inc. for which beneficial ownership is not disclaimed.
(9) Includes 10,000 shares held jointly with a family member with shared voting and shared investment power. Does not include 4,000 shares held by Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. Profit Sharing Plan & Trust in which Mr. Shuffield has approximately a 22.7% interest but over which he does not exercise control.

                                    EXPERTS

   Ernst & Young LLP, independent auditors, have audited Wachovia's consolidated financial statements included in Wachovia's Annual Report on Form 10-K for the year ended December 31, 1999, as set forth in their report, which is incorporated by reference in this prospectus and elsewhere in the registration statement. Wachovia's financial statements are incorporated by reference in reliance on Ernst & Young LLP's report, given on their authority as experts in accounting and auditing.

   The consolidated financial statements of Commerce and subsidiaries as of December 31, 1999 and 1998, and for each of the years in the three year period ended December 31, 1999, have been incorporated by reference herein and in the registration statement, in reliance upon the report of KPMG LLP, independent certified public accountants, and upon the authority of said firm as experts in auditing and accounting.

                       VALIDITY OF WACHOVIA COMMON STOCK

   William M. Watson, Jr., Senior Vice President, Counsel & Secretary of Wachovia, will pass upon the validity of the shares of Wachovia common stock being offered pursuant to the merger.

                                 OTHER MATTERS

   As of the date of this proxy statement/prospectus, the Commerce board does not know of any matters that will be presented for consideration at the special meeting other than as described in this proxy statement/prospectus. However, the proposed proxy will be deemed to confer authority to the individuals named as authorized therein to vote the shares represented by such proxy as to any matters that fall within the purposes outlined in the Notice of Special Meeting as determined by a majority of Commerce's board, including any adjournments or postponements. Nonetheless, a proxy which is voted against the proposal to approve the merger will not be voted in favor of any adjournment or postponement.

                      WHERE YOU CAN FIND MORE INFORMATION

   Wachovia has filed with the SEC a registration statement under the Securities Act that registers the shares of Wachovia common stock to be issued and distributed to Commerce shareholders in connection with the merger. The registration statement, including the attached exhibits and schedules, contains additional relevant information about Wachovia and Wachovia common stock. The rules and regulations of the SEC allow us to omit certain information included in the registration statement from this proxy statement/prospectus.

   In addition, Wachovia and Commerce both file reports, proxy statements and other information with the SEC under the Securities Exchange Act. You may read and obtain copies of this information by mail from the Public Reference Room of the SEC, 450 Fifth Street, N.W., Room 1024, Washington, D.C. 20549, at prescribed rates. You may obtain information on the operation of the Public Reference Room by calling the SEC at 1-800-SEC-0330.

   The SEC also maintains an Internet worldwide web site that contains reports, proxy statements and other information about issuers, like Wachovia, who file electronically with the SEC. The address of the site is http://www.sec.gov. Wachovia also maintains an Internet worldwide web site that contains certain company information; its address is http://www.wachovia.com.

   You can also inspect reports, proxy statements and other information about Wachovia at the offices of the NYSE, 20 Broad Street, New York, New York 10005.

   The SEC allows Wachovia and Commerce to "incorporate by reference" information into this proxy statement/prospectus. This means that the company can disclose important information to you by referring you to another document filed separately with the SEC. The information incorporated by reference is considered to be a part of this proxy statement/prospectus, except for any information that is superseded by information that is included directly in this document.

   This proxy statement/prospectus incorporates by reference the documents listed below that Wachovia or Commerce has previously filed with the SEC. They contain important information about Wachovia or Commerce and each of their financial conditions.

     Wachovia SEC Filings     Period
     --------------------     ------
     Annual Report on Form
      10-K................... Year ended December 31, 1999
     Current Reports on Form
      8-K.................... January 21, 1999, May 14, 1999 and April 19, 2000
     Commerce SEC Filings     Period
     --------------------     ------
     Annual Report on Form
      10-K................... Year ended December 31, 1999
     Current Report on Form
      8-K.................... March 28, 2000

    The description of Wachovia common
    stock set forth in the Wachovia's
    registration statement on Form 8-B
    filed pursuant to Section 12 of the
    Exchange Act including any amendment
    or report filed with the SEC for the
    purpose of updating such description.

    Commerce's Annual Report on Form 10-K is contained in this proxy statement/prospectus as Appendix E.

   Each of Wachovia and Commerce incorporates by reference additional documents that it may file with the SEC between the date of this proxy statement/prospectus and the date of the special meeting. These documents include periodic reports, such as Quarterly Reports on Form 10-Q and Current Reports on Form 8-K, as well as proxy statements.

   Wachovia has supplied all information contained or incorporated by reference in this proxy statement/prospectus relating to Wachovia, as well as all pro forma financial information, and Commerce has supplied all information contained in this proxy statement/prospectus relating to Commerce.

   Documents incorporated by reference are available from Wachovia or Commerce without charge, excluding any exhibits to those documents unless the exhibit is specifically incorporated by reference as an exhibit in this proxy statement/prospectus. You can obtain documents incorporated by reference in this proxy statement/prospectus by requesting them in writing or by telephone from Wachovia at the following addresses:

                              Wachovia Corporation
             P. O. Box 3099

                                               191 Peachtree Street, N.E.
  Winston-Salem, North Carolina 27150  or        Atlanta, Florida 30303
       Telephone: (336) 732-2549               Telephone: (404) 332-6661

                         Commerce National Corporation

                                 P.O. Box 8181
                        Winter Park, Florida 32790-8181
                           Telephone: (407) 741-8900

   If you would like to request documents, please do so by May 23, 2000 to receive them before the special meeting. If you request any incorporated documents from us, we will mail them to you by first class mail, or another equally prompt means, within one business day after we receive your request.

   We have not authorized anyone to give any information or make any representation about the merger or our companies that is different from, or in addition to, that contained in this proxy statement/prospectus or in any of the materials that we have incorporated into this document. Therefore, if anyone does give you information of this sort, you should not rely on it. If you are in a jurisdiction where offers to exchange or sell, or solicitations of offers to exchange or purchase, the securities offered by this document or the solicitation of proxies is unlawful, or if you are a person to whom it is unlawful to direct these types of activities, then the offer presented in this document does not extend to you. The information contained in this document speaks only as of the date of this document unless the information specifically indicates that another date applies.

                                                                      APPENDIX A

   AGREEMENT AND PLAN OF MERGER, dated as of March 3, 2000, by and between Commerce National Corporation. ("Commerce") and Wachovia Corporation ("Wachovia").

                                    RECITALS

   A. Commerce National Corporation Commerce is a Florida corporation, having its principal place of business in Wachovia Park, Florida.

   B. Wachovia Corporation. Wachovia is a North Carolina corporation, having its principal place of business in both Winston-Salem, North Carolina and Atlanta, Georgia.

   C. Stock Option Agreement. As a condition and an inducement to the willingness of Wachovia to enter into this Agreement, Commerce has granted to Wachovia an option pursuant to a stock option agreement, in substantially the form of Exhibit A (the "Stock Option Agreement").

   D. Voting Agreements. As a further condition and an inducement to Wachovia's entering into this Agreement, stockholders of Commerce who are also directors or executive officers of Commerce holding or controlling the power to vote in excess of 24.5% of the outstanding shares of Commerce Common Stock have entered into agreements with Wachovia, substantially in the form of Exhibit B hereto, under which each stockholder has agreed to vote in favor of this Agreement (the "Voting Agreements").

   E. Noncompetition Agreements. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, the directors of Commerce identified on Exhibit C have executed and delivered noncompetition agreements with Wachovia in substantially the forms provided to Commerce (the "Director Noncompetition Agreements") and Commerce has agreed to use it best efforts to cause the officers of Commerce identified on Exhibit C to execute and deliver noncompetition agreements with Wachovia in form and substance acceptable to Wachovia (the "Officer Noncompetition Agreements") (collectively, the "Noncompetition Agreements").

   F. Employment Agreements. As a further condition and inducement to the willingness of Wachovia to enter into this Agreement, Guy D. Colado, President and Chief Executive Officer of Commerce, has executed and delivered an employment agreement with Wachovia substantially the form provided to Commerce (the "Employment Agreement").

   G. Intentions of the Parties. It is the intention of the parties to this Agreement that the business combination contemplated hereby be treated as a "reorganization" under Section 368 of the Internal Revenue Code of 1986, as amended (the "Code").

   H. Board Action. The respective Boards of Directors of each of Wachovia and Commerce have determined that it is in the best interests of their respective companies and their stockholders to consummate the strategic business combination transaction provided for herein.

   NOW, THEREFORE, in consideration of the premises and of the mutual covenants, representations, warranties and agreements contained herein the parties agree as follows:

                                   ARTICLE I

                              Certain Definitions

   1.01 Certain Definitions . The following terms are used in this Agreement with the meanings set forth below:

   "Acquisition Proposal" has the meaning set forth in Section 6.06.

   "Affiliate" means, with respect to any specified person, any other person directly or indirectly controlling, controlled by or under common control with such specified person. For the purposes of this definition, "control" when used with respect to any specified person means the power to direct the management and policies of such person, directly or indirectly, whether through the ownership of voting securities, by contract or otherwise; and the terms "controlling" and "controlled" have correlative meanings to the foregoing.

   "Agreement" means this Agreement and Plan of Merger, as amended or modified from time to time in accordance with Section 9.02.

   "Code" has the meaning set forth in Recital G.

   "Commerce" has the meaning set forth in the preamble to this Agreement.

   "Commerce Affiliate" has the meaning set forth in Section 6.07(a).

   "Commerce Articles" means the Amended and Restated Articles of Incorporation of Commerce.

   "Commerce Benefit Plans" has the meaning set forth in Section 5.03(m).

   "Commerce Board" means the Board of Directors of Commerce.

   "Commerce By-Laws" means the First Amended and Restated By-laws of Commerce.

   "Commerce Common Stock" means the common stock, par value $0.10 per share, of Commerce.

   "Commerce Meeting" has the meaning set forth in Section 6.02.

   "Commerce Pension Plan" has the meaning set forth in Section 5.03(m).

   "Commerce SEC Documents" has the meaning set forth in Section 5.03(g).

   "Commerce Stock Plans" means the 1999 Commerce National Corporation Directors' Stock Option Plan, the Stock Appreciation Rights Agreement, and the 1998 Commerce National Corporation Employees' Stock Option Plan.

   "Commerce Stock Option" means any option to purchase shares under the Commerce stock plans.

   "Costs" has the meaning set forth in Section 6.12(a).

   "Disclosure Schedule" has the meaning set forth in Section 5.01.

   "Effective Date" has the meaning set forth in Section 2.02.

   "Effective Time" has the meaning set forth in Section 2.02.

   "Employment Agreement" has the meaning set forth in Recital F.

   "Environmental Laws" means all applicable local, state and federal environmental, health and safety laws and regulations, including, without limitation, the Resource Conservation and Recovery Act, the Comprehensive Environmental Response, Compensation, and Liability Act, the Clean Water Act, the Federal Clean Air Act, and the Occupational Safety and Health Act, each as amended, regulations promulgated thereunder, and state counterparts.

   "ERISA" means the Employee Retirement Income Security Act of 1974, as amended.

   "ERISA Affiliate" has the meaning set forth in Section 5.03(m).

   "Exchange Act" means the Securities Exchange Act of 1934, as amended, and the rules and regulations thereunder.

   "Exchange Agent" has the meaning set forth in Section 3.04.

   "Exchange Fund" has the meaning set forth in Section 3.04.

   "Exchange Ratio" has the meaning set forth in Section 3.01(a).

   "FBCA" means the Florida Business Corporation Act.

   "Governmental Authority" means any court, administrative agency or commission or other federal, state or local governmental authority or instrumentality.

   "Indemnified Party" has the meaning set forth in Section 6.12(a).

   "Insurance Amount" has the meaning set forth in Section 6.12(b).

   "Insurance Policy" has the meaning set forth in Section 5.03(t).

   "Lien" means any charge, mortgage, pledge, security interest, restriction, claim, lien, or encumbrance.

   "Material Adverse Effect" means, with respect to Wachovia, Commerce or the Surviving Corporation, any effect that (i) is material and adverse to the financial position, results of operations or business of Wachovia and its Subsidiaries taken as a whole, Commerce and its Subsidiaries taken as a whole, or the Surviving Corporation and its Subsidiaries taken as a whole, respectively, or (ii) would materially impair the ability of either Wachovia or Commerce to perform its obligations under this Agreement or otherwise materially threaten or materially impede the consummation of the Merger and the other transactions contemplated by this Agreement; provided, however, that Material Adverse Effect shall not be deemed to include the impact of (a) changes in banking and similar laws of general applicability or interpretations thereof by courts or governmental authorities, (b) changes in generally accepted accounting principles or regulatory accounting requirements applicable to banks and their holding companies generally, (c) any modifications or changes to valuation policies and practices in connection with the Merger or restructuring charges taken in connection with the Merger, in each case in accordance with generally accepted accounting principles,
(d) effects of any action taken with the prior written consent of Wachovia and
(e) changes in conditions or circumstances that affect the banking industry generally.

   "Merger" has the meaning set forth in Section 2.01.

   "Merger Consideration" has the meaning set forth in Section 2.01.

   "NCBCA" means the North Carolina Business Corporation Act.

   "New Certificate" has the meaning set forth in Section 3.04.

   "Noncompetition Agreements" (including "Director Noncompetition Agreements" and "Officer Noncompetition Agreements") has the meaning set forth in Recital E.

   "NYSE" means the New York Stock Exchange, Inc.

   "Old Certificate" has the meaning set forth in Section 3.04.

   "Permitted Dividend Amount" has the meaning set forth in Section 4.01(c).

   "Person" means any individual, bank, corporation, partnership, association, joint-stock company, business trust or unincorporated organization.

   "Previously Disclosed" by a party shall mean information set forth in its Disclosure Schedule.

   "Proxy Statement" has the meaning set forth in Section 6.03.

   "Registration Statement" has the meaning set forth in Section 6.03.

   "Regulatory Authority" has the meaning set forth in Section 5.03(i).

   "Representatives" means, with respect to any Person, such Person's directors, officers, employees, legal or financial advisors or any representatives of such legal or financial advisors.

   "Rights" means, with respect to any Person, securities or obligations convertible into or exercisable or exchangeable for, or giving any person any right to subscribe for or acquire, or any options, calls or commitments relating to, or any stock appreciation right or other instrument the value of which is determined in whole or in part by reference to the market price or value of, shares of capital stock of such person.

   "SEC" means the Securities and Exchange Commission.

   "Securities Act" means the Securities Act of 1933, as amended, and the rules and regulations thereunder.

   "Stock Option Agreement" has the meaning set forth in Recital C.

   "Subsidiary" and "Significant Subsidiary" have the meanings ascribed to them in Rule 1-02 of Regulation S-X of the SEC.

   "Subsidiary Combination" has the meaning set forth in Section 2.04.

   "Surviving Corporation" has the meaning set forth in Section 2.01.

   "Takeover Laws" has the meaning set forth in Section 5.03(o).

   "Tax" and "Taxes" means all federal, state, local or foreign taxes, charges, fees, levies or other assessments, however denominated, including, without limitation, all net income, gross income, gross receipts, gains, sales, use, ad valorem, goods and services, capital, production, transfer, franchise, windfall profits, license, withholding, payroll, employment, disability, employer health, excise, estimated, severance, stamp, occupation, property, environmental, unemployment or other taxes, custom duties, fees, assessments or charges of any kind whatsoever, together with any interest and any penalties, additions to tax or additional amounts imposed by any taxing authority whether arising before, on or after the Effective Date.

   "Tax Returns" means any return, amended return or other report (including elections, declarations, disclosures, schedules, estimates and information returns) required to be filed with respect to any Tax.

   "Treasury Stock" shall mean shares of Commerce Stock held by Commerce or any of its Subsidiaries or by Wachovia or any of its Subsidiaries, in each case other than in a fiduciary capacity or as a result of debts previously contracted in good faith.

   "Voting Agreement" has the meaning set forth in Recital D.

   "Wachovia" has the meaning set forth in the preamble to this Agreement.

   "Wachovia Average Stock Price" has the meaning set forth in Section
3.01(a).

   "Wachovia Bank" means Wachovia Bank, National Association.

   "Wachovia Board" means the Board of Directors of Wachovia.

   "Wachovia Common Stock" means the common stock, par value $5.00 per share, of Wachovia.

   "Wachovia Preferred Stock" means the preferred stock, par value $5.00 per share, of Wachovia.

   "Wachovia SEC Documents" has the meaning set forth in Section 5.04g.

   "Wachovia Stock" means, collectively, Wachovia Common Stock and Wachovia Preferred Stock.

   "Y2K Compliant" means, with respect to any computer software or hardware, to the extent such computer software or hardware has a calendar function, that it is able to record, store, process and present calendar dates falling on or after January 1, 2000 and date-dependent data in substantially the same manner and with the same functionality as such software records, stores, processes and presents such calendar dates and date-dependent data as of the date hereof.

   "Y2K Plan" means a plan of reprogramming and testing for the purpose of providing reasonable assurance that all significant computer software and hardware developed or currently used (including third party software and hardware necessary for the conduct of its business) by Commerce or its Subsidiaries will be Y2K Compliant.

                                   ARTICLE II

                                   The Merger

   2.01 The Merger. (a) At the Effective Time, Commerce shall merge with and into Wachovia (the "Merger"), the separate corporate existence of Commerce shall cease and Wachovia shall survive and continue to exist as a Florida corporation (Wachovia, as the surviving corporation in the Merger, sometimes being referred to herein as the "Surviving Corporation"). Wachovia may at any time prior to the Effective Time change the method of effecting the combination with Commerce (including, without limitation, the provisions of this Article
II) if and to the extent it deems such change to be necessary or appropriate; provided, however, that no such change shall (i) alter or change the amount or kind of consideration to be issued to holders of Commerce Stock as provided for in this Agreement (the "Merger Consideration"), (ii) adversely affect the tax treatment of Commerce's stockholders as a result of receiving the Merger Consideration or (iii) materially impede or delay consummation of the transactions contemplated by this Agreement.

   (b) Subject to the satisfaction or waiver of the conditions set forth in
Article VII, the Merger shall become effective upon the occurrence of the filing in the office of the Secretary of State of the State of Florida of articles of merger in accordance with Section 607.1105 of the FBCA and the filing in the office of the Secretary of State of the State of North Carolina of articles of merger in accordance with Section 55-11-05 of the NCBCA or such later date and time as may be set forth in such certificate or articles. The Merger shall have the effects prescribed in the FBCA and the NCBCA.

   (c) Articles of Incorporation and By-Laws. The articles of incorporation and by-laws of Wachovia immediately after the Merger shall be those of Wachovia as in effect immediately prior to the Effective Time.

   (d) Directors and Officers of Wachovia. The directors and officers of Wachovia immediately after the Merger shall be the directors and officers of Wachovia immediately prior to the Effective Time, until such time as their successors shall be duly elected and qualified.

   2.02 Effective Date and Effective Time. Subject to the satisfaction or waiver of the conditions set forth in Article VII, the parties shall cause the effective date of the Merger (the "Effective Date") to occur on (i) the fifth business day to occur after the last of the conditions set forth in Article VII shall have been satisfied or waived in accordance with the terms of this Agreement (or, at the election of Wachovia, on the last business day of the month in which such day occurs or, if such fifth business day occurs on one of the last five business days of such month, on the last business day of the succeeding month) or (ii) such other date to which the parties may agree in writing. The time on the Effective Date when the Merger shall become effective is referred to as the "Effective Time."

   2.03 Plan of Merger. Wachovia and Commerce hereby enter into a separate plan of merger, in substantially the form of Exhibit D, for purposes of any filing requirement.

   2.04 Integration. Upon or following the Effective Time, the parties hereto currently intend to effectuate, or cause to be effectuated, the combination (the "Subsidiary Combination") of the business of the National Bank of Commerce with that of Wachovia Bank. Commerce agrees to cooperate with Wachovia and to take all reasonable actions prior to or following the Effective Time, including executing all requisite documentation, as may be requested by Wachovia to effect the Subsidiary Combination. Commerce also agrees to cooperate with Wachovia and to take all reasonable restructuring steps for regulatory purposes, as may be requested by Wachovia to merge or otherwise consolidate such legal entities to the extent desirable for regulatory or other reasons.

                                  ARTICLE III

                       Consideration; Exchange Procedures

   3.01 Merger Consideration. Subject to the provisions of this Agreement, at the Effective Time, automatically by virtue of the Merger and without any action on the part of any Person:

     (a) Outstanding Commerce Common Stock. Each share, excluding Treasury Stock, of Commerce Common Stock, issued and outstanding immediately prior to the Effective Time shall become and be converted into the number of shares of Wachovia Common Stock equal to the Exchange Ratio (as defined in the following sentence). The "Exchange Ratio" shall mean the number equal to $54.00 divided by the Wachovia Average Stock Price (rounded to the nearest one-thousandth) provided that:

         (i) if the Wachovia Average Stock Price exceeds $64.125, the Exchange Ratio shall be .8421; and

         (ii) if the Wachovia Average Stock Price is less than $51.30, the Exchange Ratio shall be 1.0526.

  The "Wachovia Average Stock Price" shall be the closing price of Wachovia Common Stock, as reported by the NYSE Composite Transaction Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the 15 NYSE trading days immediately preceding the Effective Date.

     (b) Outstanding Wachovia Stock. Each share of Wachovia Stock issued and outstanding immediately prior to the Effective Time shall remain issued and outstanding and unaffected by the Merger.

     (c) Treasury Stock and Commerce Preferred Stock. Each share of Commerce Common Stock held as Treasury Stock immediately prior to the Effective Time shall be canceled and retired at the Effective Time and no consideration shall be issued in exchange therefor.

   3.02 Rights as Stockholders; Stock Transfers. At the Effective Time, holders of Commerce Common Stock shall cease to be, and shall have no rights as, stockholders of Commerce, other than to receive any dividend or other distribution with respect to such Commerce Common Stock with a record date occurring prior to the Effective Time and the consideration provided under this
Article III. After the Effective Time, there shall be no transfers of shares of Commerce Common Stock on the stock transfer books of Commerce or the Surviving Corporation.

   3.03 Fractional Shares. Notwithstanding any other provision hereof, no fractional shares of Wachovia Common Stock and no certificates or scrip therefor, or other evidence of ownership thereof, will be issued in the Merger; instead, Wachovia shall pay to each holder of Commerce Common Stock who would otherwise be entitled to a fractional share of Wachovia Common Stock (after taking into account all Old Certificates delivered by such holder) an amount in cash (without interest) determined by multiplying such fraction by the closing price of Wachovia Common Stock, as reported by the NYSE Composite Transactions Reporting System (as reported in The Wall Street Journal or, if not reported therein, in another authoritative source), for the NYSE trading day immediately preceding the Effective Date.

   3.04 Exchange Procedures. (a) At or prior to the Effective Time, Wachovia shall deposit, or shall cause to be deposited, with EquiServe Trust Company, N.A. (in such capacity, the "Exchange Agent"), for the benefit of the holders of certificates formerly representing shares of Commerce Common Stock ("Old Certificates"), for exchange in accordance with this Article III, certificates representing the shares of Wachovia Common Stock ("New Certificates") and an estimated amount of cash (such cash and New Certificates, together with any dividends or distributions with a record date occurring after the Effective Date with respect thereto (without any interest on any such cash, dividends or distributions), being hereinafter referred to as the "Exchange Fund") to be paid pursuant to this Article III in exchange for outstanding shares of Commerce Common Stock.

   (b) As promptly as practicable after the Effective Date, Wachovia shall send or cause to be sent to each former holder of record of shares of Commerce Common Stock immediately prior to the Effective Time transmittal materials for use in exchanging such stockholder's Old Certificates for the consideration set forth in this Article III. Wachovia shall cause the New Certificates into which shares of a stockholder's Commerce Common Stock are converted on the Effective Date and/or any check in respect of any fractional share interests or dividends or distributions which such person shall be entitled to receive to be delivered to such stockholder upon delivery to the Exchange Agent of Old Certificates representing such shares of Commerce Common Stock (or indemnity reasonably satisfactory to Wachovia and the Exchange Agent, if any of such certificates are lost, stolen or destroyed) owned by such stockholder. No interest will be paid on any such cash to be paid in lieu of fractional share interests or in respect of dividends or distributions, which any such person shall be entitled to receive pursuant to this Article III upon such delivery. Old Certificates surrendered for exchange by any Commerce Affiliate shall not be exchanged for New Certificates until Wachovia has received a written agreement from such person as specified in Section 6.07.

   (c) Notwithstanding the foregoing, neither the Exchange Agent nor any party hereto shall be liable to any former holder of Commerce Stock for any amount properly delivered to a public official pursuant to applicable abandoned property, escheat or similar laws.

   (d) At the election of Wachovia, no dividends or other distributions with respect to Wachovia Common Stock with a record date occurring after the Effective Time shall be paid to the holder of any unsurrendered Old Certificate representing shares of Commerce Common Stock converted in the Merger into the right to receive shares of such Wachovia Common Stock until the holder thereof shall be entitled to receive New Certificates in exchange therefor in accordance with the procedures set forth in this Section 3.04, and no such shares of Commerce Common Stock shall be eligible to vote until the holder of Old Certificates is entitled to receive New Certificates in accordance with the procedures set forth in this Section 3.04. After becoming so entitled in accordance with this Section 3.04, the record holder thereof also shall be entitled to receive any such dividends or other distributions, without any interest thereon, which theretofore had become payable with respect to shares of Wachovia Common Stock such holder had the right to receive upon surrender of the Old Certificate.

   (e) Any portion of the Exchange Fund that remains unclaimed by the stockholders of Commerce for twelve months after the Effective Time shall be paid to Wachovia. Any stockholders of Commerce who have not theretofore complied with this Article III shall thereafter look only to Wachovia for payment of the shares of Wachovia Common Stock, cash in lieu of any fractional shares and unpaid dividends and distributions on Wachovia Common Stock deliverable in respect of each share of Commerce Common Stock such stockholder holds as determined pursuant to this Agreement, in each case, without any interest thereon and Wachovia shall make such payment.

   3.05 Anti-Dilution Provisions. In the event Wachovia changes (or establishes a record date for changing) the number of shares of Wachovia Common Stock issued and outstanding prior to the Effective Date as a result of a stock split, stock dividend, recapitalization or similar transaction with respect to the outstanding Wachovia Common Stock and the record date therefor shall be prior to the Effective Date, the Exchange Ratio shall be proportionately adjusted.

   3.06 Options. At the Effective Time, each outstanding Commerce Stock Option, whether vested or unvested, shall be converted into an option to acquire, on the same terms and conditions as were applicable under such Commerce Stock Option, the number of shares of Wachovia Common Stock equal to (a) the number of shares of Commerce Common Stock subject to the Commerce Stock Option, multiplied by (b) the Exchange Ratio (such product rounded down to the nearest whole number) (a "Replacement Option"), at an exercise price per share (rounded up to the nearest whole cent) equal to (y) the aggregate exercise price for the shares of Commerce Common Stock which were purchasable pursuant to such Commerce Stock Option divided by (z) the number of full shares of Wachovia Common Stock subject to such Replacement Option in accordance with the foregoing. Notwithstanding the foregoing, each Commerce Stock Option which is intended to be an "incentive stock option" (as defined in Section 422 of the Code) shall be adjusted in accordance with the requirements of Section 424 of the Code. At or prior to the Effective Time, Commerce shall take all action, if any, necessary with respect to the Commerce Stock Plans to permit the replacement of the outstanding Commerce Stock Options by Wachovia pursuant to this Section. At the Effective Time, Wachovia shall assume the Commerce Stock Plans; provided, that such assumption shall be only in respect of the Replacement Options and that Wachovia shall have no obligation with respect to any awards under the Commerce Stock Plans other than the Replacement Options and shall have no obligation to make any additional grants or awards under such assumed Commerce Stock Plans.

                                   ARTICLE IV

                          Actions Pending Acquisition

   4.01 Forbearances of Commerce. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Wachovia, Commerce will not, and will cause each of its Subsidiaries not to:

     (a) Ordinary Course. Conduct the business of Commerce and its Subsidiaries other than in the ordinary and usual course or fail to use reasonable efforts to preserve intact their business organizations and assets and maintain their rights, franchises and existing relations with customers, suppliers, employees and business associates, or take any action reasonably likely to have a Material Adverse Effect with respect to Commerce.

     (b) Capital Stock. (1) Issue, sell or otherwise permit to become outstanding, or authorize the creation of, any additional shares of Commerce Common Stock or other equity stock of Commerce or any Rights, (2) enter into any agreement with respect to the foregoing, or (3) permit any additional shares of Commerce Common Stock to become subject to new grants of employee or director stock options, other Rights or similar stock-based employee rights.

     (c) Dividends, Etc. (1) Make, declare, pay or set aside for payment any dividend (other than (A) an annual cash dividend on Commerce Common Stock in an amount equal to $0.15 per share (the "Permitted Dividend Amount") and paid on March 8, 2000 (B) dividends from wholly owned Subsidiaries to Commerce or another wholly owned Subsidiary of Commerce) on or in respect of, or declare or make any distribution on any shares of Commerce Common Stock or any Subsidiary's capital stock or (2) directly or indirectly adjust, split, combine, redeem, reclassify, purchase or otherwise acquire, any shares of its capital stock; provided, however, that if the Merger is not consummated by the record date for Wachovia's dividend payable during the third quarter of 2000, then the Permitted Dividend Amount may be increase by Commerce at its option for all future dividends to $0.51 per share.

     (d) Compensation; Employment Agreements; Etc. Enter into or amend or renew any employment, consulting, severance or similar agreements or arrangements with any director, officer, employee or consultant of Commerce or its Subsidiaries, or grant any salary or wage increase or increase any employee benefit (including incentive or bonus payments), except (i) for normal individual increases in compensation to employees in the ordinary course of business consistent with past practice, (ii) for other changes that are required by applicable law, (iii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof, (iv) as expressly provided on Section 4.01(d) of the Commerce Disclosure Schedule, or (v) for grants of awards to newly hired employees consistent with past practice.

     (e) Benefit Plans. Enter into, establish, adopt or amend (except (i) as may be required by applicable law or (ii) to satisfy Previously Disclosed contractual obligations existing as of the date hereof) any pension, retirement, stock option, stock purchase, savings, profit sharing, deferred compensation, consulting, bonus, severance, group insurance or other employee benefit, incentive or welfare contract, plan or arrangement, or any trust agreement (or similar arrangement) related thereto, in respect of any director, officer, employee or consultant of Commerce or its Subsidiaries, or take any action to accelerate the vesting or exercisability of stock options, restricted stock or other compensation or benefits payable thereunder.

     (f) Dispositions. Except as Previously Disclosed, sell, transfer, mortgage, encumber or otherwise dispose of or discontinue any of its assets, deposits, business or properties except in the ordinary course of business and in a transaction that is not material to Commerce and its Subsidiaries taken as a whole.

     (g) Acquisitions. Except as Previously Disclosed, acquire (other than by way of foreclosures or acquisitions of control in a bona fide fiduciary capacity or in satisfaction of debts previously contracted in good faith, in each case in the ordinary and usual course of business consistent with past practice) all or any portion of, the assets, business, deposits or properties of any other entity except in the ordinary course of business and in a transaction that is not material to Commerce and its Subsidiaries taken as a whole.

     (h) Governing Documents. Amend the Commerce Articles, Commerce By-laws or the certificate of incorporation or by-laws (or similar governing documents) of any of Commerce's Subsidiaries.

     (i) Accounting Methods. Implement or adopt any change in its accounting principles, practices or methods, other than as may be required by generally accepted accounting principles.

     (j) Contracts. Except in the ordinary course of business consistent with past practice, enter into or terminate any material contract (as defined in Section 5.03(k)) or amend or modify in any material respect any of its existing material contracts.

     (k) Claims. Except in the ordinary course of business consistent with past practice, settle any claim, action or proceeding, except for any claim, action or proceeding involving solely money damages in an amount, individually or in the aggregate for all such settlements, that is not material to Commerce and its Subsidiaries, taken as a whole and that does not involve or create precedent for claims, actions or proceedings that are reasonably likely to be material to Commerce and its Subsidiaries, taken as a whole.

     (l) Adverse Actions. (i) Take any action which would materially adversely affect its ability to consummate the Merger; (ii) take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368 of the Code; or (iii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

     (m) Risk Management. Except as required by applicable law or regulation,
  (i) implement or adopt any material change in its interest rate and other risk management policies, procedures or practices; (ii) fail to follow its existing policies or practices with respect to managing its exposure to interest rate and other risk; or (iii) fail to use commercially reasonable means to avoid any material increase in its aggregate exposure to interest rate risk.

     (n) Indebtedness. Incur any indebtedness for borrowed money other than in the ordinary course of business consistent with past practice.

     (o) Tax Matters. Make or change any material tax election, change any annual tax accounting period, adopt or change any method of tax accounting, file any amended Tax Return, enter into any material closing agreement, settle any material Tax claim or assessment, surrender or compromise any right to claim a material Tax refund, consent to any extension or waiver of the limitations period applicable to any material Tax claim or assessment, in each case, other than any of the foregoing actions that are not material and which are taken in the ordinary and usual course of business consistent with past practice.

     (p) Commitments. Agree or commit to do any of the foregoing.

   4.02 Forbearances of Wachovia. From the date hereof until the Effective Time, except as expressly contemplated by this Agreement, without the prior written consent of Commerce, Wachovia will not, and will cause each of its Subsidiaries not to:

     (a) Extraordinary Dividends. Make, declare, pay or set aside for payment any extraordinary dividend.

     (b) Adverse Actions. (i) Take any action reasonably likely to prevent or impede the Merger from qualifying as a reorganization within the meaning of
  Section 368 of the Code; or (ii) knowingly take any action that is intended or is reasonably likely to result in (A) any of its representations and warranties set forth in this Agreement being or becoming untrue in any material respect at any time at or prior to the Effective Time, (B) any of the conditions to the Merger set forth in Article VII not being satisfied; or (C) a material violation of any provision of this Agreement except, in each case, as may be required by applicable law or regulation.

                                   ARTICLE V

                         Representations and Warranties

   5.01 Disclosure Schedules. On or prior to the date hereof, Wachovia has delivered to Commerce a schedule and Commerce has delivered to Wachovia a schedule (respectively, its "Disclosure Schedule") setting forth, among other things, items the disclosure of which is necessary or appropriate either in response to an express disclosure requirement contained in a provision hereof or as an exception to one or more representations or warranties contained in
Section 5.03 or 5.04 or to one or more of its covenants contained in Article IV; provided, that (a) no such item is required to be set forth in a Disclosure Schedule as an exception to a representation or warranty if its absence would not be reasonably likely to result in the related representation or warranty being deemed untrue or incorrect under the standard established by Section 5.02, and (b) the mere inclusion of an item in a Disclosure Schedule as an exception to a representation or warranty shall not be deemed an admission by a party that such item represents a material exception or fact, event or circumstance or that such item is reasonably likely to result in a Material Adverse Effect.

   5.02 Standard. No representation or warranty of Commerce or Wachovia contained in Section 5.03 or 5.04 shall be deemed untrue or incorrect, and no party hereto shall be deemed to have breached a representation or warranty, as a consequence of the existence of any fact, event or circumstance unless such fact, circumstance or event, individually or taken together with all other facts, events or circumstances inconsistent with any representation or warranty contained in Section 5.03 or 5.04 has had or is reasonably likely to have a Material Adverse Effect.

   5.03 Representations and Warranties of Commerce. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Commerce hereby represents and warrants to Wachovia:

     (a) Organization, Standing and Authority. (i) Commerce is a corporation duly organized, validly existing and in good standing under the laws of the State of Florida. (ii) Commerce is duly qualified to do business and is in good standing in the states of the United States and any foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified.

     (b) Commerce Stock. As of the date hereof, the authorized capital stock of Commerce consists solely of 1,000,000 shares of Commerce Common Stock, of which 721,019 shares were outstanding as of the date hereof. As of the date hereof, 21,800 shares of Commerce Common Stock were held in treasury by Commerce or otherwise owned by Commerce or its Subsidiaries. The outstanding shares of Commerce Stock have been duly authorized and are validly issued and outstanding, fully paid and nonassessable, and subject to no preemptive rights (and were not issued in violation of any preemptive rights). As of the date hereof, except as Previously Disclosed in its Disclosure Schedule, there are no shares of Commerce Stock authorized and reserved for issuance, Commerce does not have any Rights issued or outstanding with respect to Commerce Stock, and Commerce does not have any commitment to authorize, issue or sell any Commerce Stock or Rights, except pursuant to this Agreement and the Stock Option Agreement.

     (c) Subsidiaries. (i)(A) Commerce has Previously Disclosed a list of all of its Subsidiaries together with the jurisdiction of organization of each such Subsidiary, (B) except as Previously Disclosed, it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Subsidiaries, (C) no equity securities of any of its Subsidiaries are or may become required to be issued (other than to it or its wholly-owned Subsidiaries) by reason of any Right or otherwise, (D) there are no contracts, commitments, understandings or arrangements by which any of such Subsidiaries is or may be bound to sell or otherwise transfer any equity securities of any such Subsidiaries (other than to it or its wholly-owned Subsidiaries), (E) there are no contracts, commitments, understandings, or arrangements relating to its rights to vote or to dispose of such securities and (F) all the equity securities of each Subsidiary held by Commerce or its Subsidiaries are fully paid and nonassessable (except pursuant to 12 U.S.C. (S)55) and are owned by Commerce or its Subsidiaries free and clear of any Liens.

     (ii) Commerce does not own beneficially, directly or indirectly, any equity securities or similar interests of any Person, or any interest in a partnership or joint venture of any kind, other than its Subsidiaries.

     (iii) Each of Commerce's Subsidiaries (A) has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and (B) is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified.

     (d) Corporate Power. Commerce and each of its Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Commerce has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and the Stock Option Agreement and to consummate the transactions contemplated hereby and thereby.

     (e) Corporate Authority. Subject in the case of this Agreement to receipt of the requisite approval of the agreement of merger set forth in this Agreement by the holders of a majority of the outstanding shares of Commerce Common Stock entitled to vote thereon (which is the only shareholder vote required thereon), this Agreement, the Stock Option Agreement and the transactions contemplated hereby and thereby have been authorized by all necessary corporate action of Commerce and the Commerce Board prior to the date hereof. This Agreement is a valid and legally binding obligation of Commerce, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles). The Commerce Board has received the written opinion of Austin Associates, Inc. to the effect that as of the date hereof the Exchange Ratio is fair, from a financial point of view, to the holders of Commerce Common Stock.

     (f) Regulatory Filings; No Defaults. (i) No consents or approvals of, or filings or registrations with, any Governmental Authority or with any third party are required to be made or obtained by Commerce or any of its Subsidiaries in connection with the execution, delivery or performance by Commerce of this Agreement or the Stock Option Agreement or to consummate the Merger except for (A) the filing of a notice under the Hart-Scott-Rodino Antitrust Improvements Act of 1976 (the "HSR Act"), (B) filings of applications or notices with federal and state banking authorities, (C) filings with the SEC and state securities authorities, and (D) the filing of articles of merger with the Secretary of State of the State of Florida pursuant to the FBCA and the Secretary of State of the State of North Carolina pursuant to the NCBCA. As of the date hereof, Commerce is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

     (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph, and expiration of related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the Stock Option Agreement and the consummation of the transactions contemplated hereby and thereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or contract, agreement, indenture or instrument of Commerce or of any of its Subsidiaries or to which Commerce or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the Commerce Certificate or the Commerce By-Laws, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, contract, agreement, indenture or instrument.

     (g) Financial Reports; No Material Adverse Effect. (i) Commerce's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, "Commerce's SEC Documents"), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Commerce and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements contained in any such SEC Document (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Commerce and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (ii) Since December 31, 1998, Commerce and its Subsidiaries have not incurred any liability other than in the ordinary course of business consistent with past practice.

     (iii) Since December 31, 1998, (A) Commerce and its Subsidiaries have conducted their respective businesses in the ordinary and usual course consistent with past practice (excluding the incurrence of expenses related to this Agreement and the transactions contemplated hereby) and (B) no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.03 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Commerce.

     (h) Litigation. (i) Commerce has Previously Disclosed its true and complete list, as of the date hereof, of all litigation, claims or other proceedings before any court or governmental agency pending (or, to Commerce's knowledge, threatened) against Commerce or any of its subsidiaries. (ii) No other litigation, claim or other proceeding before any court or governmental agency is pending against Commerce or any of its Subsidiaries and, to Commerce's knowledge, no other such litigation, claim or other proceeding has been threatened.

     (i) Regulatory Matters. (i) Neither Commerce nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from, any federal or state governmental agency or authority charged with the supervision or regulation of financial institutions or issuers of securities or engaged in the insurance of deposits (including, without limitation, the Federal Reserve Board and the FDIC) or the supervision or regulation of it or any of its Subsidiaries (each, a "Regulatory Authority").

     (ii) Neither it nor any of its Subsidiaries has been advised by any Regulatory Authority that such Regulatory Authority is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (j) Compliance with Laws. Commerce and each of its Subsidiaries:

       (i) is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices;

       (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to own or lease their properties and to conduct their businesses as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to Commerce's knowledge, no suspension or cancellation of any of them is threatened; and

       (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Commerce or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Commerce's knowledge, do any grounds for any of the foregoing exist).

     (k) Material Contracts; Defaults. Except for those agreements and other documents filed as exhibits to its SEC Documents, neither it nor any of its Subsidiaries is a party to, bound by or subject to any agreement, contract, arrangement, commitment or understanding (whether written or oral) (i) that is a "material contract" within the meaning of Item 601(b)(10) of the SEC's Regulation S-K or (ii) that materially restricts the conduct of business by it or any of its Subsidiaries. Neither it nor any of its Subsidiaries is in default under any contract, agreement, commitment, arrangement, lease, insurance policy or other instrument to which it is a party, by which its respective assets, business, or operations may be bound or affected, or under which it or its respective assets, business, or operations receives benefits, and there has not occurred any event that, with the lapse of time or the giving of notice or both, would constitute such a default.

     (l) No Brokers. No action has been taken by Commerce that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement, excluding a Previously Disclosed fee to be paid to Austin Associates, Inc.

     (m) Employee Benefit Plans. (i) Commerce has delivered or made available to Wachovia prior to the execution of this Agreement copies of all pension, retirement, profit-sharing, deferred compensation, stock option, employee stock ownership, severance pay, vacation, bonus, or other incentive plan, all employment, change in control or other employee agreements, all medical, vision, dental, or other health plans, all life insurance plans, and all other employee benefit plans or fringe benefit plans, including "employee benefit plans," as defined in Section 3(3) of ERISA, currently adopted, maintained by, sponsored in whole or in part by, or contributed to by Commerce or any of its Subsidiaries or any ERISA Affiliate thereof for the benefit of employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries and under which employees, retirees, dependents, spouses, directors, independent contractors, or other beneficiaries are eligible to participate (collectively, the "Commerce Benefit Plans"). Commerce has listed each Commerce Benefit Plan in Section 5.03(m) of the Commerce Disclosure Schedule. Any of the Commerce Benefit Plans which is an "employee pension benefit plan," as defined in Section 3(2) of ERISA, is referred to herein as a "Commerce Pension Plan." Neither Commerce nor any ERISA Affiliate currently maintains any plan that is a "defined benefit plan," as defined in Section 3(35) of ERISA. No Commerce Pension Plan is or has been a multiemployer plan within the meaning of
  Section 3(37) of ERISA.

     (ii) Commerce has delivered or made available to Wachovia prior to the execution of this Agreement correct and complete copies of the following documents: (i) all trust agreements or other funding arrangements for such Commerce Benefit Plans (including insurance contracts), and all amendments thereto, (ii) with respect to any such Commerce Benefit Plans or amendments, all determination letters, material rulings, material opinion letters, material information letters, or material advisory opinions issued by the Internal Revenue Service, the United States Department of Labor, or the Pension Benefit Guaranty Corporation after December 31, 1995, (iii) annual reports or returns, audited or unaudited financial statements, actuarial valuation and reports, and summary annual reports prepared for any Commerce Benefit Plan with respect to the most recent plan year, and
  (iv) the most recent summary plan descriptions and any material modifications thereto.

     (iii) All Commerce Benefit Plans are in substantial compliance with the applicable terms of ERISA, the Code, and any other applicable laws. Each Commerce Pension Plan which is intended to be qualified under Section 401(a) of the Code has received a favorable determination letter from the Internal Revenue Service and Commerce is not aware of any circumstance that is reasonably likely to result in the revocation of such favorable determination letter. Neither Commerce nor any of its Subsidiaries has engaged in a transaction with respect to any Commerce Benefit Plan that, assuming the taxable period of such transaction expired as of the date hereof, would subject Commerce or any of its Subsidiaries to a tax or penalty imposed by either Section 4975 of the Code or Section 502(i) of ERISA in an amount which would be material.

     (iv) No Commerce Pension Plan has any "unfunded current liability," as defined in Section 302(d) of ERISA, and the fair market value of the assets of any such plan exceeds the plan's "benefit liabilities," as defined in
  Section 4001(a)(16) of ERISA, when determined under actuarial factors that would apply if the plan terminated in accordance with all applicable legal requirements. Since the date of the most recent actuarial valuation, there has been (i) no material change in the financial position of any Commerce Pension Plan, (ii) no change in the actuarial assumptions with respect to any Commerce Pension Plan, and (iii) no increase in benefits under any Commerce Pension Plan as a result of plan amendments or changes in applicable law which is reasonably likely to materially adversely affect the funding status of any such

  Plan. Neither any Commerce Pension Plan nor any "single-employer plan," within the meaning of Section 4001(a)(15) of ERISA, currently or formerly maintained by any Commerce Entity, or the single-employer plan of any entity which is considered one employer with Commerce under Section 4001 of ERISA or Section 414 of the Code (an "ERISA Affiliate") has an "accumulated funding deficiency" (whether or not waived) within the meaning of Section 412 of the Code or Section 302 of ERISA and no ERISA Affiliate has an outstanding funding waiver. Neither Commerce nor any of its Subsidiaries has provided, or is required to provide, security to a Commerce Pension Plan or to any single-employer plan of an ERISA Affiliate pursuant to
  Section 401(a)(29) of the Code.

     (v) Within the six-year period preceding the Effective Time, no liability under Subtitle C or D of Title IV of ERISA has been or is expected to be incurred by Commerce or any of its Subsidiaries with respect to any ongoing, frozen, or terminated single-employer plan or the single-employer plan of any ERISA Affiliate, which liability is reasonably likely to be material. Neither Commerce nor any of its Subsidiaries has incurred any withdrawal liability with respect to a multiemployer plan under Subtitle B of Title IV of ERISA (regardless of whether based on contributions of an ERISA Affiliate), which liability is reasonably likely to be material. No notice of a "reportable event," within the meaning of
  Section 4043 of ERISA for which the 30-day reporting requirement has not been waived, has been required to be filed for any Commerce Pension Plan or by an ERISA Affiliate within the 12-month period ending on the date hereof.

     (vi) Except as disclosed in Section 5.03(m) of the Commerce Disclosure Schedule, neither Commerce nor any of its Subsidiaries has any liability for retiree health and life benefits under any of the Commerce Benefit Plans and there are no restrictions on the rights of Commerce or any of its Subsidiaries to amend or terminate any such retiree health or benefit Plan without incurring any liability thereunder.

     (vii) Except as disclosed in Section 5.03(m) of the Commerce Disclosure Schedule, neither the execution of this Agreement nor the consummation of the transactions contemplated hereby will (w) entitle any employees of Commerce or any of its Subsidiaries to severance pay or any increase in severance pay upon any termination of employment prior to or after the date hereof, (x) accelerate the time of payment or vesting or trigger any payment or funding (through a grantor trust or otherwise) of compensation or benefits under, increase the amount payable or trigger any other material obligation pursuant to, any of the Commerce Benefit Plans, (y) cause Commerce to record additional compensation expense on its income statement with respect to any stock option or other equity award, or (z) result in any payments under any of the Commerce Benefit Plans which would not be deductible under Section 162(m) or Section 280G of the Code.

     (viii) The actuarial present values of all accrued deferred compensation entitlements (including entitlements under any executive compensation, supplemental retirement, or employment agreement) of employees and former employees of Commerce or any of its Subsidiaries and their respective beneficiaries, have been fully reflected on the Commerce Financial Statements to the extent required by and in accordance with GAAP.

     (n) Labor Matters. Neither Commerce nor any of its Subsidiaries is a party to or is bound by any collective bargaining agreement, contract or other agreement or understanding with a labor union or labor organization, nor is Commerce or any of its Subsidiaries the subject of a proceeding asserting that it or any such Subsidiary has committed an unfair labor practice (within the meaning of the National Labor Relations Act) or seeking to compel Commerce or any such Subsidiary to bargain with any labor organization as to wages or conditions of employment, nor is there any strike or other labor dispute involving it or any of its Subsidiaries pending or, to Commerce's knowledge, threatened, nor is Commerce aware of any activity involving its or any of its Subsidiaries' employees seeking to certify a collective bargaining unit or engaging in other organizational activity.

     (o) Takeover Laws; Dissenters Rights. Commerce has taken all action required to be taken by it in order to exempt this Agreement, the Stock Option Agreement, the Voting Agreement and the transactions contemplated hereby and thereby from, and this Agreement, the Stock Option Agreement, the Voting

  Agreement and the transactions contemplated hereby and thereby are exempt from, the requirements of any "moratorium", "control share", "fair price" "affiliate transaction", "business combination" or other antitakeover laws and regulations of any state (collectively, "Takeover Laws"), including, without limitation, the State of Florida, and including, without limitation, Sections 607.0901 through 607.0902 of the FBCA.

     (p) Environmental Matters. To the knowledge of Commerce and its Subsidiaries, neither the conduct nor operation of Commerce or its Subsidiaries nor any condition of any property presently or previously owned, leased or operated by any of them (including, without limitation, in a fiduciary or agency capacity), or on which any of them holds a Lien, violates or violated Environmental Laws and no condition has existed or event has occurred with respect to any of them or any such property that, with notice or the passage of time, or both, is reasonably likely to result in liability under Environmental Laws. Neither Commerce nor any of its Subsidiaries has received any notice from any person or entity that Commerce or its Subsidiaries or the operation or condition of any property ever owned, leased, operated, or held as collateral or in a fiduciary capacity by any of them are or were in violation of or otherwise are alleged to have liability under any Environmental Law, including, but not limited to, responsibility (or potential responsibility) for the cleanup or other remediation of any pollutants, contaminants, or hazardous or toxic wastes, substances or materials at, on, beneath, or originating from any such property.

     (q) Tax Matters. (i) All Tax Returns that are required to be filed by or with respect to Commerce and its Subsidiaries have been duly and timely filed, (ii) all Taxes owed or required to be withheld by Commerce or its Subsidiaries (regardless of whether shown to be due on the Tax Returns referred to in clause (i)) have been timely paid in full, (iii) the Tax Returns referred to in clause (i) have been examined by the Internal Revenue Service or the appropriate state, local or foreign taxing authority or the period for assessment of the Taxes in respect of which such Tax Returns were required to be filed has expired, (iv) all deficiencies asserted or assessments made as a result of such examinations have been paid in full, (v) all Taxes that Commerce or any of its subsidiaries is obligated to withhold from amounts owing to any employee, creditor or third party have been paid over to the proper Governmental Authority in a timely manner, (vi) no issues that have been raised by the relevant taxing authority in connection with the examination of any of the Tax Returns referred to in clause (i) are currently pending, and (vii) no waivers of statutes of limitation have been given by or requested with respect to any Taxes of Commerce or its Subsidiaries. Commerce has made available to Wachovia true and correct copies of the Tax Returns filed by Commerce and its Subsidiaries for each of the four most recent fiscal years ended on or before December 31, 1998. Neither Commerce nor any of its Subsidiaries has any liability with respect to income, franchise or similar Taxes that accrued on or before the end of the most recent period covered by the Commerce Financial Statements in excess of the amounts accrued with respect thereto that are reflected in the Commerce Financial Statements. Neither Commerce nor any of its Subsidiaries has any reason to believe that any conditions exist that might prevent or impede the Merger from qualifying as a reorganization within the meaning of Section 368(a) of the Code. Neither Commerce nor any of its Subsidiaries is a party to any Tax allocation or sharing agreement, is or has been a member of an affiliated group filing consolidated or combined Tax returns (other than a group the common parent of which is or was Commerce) or otherwise has any liability for the Taxes of any person (other than Commerce and its Subsidiaries). No Liens for Taxes exist with respect to any of the assets or properties of Commerce or its Subsidiaries, except for statutory Liens for Taxes not yet due and payable or that are being contested in good faith and reserved for in accordance with United States generally accepted accounting principles. Neither Commerce nor any of its Subsidiaries has been a party to any distribution occurring during the last three (3) years in which the parties to such distribution treated the distribution as one to which Section 355 of the Code applied. No Tax is required to be withheld pursuant to Section 1445 of the Code as a result of the transfer contemplated by this Agreement.

     (r) Risk Management Instruments. All interest rate swaps, caps, floors, option agreements, futures and forward contracts and other similar risk management arrangements, whether entered into for Commerce's own account, or for the account of one or more of Commerce's Subsidiaries or their customers (all of which are listed on Commerce's Disclosure Schedule), were entered into (i) in accordance with prudent business practices and all applicable laws, rules, regulations and regulatory policies and (ii) with counterparties believed to be financially responsible at the time; and each of them constitutes the valid and legally binding obligation of Commerce or one of its Subsidiaries, enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles), and are in full force and effect. Neither Commerce nor its Subsidiaries, nor to Commerce's knowledge any other party thereto, is in breach of any of its obligations under any such agreement or arrangement.

     (s) Books and Records. The books and records of Commerce and its Subsidiaries have been fully, properly and accurately maintained in all material respects, and there are no material inaccuracies or discrepancies of any kind contained or reflected therein, and they fairly present the financial position of Commerce and its Subsidiaries.

     (t) Insurance. Commerce's Disclosure Schedule sets forth all of the insurance policies, binders, or bonds maintained by Commerce or its Subsidiaries ("Insurance Policies"). Commerce and its Subsidiaries are insured with reputable insurers against such risks and in such amounts as the management of Commerce reasonably has determined to be prudent in accordance with industry practices. All the Insurance Policies are in full force and effect; Commerce and its Subsidiaries are not in material default thereunder; and all claims thereunder have been filed in due and timely fashion.

     (u) Year 2000 Compliance. The software and hardware operated by Commerce and its Subsidiaries are Y2K Compliant. A true and complete copy of Commerce's Y2K Plan has been made available to Wachovia, and Commerce and its Subsidiaries have effected the Y2K Plan in accordance with the schedule provided for therein. To the best of Commerce's knowledge, incurring the costs to implement the Y2K Plan is not reasonably likely to have a Material Adverse Effect with respect to Commerce.

     (v) Disclosure. The representations and warranties contained in this
  Section 5.03 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.03 not misleading.

   5.04 Representations and Warranties of Wachovia. Subject to Sections 5.01 and 5.02 and except as Previously Disclosed in a paragraph of its Disclosure Schedule corresponding to the relevant paragraph below, Wachovia hereby represents and warrants to Commerce as follows:

     (a) Organization, Standing and Authority. Wachovia is duly organized, validly existing and in good standing under the laws of the State of North Carolina. Wachovia is duly qualified to do business and is in good standing in the states of the United States and foreign jurisdictions where its ownership or leasing of property or assets or the conduct of its business requires it to be so qualified. Wachovia has in effect all federal, state, local, and foreign governmental authorizations necessary for it to own or lease its properties and assets and to carry on its business as it is now conducted.

     (b) Wachovia Stock. (i) As of the date hereof, the authorized capital stock of Wachovia consists solely of 1,000,000,000 shares of Wachovia Common Stock, of which 201,179,264 shares were outstanding as of the date hereof and 50,000,000 shares of Wachovia Preferred Stock, of which no shares were outstanding as of the date hereof. As of the date hereof, except as set forth in its Disclosure Schedule, Wachovia does not have any Rights issued or outstanding with respect to Wachovia Stock, and Wachovia does not have any commitment to authorize, issue or sell any Wachovia Stock or Rights, except pursuant to this Agreement.

     (ii) The shares of Wachovia Common Stock to be issued in exchange for shares of Commerce Common Stock in the Merger, when issued in accordance with the terms of this Agreement, will be duly authorized, validly issued, fully paid and nonassessable.

     (c) Subsidiaries. Each of Wachovia's Significant Subsidiaries has been duly organized and is validly existing in good standing under the laws of the jurisdiction of its organization, and is duly qualified to do business and in good standing in the jurisdictions where its ownership or leasing of property or the conduct of its business requires it to be so qualified and it owns, directly or indirectly, all the issued and outstanding equity securities of each of its Significant Subsidiaries.

     (d) Corporate Power. Wachovia and each of its Significant Subsidiaries has the corporate power and authority to carry on its business as it is now being conducted and to own all its properties and assets; and Wachovia has the corporate power and authority to execute, deliver and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

     (e) Corporate Authority. This Agreement and the transactions contemplated hereby have been authorized by all necessary corporate action of Wachovia and its Board of Directors and does not require any vote of stockholders. This Agreement is a valid and legally binding agreement of Wachovia enforceable in accordance with its terms (except as enforceability may be limited by applicable bankruptcy, insolvency, reorganization, moratorium, fraudulent transfer and similar laws of general applicability relating to or affecting creditors' rights or by general equity principles).

     (f) Regulatory Approvals; No Defaults. No consents or approvals of, or filings or registrations with, any court, administrative agency or commission or other governmental authority or instrumentality or with any third party are required to be made or obtained by Wachovia or any of its Subsidiaries in connection with the execution, delivery or performance by Wachovia of this Agreement or to consummate the Merger except for (A) the filing of applications and notices, as applicable, with federal and state banking authorities; (B) approval of the listing on the NYSE of Wachovia Common Stock to be issued in the Merger; (C) the filing and declaration of effectiveness of the Registration Statement; (D) the filing of articles of merger with the Secretary of State of the State of North Carolina pursuant to the NCBCA and the Secretary of State of the State of Florida pursuant to the FBCA; (E) such filings as are required to be made or approvals as are required to be obtained under the securities or "Blue Sky" laws of various states in connection with the issuance of Wachovia Common Stock in the Merger; and (F) receipt of the approvals set forth in Section 7.01(b). As of the date hereof, Wachovia is not aware of any reason why the approvals set forth in Section 7.01(b) will not be received without the imposition of a condition, restriction or requirement of the type described in Section 7.01(b).

     (ii) Subject to receipt of the regulatory approvals referred to in the preceding paragraph and expiration of the related waiting periods, and required filings under federal and state securities laws, the execution, delivery and performance of this Agreement and the consummation of the transactions contemplated hereby do not and will not (A) constitute a breach or violation of, or a default under, or give rise to any Lien, any acceleration of remedies or any right of termination under, any law, rule or regulation or any judgment, decree, order, governmental permit or license, or contract, agreement, indenture or instrument of Wachovia or of any of its Subsidiaries or to which Wachovia or any of its Subsidiaries or properties is subject or bound, (B) constitute a breach or violation of, or a default under, the certificate of incorporation or by-laws (or similar governing documents) of Wachovia or any of its Subsidiaries, or (C) require any consent or approval under any such law, rule, regulation, judgment, decree, order, governmental permit or license, contract, agreement, indenture or instrument.

     (g) Financial Reports and SEC Documents; Material Adverse Effect. (i) Wachovia's Annual Report on Form 10-K for the fiscal year ended December 31, 1998, and all other reports, registration statements, definitive proxy statements or information statements filed or to be filed by it or any of its Subsidiaries subsequent to December 31, 1998 under the Securities Act, or under Section 13(a), 13(c), 14 or 15(d) of the Exchange Act, in the form filed or to be filed with the SEC (collectively, "Wachovia's SEC Documents"), as of the date filed, (A) complied or will comply in all material respects as to form with the applicable requirements under the Securities Act or the Exchange Act, as the case may be, and (B) did not and will not contain any untrue statement of a material fact or omit to state a material fact required to be stated therein or necessary to make the statements therein, in the light of the circumstances under which they were made, not misleading; and each of the balance sheets contained in or incorporated by reference into any such SEC Document (including the related notes and schedules thereto) fairly presents, or will fairly present, the financial position of Wachovia and its Subsidiaries as of its date, and each of the statements of income and changes in stockholders' equity and cash flows or equivalent statements in such SEC Documents (including any related notes and schedules thereto) fairly presents, or will fairly present, the results of operations, changes in stockholders' equity and changes in cash flows, as the case may be, of Wachovia and its Subsidiaries for the periods to which they relate, in each case in accordance with generally accepted accounting principles consistently applied during the periods involved, except in each case as may be noted therein, subject to normal year-end audit adjustments in the case of unaudited statements.

     (ii) Since December 31, 1998, no event has occurred or circumstance arisen that, individually or taken together with all other facts, circumstances and events (described in any paragraph of Section 5.04 or otherwise), is reasonably likely to have a Material Adverse Effect with respect to Wachovia.

     (h) Litigation; Regulatory Action. (i) Other than as set forth in its SEC Documents filed on or before the date hereof, no litigation, claim or other proceeding before any Governmental Authority is pending against Wachovia or any of its Subsidiaries and, to the best of Wachovia's knowledge, no such litigation, claim or other proceeding has been threatened.

     (ii) Neither Wachovia nor any of its Subsidiaries or properties is a party to or is subject to any order, decree, agreement, memorandum of understanding or similar arrangement with, or a commitment letter or similar submission to, or extraordinary supervisory letter from a Regulatory Authority, nor has Wachovia or any of its Subsidiaries been advised by a Regulatory Authority that such agency is contemplating issuing or requesting (or is considering the appropriateness of issuing or requesting) any such order, decree, agreement, memorandum of understanding, commitment letter, supervisory letter or similar submission.

     (i) Compliance with Laws. Wachovia and each of its Significant
  Subsidiaries:

       (i) in the conduct of its business, is in compliance with all applicable federal, state, local and foreign statutes, laws, regulations, ordinances, rules, judgments, orders or decrees applicable thereto or to the employees conducting such businesses, including, without limitation, the Equal Credit Opportunity Act, the Fair Housing Act, the Community Reinvestment Act, the Home Mortgage Disclosure Act and all other applicable fair lending laws and other laws relating to discriminatory business practices; and

       (ii) has all permits, licenses, authorizations, orders and approvals of, and has made all filings, applications and registrations with, all Governmental Authorities that are required in order to permit them to conduct their businesses substantially as presently conducted; all such permits, licenses, certificates of authority, orders and approvals are in full force and effect and, to the best of its knowledge, no suspension or cancellation of any of them is threatened.

       (iii) has received, since December 31, 1998, no notification or communication from any Governmental Authority (A) asserting that Wachovia or any of its Subsidiaries is not in compliance with any of the statutes, regulations, or ordinances which such Governmental Authority enforces or (B) threatening to revoke any license, franchise, permit, or governmental authorization (nor, to Wachovia's knowledge, do any grounds for any of the foregoing exist).

     (j) No Brokers. No action has been taken by Wachovia that would give rise to any valid claim against any party hereto for a brokerage commission, finder's fee or other like payment with respect to the transactions contemplated by this Agreement.

     (k) Disclosure. The representations and warranties contained in this
  Section 5.04 do not contain any untrue statement of a material fact or omit to state any material fact necessary in order to make the statements and information contained in this Section 5.04 not misleading.

                                   ARTICLE VI

                                   Covenants

   6.01 Reasonable Best Efforts. Subject to the terms and conditions of this Agreement, each of Commerce and Wachovia agrees to use its reasonable best efforts in good faith to take, or cause to be taken, all actions, and to do, or cause to be done, all things necessary, proper or desirable, or advisable under applicable laws, so as to permit consummation of the Merger as promptly as practicable and otherwise to enable consummation of the transactions contemplated hereby and shall cooperate fully with the other party hereto to that end (including, if necessary, the filing of any amendments or supplements to the Registration Statement or Proxy Statement or a resolicitation of proxies as a consequence of an acquisition agreement by Wachovia or any of its Subsidiaries).

   6.02 Stockholder Approvals. Commerce agrees to take, in accordance with applicable law and its articles of incorporation and by-laws, all action necessary to convene an appropriate meeting of stockholders of Commerce to consider and vote upon the approval and adoption of this Agreement and any other matters required to be approved by Commerce's stockholders for consummation of the Merger (including any adjournment or postponement, the "Commerce Meeting") as promptly as practicable after the Registration Statement is declared effective. Except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised in writing by its counsel, the Commerce Board shall recommend such approval, and Commerce shall take all reasonable, lawful action to solicit such approval by its stockholders.

   6.03 Registration Statement. (a) Wachovia agrees to prepare a registration statement on Form S-4 (the "Registration Statement") to be filed by Wachovia with the SEC in connection with the issuance of Wachovia Stock in the Merger (including the proxy statement and prospectus and other proxy solicitation materials of Commerce constituting a part thereof (the "Proxy Statement") and all related documents). Each of the parties hereto agrees to cooperate, and to cause its Subsidiaries to cooperate, with the other, its counsel and its accountants, in preparation of the Registration Statement and the Proxy Statement; and provided that Commerce and its Subsidiaries have cooperated as required above, Wachovia agrees to file the Registration Statement with the SEC as soon as reasonably practicable. Each of Commerce and Wachovia agrees to use all reasonable efforts to cause the Registration Statement to be declared effective under the Securities Act as promptly as reasonably practicable after filing thereof. Wachovia also agrees to use all reasonable efforts to obtain all necessary state securities law or "Blue Sky" permits and approvals required to carry out the transactions contemplated by this Agreement. Commerce agrees to furnish to Wachovia all information concerning Commerce, its Subsidiaries, officers, directors and stockholders as may be reasonably requested in connection with the foregoing.

   (b) Each of Commerce and Wachovia agrees, as to itself and its Subsidiaries, that none of the information supplied or to be supplied by it for inclusion or incorporation by reference in (i) the Registration Statement will, at the time the Registration Statement and each amendment or supplement thereto, if any, becomes effective under the Securities Act, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading, and (ii) the Proxy Statement and any amendment or supplement thereto will, at the date of mailing to stockholders and at the time of the Commerce Meeting, contain any untrue statement of a material fact or omit to state any material fact required to be stated therein or necessary to make the statements therein not misleading or any statement which, in the light of the circumstances under which such statement is made, will be false or misleading with respect to any material fact, or which will omit to state any material fact necessary in order to make the statements therein not false or misleading or necessary to correct any statement in any earlier statement in the Proxy Statement or any amendment or supplement thereto. Each of Commerce and Wachovia further agrees that if it shall become aware prior to the Effective Date of any information furnished by it that would cause any of the statements in the Proxy Statement to be false or misleading with respect to any material fact, or to omit to state any material fact necessary to make the statements therein not false or misleading, to promptly inform the other party thereof and to take the necessary steps to correct the Proxy Statement.

   (c) Wachovia agrees to advise Commerce, promptly after Wachovia receives notice thereof, of the time when the Registration Statement has become effective or any supplement or amendment has been filed, of the issuance of any stop order or the suspension of the qualification of Wachovia Common Stock for offering or sale in any jurisdiction, of the initiation or threat of any proceeding for any such purpose, or of any request by the SEC for the amendment or supplement of the Registration Statement or for additional information.

   6.04 Press Releases. Each of Commerce and Wachovia agrees that neither it nor any of their respective Subsidiaries will, without the prior approval of the other party, issue any press release or written statement for general circulation relating to the transactions contemplated hereby, except as otherwise required by applicable law or regulation or NYSE rules.

   6.05 Access; Information. (a) Each of Commerce and Wachovia agrees that upon reasonable notice and subject to applicable laws relating to the exchange of information, it shall afford the other party and the other party's officers, employees, counsel, accountants and other authorized representatives, such access during normal business hours throughout the period prior to the Effective Time to the books, records (including, without limitation, tax returns and work papers of independent auditors), properties, personnel and to such other information as any party may reasonably request and, during such period, it shall furnish promptly to such other party (i) a copy of each material report, schedule and other document filed by it pursuant to the requirements of federal or state securities or banking laws, and (ii) all other information concerning the business, properties and personnel of it as the other may reasonably request.

   (b) Each agrees that it will not, and will cause its representatives not to, use any information obtained pursuant to this Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) for any purpose unrelated to the consummation of the transactions contemplated by this Agreement. Subject to the requirements of law, each party will keep confidential, and will cause its representatives to keep confidential, all information and documents obtained pursuant to this
Section 6.05 (as well as any other information obtained prior to the date hereof in connection with the entering into of this Agreement) unless such information (i) was already known to such party, (ii) becomes available to such party from other sources not known by such party to be bound by a confidentiality obligation, (iii) is disclosed with the prior written approval of the party to which such information pertains or (iv) is or becomes readily ascertainable from published information or trade sources. In the event that this Agreement is terminated or the transactions contemplated by this Agreement shall otherwise fail to be consummated, each party shall promptly cause all copies of documents or extracts thereof containing information and data as to another party hereto to be returned to the party which furnished the same. No investigation by either party of the business and affairs of the other shall affect or be deemed to modify or waive any representation, warranty, covenant or agreement in this Agreement, or the conditions to either party's obligation to consummate the transactions contemplated by this Agreement.

   6.06 Acquisition Proposals. Commerce agrees that neither it nor any of its Subsidiaries nor any of the respective officers and directors of Commerce or its Subsidiaries shall, and Commerce shall direct and use its reasonable best efforts to cause its employees, agents and representatives (including, without limitation, any investment banker, attorney or accountant retained by it or any of its Subsidiaries) not to, initiate, solicit or encourage, directly or indirectly, any enquiries or the making of any proposal or offer (including, without limitation, any proposal or offer to stockholders of Commerce) with respect to a merger, consolidation or similar transaction involving, or any purchase of all or any significant portion of the assets or any equity securities of, Commerce or its Significant Subsidiary (any such proposal or offer being hereinafter referred to as an "Acquisition Proposal") or, except to the extent legally required for the discharge by the Board of Directors of its fiduciary duties as advised in writing by its counsel, engage in any negotiations concerning, or provide any confidential information or data to, or have any discussions with, any person relating to an Acquisition Proposal, or otherwise facilitate any effort or attempt to make or implement an Acquisition Proposal. Commerce shall immediately cease and cause to be terminated any activities, discussions or negotiations conducted prior to the date of this Agreement with any parties other than Wachovia with respect to any of the foregoing and shall use its reasonable best efforts to enforce any confidentiality or similar agreement relating to an Acquisition Proposal. Commerce shall promptly (within 24 hours) advise Wachovia following the receipt by Commerce of any Acquisition Proposal and the substance thereof (including the identity of the person making such Acquisition Proposal), and advise Wachovia of any developments with respect to such Acquisition Proposal immediately upon the occurrence thereof.

   6.07 Affiliate Agreements. (a) Not later than the 15th day prior to the mailing of the Proxy Statement, Commerce shall deliver to Wachovia a schedule of each person that, to its knowledge, is or is reasonably likely to be, as of the date of Commerce Meeting, deemed to be an "affiliate" of it (each, a "Commerce Affiliate") as that term is defined in Rule 144 and used in Rule 145 under the Securities Act.

   (b) Commerce shall use its reasonable best efforts to cause each person who may be deemed to be a Commerce Affiliate to execute and deliver to Wachovia on or before the date of mailing of the Proxy Statement an "affiliates agreement" in form attached hereto as Exhibit E.

   6.08 Takeover Laws. No party hereto shall take any action that would cause the transactions contemplated by this Agreement, the Stock Option Agreement or the Voting Agreements to be subject to requirements imposed by any Takeover Law and each of them shall take all necessary steps within its control to exempt (or ensure the continued exemption of) the transactions contemplated by this Agreement from, or if necessary challenge the validity or applicability of, any applicable Takeover Law, as now or hereafter in effect.

   6.09 Certain Policies. Prior to the Effective Date, Commerce shall, consistent with generally accepted accounting principles and on a basis mutually satisfactory to it and Wachovia, modify and change its loan, litigation and real estate valuation policies and practices (including loan classifications and levels of reserves) so as to be applied on a basis that is consistent with those of Wachovia; provided, however, that Commerce shall not be obligated to take any such action pursuant to this Section 6.09 unless and until Wachovia acknowledges that all conditions to its obligation to consummate the Merger have been satisfied.

   6.10 NYSE Listing. Wachovia agrees to use its reasonable best efforts to list, prior to the Effective Date, on the NYSE, subject to official notice of issuance, the shares of Wachovia Common Stock to be issued to the holders of Commerce Common Stock in the Merger.

   6.11 Regulatory Applications. (a) Wachovia and Commerce and their respective Subsidiaries shall cooperate and use their respective reasonable best efforts to prepare all documentation, to effect all filings and to obtain all permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary to consummate the transactions contemplated by this Agreement. Each of Wachovia and Commerce shall have the right to review in advance, and to the extent practicable each will consult with the other, in each case subject to applicable laws relating to the exchange of information, with respect to, all material written information submitted to any third party or any Governmental Authority in connection with the transactions contemplated by this Agreement. In exercising the foregoing right, each of the parties hereto agrees to act reasonably and as promptly as practicable. Each party hereto agrees that it will consult with the other party hereto with respect to the obtaining of all material permits, consents, approvals and authorizations of all third parties and Governmental Authorities necessary or advisable to consummate the transactions contemplated by this Agreement and each party will keep the other party appraised of the status of material matters relating to completion of the transactions contemplated hereby.

   (b) Each party agrees, upon request, to furnish the other party with all information concerning itself, its Subsidiaries, directors, officers and stockholders and such other matters as may be reasonably necessary or advisable in connection with any filing, notice or application made by or on behalf of such other party or any of its Subsidiaries to any third party or Governmental Authority.

   6.12 Indemnification. (a) Following the Effective Date and for a period of six years thereafter, Wachovia shall indemnify, defend and hold harmless the present directors and officers of Commerce and its Subsidiaries (each, an "Indemnified Party") against all costs or expenses (including reasonable attorneys' fees), judgments, fines, losses, claims, damages or liabilities (collectively, "Costs") incurred in connection with any claim, action, suit, proceeding or investigation, whether civil, criminal, administrative or investigative, arising out of actions or omissions occurring at or prior to the Effective Time (including, without limitation, the transactions contemplated by this Agreement) to the fullest extent that Commerce is permitted to indemnify (and advance expenses to) its directors and officers under the laws of the State of Florida, the Commerce Articles and the Commerce By-Laws as in effect on the date hereof; provided that any determination required to be made with respect to whether an officer's or director's conduct complies with the standards set forth under Florida law, the Commerce Articles and the Commerce By-Laws shall be made by independent counsel (which shall not be counsel that provides material services to Wachovia) selected by Wachovia and reasonably acceptable to such officer or director; and provided, further, that in the absence of applicable Florida judicial precedent to the contrary, such counsel, in making such determination, shall presume such officer's or director's conduct complied with such standard and Wachovia shall have the burden to demonstrate that such officer's or director's conduct failed to comply with such standard.

   (b) For a period of three years from the Effective Time, Wachovia shall use its reasonable efforts to provide that portion of director's and officer's liability insurance that serves to reimburse the present and former officers and directors of Commerce or any of its Subsidiaries (determined as of the Effective Time) (as opposed to Commerce) with respect to claims against such directors and officers arising from facts or events which occurred before the Effective Time, which insurance shall contain at least the same coverage and amounts, and contain terms and conditions no less advantageous, as that coverage currently provided by Commerce; provided, however, that in no event shall Wachovia be required to expend more than 150 percent of the current amount expended by Commerce (the "Insurance Amount") to maintain or procure such directors and officers insurance coverage; provided, further, that if Wachovia is unable to maintain or obtain the insurance called for by this
Section 6.12(b), Wachovia shall use its reasonable best efforts to obtain as much comparable insurance as is available for the Insurance Amount; provided, further, that officers and directors of Commerce or any Subsidiary may be required to make application and provide customary representations and warranties to Wachovia's insurance carrier for the purpose of obtaining such insurance.

   (c) Any Indemnified Party wishing to claim indemnification under Section 6.12(a), upon learning of any claim, action, suit, proceeding or investigation described above, shall promptly notify Wachovia thereof; provided that the failure so to notify shall not affect the obligations of Wachovia under Section 6.12(a) unless and to the extent that Wachovia is actually prejudiced as a result of such failure.

   (d) If Wachovia or any of its successors or assigns shall consolidate with or merge into any other entity and shall not be the continuing or surviving entity of such consolidation or merger or shall transfer all or substantially all of its assets to any entity, then and in each case, proper provision shall be made so that the successors and assigns of Wachovia shall assume the obligations set forth in this Section 6.12.

   6.13 Benefit Plans. As soon as practicable following the Effective Time, Wachovia shall provide generally to employees (including officers) of Commerce, employee benefits, including severance benefits, under employee and welfare benefit plans on terms and conditions which, when taken as a whole, are substantially similar to those currently provided by Wachovia and Wachovia Bank to similarly situated employees (including officers) of Wachovia Bank; provided, however, that, prior to the time that such benefits are provided, such employees of Commerce will continue to be provided with benefits under employee benefit plans (other than plans involving the issuance of securities of Commerce or Wachovia) which in the aggregate are substantially comparable to those currently provided by Commerce to such employees. All discretionary awards and benefits under any employee benefit plans of Wachovia shall be subject to the discretion of the persons or committee administering such plans. To the extent that Wachovia causes an employee benefit plan maintained by Wachovia to cover employees of Commerce, Wachovia shall cause such employee benefit plan to credit such Employee's service with Commerce prior to the Effective Date for purposes of participation, eligibility and vesting, but not for purposes of benefit accrual, to the same extent that such service was credited by Commerce. Except as expressly provided by the immediately preceding sentence, nothing contained herein shall in any way limit or restrict the ability of Wachovia to amend, modify, or terminate any employee benefit plan, including the Commerce Benefit Plans, following the Effective Time.

   6.14 Accountants' Letters. Commerce shall use its reasonable best efforts to cause to be delivered to Wachovia, and to Wachovia's directors and officers who sign the Registration Statement, a letter of KPMG, LLP independent auditors, dated (i) the date on which the Registration Statement shall become effective and (ii) a date shortly prior to the Effective Date, and addressed to Wachovia, and such directors and officers, in form and substance customary for "comfort" letters delivered by independent accountants in accordance with Statement of Accounting Standards No. 72.

   6.15 Notification of Certain Matters. Each of Commerce and Wachovia shall give prompt notice to the other of any fact, event or circumstance known to it that (i) is reasonably likely, individually or taken together with all other facts, events and circumstances known to it, to result in any Material Adverse Effect with respect to it or (ii) would cause or constitute a material breach of any of its representations, warranties, covenants or agreements contained herein.

   6.16 Local Advisory Board. At the effective time of the merger of National Bank of Commerce into Wachovia Bank, Wachovia will cause Wachovia Bank to create a local advisory board for Orange County, Florida. The local advisory board will continue in accordance with Wachovia Bank's customary practices for its local advisory boards for a minimum period of one year from the date of the merger of National Bank of Commerce into Wachovia Bank (provided, however, that Wachovia shall, for the first year, pay a retainer of $3,000 to each member of the local advisory board). Wachovia Bank will appoint up to 12 of the qualified non-employee directors of National Bank of Commerce to the local advisory board and will consult with National Bank of Commerce to determine the appropriate individuals to appoint to this board.

   6.17 Noncompetition Agreements. Commerce agrees to use its best efforts to cause each officer identified on Exhibit C to execute and deliver to Wachovia on or before the mailing of the Proxy Statement the Officer Noncompetition Agreement.

   6.18 Stock Appreciation Rights. Commerce agrees to use its best efforts to cause each director of Commerce to execute and deliver to Wachovia an Amended and Restated 1999 Stock Appreciation Rights Agreements in form and substance satisfactory to Wachovia to (i) eliminate the adjustment in the number of phantom shares following a change of control of Commerce, (ii) clarify that the value of the stock appreciation rights will be the difference between the equity per share (as that term is used in the 1999 Stock Appreciation Rights Agreement) and the value of the Wachovia Common Stock received in the Merger, as adjusted through the application of the Exchange Ratio, examples of the operation of such formula are set forth and agreed to by Wachovia and Commerce in Commerce's Disclosure Schedule, and (iii) make such other changes as Wachovia may reasonably request, provided that such changes do not amend the timing of distributions under the 1999 Stock Appreciation Rights Agreements or the provisions of clauses (i) or (ii) above. Commerce also agrees that, as of the Effective Time but before giving effect to any adjustment because of the application of the Exchange Ratio, no more than 13,000 stock appreciation rights will be issued and outstanding.

                                  ARTICLE VII

                    Conditions to Consummation of the Merger

   7.01 Conditions to Each Party's Obligation to Effect the Merger. The respective obligation of each of Wachovia and Commerce to consummate the Merger is subject to the fulfillment or written waiver by Wachovia and Commerce prior to the Effective Time of each of the following conditions:

     (a) Stockholder Approval. This Agreement shall have been duly adopted by the affirmative vote of the holders of the requisite number of outstanding shares of Commerce Common Stock entitled to vote thereon in accordance with applicable law, the Commerce Certificate and the Commerce By-Laws.

     (b) Regulatory Approvals. All regulatory approvals required to consummate the transactions contemplated hereby, including the Subsidiary Combination, shall have been obtained and shall remain in full force and effect and all statutory waiting periods in respect thereof shall have expired and no such approvals shall contain any conditions, restrictions or requirements which the Wachovia Board reasonably determines in good faith would (i) following the Effective Time, have a Material Adverse Effect on the Surviving Corporation and its Subsidiaries taken as a whole or (ii) reduce the benefits of the transactions contemplated hereby to such a degree that Wachovia would not have entered into this Agreement had such conditions, restrictions or requirements been known at the date hereof.

     (c) No Injunction. No Governmental Authority of competent jurisdiction shall have enacted, issued, promulgated, enforced or entered any statute, rule, regulation, judgment, decree, injunction or other order (whether temporary, preliminary or permanent) which is in effect and prohibits consummation of the transactions contemplated by this Agreement.

     (d) Registration Statement. The Registration Statement shall have become effective under the Securities Act and no stop order suspending the effectiveness of the Registration Statement shall have been issued and no proceedings for that purpose shall have been initiated or threatened by the SEC.

     (e) Blue Sky Approvals. All permits and other authorizations under state securities laws necessary to consummate the transactions contemplated hereby and to issue the shares of Wachovia Common Stock to be issued in the Merger shall have been received and be in full force and effect.

     (f) Listing. The shares of Wachovia Common Stock to be issued in the Merger shall have been approved for listing on the NYSE, subject to official notice of issuance.

   7.02 Conditions to Obligation of Commerce. The obligation of Commerce to consummate the Merger is also subject to the fulfillment or written waiver by Commerce prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in
  Section 5.02, the representations and warranties of Wachovia set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date), and Commerce shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

     (b) Performance of Obligations of Wachovia. Wachovia shall have performed in all material respects all obligations required to be performed by them under this Agreement at or prior to the Effective Time, and Commerce shall have received a certificate, dated the Effective Date, signed on behalf of Wachovia by the Chief Executive Officer and the Chief Financial Officer of Wachovia to such effect.

     (c) Opinion of Commerce's Counsel. Commerce shall have received an opinion of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A., counsel to Commerce, dated the date of the Proxy Statement and the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion, (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368 (a) of the Code, (ii) Wachovia and Commerce will each be a party to that reorganization within the meaning of Section 368(b) of the Code, and (iii) no gain or loss will be recognized by stockholders of Commerce who receive shares of Wachovia Common Stock in exchange for shares of Commerce Common Stock, except that gain or loss may be recognized as to cash received in lieu of fractional share interests. In rendering its opinion, Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. may require and rely upon representations contained in letters from Commerce and others.

   7.03 Conditions to Obligation of Wachovia. The obligation of Wachovia to consummate the Merger is also subject to the fulfillment or written waiver by Wachovia prior to the Effective Time of each of the following conditions:

     (a) Representations and Warranties. Subject to the standard set forth in
  Section 5.02, the representations and warranties of Commerce set forth in this Agreement shall be true and correct as of the date of this Agreement and as of the Effective Date as though made on and as of the Effective Date (except that representations and warranties that by their terms speak as of the date of this Agreement or some other date shall be true and correct as of such date) and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of Commerce by the Chief Executive Officer and the Chief Financial Officer of Commerce to such effect.

     (b) Performance of Obligations of Commerce. Commerce shall have performed in all material respects all obligations required to be performed by it under this Agreement at or prior to the Effective Time, and Wachovia shall have received a certificate, dated the Effective Date, signed on behalf of Commerce by the Chief Executive Officer and the Chief Financial Officer of Commerce to such effect.

     (c) Opinion of Wachovia's Counsel. Wachovia shall have received an opinion of Sullivan & Cromwell, special counsel to Wachovia, dated the date of the Proxy Statement and the Effective Date, to the effect that, on the basis of facts, representations and assumptions set forth in such opinion,
  (i) the Merger will be treated for federal income tax purposes as a "reorganization" within the meaning of Section 368(a) of the Code and (ii) Wachovia and Commerce will each be a party to that reorganization within the meaning of Section 368(b) of the Code. In rendering its opinion, Sullivan & Cromwell may require and rely upon representations contained in letters from Wachovia and others.

     (d) Noncompetition Agreements. All of the Director Noncompetition Agreements entered into with the directors listed on Exhibit C shall be in full force and effect (other than as a consequence of death or disability). Each officer listed on Exhibit C shall have executed and delivered to Wachovia an Officer Noncompetition Agreement and all such agreements shall be in full force and effect (other than as a consequence of death or disability).

     (e) Accountants' Letters. Wachovia and its directors and officers who sign the Registration Statement shall have received the letters referred to in Section 6.14 from KPMG, LLP, Commerce's independent auditors.

     (f) Opinion of Commerce's Counsel. Wachovia shall have received an opinion of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A., that the Noncompetition Agreements are valid, binding and enforceable in accordance with their terms under Florida law.

     (g) Employment Agreement. The Employment Agreement entered into with Guy
  D. Colado shall be in full force and effect (other than as a consequence of death or disability).

     (h) Commerce Stock Appreciation Rights. Each director shall have entered into an Amended and Restated 1999 Stock Appreciation Rights Agreement and all such agreements will be in full force and effect. Further, as a result of the Merger, but before giving effect to any adjustment because of the application of the Exchange Ratio, no more than 13,000 stock appreciation rights shall be issued and outstanding.

                                  ARTICLE VIII

                                  Termination

   8.01 Termination. This Agreement may be terminated, and the Merger may be abandoned:

     (a) Mutual Consent. At any time prior to the Effective Time, by the mutual consent of Wachovia and Commerce, if the Board of Directors of each so determines by vote of a majority of the members of its entire Board.

     (b) Breach. At any time prior to the Effective Time, by Wachovia or Commerce, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event of either: (i) a breach by the other party of any representation or warranty contained herein (subject to the standard set forth in Section 5.02), which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach; or (ii) a breach by the other party of any of the covenants or agreements contained herein, which breach cannot be or has not been cured within 30 days after the giving of written notice to the breaching party of such breach, provided that such breach (whether under (i) or (ii)) would be reasonably likely, individually or in the aggregate with other breaches, to result in a Material Adverse Effect.

     (c) Delay. At any time prior to the Effective Time, by Wachovia or Commerce, if its Board of Directors so determines by vote of a majority of the members of its entire Board, in the event that the Merger is not consummated by October 31, 2000, except to the extent that the failure of the Merger then to be consummated arises out of or results from the knowing action or inaction of the party seeking to terminate pursuant to this
  Section 8.01(c).

     (d) No Approval. By Commerce or Wachovia, if its Board of Directors so determines by a vote of a majority of the members of its entire Board, in the event (i) the approval of any Governmental Authority required for consummation of the Merger and the other transactions contemplated by this Agreement shall have been denied by final nonappealable action of such Governmental Authority or (ii) the stockholder approval required by Section 7.01(a) herein is not obtained prior to the Effective Date.

     (e) Failure to Recommend, Etc. At any time prior to the Commerce Meeting, by Wachovia if Commerce Board shall have failed to make its recommendation referred to in Section 6.02, withdrawn such recommendation or modified or changed such recommendation in a manner adverse in any respect to the interests of Wachovia.

   8.02 Effect of Termination and Abandonment. In the event of termination of this Agreement and the abandonment of the Acquisition pursuant to this Article VIII, no party to this Agreement shall have any liability or further obligation to any other party hereunder except (i) as set forth in Section 9.01 and (ii) that termination will not relieve a breaching party from liability for any willful breach of this Agreement giving rise to such termination.

                                   ARTICLE IX

                                 Miscellaneous

   9.01 Survival. No representations, warranties, agreements and covenants contained in this Agreement shall survive the Effective Time (other than Sections 6.12 and this Article IX which shall survive the Effective Time) or the termination of this Agreement if this Agreement is terminated prior to the Effective Time (other than Sections 6.03(b), 6.05(b), 8.02 and this Article IX which shall survive such termination).

   9.02 Waiver; Amendment. Prior to the Effective Time, any provision of this Agreement may be (i) waived by the party benefited by the provision, or (ii) amended or modified at any time, by an agreement in writing between the parties hereto executed in the same manner as this Agreement, except that, after the Commerce Meeting, this Agreement may not be amended if it would violate the FBCA.

   9.03 Counterparts. This Agreement may be executed in one or more counterparts, each of which shall be deemed to constitute an original.

   9.04 Governing Law. This Agreement shall be governed by, and interpreted in accordance with, the laws of the State of North Carolina applicable to contracts made and to be performed entirely within such State (except to the extent that mandatory provisions of Federal law or of the NCBCA or FBCA are applicable).

   9.05 Waiver of Jury Trial. Each party hereto acknowledges and agrees that any controversy which may arise under this Agreement is likely to involve complicated and difficult issues, and therefore each such party hereby irrevocably and unconditionally waives any right such party may have to a trial by jury in respect of any litigation directly or indirectly arising out of or relating to this Agreement, or the transactions contemplated by this Agreement. Each party certifies and acknowledges that (a) no representative, agent or attorney of any other party has represented, expressly or otherwise, that such other party would not, in the event of litigation, seek to enforce the foregoing waiver, (b) each party understands and has considered the implications of this waiver, (c) each party makes this waiver voluntarily, and
(d) each party has been induced to enter into this Agreement by, among other things, the mutual waivers and certifications in this Section 9.05.

   9.06 Assignment. Neither this Agreement nor any of the rights, interests or obligations hereunder shall be assigned by any of the parties hereto without the prior written consent of the other parties hereto and any purported assignment in violation of this Section 9.06 shall be null and void.

   9.07 Expenses. Each party hereto will bear all expenses incurred by it in connection with this Agreement and the transactions contemplated hereby, except that printing expenses and SEC fees shall be shared equally between Commerce and Wachovia.

   9.08 Notices. All notices, requests and other communications hereunder to a party shall be in writing and shall be deemed given if personally delivered, telecopied (with confirmation) or mailed by registered or certified mail (return receipt requested) to such party at its address set forth below or such other address as such party may specify by notice to the parties hereto.

       If to Commerce, to:

       Commerce National Corporation
       1201 South Orlando Avenue
       Winter Park, Florida 32789
       Attention: Guy D. Colado
       Telephone: (407) 629-1818
       Facsimile: (407) 629-1844

       With a copy to:

       Zimmerman, Shuffield, Kiser & Sutcliffe, P.A.
       315 East Robinson Street, Suite 600
       Orlando, Florida, 32802
       Attention: W. Charles Shuffield
       Telephone: (407) 425-7010
       Facsimile: (407) 425-2747

       If to Wachovia, to:

       Wachovia Corporation
       100 North Main Street
       P.O. Box 3099
       Attention: General Counsel
       Telephone: (336) 770-5000
       Facsimile: (336) 722-2974

       With a copy to:

       Sullivan & Cromwell
       125 Broad Street
       New York, New York 10004
       Attention: Mark J. Menting, Esq.
       Telephone: (212) 558-4000
       Facsimile: (212) 558-3588

   9.09 Entire Understanding; No Third Party Beneficiaries. This Agreement, the Stock Option Agreement and the Voting Agreements represent the entire understanding of the parties hereto with reference to the transactions contemplated hereby and thereby and this Agreement, the Stock Option Agreement and the Voting Agreements supersede any and all other oral or written agreements heretofore made. Nothing in this Agreement expressed or implied, is intended to confer upon any person, other than the parties hereto or their respective successors, any rights, remedies, obligations or liabilities under or by reason of this Agreement.

   9.10 Interpretation; Effect. When a reference is made in this Agreement to Sections, Exhibits or Schedules, such reference shall be to a Section of, or Exhibit or Schedule to, this Agreement unless otherwise indicated. The table of contents and headings contained in this Agreement are for reference purposes only and are not part of this Agreement. Whenever the words "include," "includes" or "including" are used in this Agreement, they shall be deemed to be followed by the words "without limitation."

                                    *  *  *

   IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed in counterparts by their duly authorized officers, all as of the day and year first above written.

                                        COMMERCE NATIONAL CORPORATION

                                             /s/ Guy D. Colado
                                        By: ____________________________________
                                          Name: Guy D. Colado
                                          Title:President and
                                               Chief Executive Officer

                                        WACHOVIA CORPORATION

                                             /s/ G. Joseph Prendergast
                                        By:_____________________________________
                                          Name: G. Joseph Prendergast
                                          Title:President and
                                               Chief Operating Officer

                                                                      APPENDIX B

                          STOCK OPTION AGREEMENT

   STOCK OPTION AGREEMENT, dated as of March 3, 2000, between Wachovia Corporation, a North Carolina corporation ("Grantee"), and Commerce National Corporation, a Florida corporation ("Issuer").

                              W I T N E S S E T H:

   WHEREAS, Grantee and Issuer are entering into an Agreement and Plan of Merger (the "Merger Agreement");

   WHEREAS, as a condition and an inducement to Grantee's entering into the Merger Agreement, Issuer has agreed to grant Grantee the Option (as hereinafter defined) on the terms and conditions set forth in this Agreement; and

   WHEREAS, the Board of Directors of Issuer has approved the grant of the Option and the Merger Agreement prior to the execution hereof;

   NOW, THEREFORE, in consideration of the foregoing and the mutual covenants and agreements set forth herein and in the Merger Agreement, the parties hereto agree as follows:

   1. (a) Issuer hereby grants to Grantee an unconditional, irrevocable option (the "Option") to purchase, subject to the terms hereof, up to an aggregate of 179,500 fully paid and nonassessable shares of the common stock, par value $0.10 per share, of Issuer ("Common Stock") at a price per share equal to $19.45 (such price, as adjusted if applicable, the "Option Price"); provided, that in no event shall the number of shares for which this Option is exercisable exceed 24.9% of the issued and outstanding shares of Common Stock after giving effect to any shares subject or issued pursuant to the Option. The number of shares of Common Stock that may be received upon the exercise of the Option and the Option Price are subject to adjustment as herein set forth.

      (b) In the event that any additional shares of Common Stock are issued or otherwise become outstanding after the date of this Agreement (other than pursuant to this Agreement and other than pursuant to an event described in
Section 5(a) hereof), the number of shares of Common Stock subject to the Option shall be increased so that, after such issuance, such number together with any shares of Common Stock previously issued pursuant hereto, equals 24.9% of the number of shares of Common Stock then issued and outstanding without giving effect to any shares subject or issued pursuant to the Option. Nothing contained in this Section l(b) or elsewhere in this Agreement shall be deemed to authorize Issuer to issue shares in breach of any provision of the Merger Agreement.

   2. (a) The Holder (as hereinafter defined) may exercise the Option, in whole or part, if, but only if, both an Initial Triggering Event (as hereinafter defined) and a Subsequent Triggering Event (as hereinafter defined) shall have occurred prior to the occurrence of an Exercise Termination Event (as hereinafter defined), provided that the Holder shall have sent the written notice of such exercise (as provided in subsection (e) of this Section 2) within six (6) months following such Subsequent Triggering Event (or such later period as provided in Section 10). Each of the following shall be an "Exercise Termination Event": (i) the Effective Time of the Merger; (ii) termination of the Merger Agreement in accordance with the provisions thereof if such termination occurs prior to the occurrence of an Initial Triggering Event except a termination by Grantee pursuant to Section 8.01(b) of the Merger Agreement or by Grantee or Issuer pursuant to Section 8.01(d) of the Merger Agreement (each, a "Listed Termination"); or (iii) the passage of eighteen (18) months (or such longer period as provided in Section 10) after termination of the Merger Agreement if such termination follows the occurrence of an Initial Triggering Event or is a Listed Termination. The term "Holder" shall mean the holder or holders of the Option. Notwithstanding anything to the contrary contained herein, (i) the Option may not be exercised at any time when Grantee shall be in material breach of any of its covenants or agreements contained in the Merger Agreement such that Issuer shall be entitled to terminate the Merger Agreement pursuant to Section 8.01(b) thereof and (ii) this Agreement shall automatically terminate upon the proper termination of the Merger Agreement by Issuer pursuant to Section 8.01(b) thereof as a result of the material breach by Grantee of its covenants or agreements contained in the Merger Agreement.

      (b) The term "Initial Triggering Event" shall mean any of the following events or transactions occurring on or after the date hereof:

       (i) Issuer or its Significant Subsidiary (as defined in Rule 1-02 of Regulation S-X promulgated by the Securities and Exchange Commission (the "SEC")), the "Issuer Subsidiary"), without having received Grantee's prior written consent, shall have entered into an agreement to engage in an Acquisition Transaction (as hereinafter defined) with any person (the term "person" for purposes of this Agreement having the meaning assigned thereto in Sections 3(a)(9) and 13(d)(3) of the Securities Exchange Act of 1934, as amended (the "1934 Act"), and the rules and regulations thereunder) other than Grantee or any of its Subsidiaries (each a "Grantee Subsidiary") or the Board of Directors of Issuer (the "Issuer Board") shall have recommended that the shareholders of Issuer approve or accept any Acquisition Transaction other than as contemplated by the Merger Agreement. For purposes of this Agreement, (a) "Acquisition Transaction" shall mean (x) a merger or consolidation, or any similar transaction, involving Issuer or the Issuer Subsidiary (other than mergers, consolidations or similar transactions involving solely Issuer and/or one or more wholly-owned Subsidiaries of the Issuer, provided, any such transaction is not entered into in violation of the terms of the Merger Agreement), (y) a purchase, lease or other acquisition of all or any substantial part of the assets or deposits of Issuer or the Issuer Subsidiary, or (z) a purchase or other acquisition (including by way of merger, consolidation, share exchange or otherwise) of securities representing 10% or more of the voting power of Issuer or the Issuer Subsidiary and
    (b) "Subsidiary" shall have the meaning set forth in Rule 12b-2 under the 1934 Act;

         (ii) Any person other than the Grantee or any Grantee Subsidiary shall have acquired beneficial ownership or the right to acquire beneficial ownership of 10% or more of the outstanding shares of Common Stock (the term "beneficial ownership" for purposes of this Agreement having the meaning assigned thereto in Section 13(d) of the 1934 Act, and the rules and regulations thereunder);

       (iii) The shareholders of Issuer shall have voted and failed to approve the Merger Agreement and the Merger at a meeting which has been held for that purpose or any adjournment or postponement thereof, or such meeting shall not have been held in violation of the Merger Agreement or shall have been canceled prior to termination of the Merger Agreement if, prior to such meeting (or if such meeting shall not have been held or shall have been canceled, prior to such termination), it shall have been publicly announced that any person (other than Grantee or any of its Subsidiaries) shall have made, or disclosed an intention to make, a proposal to engage in an Acquisition Transaction;

       (iv) The Issuer Board shall have withdrawn or modified (or publicly announced its intention to withdraw or modify) in any manner adverse in any respect to Grantee its recommendation that the shareholders of Issuer approve the transactions contemplated by the Merger Agreement, or Issuer or the Issuer Subsidiary shall have authorized, recommended, proposed (or publicly announced its intention to authorize, recommend or propose) an agreement to engage in an Acquisition Transaction with any person other than Grantee or a Grantee Subsidiary;

       (v) Any person other than Grantee or any Grantee Subsidiary shall have made a proposal to Issuer or its shareholders to engage in an Acquisition Transaction and such proposal shall have been publicly announced;

       (vi) Any person other than Grantee or any Grantee Subsidiary shall have filed with the SEC, or distributed, a registration statement or tender offer materials with respect to a potential exchange or tender offer that would constitute an Acquisition Transaction (or filed a preliminary proxy statement with the SEC with respect to a potential vote by its shareholders to approve the issuance of shares to be offered in such an exchange offer); or

       (vii) Issuer shall have willfully breached any covenant or obligation contained in the Merger Agreement in anticipation of engaging in an Acquisition Transaction, and following such breach Grantee would be entitled to terminate the Merger Agreement (whether immediately or after the giving of notice or passage of time or both); or

       (viii) Any person other than Grantee or any Grantee Subsidiary, without Grantee's prior written consent, shall have filed an application or notice with the Board of Governors of the Federal Reserve System (the "Federal Reserve Board") or other federal or state bank regulatory or antitrust authority, which application or notice has been accepted for processing, for approval to engage in an Acquisition Transaction; or

       (ix) The failure of a shareholder or shareholders in the aggregate holding in excess of 5% of the Company's outstanding Common Stock to comply with the terms of his, her or its Voting Agreement (as defined in the Merger Agreement).

      (c) The term "Subsequent Triggering Event" shall mean any of the following events or transactions occurring after the date hereof:

       (i) The acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 20% or more of the then outstanding Common Stock; or

       (ii) The occurrence of the Initial Triggering Event described in clause (i) of subsection (b) of this Section 2, except that the percentage referred to in clause (z) of the second sentence thereof shall be 20%.

      (d) Issuer shall notify Grantee promptly in writing of the occurrence of any Initial Triggering Event or Subsequent Triggering Event (together, a "Triggering Event"), it being understood that the giving of such notice by Issuer shall not be a condition to the right of the Holder to exercise the Option.

      (e) In the event the Holder is entitled to and wishes to exercise the Option (or any portion thereof), it shall send to Issuer a written notice (the date of which being herein referred to as the "Notice Date") specifying (i) the total number of shares it will purchase pursuant to such exercise and (ii) a place and date not earlier than three business days nor later than 60 business days from the Notice Date for the closing of such purchase (the "Closing Date"); provided, that if prior notification to or approval of the Federal Reserve Board or any other regulatory or antitrust agency is required in connection with such purchase, the Holder shall promptly file the required notice or application for approval, shall promptly notify Issuer of such filing, and shall expeditiously process the same and the period of time that otherwise would run pursuant to this sentence shall run instead from the date on which any required notification periods have expired or been terminated or such approvals have been obtained and any requisite waiting period or periods shall have passed. Any exercise of the Option shall be deemed to occur on the Notice Date relating thereto.

      (f)At the closing referred to in subsection (e) of this Section 2, the Holder shall (i) pay to Issuer the aggregate purchase price for the shares of Common Stock purchased pursuant to the exercise of the Option in immediately available funds by wire transfer to a bank account designated by Issuer and
(ii) present and surrender this Agreement to Issuer at its principal executive offices, provided that the failure or refusal of the Issuer to designate such a bank account or accept surrender of this Agreement shall not preclude the Holder from exercising the Option.

      (g)At such closing, simultaneously with the delivery of immediately available funds as provided in subsection (f) of this Section 2, Issuer shall deliver to the Holder a certificate or certificates representing the number of shares of Common Stock purchased by the Holder and, if the Option should be exercised in part only, a new Option evidencing the rights of the Holder thereof to purchase the balance of the shares purchasable hereunder.

      (h)Certificates for Common Stock delivered at a closing hereunder may be endorsed with a restrictive legend that shall read substantially as follows:

       "The transfer of the shares represented by this certificate is subject to certain provisions of an agreement between the registered holder hereof and Issuer and to resale restrictions arising under the Securities Act of 1933, as amended. A copy of such agreement is on file at the principal office of Issuer and will be provided to the holder hereof without charge upon receipt by Issuer of a written request therefor."

     It is understood and agreed that: (i) the reference to the resale restrictions of the Securities Act of 1933, as amended (the "1933 Act") in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the Holder shall have delivered to Issuer a copy of a letter from the staff of the SEC, or an opinion of counsel, in form and substance reasonably satisfactory to Issuer, to the effect that such legend is not required for purposes of the 1933 Act; (ii) the reference to the provisions of this Agreement in the above legend shall be removed by delivery of substitute certificate(s) without such reference if the shares have been sold or transferred in compliance with the provisions of this Agreement and under circumstances that do not require the retention of such reference in the opinion of counsel to the Holder; and (iii) the legend shall be removed in its entirety if the conditions in the preceding clauses
  (i) and (ii) are both satisfied. In addition, such certificates shall bear any other legend as may be required by law.

      (i) Upon the giving by the Holder to Issuer of the written notice of exercise of the Option provided for under subsection (e) of this Section 2 and the tender of the applicable purchase price in immediately available funds, the Holder shall be deemed to be the holder of record of the shares of Common Stock issuable upon such exercise, notwithstanding that the stock transfer books of Issuer shall then be closed or that certificates representing such shares of Common Stock shall not then be actually delivered to the Holder. Issuer shall pay all expenses, and any and all United States federal, state and local taxes and other charges that may be payable in connection with the preparation, issue and delivery of stock certificates under this Section 2 in the name of the Holder or its assignee, transferee or designee.

   3. Issuer agrees: (i) that it shall at all times maintain, free from preemptive rights, sufficient authorized but unissued or treasury shares of Common Stock so that the Option may be exercised without additional authorization of Common Stock after giving effect to all other options, warrants, convertible securities and other rights to purchase Common Stock;
(ii) that it will not, by charter amendment or through reorganization, consolidation, merger, dissolution or sale of assets, or by any other voluntary act, avoid or seek to avoid the observance or performance of any of the covenants, stipulations or conditions to be observed or performed hereunder by Issuer; (iii) promptly to take all action as may from time to time be required (including (x) complying with all applicable premerger notification, reporting and waiting period requirements specified in 15 U.S.C. Section 18a and regulations promulgated thereunder and (y) in the event, under the Bank Holding Company Act of 1956, as amended (the "BHCA"), or the Change in Bank Control Act of 1978, as amended, or any state or other federal banking law, prior approval of or notice to the Federal Reserve Board or to any state or other federal regulatory authority is necessary before the Option may be exercised, cooperating fully with the Holder in preparing such applications or notices and providing such information to the Federal Reserve Board or such state or other federal regulatory authority as they may require) in order to permit the Holder to exercise the Option and Issuer duly and effectively to issue shares of Common Stock pursuant hereto; and (iv) promptly to take all action provided herein to protect the rights of the Holder against dilution.

   4. This Agreement and the Option granted hereby are exchangeable, without expense, at the option of the Holder, upon presentation and surrender of this Agreement at the principal office of Issuer, for other Agreements providing for Options of different denominations entitling the holder thereof to purchase, on the same terms and subject to the same conditions as are set forth herein, in the aggregate the same number of shares of Common Stock purchasable hereunder. The terms "Agreement" and "Option" as used herein include any Agreements and related Options for which this Agreement (and the Option granted hereby) may be exchanged. Upon receipt by Issuer of evidence reasonably satisfactory to it of the loss, theft, destruction or mutilation of this Agreement, and (in the case of loss, theft or destruction) of reasonably satisfactory indemnification, and upon surrender and cancellation of this Agreement, if mutilated, Issuer will execute and deliver a new Agreement of like tenor and date. Any such new Agreement executed and delivered shall constitute an additional contractual obligation on the part of Issuer, whether or not the Agreement so lost, stolen, destroyed or mutilated shall at any time be enforceable by anyone.

   5. In addition to the adjustment in the number of shares of Common Stock that are purchasable upon exercise of the Option pursuant to Section 1 of this Agreement, the number of shares of Common Stock purchasable upon the exercise of the Option and the Option Price shall be subject to adjustment from time to time as provided in this Section 5.

      (a) In the event of any change in, or distributions in respect of, the Common Stock by reason of stock dividends, split-ups, mergers, recapitalizations, combinations, subdivisions, conversions, exchanges of shares or the like, the type and number of shares of Common Stock purchasable upon exercise hereof shall be appropriately adjusted and proper provision shall be made so that, in the event that any additional shares of Common Stock are to be issued or otherwise become outstanding as a result of any such change (other than pursuant to an exercise of the Option), the number of shares of Common Stock that remain subject to the Option shall be increased so that, after such issuance and together with shares of Common Stock previously issued pursuant to the exercise of the Option (as adjusted on account of any of the foregoing changes in the Common Stock), it will equal 24.9% of the number of shares of Common Stock then issued and outstanding on a fully-diluted basis.

      (b) Whenever the number of shares of Common Stock purchasable upon exercise hereof is adjusted as provided in this Section 5, the Option Price shall be adjusted by multiplying the Option Price by a fraction, the numerator of which shall be equal to the number of shares of Common Stock purchasable prior to the adjustment and the denominator of which shall be equal to the number of shares of Common Stock purchasable after the adjustment.

   6. Upon the occurrence of a Subsequent Triggering Event that occurs prior to an Exercise Termination Event, Issuer shall, at the request of Grantee delivered within twelve (12) months (or such later period as provided in Section 10) of such Subsequent Triggering Event (whether on its own behalf or on behalf of any subsequent holder of this Option (or part thereof) or any of the shares of Common Stock issued pursuant hereto), promptly prepare, file and keep current a registration statement under the 1933 Act covering any shares issued and issuable pursuant to this Option and shall use its reasonable best efforts to cause such registration statement to become effective and remain current in order to permit the sale or other disposition of any shares of Common Stock issued upon total or partial exercise of this Option ("Option Shares") in accordance with any plan of disposition requested by Grantee. Issuer will use its reasonable best efforts to cause such registration statement promptly to become effective and then to remain effective for such period not in excess of 180 days from the day such registration statement first becomes effective or such shorter time as may be reasonably necessary to effect such sales or other dispositions. Grantee shall have the right to demand two such registrations. The Issuer shall bear the costs of such registrations (including, but not limited to, Issuer's attorneys' fees, printing costs and filing fees, except for underwriting discounts or commissions, brokers' fees and the fees and disbursements of Grantee's counsel related thereto). The foregoing notwithstanding, if, at the time of any request by Grantee for registration of Option Shares as provided above, Issuer is in registration with respect to an underwritten public offering by Issuer of shares of Common Stock, and if in the good faith judgment of the managing underwriter or managing underwriters, or, if none, the sole underwriter or underwriters, of such offering the offer and sale of the Option Shares would interfere with the successful marketing of the shares of Common Stock offered by Issuer, the number of Option Shares otherwise to be covered in the registration statement contemplated hereby may be reduced; provided, however, that after any such required reduction the number of Option Shares to be included in such offering for the account of the Holder shall constitute at least 20% of the total number of shares to be sold by the Holder and Issuer in the aggregate; and provided further, however, that if such reduction occurs, then Issuer shall file a registration statement for the balance as promptly as practicable thereafter as to which no reduction pursuant to this Section 6 shall be permitted or occur and the Holder shall thereafter be entitled to one additional registration and the twelve (12) month period referred to in the first sentence of this section shall be increased to twenty-four (24) months. Each such Holder shall provide all information reasonably requested by Issuer for inclusion in any registration statement to be filed hereunder. If requested by any such Holder in connection with such registration, Issuer shall become a party to any underwriting agreement relating to the sale of such shares, but only to the extent of obligating itself in respect of representations, warranties, indemnities and other agreements customarily included in such underwriting agreements for Issuer. Upon receiving any request under this
Section 6 from any Holder, Issuer agrees to send a copy thereof to any other person known to Issuer to be entitled to registration rights under this Section 6, in each case by promptly mailing the same, postage prepaid, to the address of record of the persons entitled to receive such copies. Notwithstanding anything to the contrary contained herein, in no event shall the number of registrations that Issuer is obligated to effect be increased by reason of the fact that there shall be more than one Holder as a result of any assignment or division of this Agreement.

   7. (a) At any time after the occurrence of a Repurchase Event (as defined below) (i) at the request of the Holder, delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase the Option from the Holder at a price (the "Option Repurchase Price") equal to the amount by which (A) the market/offer price (as defined below) exceeds (B) the Option Price, multiplied by the number of shares for which this Option may then be exercised and (ii) at the request of the owner of Option Shares from time to time (the "Owner"), delivered prior to an Exercise Termination Event (or such later period as provided in Section 10), Issuer (or any successor thereto) shall repurchase such number of the Option Shares from the Owner as the Owner shall designate at a price (the "Option Share Repurchase Price") equal to the market/offer price multiplied by the number of Option Shares so designated. The term "market/offer price" shall mean the highest of (i) the price per share of Common Stock at which a tender or exchange offer therefor has been made, (ii) the price per share of Common Stock to be paid by any third party pursuant to an agreement with Issuer, (iii) the highest closing price for shares of Common Stock within the six-month period immediately preceding the date the Holder gives notice of the required repurchase of this Option or the Owner gives notice of the required repurchase of Option Shares, as the case may be, or (iv) in the event of a sale of all or any substantial part of Issuer's assets or deposits, the sum of the net price paid in such sale for such assets or deposits and the current market value of the remaining net assets of Issuer as determined by a nationally recognized investment banking firm selected by the Holder or the Owner, as the case may be, and reasonably acceptable to Issuer, divided by the number of shares of Common Stock of Issuer outstanding at the time of such sale. In determining the market/offer price, the value of consideration other than cash shall be determined by a nationally recognized investment banking firm selected by the Holder or Owner, as the case may be, and reasonably acceptable to Issuer.

      (b) The Holder and the Owner, as the case may be, may exercise its right to require Issuer to repurchase the Option and any Option Shares pursuant to this Section 7 by surrendering for such purpose to Issuer, at its principal office, a copy of this Agreement or certificates for Option Shares, as applicable, accompanied by a written notice or notices stating that the Holder or the Owner, as the case may be, elects to require Issuer to repurchase this Option and/or the Option Shares in accordance with the provisions of this
Section 7. As promptly as practicable, and in any event within five business days after the surrender of the Option and/or certificates representing Option Shares and the receipt of such notice or notices relating thereto, Issuer shall deliver or cause to be delivered to the Holder the Option Repurchase Price and/or to the Owner the Option Share Repurchase Price therefor or the portion thereof that Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Option and/or the Option Shares in full, Issuer shall immediately so notify the Holder and/or the Owner and thereafter deliver or cause to be delivered, from time to time, to the Holder and/or the Owner, as appropriate, the portion of the Option Repurchase Price and the Option Share Repurchase Price, respectively, that it is no longer prohibited from delivering, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of repurchase pursuant to paragraph (b) of this Section 7 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Holder and/or the Owner, as appropriate, the Option Repurchase Price and the Option Share Repurchase Price, respectively, in full (and Issuer hereby undertakes to use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to accomplish such repurchase), the Holder or Owner may revoke its notice of repurchase of the Option and/or the Option Shares whether in whole or to the extent of the prohibition, whereupon, in the latter case, Issuer shall promptly
(i) deliver to the Holder and/or the Owner, as appropriate, that portion of the Option Repurchase Price and/or the Option Share Repurchase Price that Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Holder, a new Agreement evidencing the right of the Holder to purchase that number of shares of Common Stock obtained by multiplying the number of shares of Common Stock for which the surrendered Agreement was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Option Repurchase Price less the portion thereof theretofore delivered to the Holder and the denominator of which is the Option Repurchase Price, and/or (B) to the Owner, a certificate for the Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Holder shall nonetheless have the right to exercise the Option until the expiration of such 30-day period.

      (d) For purposes of this Section 7, a "Repurchase Event" shall be deemed to have occurred upon the occurrence of any of the following events or transactions after the date hereof:

       (i) the acquisition by any person (other than Grantee or any Grantee Subsidiary) of beneficial ownership of 50% or more of the then outstanding Common Stock; or

       (ii) the consummation of any Acquisition Transaction described in
    Section 2(b)(i) hereof, except that the percentage referred to in clause (z) shall be 50%.

   8. (a) In the event that prior to an Exercise Termination Event, Issuer shall enter into an agreement (i) to consolidate with or merge into any person, other than Grantee or a Grantee Subsidiary, or engage in a plan of exchange with any person, other than Grantee or a Grantee Subsidiary and Issuer shall not be the continuing or surviving corporation of such consolidation or merger or the acquirer in such plan of exchange, (ii) to permit any person, other than Grantee or a Grantee Subsidiary, to merge into Issuer or be acquired by Issuer in a plan of exchange and Issuer shall be the continuing or surviving or acquiring corporation, but, in connection with such merger or plan of exchange, the then outstanding shares of Common Stock shall be changed into or exchanged for stock or other securities of any other person or cash or any other property or the then outstanding shares of Common Stock shall after such merger or plan of exchange represent less than 50% of the outstanding shares and share equivalents of the merged or acquiring company, or (iii) to sell or otherwise transfer all or a substantial part of its or the Issuer Subsidiary's assets or deposits to any person, other than Grantee or a Grantee Subsidiary, then, and in each such case, the agreement governing such transaction shall make proper provision so that the Option shall, upon the consummation of any such transaction and upon the terms and conditions set forth herein, be converted into, or exchanged for, an option (the "Substitute Option"), at the election of the Holder, of either (x) the Acquiring Corporation (as hereinafter defined) or
(y) any person that controls the Acquiring Corporation.

      (b) The following terms have the meanings indicated:

       (i) "Acquiring Corporation" shall mean (i) the continuing or surviving person of a consolidation or merger with Issuer (if other than Issuer), (ii) the acquiring person in a plan of exchange in which Issuer is acquired, (iii) the Issuer in a merger or plan of exchange in which Issuer is the continuing or surviving or acquiring person, and (iv) the transferee of all or a substantial part of Issuer's assets or deposits (or the assets or deposits of the Issuer Subsidiary).

       (ii) "Substitute Common Stock" shall mean the common stock issued by the issuer of the Substitute Option upon exercise of the Substitute Option.

       (iii) "Assigned Value" shall mean the market/offer price, as defined in Section 7.

       (iv) "Average Price" shall mean the average closing price of a share of the Substitute Common Stock for one year immediately preceding the consolidation, merger or sale in question, but in no event higher than the closing price of the shares of Substitute Common Stock on the day preceding such consolidation, merger or sale; provided that if Issuer is the issuer of the Substitute Option, the Average Price shall be computed with respect to a share of common stock issued by the person merging into Issuer or by any company which controls or is controlled by such person, as the Holder may elect.

      (c) Subject to paragraph (d) of this Section 8, the Substitute Option shall have the same terms as the Option, provided that if the terms of the Substitute Option cannot, for legal reasons, be the same as the Option, such terms shall be as similar as possible and in no event less advantageous to the Holder. The issuer of the Substitute Option shall also enter into an agreement with the then Holder or Holders of the Substitute Option in substantially the same form as this Agreement (after giving effect for such purpose to the provisions of Section 9), which agreement shall be applicable to the Substitute Option.

      (d) The Substitute Option shall be exercisable for such number of shares of Substitute Common Stock as is equal to the Assigned Value multiplied by the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a), divided by the Average Price. The exercise price of the Substitute Option per share of Substitute Common Stock shall then be equal to the Option Price multiplied by a fraction, the numerator of which shall be the number of shares of Common Stock for which the Option was exercisable immediately prior to the event described in the first sentence of Section 8(a) and the denominator of which shall be the number of shares of Substitute Common Stock for which the Substitute Option is exercisable.

      (e) In no event, pursuant to any of the foregoing paragraphs, shall the Substitute Option be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding prior to exercise of the Substitute Option. In the event that the Substitute Option would be exercisable for more than 19.9% of the shares of Substitute Common Stock outstanding to exercise but for this clause (e), the issuer of the Substitute Option (the "Substitute Option Issuer") shall make a cash payment to Holder equal to the excess of (i) the value of the Substitute Option without giving effect to the limitation in this clause (e) over (ii) the value of the Substitute Option after giving effect to the limitation in this clause (e). This difference in value shall be determined by a nationally recognized investment banking firm selected by the Holder.

      (f) Issuer shall not enter into any transaction described in subsection
(a) of this Section 8 unless the Acquiring Corporation and any person that controls the Acquiring Corporation assume in writing all the obligations of Issuer hereunder. This Section 8 shall take precedence over the second sentence of Section 5.

   9. (a) At the request of the holder of the Substitute Option (the "Substitute Option Holder"), the issuer of the Substitute Option (the "Substitute Option Issuer") shall repurchase the Substitute Option from the Substitute Option Holder at a price (the "Substitute Option Repurchase Price") equal to the amount by which (i) the Highest Closing Price (as hereinafter defined) exceeds (ii) the exercise price of the Substitute Option, multiplied by the number of shares of Substitute Common Stock for which the Substitute Option may then be exercised, and at the request of the owner (the "Substitute Share Owner") of shares of Substitute Common Stock (the "Substitute Shares"), the Substitute Option Issuer shall repurchase the Substitute Shares at a price (the "Substitute Share Repurchase Price") equal to the Highest Closing Price multiplied by the number of

Substitute Shares so designated. The term "Highest Closing Price" shall mean the highest closing price for shares of Substitute Common Stock within the six-month period immediately preceding the date the Substitute Option Holder gives notice of the required repurchase of the Substitute Option or the Substitute Share Owner gives notice of the required repurchase of the Substitute Shares, as applicable.

      (b) The Substitute Option Holder and the Substitute Share Owner, as the case may be, may exercise its respective rights to require the Substitute Option Issuer to repurchase the Substitute Option and the Substitute Shares pursuant to this Section 9 by surrendering for such purpose to the Substitute Option Issuer, at its principal office, the agreement for such Substitute Option (or, in the absence of such an agreement, a copy of this Agreement) and/or certificates for Substitute Shares accompanied by a written notice or notices stating that the Substitute Option Holder or the Substitute Share Owner, as the case may be, elects to require the Substitute Option Issuer to repurchase the Substitute Option and/or the Substitute Shares in accordance with the provisions of this Section 9. As promptly as practicable and in any event within five business days after the surrender of the Substitute Option and/or certificates representing Substitute Shares and the receipt of such notice or notices relating thereto, the Substitute Option Issuer shall deliver or cause to be delivered to the Substitute Option Holder the Substitute Option Repurchase Price and/or to the Substitute Share Owner the Substitute Share Repurchase Price therefor or the portion thereof which the Substitute Option Issuer is not then prohibited under applicable law and regulation from so delivering.

      (c) To the extent that the Substitute Option Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from repurchasing the Substitute Option and/or the Substitute Shares in part or in full, the Substitute Option Issuer shall immediately so notify the Substitute Option Holder and/or the Substitute Share Owner and thereafter deliver or cause to be delivered, from time to time, to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the portion of the Substitute Option Repurchase Price and/or the Substitute Share Repurchase Price, respectively, which it is no longer prohibited from delivering, within five (5) business days after the date on which the Substitute Option Issuer is no longer so prohibited; provided, however, that if the Substitute Option Issuer is at any time after delivery of a notice of repurchase pursuant to subsection (b) of this Section 9 prohibited under applicable law or regulation, or as a consequence of administrative policy, from delivering to the Substitute Option Holder and/or the Substitute Share Owner, as appropriate, the Substitute Option Repurchase Price and the Substitute Share Repurchase Price, respectively, in full (and the Substitute Option Issuer shall use its best efforts to receive (and to take all action necessary to receive) all required regulatory and legal approvals as promptly as practicable in order to accomplish such repurchase), the Substitute Option Holder and/or Substitute Share Owner may revoke its notice of repurchase of the Substitute Option or the Substitute Shares either in whole or to the extent of prohibition, whereupon, in the latter case, the Substitute Option Issuer shall promptly (i) deliver to the Substitute Option Holder or Substitute Share Owner, as appropriate, that portion of the Substitute Option Repurchase Price or the Substitute Share Repurchase Price that the Substitute Option Issuer is not prohibited from delivering; and (ii) deliver, as appropriate, either (A) to the Substitute Option Holder, a new Substitute Option evidencing the right of the Substitute Option Holder to purchase that number of shares of the Substitute Common Stock obtained by multiplying the number of shares of the Substitute Common Stock for which the surrendered Substitute Option was exercisable at the time of delivery of the notice of repurchase by a fraction, the numerator of which is the Substitute Option Repurchase Price less the portion thereof theretofore delivered to the Substitute Option Holder and the denominator of which is the Substitute Option Repurchase Price, and/or (B) to the Substitute Share Owner, a certificate for the Substitute Option Shares it is then so prohibited from repurchasing. If an Exercise Termination Event shall have occurred prior to the date of the notice by the Substitute Option Issuer described in the first sentence of this subsection (c), or shall be scheduled to occur at any time before the expiration of a period ending on the thirtieth day after such date, the Substitute Option Holder shall nevertheless have the right to exercise the Substitute Option until the expiration of such 30-day period.

   10. Periods for exercise of certain rights hereunder shall be extended to the extent necessary to obtain all regulatory approvals for the exercise of such rights (for so long as the Holder, Owner, Substitute Option Holder or Substitute Share Owner, as the case may be, is using commercially reasonable efforts to obtain such regulatory approvals), and for the expiration of all statutory waiting periods.

   11. Issuer hereby represents and warrants to Grantee as follows:

      (a) Issuer has corporate power and authority to execute and deliver this Agreement and to consummate the transactions contemplated hereby. The execution and delivery of this Agreement and the consummation of the transactions contemplated hereby have been duly and validly authorized by the Issuer Board prior to the date hereof and no other corporate proceedings on the part of Issuer are necessary to authorize this Agreement or to consummate the transactions so contemplated. This Agreement has been duly and validly executed and delivered by Issuer.

      (b) Issuer has taken all necessary corporate action to authorize and reserve and to permit it to issue, and at all times from the date hereof through the termination of this Agreement in accordance with its terms will have reserved for issuance upon the exercise of the Option, that number of shares of Common Stock equal to the maximum number of shares of Common Stock at any time and from time to time issuable hereunder, and all such shares, upon issuance pursuant thereto, will be duly authorized, validly issued, fully paid, nonassessable, and will be delivered free and clear of all claims, liens, encumbrance and security interests and not subject to any preemptive rights.

   12. Grantee hereby represents and warrants to Issuer that this Option is not being, and any Option Shares or other securities acquired by Grantee upon exercise of the Option will not be, acquired with a view to the public distribution thereof and will not be transferred or otherwise disposed or except in a transaction registered or exempt from registration under the 1933 Act.

   13. Neither of the parties hereto may assign any of its rights or obligations under this Agreement or the Option created hereunder to any other person, without the express written consent of the other party, except that in the event an Initial Triggering Event shall have occurred prior to an Exercise Termination Event, Grantee, subject to the express provisions hereof, may assign in whole or in part its rights and obligations hereunder; provided, however, that until the date 15 days following the date on which the Federal Reserve Board has approved an application by Grantee to acquire the shares of Common Stock subject to the Option, Grantee may not assign its rights under the Option except in (i) a widely dispersed public distribution, (ii) a private placement in which no one party acquires the right to purchase in excess of 2% of the voting shares of Issuer, (iii) an assignment to a single party (e.g., a broker or investment banker) for the purpose of conducting a widely dispersed public distribution on Grantee's behalf or (iv) any other manner approved by the Federal Reserve Board.

   14. Each of Grantee and Issuer will use its reasonable best efforts to make all filings with, and to obtain consents of, all third parties and governmental authorities necessary to the consummation of the transactions contemplated by this Agreement, including, without limitation, applying to the Federal Reserve Board under the BHCA for approval to acquire the shares issuable hereunder, but Grantee shall not be obligated to apply to state banking authorities for approval to acquire the shares of Common Stock issuable hereunder until such time, if ever, as it deems appropriate to do so.

   15. (a) Grantee may, at any time following a Repurchase Event and prior to the occurrence of an Exercise Termination Event (or such later period as provided in Section 10), relinquish the Option (together with any Option Shares issued to and then owned by Grantee) to Issuer in exchange for a cash fee equal to the Surrender Price; provided, however, that Grantee may not exercise its rights pursuant to this Section 14 if Issuer has repurchased the Option (or any portion thereof) or any Option Shares pursuant to Section 7. The "Surrender Price" shall be equal to $4,000,000 (i) plus, if applicable, Grantee's purchase price with respect to any Option Shares and (ii) minus, if applicable, the sum of (1) the excess of (A) the net cash amounts, if any, received by Grantee pursuant to the arms' length sale of Option Shares (or any other securities into which such

Option Shares were converted or exchanged) to any unaffiliated party, over (B) Grantee's purchase price of such Option Shares, and (2) the net cash amounts, if any, received by Grantee pursuant to an arms' length sale of any portion of the Option sold.

      (b) Grantee may exercise its right to relinquish the Option and any Option Shares pursuant to this Section 14 by surrendering to Issuer, at its principal office, a copy of this Agreement together with certificates for Option Shares, if any, accompanied by a written notice stating (i) that Grantee elects to relinquish the Option and Option Shares, if any, in accordance with the provisions of this Section 14 and (ii) the Surrender Price. The Surrender Price shall be payable in immediately available funds on or before the second business day following receipt of such notice by Issuer.

      (c) To the extent that Issuer is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying the Surrender Price to Grantee in full, Issuer shall immediately so notify Grantee and thereafter deliver or cause to be delivered, from time to time, to Grantee, the portion of the Surrender Price that it is no longer prohibited from paying, within five business days after the date on which Issuer is no longer so prohibited; provided, however, that if Issuer at any time after delivery of a notice of surrender pursuant to paragraph (b) of this Section 14 is prohibited under applicable law or regulation, or as a consequence of administrative policy, from paying to Grantee the Surrender Price in full, (i) Issuer shall
(A) use its best efforts to obtain (and to take all action necessary to obtain) all required regulatory and legal approvals and to file any required notices as promptly as practicable in order to make such payments, (B) within five days of the submission or receipt of any documents relating to any such regulatory and legal approvals, provide Grantee with copies of the same, and (c) keep Grantee advised of both the status of any such request for regulatory and legal approvals, as well as any discussions with any relevant regulatory or other third party reasonably related to the same and (ii) Grantee may revoke such notice of surrender by delivery of a notice of revocation to Issuer and, upon delivery of such notice of revocation, the Exercise Termination Date shall be extended to a date six months from the date on which the Exercise Termination Date would have occurred if not for the provisions of this Section 14(c) (during which period Grantee may exercise any of its rights hereunder, including any and all rights pursuant to this Section 14).

   16. The parties hereto acknowledge that damages would be an inadequate remedy for a breach of this Agreement by either party hereto and that the obligations of the parties hereto shall be enforceable by either party hereto through injunctive or other equitable relief. In connection therewith both parties waive the posting of any bond or similar requirement.

   17. If any term, provision, covenant or restriction contained in this Agreement is held by a court or a federal or state regulatory agency of competent jurisdiction to be invalid, void or unenforceable, the remainder of the terms, provisions and covenants and restrictions contained in this Agreement shall remain in full force and effect, and shall in no way be affected, impaired or invalidated. If for any reason such court or regulatory agency determines that the Holder is not permitted to acquire, or Issuer is not permitted to repurchase pursuant to Section 7, the full number of shares of Common Stock provided in Section l(a) hereof (as adjusted pursuant to Section l(b) or Section 5 hereof), it is the express intention of Issuer to allow the Holder to acquire or to require Issuer to repurchase such lesser number of shares as may be permissible, without any amendment or modification hereof.

   18. All notices, requests, claims, demands and other communications hereunder shall be deemed to have been duly given when delivered in person, by fax, telecopy, or by registered or certified mail (postage prepaid, return receipt requested) at the respective addresses of the parties set forth in the Merger Agreement.

   19. This Agreement shall be governed by and construed in accordance with the laws of the State of North Carolina, without regard to the conflict of law principles thereof (except to the extent that mandatory provisions of Federal law or Florida law are applicable).

   20. This Agreement may be executed in two or more counterparts, each of which shall be deemed to be an original, but all of which shall constitute one and the same agreement.

   21. Except as otherwise expressly provided herein, each of the parties hereto shall bear and pay all costs and expenses incurred by it or on its behalf in connection with the transactions contemplated hereunder, including fees and expenses of its own financial consultants, investment bankers, accountants and counsel.

   22. Except as otherwise expressly provided herein or in the Merger Agreement, this Agreement contains the entire agreement between the parties with respect to the transactions contemplated hereunder and supersedes all prior arrangements or understandings with respect thereof, written or oral. The terms and conditions of this Agreement shall inure to the benefit of and be binding upon the parties hereto and their respective successors and permitted assignees. Nothing in this Agreement, expressed or implied, is intended to confer upon any party, other than the parties hereto, and their respective successors except as assignees, any rights, remedies, obligations or liabilities under or by reason of this Agreement, except as expressly provided herein.

   23. Capitalized terms used in this Agreement and not defined herein shall have the meanings assigned thereto in the Merger Agreement.

   IN WITNESS WHEREOF, each of the parties has caused this Agreement to be executed on its behalf by its officers thereunto duly authorized, all as of the date first above written.

                                        COMMERCE NATIONAL CORPORATION.

                                             /s/ Guy D. Colado
                                        By: ____________________________________
                                          Name: Guy D. Colado
                                          Title:President and
                                                Chief Executive Officer

                                        WACHOVIA CORPORATION

                                             /s/ G. Joseph Prendergast
                                        By: ____________________________________
                                          Name: G. Joseph Prendergast
                                          Title:President and
                                                Chief Operating Officer

                                                                      APPENDIX C

Austin Associates, Inc.
--------------------------------------------------------------------------------

April 19, 2000

Board of Directors
Commerce National Corporation
1201 South Orlando Avenue
Winter Park, FL 32789

Members of the Board:

   You have requested our opinion as to the fairness, from a financial point of view, to Commerce National Corporation ("Commerce National") and its shareholders of the terms of the Agreement and Plan of Merger dated as of March 3, 2000 ("Agreement") between Commerce National and Wachovia Corporation, with dual headquarters in Atlanta, Georgia and Winston-Salem, North Carolina ("Wachovia"). The terms of the Agreement provide for the acquisition of Commerce National by Wachovia (the "Acquisition"). The Acquisition will be completed through a merger of Commerce National with and into Wachovia.

   The terms of the Agreement provide for each outstanding share of Commerce National common stock to be converted into shares of Wachovia common stock. The number of shares of Wachovia stock into which each Commerce National share will be converted shall be equal to $54.00 divided by the Market Value of Wachovia common stock, subject to a minimum conversion ratio of 0.8421 and a maximum conversion ratio of 1.0526 shares of Wachovia for each share of Commerce National. The Market Value will be determined by calculating the average of the closing prices of Wachovia common stock as reported by the New York Stock Exchange for the 15 trading days immediately preceding the effective date of the Acquisition. Wachovia will not issue fractional shares in connection with the Acquisition; instead, fractional shares shall be settled in cash. The Agreement further provides for Wachovia to assume all outstanding Commerce National options and for the Commerce National stock appreciation rights to be settled in cash.

   In carrying out our engagement, we have reviewed and analyzed material bearing upon the financial and operating condition of Commerce National and Wachovia, including but not limited to the following: (i) the Agreement; (ii) the financial statements of Commerce National and Wachovia for the period 1995 through 1999; (iii) certain other publicly available information regarding Commerce National and Wachovia; (iv) publicly available information regarding the performance of certain other companies whose business activities were believed by Austin Associates to be generally comparable to those of Commerce National and Wachovia; (v) the financial terms, to the extent publicly available, of certain comparable transactions; and (vi) such other analysis and information as we deemed relevant.

Austin Associates, Inc.
--------------------------------------------------------------------------------

Page 2

Members of the Board

April 19, 2000

   In our review and analysis, we relied upon and assumed the accuracy and completeness of the financial and other information provided to us or publicly available, and have not attempted to verify the same. We have made no independent verification as to the status of individual loans made by Commerce National or Wachovia, and have instead relied upon representations and information concerning loans of Commerce National and Wachovia in the aggregate. In rendering our opinion, we have assumed that the transaction will be a tax-free reorganization with no material adverse tax consequences to Commerce National or Wachovia, or to Commerce National shareholders receiving Wachovia stock. In addition, we have assumed in the course of obtaining the necessary approvals for the transaction, no condition will be imposed that will have a material adverse effect on the contemplated benefits of the transaction to Commerce National and its shareholders.

   Based upon our analysis and subject to the qualifications described herein, we believe that as of the date of this letter, the terms of the Agreement are fair, from a financial point of view, to Commerce National and its shareholders.

   For our services in rendering this opinion, Commerce National will pay us a fee and indemnify us against certain liabilities.

/s/ Austin Associates, Inc.
Austin Associates, Inc.

                                                                      APPENDIX D

                        Florida Business Corporation Act

                 PROVISIONS OF FLORIDA BUSINESS CORPORATION ACT
                         RELATING TO DISSENTERS' RIGHTS

                        FLORIDA BUSINESS CORPORATION ACT

607.1301 DISSENTER'S RIGHTS; DEFINITIONS. -- The following definitions apply to ss. 607.1302 and 607.1320:

   (1) "Corporation" means the issuer of the shares held by a dissenting shareholder before the corporate action or the surviving or acquiring corporation by merger or share exchange of that issuer.

   (2) "Fair value" with respect to a dissenter's shares, means the value of the shares as of the close of business on the day prior to the shareholders' authorization date, excluding any appreciation or depreciation in anticipation of the corporate action unless exclusion would be inequitable.

   (3) "Shareholders' authorization date" means the date on which the shareholders' vote authorizing the proposed action was taken, the date on which the corporation received written consents without a meeting from the requisite number of shareholders in order to authorize the action, or, in the case of a merger pursuant to s. 607.1104, the day prior to the date on which a copy of the plan of merger was mailed to each shareholder of record of the subsidiary corporation.

607.1302 RIGHT OF SHAREHOLDERS TO DISSENT. --

   (1) Any shareholder of a corporation has the right to dissent from, and obtain payment of the fair value of his shares in the event of, any of the following corporate actions:

     (a) Consummation of a plan of merger to which the corporation is a party:

       1. If the shareholder is entitled to vote on the merger, or

       2. If the corporation is a subsidiary that is merged with its parent under s. 607.1104, and the shareholders would have been entitled to vote on action taken, except for the applicability of s. 607.1104;

     (b) Consummation of a sale or exchange of all, or substantially all, of the property of the corporation, other than in the usual and regular course of business, if the shareholder is entitled to vote on the sale or exchange pursuant to s. 607.1202, including a sale in dissolution but not including a sale pursuant to court order or a sale for cash pursuant to a plan by which all or substantially all of the net proceeds of the sale will be distributed to the shareholders within 1 year after the date of sale;

     (c) As provided in s. 607.0902(11), the approval of a control-share acquisition;

     (d) Consummation of a plan of share exchange to which the corporation is a party as the corporation the shares of which will be acquired, if the shareholder is entitled to vote on the plan;

     (e) Any amendment of the articles of incorporation if the shareholder is entitled to vote on the amendment and if such amendment would adversely affect such shareholder by:

       1. Altering or abolishing any preemptive rights attached to any of his shares;

       2. Altering or abolishing the voting rights pertaining to any of his shares, except as such rights may be affected by the voting rights of new shares then being authorized of any existing or new class or series of shares;

       3. Effecting an exchange, cancellation, or reclassification of any of his shares, when such exchange, cancellation, or reclassification would alter or abolish his voting rights or alter his percentage of equity in the corporation, or effecting a reduction or cancellation of accured dividends or other arrearages in respect to such shares;

       4. Reducing the stated redemption price of any of his redeemable shares, altering or abolishing any provision relating to any sinking fund for the redemption or purchase of any of his shares, or making any of his shares subject to redemption when they are not otherwise redeemable;

       5. Making noncumulative, in whole or in part, dividends of any of his preferred shares which had theretofore been cumulative;

       6. Reducing the stated dividend preference of any of his preferred shares; or

       7. Reducing any stated preferential amount payable on any of his preferred shares upon voluntary or involuntary liquidation; or

     (f) Any corporate action taken, to the extent the articles of incorporation provide that a voting or nonvoting shareholder is entitled to dissent and obtain payment for his shares.

   (2) A shareholder dissenting from any amendment specified in paragraph
(1)(e) has the right to dissent only as to those of his shares which are adversely affected by the amendment.

   (3) A shareholder may dissent as to less than all the shares registered in his name. In that event, his rights shall be determined as if the shares as to which he has dissented and his other shares were registered in the names of different shareholders.

   (4) Unless the articles of incorporation otherwise provide, this section does not apply with respect to a plan of merger or share exchange or a proposed sale or exchange of property, to the holders of shares of any class or series which, on the record date fixed to determine the shareholders entitled to vote at the meeting of shareholders at which such action is to be acted upon or to consent to any such action without a meeting, were either registered on a national securities exchange or designated as a national market system security on an interdealer quotation system by the National Association of Securities Dealers, Inc., or held of record by not fewer than 2,000 shareholders.

   (5) A shareholder entitled to dissent and obtain payment for this shares under this section may not challenge the corporate action creating his entitlement unless the action is unlawful or fraudulent with respect to the shareholder or the corporation.

607.1320 PROCEDURE FOR EXERCISE OF DISSENTERS' RIGHTS. --

   (1) (a) If a proposed corporate action creating dissenters' rights under s.
607.1302 is submitted to a vote at a shareholders' meeting, the meeting notice shall state that shareholders are or may be entitled to assert dissenters' rights and be accompanied by a copy of ss. 607.1301, 607.1302, and 607.1320. A shareholder who wishes to assert dissenters' rights shall:

       1. Deliver to the corporation before the vote is taken written notice of his intent to demand payment for his shares if the proposed action is effectuated, and

       2. Not vote his shares in favor of the proposed action. A proxy or vote against the proposed action does not constitute such a notice of intent to demand payment.

     (b) If proposed corporate action creating dissenters' rights under s.
  607.1302 is effectuated by written consent without a meeting, the corporation shall deliver a copy of ss. 607.1301, 607.1302, and 607.1320 to each shareholder simultaneously with any request for his written consent or, if such a request is not made, with in 10 days after the date the corporation received written consents without a meeting from the requisite number of shareholders necessary to authorize the action.

   (2) Within 10 days after the shareholders' authorization date, the corporation shall give written notice of such authorization or consent or adoption of the plan of merger, as the case may be, to each shareholder who filed a notice of intent to demand payment for his shares pursuant to paragraph
(1)(a) or, in the case of action authorized by written consent, to each shareholder, excepting any who voted for, or consented in writing to, the proposed action.

   (3) Within 20 days after the giving of notice to him, any shareholder who elects to dissent shall file with the corporation a notice of such election, stating his name and address, the number, classes, and series of shares as to which he dissents, and a demand for payment of the fair value of his shares. Any shareholder failing to file such election to dissent within the period set forth shall be bound by the terms of the proposed corporate action. Any shareholder filing an election to dissent shall deposit his certificates for certificated shares with the corporation simultaneously with the filing of the election to dissent. The corporation may restrict the transfer of uncertificated shares from the date the shareholder's election to dissent is filed with the corporation.

   (4) Upon filing a notice of election to dissent, the shareholder shall thereafter be entitled only to payment as provided in this section and shall not be entitled to vote or to exercise any other rights of a shareholder. A notice of election may be withdrawn in writing by the shareholder at any time before an offer is made by the corporation, as provided in subsection (5), to pay for his shares. After such offer, no such notice of election may be withdrawn unless the corporation consents thereto. However, the right of such shareholder to be paid the fair value of his shares shall cease, and he shall be reinstated to have all his rights as a shareholder as of the filing of his notice of election, including any intervening preemptive rights and the right to payment of any intervening dividend or other distribution or, if any such rights have expired or any such dividend or distribution other than in cash has been completed, in lieu thereof, at the election of the corporation, the fair value thereof in cash as determined by the board as of the time of such expiration or completion, but without prejudice otherwise to any corporate proceedings that may have been taken in the interim, if:

     (a) Such demand is withdrawn as provided in this section;

     (b) The proposed corporate action is abandoned or rescinded or the shareholders revoke the authority to effect such action;

     (c) No demand or petition for the determination of fair value by a court has been made or filed within the time provided in this section; or

     (d) A court of competent jurisdiction determines that such shareholder is not entitled to the relief provided by this section.

   (5) Within 10 days after the expiration of the period in which shareholders may file their notices of election to dissent, or within 10 days after such corporate action is effected, whichever is later (but in no case later than 90 days from the shareholders' authorization date), the corporation shall make a written offer to each dissenting shareholder who has made demand as provided in this section to pay an amount the corporation estimates to be the fair value for such shares. If the corporate action has not been consummated before the expiration of the 90-day period after the shareholders' authorization date, the offer may be made conditional upon the consummation of such action. Such notice and offer shall be accompanied by:

     (a) A balance sheet of the corporation, the shares of which the dissenting shareholder holds, as of the latest available date and not more than 12 months prior to the making of such offer; and

     (b) A profit and loss statement of such corporation for the 12-month period ended on the date of such balance sheet or, if the corporation was not in existence throughout such 12-month period, for the portion thereof during which it was in existence.

   (6) If within 30 days after making of such offer any shareholder accepts the same, payment for his shares shall be made within 90 days after the making of such offer or the consummation of the proposed action, whichever is later. Upon payment of the agreed value, the dissenting shareholder shall cease to have any interest in such shares.

   (7) If the corporation fails to make such offer within the period specified therefor in subsection (5) or if it makes the offer and any dissenting shareholder or shareholders fail to accept the same within the period of 30 days thereafter, then the corporation, 30 days after receipt of written demand from any dissenting shareholder within 60 days after the date on which such corporate action was effected, shall, or at its election at any time within such period of 60 days may, file an action in any court of competent jurisdiction in the county in this state where the registered office of the corporation is located requesting that the fair value of such shares be determined. The court shall also determine whether each dissenting shareholder, as to whom the corporation requests the court to make such determination, is entitled to receive payment for his shares. If the corporation fails to institute the proceeding as herein provided, any dissenting shareholder may do so in the name of the corporation. All dissenting shareholders (whether or not residents of this state), other than shareholders who have agreed with the corporation as to the value of their value of their shares, shall be made parties to the proceeding as an action against their shares. The corporation shall serve a copy of the initial pleading in such proceeding upon each dissenting shareholder who is a resident of this state in the manner provided by law for the service of a summons and complaint and upon each nonresident dissenting shareholder either by registered or certified mail and publication or in such other manner as is permitted by law. The jurisdiction of the court is plenary and exclusive. All shareholders who are proper parties to the proceeding are entitled to judgment against the corporation for the amount of the fair value of their shares. The court may, if it so elects, appoint one or more persons as appraisers to receive evidence and recommend a decision on the question of fair value. The appraisers shall have such power and authority as is specified in the order of their appointment or an amendment thereof. The corporation shall pay each dissenting shareholder the amount found to be due him within 10 days after the final determination of the proceedings. Upon payment of the judgment, the dissenting shareholder shall cease to have any interest in such shares.

   (8) The judgment may, at the discretion of the court, include a fair rate of interest, to be determined by the court.

   (9) The costs and expenses of any such proceeding shall be determined by the court and shall be assessed against the corporation, but all or any part of such costs and expenses may be apportioned and assessed as the court deems equitable against any or all of the dissenting shareholders who are parties to the proceeding, to whom the corporation has made an offer to pay for the shares, if the court finds that the action of such shareholders in failing to accept such offer was arbitrary, vexatious, or not in good faith. Such expenses shall include reasonable compensation for, and reasonable expenses of, the appraisers, but shall exclude the fees and expenses of counsel for, and experts employed by, any party. If the fair value of the shares, as determined, materially exceeds the amount which the corporation offered to pay therefor or if no offer was made the court in its discretion may award to any shareholder who is a party to the proceeding such sum as the court determines to be reasonable compensation to any attorney or expert employed by the shareholder in the proceeding.

   (10) Shares acquired by a corporation pursuant to payment of the agreed value thereof or pursuant to payment of the judgment entered therefor, as provided in this section, may be held and disposed of by such corporation as authorized but unissued shares of the corporation, except that, in the case of a merger, they may be held and disposed of as the plan of merger otherwise provides. The shares of the surviving corporation into which the shares of such dissenting shareholders would have been converted had they assented to the merger shall have the status of authorized but unissued shares of the surviving corporation.

                                                                      APPENDIX E

                                   FORM 10-K

                       SECURITIES AND EXCHANGE COMMISSION
                             Washington, D.C. 20549

(Mark One)

[X] ANNUAL REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

                  For the fiscal year ended December 31, 1999

                                       OR

[_] TRANSITION REPORT PURSUANT TO SECTION 13 OR 15(d) OF THE
                          SECURITIES EXCHANGE ACT OF 1934

               For the transition period from   N/A   to   N/A

                        Commission File Number 2-98960-A

                         COMMERCE NATIONAL CORPORATION
             (Exact name of Registrant as specified in its charter)

                                    FLORIDA
         (State or Other Jurisdiction of Incorporation or Organization)

                                   59-2497676
                      (I.R.S. Employer Identification No.)

                           1201 South Orlando Avenue
                           Winter Park, Florida 32789
                    (Address of principal executive offices)
                                   (Zip Code)

                                 (407) 741-8900
              (Registrant's telephone number, including area code)

          SECURITIES REGISTERED PURSUANT TO SECTION 12(b) OF THE ACT:

                                      NONE

          SECURITIES REGISTERED PURSUANT TO SECTION 12(g) OF THE ACT:

                                      NONE

   Indicate by check mark whether the Registrant (1) has filed all reports required to be filed by Section 13 or 15(d) of the Securities Exchange Act of 1934 during the preceding 12 months (or for such shorter period that the Registrant was required to file such reports), and (2) has been subject to such filing requirements for the past 90 days. Yes [X] No [_]

   Indicate by check mark if disclosure of delinquent filers pursuant to Item 405 of Regulation S-K is not contained herein, and will not be contained, to the best of Registrant's knowledge, in definitive proxy or information statements incorporated by reference in Part III of this Form 10-K or any amendment to this Form 10-K. Not Applicable.

   The aggregate market value on March 1, 2000 of the Registrant's voting stock held by non-affiliates was $9,431,782.50. There was no formalized active market for Common Stock on said date, although there have been transactions in the last twelve months. The most recent transaction had a purchase price in the amount of $17.50 per share which is the amount the Registrant used for purposes of this disclosure.

                     APPLICABLE ONLY TO CORPORATE ISSUERS:

   Indicate the number of shares outstanding of each of the Registrant's classes of common stock, as of the latest practicable date.

   At March 1, 2000, the Registrant had 721,019 shares of common stock, par value $0.10 per share, issued and outstanding.

                      DOCUMENTS INCORPORATED BY REFERENCE

   List hereunder the following documents if incorporated by reference and the Part of the Form 10-K into which the document is incorporated: (1) Any annual report to security holders; (2) Any proxy or information statement; and (3) Any prospectus filed pursuant to Rule 424(b) or (c) under the Securities Act of 1933. The listed documents should be clearly described for identification purposes.

                                      NONE

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                               TABLE OF CONTENTS

 Item No.                              Caption                           Page
 --------                              -------                           ----
 PART I.................                                                   4
    Item 1. Business....................................................   4
    Item 2. Properties..................................................   9
    Item 3. Legal Proceedings...........................................  10
    Item 4. Submission Matters to a Vote of Security Holders............  10

 PART II................................................................  10
    Item 5. Market for the Registrant's Common Equity and
            Related Stockholder Matters.................................  10
    Item 6. Selected Financial Data.....................................  11
    Item 7. Management's Discussion and Analysis of
            Financial Condition and Results of Operations...............  11
    Item 7A.Quantitative
            and Qualitative Disclosures About Market Risk...............  24
    Item 8. Consolidated Financial Statements...........................  25
    Item 9. Changes in and Disagreements with Accountants on
            Accounting and Financial Disclosure.........................  52

 PART III...............................................................  52
    Item 10.Directors and Executive Officers of the
            Registrant..................................................  52
    Item 11.Executive Compensation/Board Compensation...................  55
    Item 12.Security Ownership of Certain Beneficial Owners and
            Management..................................................  56
    Item 13.Certain Relationships and Related Transactions..............  59

 PART IV................................................................  60
    Item 14.Exhibits, Financial Statement Schedules, and Reports
            on Form 8-K.................................................  60

                                     PART I

Item 1. Business

   Commerce National Corporation, a Florida corporation (the "Company" or "CNC"), was incorporated under the laws of the State of Florida on February 21, 1985, for the purpose of purchasing 100% of the capital stock of the National Bank of Commerce (the "Bank") in order to adequately capitalize the Bank and for the purpose of organizing and acting as a bank holding company.

   CNC was organized as a bank holding company to enhance the Bank's ability to serve its customers' requirements for financial services. Currently, the Company engages in only the management of the Bank; however, CNC's structure is intended to provide flexibility for the provision of additional banking-related services which a traditional commercial bank may not provide under present laws.

   The Company was authorized by the Board of Governors of the Federal Reserve System (the "FRB") to invest up to $1,500,000 of its capital to purchase loans from the Bank which were in excess of authorized lending limits of the Bank. As of March 1, 2000, the Company was participating in an aggregate of $359,351 on three (3) different loans with the Bank which were in excess of the authorized lending limits of the Bank.

                                    The Bank

   The Bank has been in operation since August 4, 1986, the date it was granted the requisite charter from the United States Office of the Comptroller of the Currency (the "OCC"). The Bank conducts a general, commercial and retail banking business emphasizing in its marketing efforts its local management and ownership. The Bank presently offers a full range of accounts with a variety of features which management believes are compatible with the Bank's plan of business. Management will continue to assess the needs of its customers and to structure its types of accounts and services to meet their needs.

   The Bank has been marketing its services to depositors on the basis of the convenience of the Bank's four locations; of its status as an institution managed locally; of its emphasis on personal attention to its customers and its full range of services. Thus far, the Bank has utilized traditional advertising media, as well as an active and community-involved management and board of directors to promote the Bank.

   The Bank makes a variety of loans to persons and businesses as the principal source of its revenue. The three main categories of loans at the Bank are commercial, real estate (both residential and commercial), and consumer loans.

   The commercial loans made by the Bank usually are secured but may be made on an unsecured basis. The loans are either demand or term in nature. These loans are made to business entities for equipment purchases and other capital improvements, inventory acquisition and general working capital. Dependent upon the size and perceived risk for a particular loan, the loans usually are secured and often are guaranteed by the principals of the business. Because of the vagaries in the economy, commercial loans typically are viewed as some of the most risky loans. The Bank attempts to address this issue by careful monitoring of the credit quality of these loans and by having a preexisting relationship with these loan customers.

   The second major category of loans, real estate, is divided into residential loans and commercial loans, which includes agricultural loans. The majority of loans in the real estate area are commercial real estate loans. These loans typically are made on a loan-to-value basis of 80% or less. Because these loans are almost always secured by first mortgages on commercial property, they are seen as some of the least risky loans made by the Bank. The term for the loans is usually 15-20 years with rate review every 3-5 years. The Bank has developed a niche in the market place by originating and holding these loans.

   The final loan category is consumer loans, which includes all loans to individuals not captured in one of the categories above. Types of loans in this category include auto loans and other personal loans. While some of these loans are demand type loans, most are term loans with terms of between three to five years. Most of the loans are secured by the asset acquired by the loan or some other asset, although it is not unusual to have personal loans that are not secured. These loans may be viewed as more risky than real estate loans and, therefore, the interest rate that the Bank can charge for such loans is higher than real estate loans. The Bank originates, processes and holds almost all of these loans.

   In addition to depository and credit services, the Bank offers as part of its normal bank operations a variety of customer services, including notary services, photocopying, and signature guarantees. Additionally, safe deposit boxes, custodial services and account reconciliations are available. It is perceived that these services complement the depository and credit services offered by the Bank. The Bank joined the Federal Home Loan Bank of Atlanta in October of 1992. One of the purposes for joining this organization was to make single-family residential loans.

   The primary correspondent institutions of the Bank are NationsBank, N.A., Jacksonville and Independent Bankers' Bank of Florida, Inc., Orlando. NationsBank, N.A. acts as the primary clearing agent in the collection of checks received in the normal course of business by the Bank. In addition to the daily handling of checks, M&I Data Services Inc. serves as data processor for the Bank's loan and deposit services. Independent Bankers' Bank of Florida, Inc. provides advice and counseling in the area of securities investment and is agent in the Bank's overnight investment of federal funds. Neither NationsBank, N.A. nor Independent Bankers' Bank of Florida has provided trust services, nor have such services been provided by the Bank.

                                  Competition

   As of March 1, 2000, there were nineteen (19) commercial banks, four (4) savings banks and several consumer finance companies in the Bank's perceived market area. Although the principal competition for the Bank is thought to come from existing financial institutions within the market area, it should be noted that there are several commercial banks and savings banks located outside but near the perceived market area. Most of the Bank's competitors have greater resources, broader geographic markets and higher lending limits and offer more services than the Bank. The right of banks in Florida to branch statewide and also the elimination of certain restrictions on interstate banking has heightened the competition of the Bank's market area.

   As of June 30, 1999, the Bank had approximately 1.77% of the deposits of Orange County, Florida.

   Offices affiliated with out-of-state financial institutions have entered Florida to offer financial services, including loans and deposit gathering activities. The State of Florida has adopted a reciprocal interstate regional banking law which permits bank holding companies headquartered outside of Florida to acquire Florida banks, provided Florida bank holding companies may likewise make bank acquisitions in the reciprocal state. Other out-of-state bank holding companies have entered the Florida banking market by acquiring thrift institutions. Pursuant to the Riegle-Neal Interstate Banking and Branching Efficiency Act of 1994 (the "Interstate Act"), effective June 1, 1997, subject to legislation by Florida, banks and bank holding companies from any state in the country will be able to acquire a bank based in the State of Florida. Subject to legislation in Florida, banks from outside of Florida will be able to branch de novo into the State of Florida. Competition for deposit and loan opportunities in the Bank's market area is intense because of the accelerating pace of deregulation and geographic expansion noted above.

   Changes in the economic, legislative and regulatory areas have substantially increased the competitive environment and brought about changes in the financial services industry.

   The Bank is in competition with existing area financial institutions other than commercial banks and savings banks, including insurance companies, consumer finance companies, brokerage houses, credit unions and other business entities which have recently been encroaching upon the traditional banking markets. In certain instances, federal and state regulation of the Bank will make it more difficult to compete with these non-banking institutions. See "Supervision and Regulation," below.

   The Bank believes there is a continuing need for locally owned and operated banks in Orange County and competes on the basis of location, service to its customers and interest rates.

                          Supervision and Regulation

   CNC and the Bank operate in a highly regulated environment, and their respective business activities are governed by statute, regulation and administrative policies. The business activities of CNC and the Bank are supervised by a number of federal regulatory agencies, including the Board of Governors of the Federal Reserve Board ("FRB"), the OCC and the Federal Deposit Insurance Corporation ("FDIC"). Additionally, CNC is supervised and regulated by the Securities and Exchange Commission ("SEC").

   CNC is regulated by the FRB under the Bank Holding Company Act of 1956, as amended, which required CNC to register as a bank holding company and which subjects CNC to FRB examinations and certain reporting requirements.

   Banking regulations allow for an assessment of CNC as the sole stockholder of the Bank to cover any impairment of capital, such assessment to be enforced by sale, to the extent necessary, of the Bank stock held by CNC if CNC fails to pay the assessment. Additionally there are restrictions on the amount of dividends the Bank is allowed to pay. Prior regulatory approval must be obtained before declaring any dividends if the amount of capital, surplus and retained earnings is below certain statutory limits.

   Presently, with respect to expansion, the Bank may establish branches within the limits of the State of Florida, with the approval of the OCC. To date, the Bank operates three branches. In addition, the Bank, as a subsidiary of CNC, will be subject to restrictions under federal law in dealing with CNC and other affiliates. These restrictions apply to extensions of credit to an affiliate, investments in the securities of an affiliate, the purchase of assets from an affiliate and the amount of advances to a third party collateralized by securities of an affiliate.

   The operations of the Bank are affected by various requirements and restrictions imposed by the laws of the United States and the State of Florida, including requirements to maintain reserves against deposits, limitations on the interest rates that may be charged on certain types of loans, and restrictions on the nature and amount of loans that may be granted and on the types of investments that may be made. The operations of the Bank are also affected by various consumer laws and regulations, including those relating to equal credit opportunity and regulation of consumer lending practices. All subsidiary banks of a bank holding company must become and remain insured banks under the Federal Deposit Insurance Act.

   The scope of regulation and permissible activities of CNC and the Bank are subject to change by future federal and state legislation.

Capital

   The FRB, OCC and FDIC require banks and bank holding companies to maintain minimum capital ratios.

   In December 1988, the FRB approved final "risk-adjusted" capital guidelines for bank holding companies. The new guidelines became fully implemented as of December 31, 1992. The FDIC has adopted substantially similar risk-based capital guidelines. These ratios involve a mathematical process of assigning various risk weights to different classes of assets, then evaluating the sum of the risk-weighted balance sheet structure against the Company's capital base. The rules set the minimum guidelines for the ratio of capital to risk-weighted assets (including certain off-balance sheet activities, such as standby letters of credit) at eight percent (8%). At least half of the total capital is to be composed of common equity, retained earnings, and a limited amount of perpetual preferred stock less certain goodwill items ("Tier 1 Capital"). The remainder may consist of a limited amount of subordinated debt, other preferred stock, or a limited amount of loan loss reserves.

   In addition, the federal banking regulatory agencies have adopted leverage capital guidelines for banks and bank holding companies. Under these guidelines, banks and bank holding companies must maintain a minimum ratio of four percent (4%), Tier 1 Capital (as defined for purposes of the year-end 1992 risk-based capital guidelines) to total assets. However, most banking organizations are expected to maintain capital ratios well in excess of the minimum levels and generally must keep such Tier 1 ratio at or above five percent (5%). The capital ratios for the Company and Bank are discussed below.

   Regulatory authorities may increase such minimum requirements for all banks and bank holding companies or for specified banks or bank holding companies. Increases in the minimum required ratios could adversely affect the Bank and the Company, including their ability to pay dividends.

                             Additional Regulation

   The Bank is also subject to federal regulation as to such matters as required reserves, limitation as to the nature and amount of its loans and investments, regulatory approval of any consolidation, issuance or retirement by the Bank of its own securities, limitations upon the payment of dividends and other aspects of banking operations. In addition, the activities and operations of the Bank are subject to a number of additional detailed, complex and sometimes overlapping laws and regulations. These include state usury and consumer credit laws, laws relating to fiduciaries, the Federal Truth-in-Lending Act and Regulation Z, the Federal Equal Credit Opportunity Act and Regulation B, the Fair Credit Reporting Act, the Truth in Savings Act, the Community Reinvestment Act, anti-redlining legislation and antitrust laws.

                              Dividend Regulation

   The ability of the Company to obtain funds for the payment of dividends and for other cash requirements is largely dependent on the amount of dividends which may be declared by its subsidiary, the Bank. Generally, a national banking association may not declare a dividend without the approval of the OCC if the total of dividends declared by such bank in a calendar year exceeds the total of its net profits for that year combined with its retained profits of the preceding two years. In addition, national banks are subject to dividend regulation by their primary federal bank regulatory agency in connection with general supervisory authority as it relates to a bank's requirement to maintain adequate capital.

                      Government Policies and Legislation

   The policies of regulatory authorities, including the OCC, FRB, FDIC and the Depository Institutions Deregulation Committee, have had a significant effect on the operating results of commercial banks in the past and are expected to do so in the future. An important function of the Federal Reserve System is to regulate aggregate national credit and money supply through such means as open market dealings in securities, establishment of the discount rate on member bank borrowings, and changes in reserve requirements against member bank deposits. Policies of these agencies may be influenced by many factors, including inflation, unemployment, short-term and long-term changes in the international trade balance and fiscal policies of the United States government.

   The Federal Deposit Insurance Corporation Improvement Act of 1991 ("FDICIA") was enacted in 1991. Among other things, FDICIA requires federal bank regulatory authorities to take "prompt corrective action" with respect to banks that do not meet minimum capital requirements. For these purposes, FDICIA establishes five capital tiers: well capitalized, adequately capitalized, undercapitalized, significantly undercapitalized, and critically undercapitalized.

   The FRB and the FDIC have adopted regulations to implement the prompt corrective action provisions of FDICIA. Among other things, the regulations define the relevant capital measures for the five capital categories. An institution is deemed to be "well capitalized" if it has a total risk-based capital ratio (total capital to risk-weighted assets) of ten percent (10%) or greater, a Tier 1 risk-based capital ratio (Tier 1 Capital to risk-weighted assets) of six percent (6%) or greater, and a Tier 1 leveraged capital ratio (Tier 1 Capital to total assets) of five percent (5%) or greater, and is not subject to a regulatory order, agreement or directive to meet and maintain a specific capital level for any capital measure. An institution is deemed to be "adequately capitalized" if it has a total risk-based capital ratio of eight percent (8%) or greater, a Tier 1 risk-based capital of four percent (4%) or greater, and (generally) a Tier 1 leveraged capital ratio of four percent (4%) or greater, and the institution does not meet the definition of a "well capitalized" institution. An institution is deemed to be "critically undercapitalized" if it has a ratio of tangible equity (as defined in the regulations) to total assets that is equal to or less than two percent (2%). "Undercapitalized" banks are subject to growth limitations and are required to submit a capital restoration plan. If an "undercapitalized" bank fails to submit an acceptable plan, it is treated as if it is significantly undercapitalized. "Significantly undercapitalized" banks may be subject to a number of requirements and restrictions, including orders to sell sufficient voting stock to become adequately capitalized, requirements to reduce total assets, and cessation of receipt of deposits from correspondent banks. "Critically undercapitalized" institutions may not, beginning 60 days after becoming "critically undercapitalized," make any payment of principal or interest on their subordinated debt.

   The Bank currently meets the regulatory definition of a "well capitalized" financial institution.

   FDICIA directs that each federal banking agency prescribe standards for depository institutions and depository institution holding companies relating to internal controls, information systems, internal audit systems, loan documentation, credit underwriting, interest rate exposure, asset growth, compensation, a maximum ratio of classified assets to capital, minimum earnings sufficient to absorb losses, a minimum ratio of market value to book value for publicly traded shares and such other standards as the agency deems appropriate.

   On September 29, 1994, the Interstate Act, which effectively permits nationwide banking, was signed into law. The Interstate Act provides that one year after enactment, adequately capitalized and adequately managed bank holding companies may acquire banks in any state, even in those jurisdictions that currently bar acquisitions by out-of-state institutions, subject to deposit concentration limits. The deposit concentration limits provide that regulatory approval by the FRB may not be granted for a proposed interstate acquisition if, after the acquisition, the acquirer on a consolidated basis would control more than 10 percent of the total deposits nationwide or would control more than 30 percent of deposits in the state where the acquiring institution is located. The deposit concentration state limit does not apply for initial acquisitions in a state and may be waived by the state regulatory authority. Interstate acquisitions are subject to compliance with the Community Reinvestment Act ("CRA"). States are permitted to impose age requirements not to exceed five years on target banks for interstate acquisitions. States are not allowed to opt-out of interstate banking. National banks are impacted as well since the OCC generally refers to state law to determine appropriate branching provisions for a national bank located in a particular state.

   Branching between states may be accomplished either by merging separate banks located in different states into one legal entity, or by establishing de novo branches in another state. Consolidation of banks was not permitted until June 1, 1997, provided that the state did not pass legislation "opting-out" of interstate branching. If a state opted-out prior to June 1, 1997, then banks located in that state may not participate in interstate branching. A state may opt-in to interstate branching by bank consolidation or by de novo branching by passing appropriate legislation earlier than June 1, 1997. Interstate branching is also subject to a 30 percent statewide deposit concentration limit on a consolidated basis, and a 10 percent nationwide deposit concentration limit. The laws of the host state regarding community reinvestment, fair lending, consumer protection (including usury limits) and establishment of branches shall apply to the interstate branches. The State of Florida has elected to participate in interstate branch banking.

   De novo branching by an out-of-state bank is not permitted unless the host state expressly permits de novo branching by banks from out-of-state. The establishment of an initial de novo branch in a state is subject to the same conditions as apply to initial acquisition of a bank in the host state other than the deposit concentration limits.

   One or more Florida banks may enter into an interstate merger acquisition with one or more out-of-state banks. An out-of-state bank resulting from such a transaction may maintain and operate the branches of a Florida bank that participated in this transaction, provided that all conditions and filing requirements with the State of Florida are met. An interstate merger transaction will not be permitted if, upon consummation of this transaction, the resulting bank, including all insured depository institutions that would be affiliates of the resulting bank, would control 30% or more of the total amount of deposits held by all insured depository institutions in the State of Florida. An interstate merger transaction resulting in the acquisition by an out-of-state bank of a Florida bank shall not be permitted under Florida Code
658.295 unless the Florida bank has been in existence and continuously operating on the date of the acquisition for more than three years.

   On September 30, 1996, legislation was signed by the President to combine the Bank Insurance Fund ("BIF") and the Savings Association Insurance Fund ("SAIF") of the FDIC. The legislation, known as the Deposit Insurance Funds Act of 1996, provided for a special assessment on institutions that pay assessments to the SAIF. The Bank does not pay assessments to the SAIF. The legislation also provides for the payment of interest on bonds issued in connection with the clean up of the savings and loan crisis by both banks and savings associations. Because of the recent adoption of the law, it is not possible to accurately predict what impact, if any, this will have upon the Bank or the Company in the future.

   On November 12, 1999, the Gramm-Leach-Bliley Act (the "GLB Act") became public law. The GLB Act is expected to enhance competition in the financial services industry by providing a prudential framework for the affiliation of banks, securities firms, insurance companies and other financial service providers. It allows banking companies of all sizes to expand into other financial services.

                              Proposed Legislation

   There have been proposed a number of legislative and regulatory proposals designed to strengthen the federal deposit insurance system and to improve the overall financial stability of the U.S. banking system. It is impossible to predict whether or in what form these proposals may be adopted in the future, and if adopted, what their effect would be on the Company. There are proposals in the Florida legislature which would amend the Florida Tax Code and subsequently affect the taxes paid by the business community. The passage of these proposals and to what extent these proposals would affect banks domiciled in Florida is unknown at this point.

                                   Employees

   The Company and the Bank as of March 1, 2000, had 55 full-time employees and 6 part-time employees. The employees of the Bank are not part of any collective bargaining unit.

Item 2. Properties

   Both the Company and the Bank occupy a leasehold in the National Bank of Commerce Building located at 1201 South Orlando Avenue, Winter Park, Florida, which is owned by Gateway Plaza, Ltd., a Florida limited partnership, which entity is owned in part and controlled by certain directors of the Company and the Bank and affiliates thereof. See "Item 13 -- Certain Relationships and Related Transactions". The Bank and the Company jointly occupy approximately 10,030 square feet on the ground floor and 1,800 square feet of the basement of the building. In addition, the Bank leases 947 square feet on the fourth floor for document storage on a month to month basis.

   The Bank occupies three branch sites. The Aloma Branch, located at 2200 Aloma Avenue, Winter Park, opened May 15, 1995. The second branch located at 1400 Howell Branch Road, Winter Park, opened October 16, 1995. The above two
(2) branches are located in freestanding buildings which were built in 1995 and are owned by the Bank. On January 2, 1996, the Bank moved into its third branch site at 200 E. New England Avenue in downtown Winter Park, Florida. This facility is owned by Rollins College, a private institution located in Winter Park, which has leased part of the first floor, basement, and drive-in facility to the Bank.

   The Bank paid rental expenses, in aggregate, of approximately $463,496 for the year ended 1999 which represented $335,344 due under the lease agreement between the Company and Gateway Plaza, Ltd. and $128,152 due under the lease agreement between the Bank and Rollins College.

   The initial term of the lease with Gateway Plaza, Ltd. dated June 12, 1985, which commenced on August 4, 1986, was for 10 years with three consecutive options to renew for a period of five years each. The Bank exercised its first renewal option on August 8, 1996. Additionally, the lease provides a first right of refusal to purchase the building on the terms of any acceptable bona fide offer.

   The lease with Rollins College was assigned to the Bank on July 10, 1995, with the first payment having been made by the Bank on September 1, 1995. The lease was subsequently amended on August 31, 1995, December 14, 1998 and January 18, 2000 to expand the square footage of the leased premises. The initial term of the lease expired on January 17, 1999; however, the Bank exercised its first renewal option on December 14, 1998, and extended the lease until January 17, 2004. The Bank has four additional consecutive options to renew for a period of five years each.

Item 3. Legal Proceedings

   The Bank is a party to various legal proceedings in the ordinary course of its business including its proceedings to collect loans or enforce security interests. In the opinion of management of the Bank, none of the existing legal proceedings will have a significant adverse impact on the business or the financial condition of the Bank.

Item 4. Submission of Matters to a Vote of Security Holders

   The Company did not submit any matter to a vote of its shareholders during the fourth quarter of the fiscal year covered by this report.

                                    PART II

Item 5. Market for the Registrant's Common Equity and Related Stockholder
Matters

   As of March 1, 2000, there was no formally established trading market for the Company's shares of common stock, par value $0.10 per share (the "Common Stock"), although there have been recent transactions for the Common Stock. On that same date, the Company had approximately 463 shareholders based on the number of record holders. To date there has been little secondary trading in the Common Stock. The trading of the Common Stock between third parties reflected a value of $17.50 per share during the year ended 1999.

                           1999                1998                1997
                    Market Price Range  Market Price Range  Market Price Range
                    ------------------- ------------------- -------------------
   Quarter Ended      High       Low      High       Low      High       Low
   -------------    --------- --------- --------- --------- --------- ---------
   December 31..... $   17.50 $   17.50 $   16.75 $   16.75 $   15.00 $   14.50
   September 30.... $   17.50 $   17.50 $   18.00 $   15.00 $   13.50 $   13.00
   June 30......... $   17.50 $   17.50 $   16.00 $   15.00 $   13.50 $   13.00
   March 31........ $   17.50 $   17.50 $   10.00 $   10.00 $   13.00 $   13.00

   On June 21, 1993, the Company adopted a Stock Redemption/Repurchase Policy. As of March 1, 1999, 21,800 shares of the Company's common stock had been redeemed at a total price of $213,640, or $9.80 per share.

   The Board of Directors declared a cash dividend of $0.11 per share on the Company's outstanding shares of common stock payable to shareholders of record as of January 1, 1998. The dividend was paid on May 1, 1998.

   The Board of Directors declared a cash dividend of $0.12 per share on the Company's outstanding shares of common stock payable to shareholders of record as of December 31, 1999. The dividend was paid on March 25, 1999.

Item 6. Selected Financial Data (Consolidated)

                                                    December 31
                          ----------------------------------------------------------------
                              1999         1998         1997         1996         1995
                          ------------ ------------ ------------ ------------ ------------
Net Interest Income.....  $  6,952,975 $  6,286,227 $  5,330,982 $  4,305,644 $  3,767,327
Provisions for Loan
 Losses.................  $    406,270 $    424,012 $    179,000 $     90,000 $    175,000
Net Income..............  $  1,532,032 $  1,439,507 $    538,506 $    648,336 $    472,965
Earnings Per Share --
  Diluted...............  $       2.12 $       2.03 $       0.88 $       1.13 $       0.90
Total Assets............  $180,202,250 $156,907,492 $126,630,682 $114,865,968 $100,365,487
Long-Term Obligations...  $  7,222,617 $  4,266,621 $  1,395,977 $  1,476,111 $  1,547,309
Average Equity..........  $ 13,540,764 $ 12,214,771 $  9,492,971 $  8,857,813 $  7,613,835
Average Assets..........  $170,000,093 $140,446,293 $120,729,118 $108,608,555 $ 89,803,441
Cash Dividends Per
 Share..................  $       0.12 $       0.11          -0-          -0-          -0-
Average Shares
 Outstanding --Diluted..       721,019      710,421      614,748      573,426      523,565

Item 7. Management's Discussion and Analysis of Financial Condition and Results of Operations

   Except for historical information contained herein, the matters discussed in this report contain forward-looking statements within the meaning of Section 27A of the Securities Act of 1933, as amended (the "Securities Act"), and
Section 21E of the Securities Exchange Act of 1934, as amended (the "Exchange Act"), that involve substantial risks and uncertainties. When used in this report, or in the documents incorporated by reference herein, the words "anticipate", "believe", "estimate", "may", "intend", "expect" and similar expressions identify certain of such forward-looking statements. Actual results, performance or achievements could differ materially from those contemplated, expressed or implied by the forward-looking statements contained herein. These forward-looking statements are based largely on the expectations of the Company and are subject to a number of risks and uncertainties, including, but not limited to, economic, competitive and other factors affecting the Company's operations, markets, products and services, as well as expansion strategies and other factors discussed elsewhere in this report filed by the Company with the Securities and Exchange Commission. Many of these factors are beyond the Company's control.

   The accompanying consolidated financial statements of the Company are primarily affected by the operation of the National Bank of Commerce (the "Bank"), its wholly owned subsidiary.

   The following discussion and analysis presents a review of the Company's Consolidated Financial Condition and Results of Operation. This review should be read in conjunction with the Consolidated Financial Statements and other financial data presented herein.

Summary

   For fiscal 1999, the Company had a profit of $1,532,032 as compared to a profit of $1,439,507 in 1998 and a profit of $538,506 in 1997. Net loans outstanding increased 14% to $139,882,070 from the 1998 year-end figure of $122,929,105. The 1997 year-end figure was $97,317,521. Interest expense on deposits and borrowed money in 1999 grew to $6,037,135, as opposed to $4,918,056 for year-end 1998 and $4,360,146 for year-end 1997. Total assets at year-end 1999 were $180,202,250, a 15% increase over 1998, and a 42% increase over

1997. Stockholders' equity at year-end 1999 was $14,063,911 or 7.8% of year-end assets. This compares to year-end 1998 stockholders' equity of $12,966,729, and year-end 1997 stockholders' equity of $10,403,847. Net income per diluted common share for 1999 was $2.12 per share, compared to $2.03 per share for 1998 and $0.88 per share for 1997.

   Two indicators which measure profitability are net income as a percentage of average assets (ROAA) and net income as a percentage of average stockholders' equity (ROAE). A comparison of these ratios for the last three years is as follows:

                                           1999          1998          1997
                                       ------------  ------------  ------------
   ROAA...............................         0.90%         1.02%         0.45%
   ROAE...............................        11.31%        11.78%         5.67%
   Net Income......................... $  1,532,032  $  1,439,507  $    538,506
   Average Assets..................... $170,000,093  $140,446,293  $120,729,118
   Average Equity..................... $ 13,540,764  $ 12,214,771  $  9,492,971
   Average Equity to Assets...........          8.0%          8.7%          7.9%

Financial Position

   Total assets and total liabilities have increased $23,294,758 and $22,197,576, respectively, during fiscal 1999. This is primarily due to an increase in loans of $16,952,965, investment securities available for sale of $5,080,309 and an increase in deposits of $17,288,211 and an increase in Federal Home Loan Bank ("FHLB") borrowings of $2,945,050.

Net Interest Income

   Net interest income, the difference between interest earned on interest-earning assets and interest expense incurred on interest-bearing liabilities, is the most significant component of the Company's earnings. Net interest income is affected by changes in the volumes and rates of interest-earning assets and interest-bearing liabilities and the volume of interest-earning assets funded with interest bearing deposits, non-interest bearing deposits, and stockholders' equity. Net interest income for the last three years is as follows:

                                                 1999        1998        1997
                                              ----------- ----------- ----------
   Interest Income........................... $12,990,110 $11,204,283 $9,691,128
   Interest Expense.......................... $ 6,037,135 $ 4,918,056 $4,360,146
                                              ----------- ----------- ----------
   Net Interest Income....................... $ 6,952,975 $ 6,286,227 $5,330,982
                                              =========== =========== ==========

   Net interest income of $6,952,975 represented an 11% increase over 1998 and a 30% increase over 1997. This is primarily the result of the increase in loan interest income which was $11,732,321, $9,945,556, and $8,488,762 at December 31, 1999, 1998, and 1997, respectively. Investment security income decreased in 1997 to $1,031,804, decreased in 1998 to $865,727, and increased to $980,782 in
1999. Federal funds sold income, typically a lower-yielding investment class, was $231,528, $355,148, and $137,240 at December 31, 1999, 1998, and 1997,
respectively. For further information, refer to the Rate/Volume Information chart.

   At the same time, interest-bearing deposits increased from $92,644,084 at year-end 1997 to $115,798,941 at year-end 1998 to $132,150,753 at year-end
1999. Interest expense on deposits and borrowed money was $6,037,135, $4,918,056, and $4,360,146, at December 31, 1999, 1998, and 1997, respectively.
The major component of the increase was time deposit interest expense of $3,693,882, $3,147,798, and $2,798,560, for December 31, 1999, 1998, and 1997,
respectively. For further information, refer to the Rate/Volume Information chart.

   The Company's net interest margin was 4.20% for the year ended December 31, 1999, compared to 4.84% for 1998 and 4.79% for 1997.

   Changes in net interest income from period to period result from increases or decreases in the average balances of interest-earning assets and interest-bearing liabilities, increases or decreases in the average rates earned and paid on such assets and liabilities, the banks' ability to manage their earning asset portfolios and the availability of particular sources of funds. See the rate/volume analysis that follows for an analysis of the impact of these elements on the change in net interest income for 1999, 1998 and 1997.

Provision and Allowance for Loan Losses

   The Company segregates the loan portfolio for loan loss evaluation purposes into the following broad segments such as: commercial real estate; residential real estate; commercial business; and consumer loan. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as: trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

   Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan loss is debited or credited in order to state the allowance for loan losses to the required level as determined above.

   Regulatory examiners may require the Company to recognize additions to the allowance based upon their judgments about the information available to them at the time of their examination. The Company and the Bank continue to be examined by the FRB, the OCC, a private loan review consultant, and a private compliance consultant.

   The most recent OCC safety and soundness examination was as of January 1999. The allowance for loan and lease losses was evaluated as part of this review. No change was recommended.

   The allowance for loan losses for year-end 1999 was $1,629,823, a 1.15% reserve of total loans outstanding. This compares to a year-end 1998 allowance of $1,323,143, a 1.06% reserve of total loans outstanding, and to a year-end 1997 allowance of $1,013,081, a 1.03% reserve of total loans outstanding.

   The charge-offs for 1999 were $102,789 while recoveries totaled $3,199. This compares to charge-offs in 1998 of $186,047 and recoveries of $72,097 and to charge-offs in 1997 of $71,588 and recoveries of $17,866. Non-accruing loans totaled $2,776,419, $782,547, and $1,113,608 at December 31, 1999, 1998, and
1997, respectively.

   The provision for loan losses is charged to operations to bring the total allowance for loan losses to a level considered appropriate by management. The provision for loan losses was $406,270, $424,012 and $179,000 for the years ending December 31, 1999, December 31, 1998, and December 31, 1997, respectively. Management of the Bank believes that the allowance for loan losses was adequate as of December 31, 1999.

Non-Interest Income

   Non-interest income increased from $746,721 in 1997 to $959,235 in 1998 and decreased to $931,994 in 1999. The majority of the decline in 1999 was the result of less income collected on credit cards and wire transfer fees. Part of the increases in 1997 and 1998 were the result of increased income on service charges for demand accounts as all branches obtained more checking accounts. In 1997 and 1998, both debit card fee income and check order fee income increased.

Non-Interest Expense

   Operating expenses increased $503,771, or 11%, to $5,073,448, for year-end 1999, compared to $4,569,677 for year-end 1998, and $4,862,190 for year-end 1997. The 1997 figure included a one-time expense for a Directors' Stock Option Plan. The Directors' Stock Option expense of $650,000 was to record the expense at the remeasurement date, based on the stock value of $15.00 per share as opposed to the option price of $10.00 per share on 130,000 options.

   Personnel expense, consisting of salaries, other compensation and employment benefits, increased $158,401 to $2,374,896 for 1999, compared to $2,216,495 for 1998 and $1,999,237 for 1997. This is the result of additional hirings, annual salary adjustments and cost-of-living benefit increases, which increased salary expense and group insurance costs.

   Occupancy expense for year-end 1999 increased 7% to $972,414 compared to $909,041 for year-end 1998 and $847,358 for year-end 1997. Also, equipment expense, which is included under occupancy expense, increased $32,573 during 1998, and $68,269 during 1999. This is a result of increased depreciation expense on both software and hardware on new computer systems, plus the maintenance and repair expense to maintain the computer systems. Conversion activities and testing of the computer systems for the year 2000 were completed in the second quarter of 1999. Expenditures in 1999 for the year 2000 project amounted to $80,000.

   Also, data processing expense increased $26,882 to $187,365 during 1997, increased $37,379 to $224,744 during 1998 and increased $32,866 to $257,610 during 1999. The main reason for this increase in expense was that the Bank replaced all computer monitors in the teller areas to become Y2K compliant.

Income Taxes -- Federal

   The Company files a consolidated federal income tax return on behalf of itself and the Bank and reports their income and expenses under the accrual method of accounting.

   Under the applicable provisions of the Internal Revenue Code of 1986 (the "Code"), banks and bank holding companies are generally subject to the same rules concerning federal income taxes as are other corporations. There are, however, special rules applicable to banks. The most significant rule relates to the deduction of bad debts.

   The Company uses the reserve method in calculating its bad debt deduction. Under the reserve method, a bank is required to use the experience method in calculating its deduction. Under the experience method, a bank computes the ratio of total bad-debt charge-offs for its most recent six taxable years, including the current taxable year (adjusted for recoveries of bad debts during such period), to the sum of loans outstanding at the close of each such six years. The ratio so computed is applied to loans outstanding at the close of the current taxable year, and the result constitutes the permissible reserve balance.

   Depending on the composition of its items of income and expense, a bank may be subject to the alternative minimum tax ("AMT"). For tax years beginning after 1986, a bank must pay an alternative minimum tax equal to the amount (if any) by which 20 percent of alternative minimum taxable income ("AMTI") as reduced by an exemption varying with AMTI, exceeds the regular tax due. AMTI equals regular taxable income increased or decreased by certain adjustments and increased by certain tax preferences, including depreciation deductions in excess of that allowable for alternative minimum tax purposes, tax-exempt interest on most private activity bonds issued after August 7, 1986 (reduced by any related interest expense disallowed for regular tax purposes). AMTI may be reduced only up to 90 percent by AMT net operating loss carryovers. Alternative minimum tax paid can be carried forward indefinitely and credited against regular tax due in later years to reduce regular tax to the amount of alternative minimum tax payable in those years. The alternative minimum tax applicable to tax years after 1986 is significantly broader in scope than the pre-1986 minimum tax and substantially increases the likelihood that banks and savings institutions will have to pay alternative minimum tax.

Income Taxes -- State

   The State of Florida imposes a corporate franchise tax on banks which subjects the taxable income of such institutions to a 5.5 percent tax (or, if greater, an alternative minimum tax equal to 3.3 percent of alternative minimum taxable income). The Florida franchise tax may be reduced by a credit for intangible taxes paid, but such credit cannot exceed 65 percent of the franchise tax due for the year. The Florida franchise tax is deductible in determining federal taxable income. Florida taxable income is substantially similar to federal taxable income, except that it includes interest income on obligations of any state or political subdivision thereof which is not otherwise exempt under Florida laws and that net operating losses cannot be carried back to prior taxable years.

Liquidity

   Like other financial institutions, the Bank must ensure that sufficient funds are available to meet deposit withdrawals, loan commitments, investment needs and expenses. Control of the Bank's cash flow requires, in addition to cash flow from operations, the anticipation of deposit flows and loan payments. The Bank's primary sources of funds are deposit accounts, FHLB advances and principal and interest payments on loans.

   The Bank requires funds in the short term to finance ongoing operating expenses, pay liquidating deposits, purchase temporary investments in securities and invest in loans. The Bank funds short-term requirements through advances from the FHLB, the sale of temporary investments, deposit growth and loan principal payments. In addition, management has no plans to significantly change long-term funding requirements. The Bank requires funds in the long-term to invest in loans for its portfolio, purchase fixed assets and provide for the liquidation of deposits maturing in the future. The Bank funds its long-term requirements with proceeds from maturing loans, the sale of loans, the sale of investments in securities and deposits and the sale of real estate.

   During the year ended December 31, 1999, the Company increased its cash position by $588,985. The primary sources of this net cash position increase was a result of $17,288,211 in new demand deposits and certificates of deposit. In addition, the Company received $2,945,050 in advances from the FHLB and received proceeds of $245,750 from the sale of real estate. The primary use of funds was a result of increased lending. Net new loans booked during the course of the year were $17,244,741.

   It is management's opinion that the Company's liquidity position is adequate.

Capital Resources

   On January 27, 1989, the OCC issued an amendment to 12 CFR Part 3 adopting final risk based capital guidelines for national banks. Developed in conjunction with the Federal Deposit Insurance Corporation and the Board of Governors of the Federal Reserve System, these guidelines provide an additional measure of a bank's capital adequacy and are intended to reflect the relative degree of credit risk associated with various assets by setting different capital requirements for assets having less credit risk than others. Secondly, banks are required to systematically hold capital against such off-balance sheet activities as loans sold with recourse, loan commitments, guarantees and standby letters of credit. Finally, the guidelines strengthen the quality of capital by increasing the emphasis on common equity and restricting the amount of loss reserves and other forms of equity such as preferred stock that can be counted as capital.

   Under the terms of the guidelines, banks must meet minimum capital adequacy based upon both total assets and risk adjusted assets. To the extent that an institution has a favorable risk based capital ratio, it would be more likely be permitted to operate at or near minimum primary capital levels. On December 31, 1992, the guidelines took effect in their final form whereupon all banks are required to maintain a risk based capital ratio of 8.0%. At December 31, 1999, the Bank had a total risk based capital ratio of 10.66% (10.75% for the Company on a consolidated basis). The Bank and the Company are well capitalized.

   The Company stands ready to infuse additional capital into the Bank should it be warranted.

Impact of Inflation

   The consolidated financial statements and related financial data and notes presented herein have been prepared in accordance with Generally Accepted Accounting Principles ("GAAP"), which require the measurement of financial position and operating results in terms of historical dollars, without considering changes in the relative purchasing power of money over time due to inflation. Unlike most industrial companies, virtually all of the assets and liabilities of the Company and the Bank are monetary in nature. As a result, interest rates have a more significant impact on the performance of the Company and the Bank than the effects of general price levels. Although interest rates generally move in the same direction as inflation, the magnitude of such changes varies.

Competition

   All areas of the Company's business are highly competitive. The Company faces heavy competition, both from local and national financial institutions and from various other providers of financial services. By industry standards, the Company relies heavily on large deposit customers. In the opinion of management, this factor is a result of its customer base and the local demographics.

   For the year ended December 31, 1999, the Company saw an increase in total assets, total stockholders' equity and earnings. These are the result of a number of factors but principally the community acceptance of the branches of the Bank which opened in 1995 and 1996 and which have started to produce the desired results. In addition, improvement in the loan portfolio of the Bank and reallocation of the assets of the Bank into higher income producing loans, as compared to other investments like Federal funds sold, has benefited the Company. Diluted earnings per share increased to $2.12 per share in 1999 from $2.03 per share in 1998 compared to $0.88 per share in 1997.

                            Statistical Information

              CONSOLIDATED DAILY AVERAGE BALANCES, INCOME/EXPENSE

         AND AVERAGE YIELDS EARNED AND RATES PAID -- 1999 and 1998
           (Dollars in thousands, yields on taxable equivalent basis)

                                     1999                         1998
                          ---------------------------  ---------------------------
                            Average             Yield    Average             Yield
                          Balances(1) Income(1) Rates  Balances(1) Income(1) Rates
                          ----------- --------- -----  ----------- --------- -----
         ASSETS
Loans...................   $135,508    $11,732  8.66%   $108,226    $ 9,945  9.19%
Investment Securities...   $ 17,578    $   981  5.59%   $ 14,316    $   866  6.05%
Funds Sold..............   $  4,536    $   232  5.12%   $  6,636    $   355  5.35%
Interest-Bearing
 Deposits...............   $    827    $    45  5.44%   $    783    $    38  4.85%
Other Short-Term
 Investments............        -0-        -0-   -0-         -0-        -0-   -0-
                           --------    -------  ----    --------    -------  ----
  Total Earning Assets..   $158,449    $12,990  8.20%   $129,961    $11,204  8.62%
                           --------    -------  ----    --------    -------  ----
Cash....................   $  5,944        N/A   N/A    $  4,861        N/A   N/A
Premises and Equipment..   $  3,619        N/A   N/A    $  3,812        N/A   N/A
Allowance for Loan
 Losses.................   $ (1,492)       N/A   N/A    $ (1,130)       N/A   N/A
Other Assets............   $  3,480        N/A   N/A    $  2,942        N/A   N/A
                           --------    -------  ----    --------    -------  ----
  Total Assets..........   $170,000        N/A   N/A    $140,446        N/A   N/A
                           ========    =======  ====    ========    =======  ====
                                     1999                         1998
                          ---------------------------  ---------------------------
                            Average             Yield    Average             Yield
                          Balances(1) Expenses  Rates  Balances(1) Expenses  Rates
                          ----------- --------- -----  ----------- --------- -----
    LIABILITIES AND
  STOCKHOLDER'S EQUITY
Interest Bearing
 Deposits:
  NOW Accounts..........   $ 15,401    $   327  2.12%   $ 11,471    $   229  2.00%
  Savings...............   $ 30,626    $ 1,237  4.04%   $ 24,104    $   979  4.06%
  Money Market..........   $  8,673    $   252  2.91%   $  9,265    $   282  3.04%
  Certificates of
   Deposits.............   $ 68,564    $ 3,694  5.39%   $ 56,589    $ 3,148  5.56%
  Other Time............        -0-        N/A   N/A         -0-        N/A   N/A
                           --------    -------  ----    --------    -------  ----
    Total Interest-
     bearing Deposits...   $123,264    $ 5,510  4.48%   $101,429    $ 4,638  4.57%
                           --------    -------  ----    --------    -------  ----
  Funds Purchased.......   $    205    $    11  5.37%   $     49    $     3  6.12%
  Other Short-Term
   Borrowings...........   $  2,922    $   123  4.14%   $  3,700    $   188  5.08%
  Long-Term Debt........   $  6,465    $   393  6.08%   $  1,916    $    89  4.65%
                           --------    -------  ----    --------    -------  ----
    Total Interest-
     bearing
     Liabilities........   $  9,592    $   527  5.47%   $  5,665    $   280  4.94%
                           --------    -------  ----    --------    -------  ----
Demand Deposits.........   $ 22,357        N/A   N/A    $ 19,863        N/A   N/A
Other Liabilities.......   $  1,246        N/A   N/A    $  1,274        N/A   N/A
Stockholders' Equity....   $ 13,541        N/A   N/A    $ 12,215        N/A   N/A
                           --------    -------  ----    --------    -------  ----
    Total Liabilities
     And Stockholders'
     Equity.............   $170,000        N/A   N/A    $140,446        N/A   N/A
                           ========    =======  ====    ========    =======  ====

                                         1999    1998    1997    1996    1995
                                        ------  ------  ------  ------  ------
Interest Rate Spread...................   3.72%   4.03%   4.11%   3.69%   3.89%
Net Interest Income (in thousands)..... $6,953  $6,286  $5,331  $4,306  $3,767
Net Interest Margin(2).................   4.20%   4.84%   4.79%   4.32%   4.47%

--------
(1) Calculations were based on average balances for asset and liability accounts and actual year end income and expense totals, causing some distortion in yield verses rates actually earned on interest earning assets and paid on interest bearing liabilities.
(2)  Net interest income divided by total earning assets.

Rate/Volume Information

   The table below sets forth certain information regarding changes in interest income and interest expense for the periods indicated. Information is provided on changes attributable to (i) changes in volume (change in volume multiplied by old rate) and (ii) changes in rates (change in rate multiplied by old volume). For purposes of this table, changes attributable to both volume and rate which cannot be segregated have been allocated proportionately to volume and to rate.

                                  Year Ended                      Year Ended
                          December 31, 1999 vs. 1998      December 31, 1998 vs. 1997
                          Increase (Decrease) Due To      Increase (Decrease) Due to
                         ------------------------------  ------------------------------
Final                     Volume      Rate      Total     Volume      Rate      Total
-----                    ---------  --------  ---------  ---------  --------  ---------
Interest Income
  Loans................. $   2,278  $   (491) $   1,787  $   1,681  $   (224) $   1,457
  Investments...........       177       (62)       115        (86)      (80)      (166)
  Fed Funds Sold........      (112)      (12)      (124)       212         6        218
  Interest Bearing
   Assets...............        24       (21)         3          4         1          5
                         ---------  --------  ---------  ---------  --------  ---------
    Total Earning
     Assets............. $   2,367  $   (586) $   1,781  $   1,811  $   (297) $   1,514
                         =========  ========  =========  =========  ========  =========
Interest Expenses
  Deposits.............. $     847  $     20  $     867  $     706  $   (148) $     558
  Borrowings............       200        47        247         67       (67)       -0-
Total Interest Bearing
 Liabilities............ $   1,047  $     67  $   1,114  $     773  $   (215) $     558
Net Margin.............. $   1,320  $   (653) $     667  $   1,038  $    (82) $     956

                 MATURITY DISTRIBUTION OF INVESTMENT SECURITIES

                    December 31, 1999 and December 31, 1998
                             (Dollars in thousands)

                                                 1999               1998
                                         -------------------- -----------------
                                                     Weighted          Weighted
                                          Carrying   Average  Carrying Average
                                            Value     Yield*   Value    Yield*
                                         ----------- -------- -------- --------
U.S. Treasury and Other U.S. Government
 Agencies and Corporations:
  Due In One Year Or Less..............          -0-    -0-   $ 5,021    5.80%
  Due After One Year Through Five
   Years...............................  $18,572,972   5.44%    8,472    5.85%
  Due After Five Years Through Ten
   Years...............................          -0-    -0-       -0-     -0-
  Due After Ten Years..................          -0-    -0-       -0-     -0-
                                         -----------   ----   -------    ----
    Total..............................  $18,572,972   5.44%  $13,493    5.83%
                                         -----------   ----   -------    ----
States and Political Subdivisions:
  Due In One Year Or Less..............          -0-    -0-       -0-     -0-
  Due After One Year Through Five
   Years...............................          -0-    -0-       -0-     -0-
  Due After Five Years Through Ten
   Years...............................          -0-    -0-       -0-     -0-
  Due After Ten Years..................          -0-    -0-       -0-     -0-
Other Securities.......................          -0-    -0-       -0-     -0-
                                         -----------   ----   -------    ----
    Total Investment Securities........  $18,572,972   5.44%  $13,493    5.83%
                                         ===========   ====   =======    ====

--------
* Weighted average yields are calculated on the basis of the carrying value of the security.

                        LOAN PORTFOLIO BY TYPES OF LOANS
                                 (In thousands)

                                                       December 31, December 31,
                                                           1999         1998
                                                       ------------ ------------
Commercial:
  Secured.............................................   $  8,587     $ 12,472
  Unsecured...........................................      3,652        2,887
Real Estate:
  Construction........................................     35,660       29,868
  Mortgage............................................     90,730       75,953
  Other Consumer Loans................................      3,354        3,559
                                                         --------     --------
    Total Loans.......................................   $141,983     $124,739
                                                         ========     ========

              LOAN MATURITY AND INTEREST RATE SENSITIVITY ANALYSIS

                               December 31, 1999
                                 (In thousands)

                                                Remaining Maturities of Loans
                                              ----------------------------------
                                                                Within   After 5
Loan Maturity(1)                               Total   1 Year  1-5 Years  Years
----------------                              -------- ------- --------- -------
Commercial................................... $ 12,239 $ 8,772  $ 3,220  $   247
Real Estate..................................  126,390  30,539   26,818   69,033
Other........................................    3,354   2,344      972       38
                                              -------- -------  -------  -------
  Total...................................... $141,983 $41,655  $31,010  $69,318
                                              ======== =======  =======  =======

--------
(1)  Based upon scheduled principal payments.

                                                Remaining Maturities of Loans
                                              ----------------------------------
                                                                Within   After 5
Interest Rate Sensitivity                      Total   1 Year  1-5 Years  Years
-------------------------                     -------- ------- --------- -------
Loans With:
  Predetermined Interest Rates............... $ 42,482 $ 9,276  $13,066  $20,140
  Floating or Adjustable Interest Rates......   99,501  32,379   17,944   49,178
                                              -------- -------  -------  -------
    Total.................................... $141,983 $41,655  $31,010  $69,318
                                              ======== =======  =======  =======

Non-performing Assets and Loans Past Due 90 Days or More

   The following table summarizes the Company's non-accrual and past due loans as of December 31 for each year indicated.

                                                          December 31
                                                 ------------------------------
                                                    1999      1998      1997
                                                 ---------- -------- ----------
Non-accrual Loans............................... $2,776,419 $782,547 $1,113,608
Accruing Loans Past Due 90 Days or More.........        -0-      -0-        -0-
Troubled Debt Restructurings.................... $  789,020 $115,217        -0-

If interest due on all non-accrual loans had been accrued at the original contract rates, interest income would have been approximately $83,917 greater for 1997, approximately $42,776 greater for 1998, and approximately $131,247 greater for 1999.

   There were twelve (12) non-accruing loans totaling $2,776,419 as of December 31, 1999. This compares with non-accruing loans of $782,547 as of December 31, 1998, and non-accruing loans of $1,113,608 as of December 31, 1997.

   There are three (3) loans to one customer totaling $697,325 secured by business assets, which have 75% to 85% guarantees from the Small Business Administration. These three (3) loans are also secured by a cross-collateralization of mortgages on a personal residence of the principals. At the same time, there is a fourth loan to the same principals in the amount of $124,871 secured by common stock, which is traded on NASDAQ. There is a fifth loan in the amount of $102,194 is secured by a first mortgage on a personal residence to the principals of the same corporation. At December 31, 1999, the above five (5) loans were all current.

   One (1) non-accrual loan in the amount of $827,448 is secured by a first mortgage on a 61-lot subdivision. A Summary Judgment has been set for the first quarter of 2000. Once the foreclosure process is completed, the Bank will take possession of this subdivision and complete the second phase of the subdivision. There has been interest between local and national builders concerning this subdivision upon the completion and Certificate of

Completion from the county. It is anticipated that there will be a minimal loss occurred during the year 2000 on this loan.

   There is one (1) non-accrual loan in the amount of $123,617 secured by a commercial helicopter and additional engine components. The loan is on non-accrual because there is a dispute on an insurance claim for engine work on the helicopter. A lawsuit has been filed against all parties involved. The Bank is negotiating with one of the guarantors on the original note who is considering taking over the loan.

   One non-accrual loan in the amount of $28,379 is secured by a second mortgage on the principal's residence and a third mortgage on commercial property. It is anticipated that this loan will be paid in full during the second quarter of this year.

   Two (2) non-accrual loans to the same corporation totaling $788,012 are secured by first mortgages on commercial buildings. Of this total figure, $292,500 will be paid off during the first month of the year 2000. The $495,512 balance on the second loan is current. It is felt that this loan will continue to be current and, after a 6-month period, will be taken off non-accrual.

   There were two (2) non-accrual loans to the same company totaling $84,573 secured by four (4) lots and a partially completed residential structure. This loan has since been paid in full.

   The following table, entitled Analysis of the Allowance for Loan Losses, summarizes the Bank's allowance for loan losses as of December 31, 1999.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                   ANALYSIS OF THE ALLOWANCE FOR LOAN LOSSES

                                               Year Ended Year Ended Year Ended
                                                12/31/99   12/31/98   12/31/97
                                               ---------- ---------- ----------
Balance at beginning of period................ $1,323,143 $1,013,081 $  887,803
Charge-offs:
  Domestic:
    Commercial................................     99,789    104,790     63,064
    Real estate -- construction...............        -0-        -0-        -0-
    Real estate -- mortgage...................      3,000        -0-        -0-
    Installment loans to individuals..........        -0-     81,257      8,524
Recoveries:
  Domestic:
    Commercial................................      3,153     72,097     17,866
    Real estate -- construction...............        -0-        -0-        -0-
    Real estate -- mortgage...................        -0-        -0-        -0-
    Installment loans to individuals..........         46        -0-        -0-
Additions charged to operations...............    406,270    424,012    179,000
                                               ---------- ---------- ----------
Balance at end of period...................... $1,629,823 $1,323,143 $1,013,081
                                               ========== ========== ==========

                    ALLOCATION OF ALLOWANCE FOR LOAN LOSSES

                                         1999                     1998
                               ------------------------ ------------------------
                                           Percent of               Percent of
                                            Estimated                Estimated
                                            Loans in                 Loans In
                                          Each Category            Each Category
   Balance at December 31,                  to Total                 to Total
        Applicable to            Amount       Loans       Amount       Loans
   -----------------------     ---------- ------------- ---------- -------------
Commercial.................... $  853,764     52.38%    $  729,510     55.47%
Real Estate...................    719,355     44.14%       541,027     40.53%
Consumer......................     56,704      3.48%        52,606      4.00%
                               ----------    ------     ----------    ------
  Actual Total................ $1,629,823    100.00%    $1,323,143    100.00%
                               ==========    ======     ==========    ======

   The Company records impairment in the value of its loans as an addition to the allowance for loan losses. Any changes in the value of impaired loans due to the passage of time or revisions in estimates are reported as adjustments to provision expense in the same manner in which impairment initially was recognized. Chargeoffs by loan type are illustrated in the consolidated financial statements at Footnote (4).

                COMPOSITION OF DEPOSITS FOR 1999, 1998 and 1997
                             (Dollars in thousands)

                                    1999                       1998                       1997
                          -------------------------- -------------------------- --------------------------
                                    % of    Average            % of    Average            % of    Average
                          Averages Total   Rate Paid Averages Total   Rate Paid Averages Total   Rate Paid
                          -------- ------  --------- -------- ------  --------- -------- ------  ---------
Demand..................  $ 22,357  15.35%    -0-    $ 19,863  16.37%    -0-    $ 15,420  14.63%    -0-
NOW.....................  $ 15,401  10.58%   2.00%   $ 11,471   9.46%   2.99%   $  9,184   8.71%   2.00%
Savings.................  $ 30,626  21.03%   4.00%   $ 24,104  19.87%   4.00%   $ 19,115  18.13%   4.00%
Money Market............  $  8,673   5.96%   2.75%   $  9,265   7.64%   2.75%   $ 11,015  10.45%   2.75%
Certificate of Deposit..  $ 68,564  47.08%   5.54%   $ 56,589  46.66%   5.45%   $ 50,657  48.08%   5.40%
                          -------- ------    ----    -------- ------    ----    -------- ------    ----
 Total..................  $145,621 100.00%   3.83%   $121,292 100.00%   3.73%   $105,391 100.00%   3.79%
                          ======== ======    ====    ======== ======    ====    ======== ======    ====

                   MATURITY OF CERTIFICATES OF DEPOSIT (CD'S)
                            AND OTHER TIME DEPOSITS
                         IN AMOUNTS OF $100,000 OR MORE

                               December 31, 1999
                                 (In thousands)

                                                             Domestic Other Time
Months to Maturity                                    CD's   Deposits   Total
------------------                                   ------- -------- ----------
3 Or less........................................... $33,649     0     $33,649
Over 3 through 12...................................  36,935     0      36,935
Over 12.............................................   5,502     0       5,502
                                                     -------   ---     -------
  Total............................................. $76,086     0     $76,086
                                                     =======   ===     =======

Year 2000 (Y2K)

   During 1999, the Bank worked diligently to bring all systems into year 2000 ("Y2K") compliance. The Board of Directors approved a Y2K budget as prepared by the Y2K committee in the approximate amount of $80,000. The Y2K committee was in-house on January 1, 2000 for a system check and validation of equipment and software. The validations were a success and, at this time, there are no Y2K unresolved issues for the Bank.

   The Bank's regulatory agency, the OCC, has frequently visited or telephoned the Bank's committee coordinator for continual oversight of the Bank's progress in the Y2K compliancy. The FRB and the Office of Thrift Supervision review the progress of M&I for assurance that M&I is progressing satisfactorily with M&I's Y2K action plan.

Impact of Recent Accounting Pronouncements

SFAS No. 133 and SFAS No. 137

   In June 1998, the FASB issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedge Activities" (FASB
133). This standard requires all derivatives be measured at fair value and be recognized as assets and liabilities in the statement of financial position. FASB 133 sets forth the accounting for changes in fair value of a derivative depending on the intended use and designation of the derivative. In June 1999, the FASB issued FASB 137, "Accounting for Derivative Instruments and Hedging Activities -- Deferral of the Effective Date of FASB No. 133, an Amendment of FASB 133." FASB 133, as amended, is now effective for all fiscal quarters and fiscal years beginning after June 15, 2000. Implementation of FASB 133 is not expected to have a significant impact on the financial position or results of operations of the Company.

SFAS No. 134

   In October 1998, the FASB issued Financial Accounting Standards No. 134, "Accounting for Mortgage-Backed Securities Retained after the Securitization of Mortgage Loans Held for Sale by a Mortgage Banking Enterprise." This statement requires that, after the securitization of a mortgage loan held for sale, an entity engaged in mortgage banking activities classify the resulting mortgage backed security as a trading security. The statement is effective for the first fiscal quarter beginning after December 15, 1998. Adoption of this standard did not have any impact on the Company's consolidated financial statements.

Item 7A. Quantitative and Qualitative Disclosures about Market Risk

   The business of the Company and the composition of its consolidated balance sheet consists of investments in interest-earning assets (primarily loans and investment securities) which are primarily funded by interest-bearing liabilities (deposits). Such financial instruments have varying levels of sensitivity to changes in market interest rates resulting in market risk.

Interest Rate Risk Management

   Interest rate risk results when the maturity or repricing intervals and interest rate indices of the interest-earning assets and interest-bearing liabilities are different. In an attempt to manage its exposure to changes in interest rates, management monitors the Company's interest rate risk. Management's asset/liability committee meets monthly to review the Company's interest rate risk position and profitability, and recommend adjustments for consideration by the Board of Directors. Management also reviews the Bank's securities portfolio, formulates investment strategies, and oversees the timing and implementation of transactions to assure attainment of the Board's objectives in the most effective manner. Notwithstanding the Company's interest rate risk management activities, the potential for changing interest rates is an uncertainty that can have an adverse effect on net income.

   In adjusting the Company's asset/liability position, the Board and management attempt to manage the Company's interest rate risk while enhancing net interest margins. The rates, terms and interest rate indices of the Company's interest-earning assets result primarily from the Company's strategy of investing in loans and securities which permit the Company to limit its exposure to interest rate risk, together with credit risk, while at the same time achieving a positive interest rate spread from the difference between the income earned on interest-earning assets and the cost of interest-bearing liabilities.

   One method of measuring interest rate risk is to determine the earnings-at-risk for a given change in interest rates which is done on a quarterly basis. The impact on value (earnings) is significant because reduced earnings will affect capital. The change in interest rates does not necessarily represent an immediate or parallel shift.

Economic Value of Equity

   The interest rate risk ("IRR") component is a dollar amount that is deducted from total capital for the purpose of calculating an institution's risk-based capital requirement and is measured in terms of the sensitivity of its economic value of equity ("EVE") to changes in interest rates. An institution's EVE is calculated as the net discounted cash flows from assets, liabilities, and off-balance sheet contracts. An institution's IRR component is measured as the change in the ratio of EVE to the net present value of total assets as a result of a hypothetical 200 basis point change in market interest rates. A resulting decline in this ratio of more than 2% of the estimated present value of an institution's total assets prior to the hypothetical 200 basis point change will require the institution to deduct from its regulatory capital 50% of that excess decline. Based on quarterly calculations, the Bank experienced no such decline.

   Although certain assets and liabilities may have similar maturities or periods to repricing, they may react in different degrees to changes in market interest rates. Also, the interest rates on certain types of assets and liabilities may fluctuate in advance of changes in market interest rates, while interest rates on other types may lag behind changes in market rates. Additionally, certain assets, such as adjustable-rate mortgage loans, have features that restrict changes in interest rates on a short-term basis and over the life of the loan. Further, in the event of a change in interest rates, prepayment and early withdrawal levels could deviate significantly. Finally, the ability of many borrowers to service their debt may decrease in the event of a significant interest rate increase.

   The repricing of certain categories of assets and liabilities are subject to competitive and other pressures beyond the Company's control. As a result, certain assets and liabilities indicated as maturing or otherwise repricing within a stated period may in fact mature or reprice at different times and at different volumes. There were no substantial changes in the Company's asset/liability position during fiscal 1999.

Item 8. Consolidated Financial Statements

   The required financial information begins on the following page.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                       Consolidated Financial Statements

                  Years ended December 31, 1999, 1998 and 1997
                  (With Independent Auditors' Report Thereon)

KPMG
111 North Orange Avenue, Suite 1600
P.O. Box 3031
Orlando, FL 32802

                          Independent Auditors' Report

The Board of Directors
Commerce National Corporation and Subsidiary:

   We have audited the accompanying consolidated balance sheets of Commerce National Corporation and subsidiary as of December 31, 1999 and 1998, the related consolidated statements of operations, shareholders' equity and comprehensive income and cash flows for each of the years in the three-year period ended December 31, 1999. These consolidated financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these consolidated financial statements based on our audits.

   We conducted our audits in accordance with generally accepted auditing standards. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

   In our opinion, the consolidated financial statements referred to above present fairly, in all material respects, the financial position of Commerce National Corporation and subsidiary as of December 31, 1999 and 1998, and the results of their operations and their cash flows for each of the years in the three-year period ended December 31, 1999 in conformity with generally accepted accounting principles.

                                          /s/ KPMG LLP

January 24, 2000, except for Note 20
 which is as of March 3, 2000

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                          Consolidated Balance Sheets

                           December 31, 1999 and 1998

                                                          1999         1998
                                                      ------------  -----------
                       ASSETS
Cash and due from banks.............................  $  7,210,129    5,221,144
Federal funds sold..................................     6,700,000    8,100,000
Investment securities available for sale............    18,572,969   13,492,660
Loans, less allowance for loan losses of $1,629,823
 for 1999 and $1,323,143 for 1998...................   139,882,070  122,929,105
Accrued interest receivable.........................       992,636      813,736
Premises and equipment, net.........................     3,580,117    3,698,955
Federal Reserve Bank stock, at cost.................       207,000      178,500
Federal Home Loan Bank stock, at cost...............       468,100      378,600
Independent Bankers' Bank of Florida stock, at
 cost...............................................       121,270          --
Deferred income taxes, net..........................       815,510      458,990
Prepaid expenses and other assets...................       114,770      168,470
Executive supplemental income plan -- cash surrender
 value life insurance policies......................     1,537,679    1,467,332
                                                      ------------  -----------
    Total assets....................................  $180,202,250  156,907,492
                                                      ============  ===========
        LIABILITIES AND SHAREHOLDERS' EQUITY
Deposits:
  Noninterest bearing...............................  $ 22,237,911   21,301,512
  Interest bearing..................................   132,150,753  115,798,941
                                                      ------------  -----------
    Total deposits..................................   154,388,664  137,100,453
Federal Home Loan Bank advances.....................     7,070,584    4,125,534
Other borrowed funds................................     4,050,448    2,189,251
Accrued interest payable............................       272,405      191,744
Accounts payable and other liabilities..............       356,238      333,781
                                                      ------------  -----------
    Total liabilities...............................   166,138,339  143,940,763
                                                      ------------  -----------
Shareholders' equity:
  Common stock, $.10 par value per share. Authorized
   1,000,000 shares; 742,819 shares issued and
   721,019 shares outstanding at December 31, 1999
   and 1998.........................................        74,282       74,282
  Additional paid-in capital........................     7,927,804    7,927,804
  Retained earnings.................................     6,627,567    5,182,057
  Treasury stock, at cost (21,800 shares at December
   31, 1999 and 1998)...............................      (208,640)    (208,640)
  Accumulated other comprehensive income (loss).....      (357,102)      (8,774)
                                                      ------------  -----------
    Total shareholders' equity......................    14,063,911   12,966,729
Commitments and contingencies (notes 12 and 18)
                                                      ------------  -----------
    Total liabilities and shareholders' equity......  $180,202,250  156,907,492
                                                      ============  ===========

          See accompanying notes to consolidated financial statements.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Operations

     For each of the years in the three-year period ended December 31, 1999

                                                  1999        1998      1997
                                               ----------- ---------- ---------
Interest income:
  Loans....................................... $11,732,321  9,945,556 8,488,762
  Investment securities.......................     980,782    865,727 1,031,804
  Federal funds sold..........................     231,528    355,148   137,240
  Other.......................................      45,479     37,852    33,322
                                               ----------- ---------- ---------
    Total interest income.....................  12,990,110 11,204,283 9,691,128
Interest expense:
  Deposits and other borrowed money...........   6,037,135  4,918,056 4,360,146
                                               ----------- ---------- ---------
    Net interest income.......................   6,952,975  6,286,227 5,330,982
Provision for loan losses.....................     406,270    424,012   179,000
                                               ----------- ---------- ---------
    Net interest income after provision for
     loan losses..............................   6,546,705  5,862,215 5,151,982
                                               ----------- ---------- ---------
Other income, primarily customer service
 fees.........................................     931,994    959,235   746,721
                                               ----------- ---------- ---------
Other expenses:
  Salaries and benefits.......................   2,374,896  2,216,495 1,999,237
  Directors stock option plan.................         --         --    650,000
  Occupancy expense...........................     972,414    909,041   847,358
  Advertising and public relations............     211,445    162,967   149,364
  Legal and professional fees.................     379,397    221,224   281,050
  Stationery and printing supplies............      84,360     79,937    59,805
  Data processing expense.....................     257,610    224,744   187,365
  Insurance...................................      64,875     58,696    65,713
  Loss on sale of other real estate owned.....       8,622     32,073     6,687
  Other expenses..............................     719,829    664,500   615,611
                                               ----------- ---------- ---------
                                                 5,073,448  4,569,677 4,862,190
                                               ----------- ---------- ---------
    Income before income taxes................   2,405,251  2,251,773 1,036,513
  Income tax expense..........................     873,219    812,266   498,007
                                               ----------- ---------- ---------
    Net income................................ $ 1,532,032  1,439,507   538,506
                                               =========== ========== =========
Basic earnings per share...................... $      2.12       2.03      0.90
                                               =========== ========== =========
Diluted earnings per share.................... $      2.12       2.03      0.88
                                               =========== ========== =========
Dividends paid per share...................... $      0.12       0.11       --
                                               =========== ========== =========

          See accompanying notes to consolidated financial statements.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

    Consolidated Statements of Shareholders' Equity and Comprehensive Income
     For each of the years in the three-year period ended December 31, 1999

                                                                   Accumulated
                                 Additional            Treasury       other                       Total
                         Common   paid-in   Retained   stock, at  comprehensive Comprehensive shareholders'
                          stock   capital   earnings     cost     income (loss)    income        equity
                         ------- ---------- ---------  ---------  ------------- ------------- -------------
Balances, December 31,
 1996................... $61,759 6,065,310  3,269,630  (208,640)      40,361                    9,228,420
Directors stock option
 plan...................     --    650,000        --        --           --                       650,000
Sale of common stock....      45     5,819        --        --           --                         5,864
Comprehensive income:
 Net income.............     --        --     538,506       --           --         538,506       538,506
 Other comprehensive
  income, net of tax
  unrealized loss on
  securities............     --        --         --        --       (18,943)       (18,943)      (18,943)
                                                                                 ----------
Comprehensive income....                                                         $  519,563
                         ------- ---------  ---------  --------     --------     ==========    ----------
Balances, December 31,
 1997...................  61,804 6,721,129  3,808,136  (208,640)      21,418                   10,403,847
Directors stock options
 exercised..............  12,451 1,202,549        --        --           --                     1,215,000
Sale of common stock....      27     4,126        --        --           --                         4,153
Dividends paid..........     --        --     (65,586)      --           --                       (65,586)
Comprehensive income:
 Net income.............     --        --   1,439,507       --           --       1,439,507     1,439,507
 Other comprehensive
  income, net of tax
  unrealized loss on
  securities............     --        --         --        --       (30,192)       (30,192)      (30,192)
                                                                                 ----------
Comprehensive income....                                                         $1,409,315
                         ------- ---------  ---------  --------     --------     ==========    ----------
Balances, December 31,
 1998...................  74,282 7,927,804  5,182,057  (208,640)      (8,774)                  12,966,729
Dividends paid..........     --        --     (86,522)      --           --                       (86,522)
Comprehensive income:
 Net income.............     --        --   1,532,032       --           --       1,532,032     1,532,032
 Other comprehensive
  income, net of tax
  unrealized loss on
  securities............     --        --         --        --      (348,328)      (348,328)     (348,328)
                                                                                 ----------
Comprehensive income....                                                         $1,183,704
                         ------- ---------  ---------  --------     --------     ==========    ----------
Balances, December 31,
 1999................... $74,282 7,927,804  6,627,567  (208,640)    (357,102)                  14,063,911
                         ======= =========  =========  ========     ========                   ==========

          See accompanying notes to consolidated financial statements.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                     Consolidated Statements of Cash Flows

     For each of the years in the three-year period ended December 31, 1999

                                            1999         1998         1997
                                        ------------  -----------  -----------
Cash flows provided by operating
 activities:
Net income............................  $  1,532,032    1,439,507      538,506
Adjustments to reconcile net income to
 net cash provided by operating
 activities:
  Depreciation of premises and
   equipment..........................       349,631      310,388      306,327
  Deferred income taxes...............      (146,585)     (39,280)    (147,901)
  Net amortization of premiums and
   (accretion) of discounts on
   investment securities..............        55,369      (22,119)     (64,937)
  Provision for loan losses...........       406,270      424,012      179,000
  Directors stock option plan.........           --           --       650,000
  Deferred loan origination fees, net
   of amortization....................       (14,904)     113,417       25,635
  Loss on sale of other real estate
   owned..............................         8,622       32,073        6,687
  Executive supplemental income
   plan -- additional cash surrender
   value..............................       (70,347)     (64,626)     (63,897)
  Cash provided by (used in) changes
   in:
    Accrued interest receivable.......      (178,900)     (64,839)     (25,568)
    Prepaid expenses and other
     assets...........................        53,700      (83,169)      28,997
    Accrued interest payable..........        80,661       58,610       (3,142)
    Accounts payable and other
     liabilities......................        22,457       (2,216)      87,930
                                        ------------  -----------  -----------
      Net cash provided by operating
       activities.....................     2,098,006    2,101,758    1,517,637
                                        ------------  -----------  -----------
Cash flows provided by (used in)
 investing activities:
Loans (net of collections)............   (17,598,703) (26,159,208) (11,037,444)
Purchases of investment securities
 available for sale...................   (11,693,941) (11,519,121)  (7,500,815)
Proceeds from maturity of investment
 securities held to maturity..........           --       190,000          --
Proceeds from maturity of investment
 securities available for sale........     5,000,000    7,000,000    7,000,000
Proceeds from called investment
 securities available for sale........     1,000,000    6,500,000    1,000,000
Purchase of cash surrender value life
 insurance policies to fund executive
 supplemental income..................           --      (100,000)         --
Purchase of Federal Home Loan Bank
 stock................................       (89,500)     (37,300)     (41,300)
Purchase of Federal Reserve Bank
 stock................................       (28,500)      (7,500)     (21,000)
Purchase of Independent Bankers' Bank
 of Florida stock.....................      (121,270)         --           --
Purchase of premises and equipment....      (230,793)     (84,092)    (279,703)
Proceeds from refinancing of other
 real estate owned....................           --         4,300          --
Proceeds from the sale of other real
 estate owned.........................       245,750      225,444      358,372
                                        ------------  -----------  -----------
      Net cash used in investing
       activities.....................  $(23,516,957) (23,987,477) (10,521,890)
                                        ============  ===========  ===========

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

     For each of the years in the three-year period ended December 31, 1999

                                              1999         1998        1997
                                           -----------  ----------  ----------
Cash flows provided by financing
 activities:
Net increase in demand deposits, NOW
 accounts and passbook savings accounts..  $ 3,379,541  12,194,941   7,819,123
Net increase in certificates of deposit..   13,908,670  13,779,812   2,262,307
Principal repayments on mortgage notes
 payable.................................      (30,475)    (28,120)    (25,949)
Increase (decrease) in repurchase
 agreements..............................    1,891,672  (1,238,099)    495,131
Proceeds (repayments) on Federal Home
 Loan Bank borrowings....................    2,945,050   2,949,000     (46,113)
Shareholder dividends paid...............      (86,522)    (65,586)        --
Proceeds from employee stock options
 exercised...............................          --    1,215,000         --
Proceeds from sale of common stock.......          --        4,153       5,864
                                           -----------  ----------  ----------
    Net cash provided by financing
     activities..........................   22,007,936  28,811,101  10,510,363
                                           -----------  ----------  ----------
    Net increase in cash and cash
     equivalents.........................      588,985   6,925,382   1,506,110
Cash and cash equivalents at the
 beginning of the year...................   13,321,144   6,395,762   4,889,652
                                           -----------  ----------  ----------
Cash and cash equivalents at the end of
 the year................................  $13,910,129  13,321,144   6,395,762
                                           ===========  ==========  ==========
Cash paid during the year for:
Interest.................................  $ 5,956,474   4,859,446   4,363,288
                                           ===========  ==========  ==========
Taxes....................................  $ 1,101,215     806,798     622,080
                                           ===========  ==========  ==========
Supplemental disclosures of non-cash
 transactions:
Transfer of other real estate owned to
 premises and equipment..................  $       --          --      450,000
                                           ===========  ==========  ==========
Financing of other real estate owned.....  $       --       38,700      25,058
                                           ===========  ==========  ==========
Transfer of loans to other real estate
 owned...................................  $   254,372      44,447      73,334
                                           ===========  ==========  ==========
Market value adjustment -- investment
 securities available for sale:
  Market value adjustment --
    investments..........................  $  (572,279)    (14,016)     34,341
  Deferred income tax liability..........     (215,177)     (5,242)     12,923
                                           -----------  ----------  ----------
    Unrealized gain (loss) on investments
     available for sale, net.............  $  (357,102)     (8,774)     21,418
                                           ===========  ==========  ==========

          See accompanying notes to consolidated financial statements.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                   Notes to Consolidated Financial Statements

                               December 31, 1999

(1) Summary of Significant Accounting Policies

   The accounting and reporting policies of Commerce National Corporation and its subsidiary conform to generally accepted accounting principles and prevailing practices within the banking industry.

 (a) Reporting Entity

   Commerce National Corporation (the "Company") is a bank holding company, which owns National Bank of Commerce (the "Bank"). The Bank's primary market is Central Florida. The Bank is a member of the Federal Reserve System and its deposits are insured by the Federal Deposit Insurance Corporation.

 (b) Principles of Consolidation

   The consolidated financial statements of the Company include the accounts of Commerce National Corporation and its wholly owned subsidiary, National Bank of Commerce. The operations of the Company consist primarily of the operations of the Bank. All significant intercompany accounts and transactions have been eliminated in consolidation.

 (c) Cash Equivalents

   For purposes of the statement of cash flows, the Company considers cash and due from banks, interest bearing deposits in other banks with original maturities of three months or less and federal funds sold to be cash equivalents.

 (d) Investments Securities Available for Sale

   Investments to be held for indefinite periods of time and not intended to be held to maturity are classified as available for sale and are carried at fair value. Unrealized holding gains and losses are included in shareholders' equity net of the effect of income taxes.

   If a security has a decline in fair value below its amortized cost that is other than temporary, then the security will be written down to its new cost basis by recording a loss in the consolidated statements of operations. Realized gains and losses on investment securities available for sale are computed using the specific identification method.

 (e) Loans

   Loans are reported at their outstanding unpaid principal balance reduced by any charge-offs or specific valuation accounts, net of any deferred fees on originated loans.

   Loan origination fees are deferred and recognized in income over the contractual life of the loans, adjusted for estimated prepayments based on the Bank's historical prepayment experience.

   Commitment fees and costs relating to the commitments are recognized over the commitment period on a straight-line basis. If the commitment is exercised during the commitment period, the remaining unamortized commitment fee at the time of exercise is recognized over the life of the loan as an adjustment of yield.

   Loans are placed on nonaccrual status when the loan becomes 90 days past due as to interest or principal, unless the loan is both well secured and in the process of collection, or when the full timely collection of interest or principal becomes uncertain. When a loan is placed on nonaccrual status, the accrued and unpaid

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999

interest receivable is written off and the loan is accounted for on the cash or cost recovery method thereafter until qualifying for return to accrual status.

   The Company considers a loan to be impaired when it is probable that the Company will be unable to collect all amounts due, both principal and interest, according to the contractual terms of the loan agreement. When a loan is impaired, the Company may measure impairment based on (a) the present value of the expected future cash flows of the impaired loan discounted at the loan's original effective interest rate, (b) the observable market price of the impaired loans, or (c) the fair value of the collateral of a collateral-dependent loan. The Company selects the measurement method on a loan-by-loan basis, except for collateral-dependent loans for which foreclosure is probable must be measured at the fair value of the collateral. In a troubled debt restructuring involving a restructured loan, the Company measures impairment by discounting the total expected future cash flows at the loan's original effective rate of interest.

 (f) Allowance for Loan Losses

   The Company follows a consistent procedural discipline and accounts for loan loss contingencies in accordance with Statement of Financial Accounting Standards No. 5, "Accounting for Contingencies" (Statement 5). The following is a description of how each portion of the allowance for loan losses is determined.

   The Company segregates the loan portfolio for loan loss purposes into the following broad segments such as: commercial real estate; residential real estate; commercial business; and consumer loan. The Company provides for a general allowance for losses inherent in the portfolio by the above categories, which consists of two components. General loss percentages are calculated based upon historical analyses. A supplemental portion of the allowance is calculated for inherent losses which probably exist as of the evaluation date even though they might not have been identified by the more objective processes used for the portion of the allowance described above. This is due to the risk of error and/or inherent imprecision in the process. This portion of the allowance is particularly subjective and requires judgments based on qualitative factors which do not lend themselves to exact mathematical calculations such as; trends in delinquencies and nonaccruals; migration trends in the portfolio; trends in volume, terms, and portfolio mix; new credit products and/or changes in the geographic distribution of those products; changes in lending policies and procedures; loan review reports on the efficacy of the risk identification process; changes in the outlook for local, regional and national economic conditions; concentrations of credit; and peer group comparisons.

   Specific allowances are provided in the event that the specific collateral analysis on each classified loan indicates that the probable loss upon liquidation of collateral would be in excess of the general percentage allocation. The provision for loan losses is debited or credited in order to state the allowance for loan losses to the required level as determined above.

   Regulatory examiners may require the Company to recognize additions to the allowance based upon their judgments about the information available to them at the time of their examination. Management believes that the allowance for loan losses is adequate.

 (g) Other Real Estate Owned

   Real estate acquired in the settlement of loans is initially recorded at the lower of cost (principal balance of the former loan plus costs of obtaining title and possession) or at fair value less costs to dispose. Costs relating to development and improvement of the property are capitalized, whereas those relating to holding the property are charged to operations.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


 (h) Premises and Equipment

   Premises and equipment are stated at cost less accumulated depreciation which is computed principally on the straight-line method over the estimated useful lives (3-40 years) of the assets. Leasehold improvements are amortized on the straight-line method over the shorter of the estimated useful lives (10-20 years) of the improvements or the terms of the related lease.

 (i) Comprehensive Income

   In June 1997, the Financial Accounting Standards Board established Statement of Financial Accounting Standards (SFAS) No. 130, "Reporting Comprehensive Income." This Statement establishes standards for reporting and display of comprehensive income and its components in a full set of financial statements. This Statement requires that an enterprise classify items of other comprehensive income by nature in a financial statement, and display the accumulated balance of other comprehensive income separately from retained earnings and additional paid-in capital in the equity section of a consolidated balance sheet.

   The Company adopted this Statement effective January 1, 1998 and restated prior year financial statements to reflect the adoption. The Company's other comprehensive income is the unrealized gain (loss) on investment securities available for sale.

 (j) Income Taxes

   Deferred tax assets and liabilities are recognized for the future tax consequences attributable to differences between the financial statement carrying amounts of existing assets and liabilities and their respective tax bases. Deferred tax assets and liabilities are measured using enacted tax rates expected to apply to taxable income in the years in which those temporary differences are expected to be recovered or settled. The effect on deferred tax assets and liabilities of a change in tax rates is recognized in income in the period that includes the enactment date. Deferred tax assets are recognized subject to management's judgment that realization is more likely than not.

 (k) Derivative Instruments

   The Company does not purchase, sell or enter into derivative financial instruments or derivative commodity instruments as defined in Statement of Financial Accounting Standards No. 119, "Disclosures About Derivative Financial Instruments and Fair Value of Financial Instruments" except for fixed rate loan commitments which the Company believes are at market value at December 31, 1999.

 (l) Effect of New Accounting Pronouncements

   In June 1998, the Financial Accounting Standards Board ("FASB") issued Statement of Financial Accounting Standards No. 133, "Accounting for Derivative Instruments and Hedging Activities". This statement, which is effective for all fiscal quarters of all fiscal years beginning after June 15, 1999, requires all derivatives be measured at fair value and be recognized as assets and liabilities in the statement of financial position. This statement sets forth the accounting for changes in fair value of a derivative depending on the intended use and designation of the derivative. Implementation of the statement is not expected to have a significant impact on the financial position or results of operations of the Company.

   In June 1999, the FASB issued Statement of Financial Accounting Standards No. 137 which amended the implementation date of SFAS No. 133 to be effective for all fiscal quarters of all fiscal years beginning after June 15, 2000.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


 (m) Use of Estimates

   The preparation of financial statements in conformity with generally accepted accounting principles requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosure of contingent assets and liabilities at the date of the financial statements and the reported amount of revenues and expenses during the reporting period. These estimates include the allowances for loan losses and other real estate owned and the valuation for the deferred tax asset. Actual results could differ from these estimates.

(2) Restrictions on Cash

   The Company is required to maintain reserve balances in accordance with Federal Reserve Bank requirements. At December 31, 1999 and 1998, these reserve balances were $896,000 and $709,000, respectively.

(3) Investment Securities Available for Sale

   The amortized cost and estimated market values of investment securities available for sale at December 31, 1999 and 1998 are as follows:

                                                December 31, 1999
                                   --------------------------------------------
                                                 Gross      Gross    Estimated
                                    Amortized  unrealized unrealized   market
                                      cost       gains      losses     value
                                   ----------- ---------- ---------- ----------
   U.S. Treasury securities......  $ 8,645,248    --       151,498    8,493,750
   Obligations of U.S. government
    agencies.....................   10,500,000    --       420,781   10,079,219
                                   -----------    ---      -------   ----------
                                   $19,145,248    --       572,279   18,572,969
                                   ===========    ===      =======   ==========

                                                December 31, 1998
                                   --------------------------------------------
                                                 Gross      Gross    Estimated
                                    Amortized  unrealized unrealized   market
                                      cost       gains      losses     value
                                   ----------- ---------- ---------- ----------
   U.S. Treasury securities......  $ 5,007,095   13,844        --     5,020,939
   Obligations of U.S. government
    agencies.....................    8,499,581   27,140     55,000    8,471,721
                                   -----------   ------     ------   ----------
                                   $13,506,676   40,984     55,000   13,492,660
                                   ===========   ======     ======   ==========

   The amortized cost and estimated market value of investment securities at December 31, 1999 and 1998, by contractual maturity, are shown below. Expected maturities will differ from contractual maturities because borrowers may have the right to call or prepay obligations with or without call or prepayment penalties.

                                                          December 31, 1999
                                                     ---------------------------
                                                     Amortized cost market value
                                                     -------------- ------------
   Investment securities available for sale:
     Due within one year............................          --            --
     Due after one year through five years..........   19,145,248    18,572,969
                                                      -----------    ----------
                                                      $19,145,248    18,572,969
                                                      ===========    ==========

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


                                                         December 31, 1998
                                                    ---------------------------
                                                                    Estimated
                                                    Amortized cost market value
                                                    -------------- ------------
   Investment securities available for sale:
     Due within one year...........................  $  5,007,095    5,020,939
     Due after one year through five years.........     8,499,581    8,471,721
                                                     ------------  -----------
                                                     $ 13,506,676   13,492,660
                                                     ============  ===========

   At December 31, 1999 and 1998 investment securities with a book value of $499,063 and $503,750 were pledged to collateralize the treasury tax and loan account, respectively.

(4) Loans

   Major categories of loans included in the loan portfolio at December 31, 1999 and 1998 are:

                                                         1999          1998
                                                    -------------- ------------
   Commercial -- secured...........................  $  8,587,161   12,471,553
   Commercial -- unsecured.........................     3,651,972    2,886,847
   Real estate, primarily commercial...............   126,390,506  105,820,828
   Other (installments and overdrafts).............     3,353,949    3,559,619
                                                     ------------  -----------
                                                      141,983,588  124,738,847
   Less:
     Allowance for loan losses.....................    (1,629,823)  (1,323,143)
     Deferred loan origination fees, net...........      (471,695)    (486,599)
                                                     ------------  -----------
                                                     $139,882,070  122,929,105
                                                     ============  ===========

   Certain principal shareholders, directors and employees and their related interests were indebted to the Bank as summarized below:

                                                         1999          1998
                                                    -------------- ------------
   Balance, beginning of year......................  $  8,902,467   12,996,264
   Additional new loans............................     3,415,333    3,068,704
   Repayments on outstanding loans.................    (4,376,904)  (7,162,501)
                                                     ------------  -----------
   Balance, end of year............................  $  7,940,896    8,902,467
                                                     ============  ===========

   All such loans were made in the ordinary course of business. At December 31, 1999 and 1998, principal shareholders, directors and employees of the Company and their related interests had $3,093,583 and $3,359,124, respectively, available in lines of credit and commitments.

   At December 31, 1999 and 1998, the recorded investment in impaired loans was $971,219 and $370,958, respectively. The related allowance for loan losses at December 31, 1999 and 1998 was $286,113 and $110,380, respectively. The average recorded investment in impaired loans during 1999, 1998 and 1997 was $671,089, $212,693 and $27,214, respectively. Interest income recognized on impaired loans during 1999, 1998 and 1997 was $-0-.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


   Changes in the allowance for loan losses for the years ended December 31, 1999, 1998 and 1997 were as follows:

                                                  1999       1998       1997
                                               ----------  ---------  ---------
   Balance, beginning of year................. $1,323,143  1,013,081    887,803
   Provisions charged to operations...........    406,270    424,012    179,000
   Charge offs:
     Real estate loans........................     (3,000)       --         --
     Installment loans........................        --     (81,257)    (8,524)
     Commercial loans.........................    (99,789)  (104,790)   (63,064)
   Recoveries:
     Real estate loans........................        --         --         --
     Installment loans........................         46        --         --
     Commercial loans.........................      3,153     72,097     17,866
                                               ----------  ---------  ---------
   Balance, end of year....................... $1,629,823  1,323,143  1,013,081
                                               ==========  =========  =========

   At December 31, 1999 and 1998, nonaccrual loans were $2,776,419 and $782,547, respectively. If interest due on all nonaccrual loans had been accrued at the original contract rates, estimated interest income would have been increased by $131,247 in 1999, $42,776 in 1998 and $83,917 in 1997.

(5) Premises and Equipment

   A summary of premises and equipment at December 31, 1999 and 1998 follows:

                                                           1999         1998
                                                        -----------  ----------
   Land and land improvements.......................... $ 1,949,971   1,949,971
   Furniture, fixtures and equipment...................   2,134,084   1,907,258
   Bank buildings......................................   1,137,669   1,137,669
   Leasehold improvements..............................     232,763     228,796
                                                        -----------  ----------
                                                          5,454,487   5,223,694
   Less accumulated depreciation.......................  (1,874,370) (1,524,739)
                                                        -----------  ----------
                                                        $ 3,580,117   3,698,955
                                                        ===========  ==========

(6) Fair Value of Financial Instruments

   The following methods and assumptions were used by the Company in estimating fair values of financial instruments as disclosed herein:

     Cash and Cash Equivalents -- The carrying amount of cash and cash equivalents represents fair value.

     Investments -- The Company's investment securities represent investments in U.S. Government obligations, U.S. Government Agency securities, and state and political subdivisions. The Company's equity investments at year-end represent stock investments in the Federal Home Loan Bank, the Federal Reserve Bank and Independent Bankers' Bank of Florida. The stock is not publicly traded and the carrying amount was used to estimate the fair value. The fair value of the U.S. Government obligations and U.S. Government Agency obligations and state and local political subdivision portfolios was estimated based on quoted market prices.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


     Loans -- For variable rate loans that reprice frequently and have no significant change in credit risk, fair values are based on carrying values. Fair values for commercial real estate, commercial and consumer loans other than variable rate loans are estimated using discounted cash flow analysis, using interest rates currently being offered for loans with similar terms to borrowers of similar credit quality. Fair values of impaired loans are estimated using discounted cash flow analysis or underlying collateral values, where applicable.

     Deposits -- The fair values disclosed for demand deposits are, by definition, equal to the amount payable on demand at December 31, 1999 and 1998 (that is their carrying amounts). The carrying amounts of variable rate, fixed term money market accounts and certificates of deposit (CDs) approximate their fair value at the reporting date. Fair values for fixed rate CDs are estimated using a discounted cash flow calculation that applies interest rates currently being offered on certificates to a schedule of aggregated expected monthly maturities on time deposits.

     Federal Home Loan Bank Advances and Other Borrowings -- Fair values of Federal Home Loan Bank advances and other borrowings are estimated using discounted cash flow analysis based on the Company's current borrowing rates for similar types of borrowing arrangements. The carrying amount of the repurchase agreements approximates their fair value.

     Commitments -- The carrying values and fair values of commitments to extend credit and standby letters of credit are not significant.

   The following tables present the carrying amounts and estimated fair values of the Company's financial instruments.

                                                         December 31, 1999
                                                      ------------------------
                                                        Carrying
                                                         amount    Fair value
                                                      ------------ -----------
   Financial assets:
   Cash and due from banks and federal funds sold.... $ 13,910,129  13,910,129
   Investment securities available for sale..........   18,572,969  18,572,969
   Loans (carrying amount less allowance for loan
    losses of $1,629,823)............................  139,894,702 139,882,070
   Financial liabilities:
   Deposits:
     Without stated maturities....................... $ 77,302,508  77,302,508
     With stated maturities..........................   76,942,318  77,086,156
   Federal Home Loan Bank advances...................    7,070,584   7,070,584
   Other borrowings..................................    4,050,448   4,050,448
                                                         December 31, 1999
                                                      ------------------------
                                                        Carrying
                                                         amount    Fair value
                                                      ------------ -----------
   Financial assets:
   Cash and due from banks and federal funds sold.... $ 13,321,144  13,321,144
   Investment securities available for sale..........   13,492,660  13,492,660
   Loans (carrying amount less allowance for loan
    losses of $1,323,143)............................  122,929,105 123,233,682
   Financial liabilities:
   Deposits:
     Without stated maturities....................... $ 73,922,966  73,922,966
     With stated maturities..........................   63,177,487  62,395,096
   Federal Home Loan Bank advances...................    4,125,534   4,125,534
   Other borrowings..................................    2,189,251   2,187,626

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999

   The carrying amounts shown in the tables are included in the consolidated balance sheets under the indicated captions.

(7) Deposits

   A detail of deposits at December 31, 1999 and 1998 follows:

                                                            1999        1998
                                                        ------------ -----------
   Noninterest-bearing demand deposits................. $ 22,237,911  21,301,512
   Interest-bearing:
     NOW accounts......................................   17,846,968  17,555,353
     Money market......................................    7,313,759   9,254,044
     Savings accounts..................................   29,903,869  25,812,057
     Time accounts less than $100,000..................   25,892,297  22,471,157
     Time accounts greater than $100,000...............   51,193,860  40,706,330
                                                        ------------ -----------
                                                        $154,388,664 137,100,453
                                                        ============ ===========

   Included in interest-bearing deposits are certificates of deposit, which have remaining maturities at December 31, 1999 and 1998 as follows:

                                                            1999        1998
                                                        ------------ -----------
   One year............................................ $ 28,806,495  33,650,464
   Two year............................................   43,075,888  25,256,792
   Three year..........................................    2,984,319   2,296,692
   Four year...........................................      304,289     250,570
   Five year...........................................    1,096,283   1,522,969
   Thereafter..........................................      818,883     200,000
                                                        ------------ -----------
                                                        $ 77,086,157  63,177,487
                                                        ============ ===========

   A summary of interest expense on deposits and other borrowed money is as follows:

                                                   1999      1998      1997
                                                ---------- --------- ---------
   Time deposits of $100,000 or greater........ $2,284,400 1,863,450 1,599,542
   Time deposits less than $100,000............  1,409,482 1,284,348 1,199,018
   Interest-bearing demand deposits............    578,950   511,261   507,149
   Savings deposits............................  1,237,109   978,846   774,011
   Interest on borrowings......................    527,194   280,151   280,426
                                                ---------- --------- ---------
   Interest on deposits and other borrowed
    money...................................... $6,037,135 4,918,056 4,360,146
                                                ========== ========= =========

   The Company had deposits from principal shareholders, directors and employees and their related interests of approximately $25,994,346 and $21,345,867 at December 31, 1999 and 1998, respectively. There were no brokered deposits outstanding at year-end.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


(8) Federal Home Loan Bank Advances

   Federal Home Loan Bank advances at December 31, 1999 and 1998, are summarized as follows:

                                                             1999      1998
                                                          ---------- ---------
   Advances from the Federal Home Loan Bank (weighted
    average interest rates were 5.49% and 5.66% at
    December 31, 1999 and 1998, respectively)............ $7,070,584 4,125,534
                                                          ========== =========

   Pursuant to collateral agreements with the Federal Home Loan Bank ("FHLB"), advances are secured by first mortgage loans in the amount of $11,972,501 and $8,292,200 at December 31, 1999 and 1998, respectively. Advances at December 31, 1999 have calendar-year maturity dates as follows:

     2000............................................................ $   55,000
     2001............................................................     60,500
     2002............................................................    108,200
     2003............................................................    360,600
     2004............................................................        --
     Thereafter......................................................  6,486,284
                                                                      ----------
                                                                      $7,070,584
                                                                      ==========

   In addition, the advances are secured by Federal Home Loan Bank stock valued at $468,100 and $378,600 on December 31, 1999 and 1998, respectively.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


(9) Other Borrowed Funds

   Other borrowed funds consist of the following:

                                                    December 31,
                                       ---------------------------------------
                                              1999                1998
                                       ------------------- -------------------
                                                  Weighted            Weighted
                                                  average             average
                                         Amount     rate     Amount     rate
                                       ---------- -------- ---------- --------
   Short-term borrowings:
     Repurchase agreements secured by
      U.S. Treasury securities with
      market values of $3,808,425 and
      $1,917,182 as of December 31,
      1999 and 1998, respectively,
      repurchase dates in January 2000
      and 1999........................ $3,810,479   4.32%  $1,918,807   4.58%
                                       ----------   ----   ----------   ----
       Total short-term borrowings....  3,810,479   4.32%   1,918,807   4.58%
                                       ----------   ----   ----------   ----
   Long-term borrowings:
     Mortgage note payable with
      monthly installments of $2,000,
      including interest at 8%,
      maturing October 2002 and
      secured by real estate with a
      book value of $400,000..........     60,520   8.00%      78,799   8.00%
     Mortgage note payable with
      monthly installments of $650,
      including interest at 8%,
      maturing July 2008 and secured
      by real estate with a book value
      of $65,000......................     48,432   8.00%      52,193   8.00%
     Mortgage note payable with
      monthly installments of $1,607,
      including interest at 8%,
      maturing October 2009 and
      secured by real estate with a
      book value of $375,000..........    131,017   8.00%     139,452   8.00%
                                       ----------   ----   ----------   ----
       Total long-term borrowings.....    239,969   8.00%     270,444   8.00%
                                       ----------   ----   ----------   ----
       Total other borrowed money..... $4,050,448   4.54%  $2,189,251   5.00%
                                       ==========   ====   ==========   ====

   Aggregate maturities on the mortgage notes payable at December 31, 1999 are as follows:

     2000.............................................................. $ 32,936
     2001..............................................................   35,726
     2002..............................................................   34,876
     2003..............................................................   16,781
     2004..............................................................   18,173
     Thereafter........................................................  101,477
                                                                        --------
                                                                        $239,969
                                                                        ========

   The Bank enters into sales of securities under agreements to repurchase. These fixed-coupon agreements are treated as financings, and the obligations to repurchase securities sold are reflected as a liability in the consolidated balance sheet. The dollar amount of securities underlying the agreements remains in the asset accounts.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


   The repurchase agreements were to repurchase the identical securities as those, which were sold. Retail repurchase agreements averaged $2,716,655 and $3,416,081 during the years ended December 31, 1999 and 1998, respectively. The maximum amount outstanding at any month-end for the corresponding periods was $4,119,264 and $4,888,175, respectively. Total interest expense paid on retail repurchase agreements for the years ending December 31, 1999, 1998 and 1997 was $120,997, $165,219 and $163,261, respectively.

   The Bank has available repurchase lines equal to the amount of all unpledged investment securities.

(10) Income Taxes

   The provision for income taxes for 1999, 1998 and 1997 consists of the following:

                                                     Current   Deferred   Total
                                                    ---------- --------  -------
   Year ended December 31, 1999:
     Federal....................................... $  895,362 (125,160) 770,202
     State.........................................    124,442  (21,425) 103,017
                                                    ---------- --------  -------
                                                    $1,019,804 (146,585) 873,219
                                                    ========== ========  =======
   Year ended December 31, 1998:
     Federal....................................... $  745,351  (35,492) 709,859
     State.........................................    106,195   (3,788) 102,407
                                                    ---------- --------  -------
                                                    $  851,546  (39,280) 812,266
                                                    ========== ========  =======
   Year ended December 31, 1997:
     Federal....................................... $  569,256 (132,890) 436,366
     State.........................................     76,652  (15,011)  61,641
                                                    ---------- --------  -------
                                                    $  645,908 (147,901) 498,007
                                                    ========== ========  =======

   The tax effects of temporary differences that give rise to significant portions of the deferred tax assets and deferred tax liabilities at December 31, 1999 and 1998 are presented below.

                                                                1999    1998
                                                              -------- -------
   Deferred tax assets:
     Loans, due to allowance for loan losses................. $562,002 458,787
     Executive supplemental income...........................  104,574  79,322
     Unrealized loss on investment securities available for
      sale...................................................  215,177   5,242
     Other...................................................   12,507   3,769
                                                              -------- -------
       Total deferred tax assets.............................  894,260 547,120
                                                              -------- -------
   Deferred tax liabilities:
     Premises and equipment, due to differences in
      depreciation methods and useful lives..................   69,449  67,308
     Investments, due to accretion...........................      341  11,862
     FHLB stock dividend.....................................    8,960   8,960
                                                              -------- -------
       Total deferred tax liabilities........................   78,750  88,130
                                                              -------- -------
       Net deferred tax asset................................ $815,510 458,990
                                                              ======== =======

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


   The Company has recorded a deferred tax asset of $815,510 and $458,990 as of December 31, 1999 and 1998, respectively. Management believes no valuation allowance as defined by SFAS 109 is required at December 31, 1999 and 1998.

   A reconciliation between the actual tax expense and the "expected" tax expense (computed by applying the U.S. federal corporate tax rate of 34% to earnings before income taxes) is as follows:

                                                     1999     1998     1997
                                                   --------  -------  -------
   "Expected" tax expense......................... $817,785  765,603  352,414
   Directors stock option plan....................      --       --   110,774
   State income tax expense, net of federal
    benefit.......................................   67,991   67,588   40,683
   Life insurance premiums on officers............  (23,918) (21,976) (21,722)
   Meals and entertainment and dues...............    4,380    6,229   10,788
   Club dues......................................    3,849    2,948    1,368
   Tax exempt interest............................      --    (1,084)  (2,148)
   Other..........................................    3,132   (7,042)   5,850
                                                   --------  -------  -------
     Actual tax expense........................... $873,219  812,266  498,007
                                                   ========  =======  =======

(11) Shareholders' Equity

   At fiscal years ended December 31, 1999 and 1998, the Bank's balance in retained earnings was $7,150,526 and $5,499,671, respectively. The restrictions on dividend payments are imposed by the Bank's primary regulator, The Office of the Comptroller of the Currency (OCC).

   On October 20, 1997, the Company amended the director's stock option plan to extend the expiration date of the options from December 31, 1997 to February 1, 1998, and to include the option for the directors to exercise their options by paying cash of $10 per share or paying with stock valued at $15.50 per share and receive shares valued at $10 per share. The Company has elected to account for the options under Accounting Principles Board ("APB") No. 25 "Accounting for Stock Issued to Employees". According to APB No. 25, renewing or extending the option period establishes a new measurement date as if the right was newly granted. Therefore, the Company recorded compensation expense to the extent of the excess of the value of the stock over the purchase price ($15 less $10), resulting in a $650,000 compensation expense for fiscal year 1997.

(12) Rent

   The following is a schedule of future minimum annual rentals under the noncancellable operating leases relating primarily to the Company's main office facility:

     Year ended
     ----------
      2000........................................................... $  502,006
      2001...........................................................    514,724
      2002...........................................................    519,490
      2003...........................................................    152,890
      2004...........................................................      7,335
                                                                      ----------
                                                                      $1,696,445
                                                                      ==========

   Rent expense for the years ended December 31, 1999, 1998 and 1997 was $463,496, $444,386 and $410,803, respectively.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


   The landlord of the Company's facilities is a partnership, which is owned in part by certain of the Company's directors. This lease expires on January 1, 2003.

(13) Employee Savings Plan

   The Company sponsors an employee savings plan, which qualifies as a 401(k) plan under the Internal Revenue Code. Under the plan, employees may contribute up to 20% of their pre-tax compensation. The Company makes contributions on a discretionary basis as approved by the Board of Directors. Participants vest immediately in their own contributions and after one year of service in contributions made by the Company. Employee savings plan expense for the years ended December 31, 1999, 1998 and 1997 was $51,935, $49,992 and $32,509,
respectively.

(14) Regulatory Capital

   The Company is subject to various regulatory capital requirements administered by the federal banking agencies. Failure to meet minimum capital requirements can initiate certain mandatory and possibly additional discretionary actions by regulators that, if undertaken, could have a direct material effect on the Company's financial statements. Under capital adequacy guidelines and the regulatory framework for prompt corrective action, the Company must meet specific capital guidelines that involve quantitative measures of the Company's assets, liabilities and certain off-balance-sheet items as calculated under regulatory accounting practices. The Company's capital amounts and classification are also subject to qualitative judgments by the regulators about components, risk weightings and other factors.

   Quantitative measures established by regulation to ensure capital adequacy require the Company to maintain minimum amounts and ratios (set forth in the table below) of total and Tier I capital (as defined in the regulations) to risk-weighted assets. Management believes, as of December 31, 1999, that the Company meets all capital adequacy requirements to which it is subject.

   As of December 31, 1999, the most recent notification from the Federal Deposit Insurance Corporation categorized the Bank as well capitalized under the regulatory framework for prompt corrective action. To be categorized as well capitalized, the Company must maintain total risk-based, Tier I risk-based and Tier I leverage ratios as set forth in the table. There are no conditions or events since that notification that management believes have changed the institution's category.

   The Bank's actual capital amounts and ratios are also presented in the table. If the holding company were included, amounts would be in excess of these amounts.

                                                                     To be well capitalized
                                                                          under prompt
                                             For capital adequacy      corrective action
                               Actual              purposes                provisions
                          -----------------  ----------------------- ------------------------
                            Amount    Ratio     Amount      Ratio       Amount      Ratio
                          ----------- -----  ------------- --------- ------------- ----------
As of December 31, 1999:
 Total capital (to risk
  weighted assets)......  $15,672,350 10.76%    11,652,210    *8.0%     14,565,263    *10.0%
 Tier I capital (to risk
  weighted assets)......   14,050,526  9.65%     5,826,105    *4.0%      8,739,158     *6.0%
 Tier I capital (to
  average assets).......   14,050,526  7.89%     7,122,855    *4.0%      8,903,569     *5.0%
As of December 31, 1998:
 Total capital (to risk
  weighted assets)......  $13,195,622 10.10%    10,451,095    *8.0%     13,063,868    *10.0%
 Tier I capital (to risk
  weighted assets)......   11,880,478  9.09%     5,225,547    *4.0%      7,838,321     *6.0%
 Tier I capital (to
  average assets).......   11,880,478  8.00%     5,942,026    *4.0%      7,427,533     *5.0%

--------
* Greater than or equals to.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


(15) Stock Option Plans

   During the year, the Bank approved incentive stock plans for its directors and employees. In April 1999, the Bank authorized 100,000 common shares for future options for the directors under an incentive stock option and non-statutory stock option plan. The number of options granted to each director shall not exceed 5,000 shares. Each option provides that the underlying option expires no later than December 31, 2008 and vesting occurs at the time of grant. During the year, the Bank granted an initial 6,544 options with an exercise price of $21.00 per share. As of December 31, 1999, there were 6,544 options vested and outstanding. No options were exercised during the year.

   Also in April 1999, the shareholders ratified a plan approved by the board of directors in December 1998, which authorized 100,000 common shares for future options for the employees under an incentive stock option and non-statutory stock option plan. Each option provides that the underlying option expires no later than ten years from the date of grant and vesting occurs at the time of grant. During April 1999, the Bank granted an initial 10,000 options with an exercise price of $15.00 per share, which was the estimated market value per share at the time the plan was approved by the board of directors. During November 1999, an additional 7,750 shares were granted with an exercise price of $21.00 per share. As of December 31, 1999, there were 17,750 options vested and outstanding. No options were exercised during the year.

   In addition, the Bank currently has a stock appreciation rights plan for the directors. In April 1999, the Bank granted each of the directors an initial 260 phantom shares. For each meeting attended during the year, the director received 24 shares not to exceed a total of 240 shares during any year. The phantom share value is recalculated each year based upon the change in equity per share from the previous year, which is determined by taking the equity of the Company and dividing it by the total number of shares outstanding. Each year, the Company will accrue that amount in a stock appreciation account. At December 31, 1999, the stock appreciation account had a value of $10,078 and the Bank incurred an expense of $10,078 for the year.

   The Company applies APB Opinion No. 25 and related interpretations in accounting for its plan. Accordingly, no compensation cost has been recognized for its stock option plan. Had compensation cost for the Company's stock-based compensation plan been determined consistent with FASB Statement No. 123, the Company's net income would have been reduced to the pro forma amounts indicated below:

                                                       1999      1998     1997
                                                    ---------- --------- -------
   Net income:
     As reported................................... $1,532,032 1,439,507 538,506
     Pro forma.....................................  1,359,427 1,439,507 538,506
   Diluted earnings per share:
     As reported...................................       2.12      2.03     .88
     Pro forma.....................................       1.89      2.03     .88

   The fair value of each option granted was estimated on the date of grant using the minimum value method with the following weighted-average assumptions used for grants in 1999, 1998 and 1997, respectively; dividend yield of .69 percent, .60 percent and -0- percent, respectively; expected volatility of -0-percent for all years; risk-free interest rates of 6.20 percent, -0- percent and 5.36 percent and expected lives of 9.5 years, -0- years and 17 years for the plan options.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


   A summary of the status of the Bank's stock option plan as of December 31, 1999, 1998, and 1997 and changes during the years ended on those dates is presented below:

                      Fixed options                      1999   1998    1997
                      -------------                     ------ ------- -------
   Outstanding at beginning of year....................    --  130,000 122,000
   Granted............................................. 24,294     --  138,000
   Exercised...........................................    --  121,500     --
   Forfeited...........................................    --    8,500 130,000
                                                        ------ ------- -------
   Outstanding at end of year.......................... 24,294     --  130,000
                                                        ------ ------- -------
   Options exercisable at year-end..................... 24,294     --  130,000
                                                        ====== ======= =======
   Weighted-average fair value of options granted
    during the year per share.......................... $ 7.10     --     5.00
                                                        ====== ======= =======

(16) Parent Company Only Financial Statements

   Condensed financial statements of Commerce National Corporation (parent company only) follow:

                            Condensed Balance Sheets

                           December 31, 1999 and 1998

                                                           1999         1998
                                                        -----------  ----------
Assets:
  Cash and interest bearing deposits................... $    38,951      24,209
  Investment in wholly-owned bank subsidiary...........  13,693,424  11,940,898
  Loans, net...........................................     342,148     849,659
  Other assets.........................................       9,326     151,963
                                                        -----------  ----------
                                                        $14,083,849  12,966,729
                                                        ===========  ==========
Liabilities:
  Accounts payable and other liabilities............... $    19,938         --
                                                        -----------  ----------
Stockholders' equity:
  Common stock.........................................      74,282      74,282
  Additional paid-in capital...........................   7,927,804   7,927,804
  Retained earnings....................................   6,627,567   5,182,057
  Treasury stock, at cost (21,800 shares)..............    (208,640)   (208,640)
  Accumulated other comprehensive income (loss)........    (357,102)     (8,774)
                                                        -----------  ----------
    Total stockholders' equity.........................  14,063,911  12,966,729
                                                        -----------  ----------
    Total liabilities and stockholders' equity......... $14,083,849  12,966,729
                                                        ===========  ==========

   No dividends were paid by the Bank subsidiary to Commerce National Corporation for 1999, 1998 or 1997. The Bank is in compliance with banking regulations regarding the payment of dividends.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


                       Condensed Statements of Operations

                  Years ended December 31, 1999, 1998 and 1997

                                                  1999       1998      1997
                                               ----------  --------- ---------
Revenue -- interest income.................... $   53,116    110,412    49,373
                                               ----------  --------- ---------
Expenses:
  Directors stock option plan.................        --         --    650,000
  Legal and professional fees.................     15,827     27,279    12,328
  Other, net..................................    156,112     68,379   (85,045)
                                               ----------  --------- ---------
    Total expenses............................    171,939     95,658   577,283
                                               ----------  --------- ---------
    Income (loss) before equity in net
     earnings of subsidiary...................   (118,823)    14,754  (527,910)
Equity in net earnings of subsidiary..........  1,650,855  1,424,753 1,066,416
                                               ----------  --------- ---------
    Net income................................ $1,532,032  1,439,507   538,506
                                               ==========  ========= =========

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


                       Condensed Statements of Cash Flows

                  Years ended December 31, 1999, 1998 and 1997

                                               1999         1998        1997
                                            -----------  ----------  ----------
Cash flows provided by (used in) operating
 activities:
Net income................................  $ 1,532,032   1,439,507     538,506
Directors stock option plan...............          --          --      650,000
Adjustments to reconcile net income to net
 cash provided by operating activities:
  Increase in accounts payable and other
   liabilities............................       19,938         --          --
  Equity in subsidiary....................   (1,650,855) (1,424,753) (1,066,416)
  Decrease (increase) in other assets.....      142,638      (3,564)   (111,072)
                                            -----------  ----------  ----------
    Net cash provided by (used in)
     operating activities.................       43,753      11,190      11,018
                                            -----------  ----------  ----------
Cash flows provided by (used in) investing
 activities:
Net repayment of loans (net loans to
 customers)...............................      507,511    (560,033)    800,968
                                            -----------  ----------  ----------
Cash flows provided by ( used in)
 financing activities:
Capital infusion to the subsidiary........     (450,000)   (750,000)   (700,000)
Shareholder dividends paid................      (86,522)    (65,586)        --
Employee stock options exercised..........          --    1,215,000         --
Sale of common stock......................          --        4,153       5,864
                                            -----------  ----------  ----------
    Net cash provided by (used in)
     financing activities.................     (536,522)    403,567    (694,136)
                                            -----------  ----------  ----------
    Net increase (decrease) in cash and
     cash equivalents.....................       14,742    (145,276)    117,850
Cash and cash equivalents at beginning of
 year.....................................       24,209     169,485      51,635
                                            -----------  ----------  ----------
Cash and cash equivalents at end of year..  $    38,951      24,209     169,485
                                            ===========  ==========  ==========
Supplemental disclosure of noncash
 transactions:
Market value adjustment -- Bank investment
 securities available for sale:
  Market value adjustment -- investments..  $  (572,279)    (14,016)     34,341
  Deferred income tax liability...........     (215,177)     (5,242)     12,923
                                            -----------  ----------  ----------
    Unrealized (loss) gain on investment
     securities available for sale, net...  $  (357,102)     (8,774)     21,418
                                            ===========  ==========  ==========

(17) Executive Supplemental Income Plan

   The Bank implemented an executive supplemental income plan (the "Plan") during 1995 to provide supplemental income to four of its current executives after their retirement. The funding of the Plan involved the purchase of four cash surrender value life insurance policies, which totaled $1,295,000. The Plan is structured such that each participant is scheduled to receive specified levels of income after the retirement age of 65 for fifteen years. In the event a participant leaves the employment of the Bank before retirement, only the benefits vested through that date would be paid to the employee. The Plan also provides for 100% vesting in the event of a change in Bank ownership. The accounting for the Plan is as follows: Monthly, the Company records the mortality cost as a reduction of the asset. Interest for the policies is recorded to the asset and salary continuation expenses are accrued.

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999


   The Bank has approximately $278,000 and $211,000 in deferred compensation accrued at December 31, 1999 and 1998, respectively, which is included in accounts payable and other liabilities in the accompanying consolidated balance sheets. The Bank incurred charges of $77,612 and $69,041 in connection with the Plan during 1999 and 1998, respectively.

(18) Credit Commitments

   The Bank has outstanding at any time a significant number of commitments to extend credit. These arrangements are subject to strict credit control assessments and each customer's credit worthiness is evaluated on a case-by-case basis. A summary of commitments to extend credit and standby letters of credit written at December 31, 1999 and 1998 are as follows:

                                                           1999        1998
                                                        ----------- -----------
Standby letters of credit.............................. $   374,858 $   714,583
Total lines of credit..................................  78,521,867  68,306,642
Unfunded firm loan commitments-variable rate...........  32,880,119  29,135,729

   Because many commitments expire without being funded in whole or part, the contract amounts are not estimates of future cash flows.

   The majority of loan commitments have terms up to one year, and have variable interest rates which range from 9% to 9.5%.

   Loan commitments written have off-balance-sheet credit risk because only original fees are recognized in the statement of financial position until the commitments are fulfilled or expire. Credit risk represents the accounting loss that would be recognized at the reporting date if counterparties failed completely to perform as contracted. The credit risk amounts are equal to the contractual amounts, assuming that the amounts are fully advanced and that collateral or other security is of no value.

   The Bank's policy is to require customers to provide collateral prior to the disbursement of approved loans. The amount of collateral obtained, if it is deemed necessary by the Bank upon extension of credit, is based on management's credit evaluation of the counterparty. Collateral held varies but may include accounts receivable, inventory, real estate and income producing commercial properties.

   Standby letters of credit are contractual commitments issued by the Bank to guarantee the performance of a customer to a third party. The credit risk involved in issuing letters of credit is essentially the same as that involved in extending loan facilities to customers.

(19) Concentration of Credit Risk

   The Bank originates real estate, consumer and commercial loans primarily in its Central Florida market area. Although the Bank has a diversified loan portfolio, a substantial portion of its borrowers' ability to honor their contracts is dependent upon the economy of Central Florida. The Bank does not have a significant exposure to any individual customer or counterparty.

(20) Subsequent Event

   On March 3, 2000, the Company entered into a definitive agreement with Wachovia Corporation ("Wachovia"). The agreement provides for a tax-free exchange of common shares of the Company at a ratio

                  COMMERCE NATIONAL CORPORATION AND SUBSIDIARY

                               December 31, 1999

of between a minimum of .8421 and a maximum of 1.0526 shares of Wachovia, or a value of $54 per Company share. The transaction is subject to approval by regulatory authorities and Company shareholders.

(21) Basic and Diluted Earnings Per Share

   Basic and diluted earnings per share are calculated as follows:

                                               Income       Shares     Per share
                                             (numerator) (denominator)  amount
                                             ----------- ------------- ---------
   1999:
   Basic earnings per share:
     Net income............................. $1,532,032     721,019      $2.12
                                                                         =====
   Effect of Dilutive Securities:
     Stock options..........................        --          --
                                             ----------     -------
   Diluted earnings per share:
     Income and assumed conversions......... $1,532,032     721,019      $2.12
                                             ==========     =======      =====
   1998:
   Basic earnings per share:
     Net income............................. $1,439,507     710,421      $2.03
                                                                         =====
   Effect of Dilutive Securities:
     Stock options..........................        --          --
                                             ----------     -------
   Diluted earnings per share:
     Income and assumed conversions......... $1,439,507     710,421      $2.03
                                             ==========     =======      =====
   1997:
   Basic earnings per share:
     Net income............................. $  538,506     596,113      $ .90
                                                                         =====
   Effect of Dilutive Securities:
     Stock options..........................        --       18,635
                                             ----------     -------
   Diluted earnings per share:
     Income and assumed conversions......... $  538,506     614,748      $ .88
                                             ==========     =======      =====

Item 9. Changes in and Disagreements with Accountants on Accounting and Financial Disclosure

   None.

                                    PART III

Item 10. Directors and Executive Officers of the Registrant

   The name, age, affiliation with the Company and date such affiliation commenced of each executive officer and director of the Company is presented in the following chart. Each director listed below was elected by the Company's shareholders and will hold office for the term designated and until his successor is duly elected and qualified. Additional information concerning business experience of each individual is set forth in the narrative section following the chart.

                                                              Years
                                                            Remaining   Approximate
                                                             in Term    Held Office
   Name                      Age Position                   Elected(1)     Since
   ----                      --- --------                   ---------- --------------
   Russell Barkett.........   60 Director                        2     December, 1992
   C. Durham Barnes, M.D...   58 Director                        1     February, 1985
   Robert E. Battaglia.....   53 Director                        0(1)  February, 1985
   Robert B. Boswell,
    M.D....................   54 Director                        2     February, 1985
   Kenneth M. Clayton......   51 Director                        1     February, 1985
   Guy D. Colado...........   55 President & Chairman            1     February, 1985
   Ernst R. Janvrin........   54 Director                        0(1)     April, 1996
   Anthony Lombardi, Jr....   52 Director                        1        April, 1996
   Jane H. Louttit.........   54 Director                        0(1)     April, 1996
   Stephen G. Miller.......   44 Director                        2        April, 1996
   Willie C. Moss..........   65 Director                        2     December, 1992
   Frederick A. Raffa,
    Ph.D...................   56 Director                        2     February, 1985
   Alan M. Scarboro........   50 Vice President Sec./Treas.    N/A        March, 1989
   W. Charles Shuffield....   55 Director                        0(1)  February, 1985

--------
(1) Has been nominated for election for a three year term which nomination will be voted on at the Annual Shareholders' Meeting scheduled for May 30, 2000.

   Each individual designated above also is a member of the board of directors for the Bank. The members of the Compensation Committee of the Company for 1998 were W. Charles Shuffield, Ernst R. Janvrin, Willie C. Moss, Kenneth M. Clayton, Guy D. Colado, Marsha J. Wheeler, Russell Barkett and Stephen G. Miller. Mr. Colado, a member of the Committee, is the President, CEO and Chairman of the Company and the Bank and is excused from discussions concerning his compensation. The Bank's officers are appointed by the board of directors of the Bank and hold office at the will of such board. The Bank's executive officers presently are:

     Name                                            Position with Bank
     ----                                            ------------------
     Guy D. Colado.................................. President, CEO and Chairman
     Marsha J. Wheeler.............................. Sr. Vice President/COO
     Jerry H. Johns, III............................ Sr. Vice President/Lending
     John R. Casebier............................... Sr. Vice President

   Russell Barkett is a native of Florida, born in Miami, and a resident of Maitland, Florida. Mr. Barkett is a graduate of the University of Florida and the University of West Florida. He is a Certified Public Accountant and a member of the American and Florida Institutes of Certified Public Accountants and the American Management Association. Mr. Barkett is past Treasurer of the Downtown Kiwanis Club and of the Florida Citrus Sports Association. Mr. Barkett is currently Vice President, Chief Financial Officer and Secretary/Treasurer of all Davgar Restaurants, Inc. entities, and he has been in this position since 1976.

   C. Durham Barnes, M.D. is a native of Florida and a resident of Winter Park, Florida. Dr. Barnes has been a practicing physician and President of Central Florida Retina Consultants since 1979 and is a member of the Board of Directors of the Orange County Medical Society. In addition, Dr. Barnes has been actively involved in community service and has served on the Board of Directors of the Central Florida Chapter of the American Diabetic Association and Humana Hospital Lucerne Board of Trustees.

   Robert E. Battaglia is a native of Florida and a resident of Winter Park, Florida. Since October 1976, Mr. Battaglia has been President of Battaglia Fruit Co., Inc., a citrus grower, harvester, and land owner in Central Florida, and is currently a director of Florida Citrus Mutual. In addition to operating the citrus activities, Mr. Battaglia is a member at the First Presbyterian Church of Orlando, a Director of The Orlando Margarita Society (charitable non-profit organization), Vice Chairman of the Central Region Council to Prevent Blindness Florida; and a member of the Citrus Advisory Committee of Florida Citrus Sports Association.

   Robert B. Boswell, M.D. is a resident of Winter Park, Florida. Since 1979, Dr. Boswell has been engaged in the private practice of cardiology in Orlando, Florida. In addition, since 1979, Dr. Boswell has been a Fellow of the American College of Cardiology and a member of the American Heart Association. He is an invasive cardiologist with interest in pacemakers and nuclear cardiology.

   Kenneth M. Clayton is a native of Florida and a resident of Orlando, Florida. Mr. Clayton has actively practiced law in Orlando, Florida, since May of 1974 in a variety of civil law areas. Since October 1987, Mr. Clayton has been a partner in the law firm of Clayton & McCulloh. In addition, Mr. Clayton is a past president and founder of the Mid-Florida Chapter of Community Associations Institute. Mr. Clayton is a member of the Orlando Area Chamber of Commerce, American Bar Association, The Florida Bar, the Orange County Bar Association and has served on various committees for such organizations.

   Guy D. Colado is a native Floridian and a lifelong resident of Winter Park, Florida. From June of 1984 to the present, Mr. Colado has been primarily engaged in the organization and operation of the Company and the Bank, which entailed the preparation and filing of the necessary applications with regulatory authorities, activities concerning the site location and day to day operations. Since the Bank's opening in August, 1986, he has served as President and Chief Executive Officer of the Company and the Bank. Effective January 1, 2000, he was also elected as Chairman of the Board. From March of 1982 to May of 1984, Mr. Colado served as Vice President of the Florida National Bank of Orlando. From July of 1980 to February of 1982, Mr. Colado was President of Tropic Bank of Seminole and was involved in all aspects of a small community bank which had two branches. From September of 1977 to July of 1980, Mr. Colado was Vice President and Manager of the Winter Park branch of Sun Bank, National Association, Orlando, and served from May of 1971 to July of 1980 as assistant manager of the real estate loan department for Sun Bank as well as in various other capacities. Mr. Colado is a participant in several professional community and charitable organizations, groups and committees. He is also retired from the U.S. Army Reserves.

   Ernst R. Janvrin has been a resident of Orlando, Florida since 1975. Mr. Janvrin is the senior partner and partner-in-charge of Janvrin & Regan, P.A., a local CPA firm created in 1984 in Winter Park, Florida, which concentrates their practice in small business and individual accounting and tax matters. Mr. Janvrin is past president of the Florida Institute of CPA's (Central Florida Chapter), a member of the American Institute of CPA's and the Florida Institute of CPA's. He is currently serving as chairman of the Special Project Committee of the local chapter of the Florida Institute of CPA's.

   Anthony Lombardi, Jr. is a native of Florida and a resident of Windermere, Florida. From 1980 to 1996, Mr. Lombardi served as Vice President of Lombardi's Seafood, Inc., a processor, importer, distributor and retainer of seafood. In 1996, Mr. Lombardi was elected president of Lombardi's. Mr. Lombardi has served on the Board of Directors of the Southeastern Fisheries Association and also The National Fisheries Institute and is a member of the National Shrimp Processors Association. Mr. Lombardi is a member of Holy Family Catholic Church in Orlando, Florida.

   Jane H. Louttit has lived in the Orlando area since 1975. Mrs. Louttit has worked for Maitland Family Practice since 1975 and currently serves as Administrator. Mrs. Louttit has been active in the Junior League of Greater Orlando, serving on the Board of Directors as Secretary and Treasurer. She is a member of St. Richard's Episcopal Church and has served on the Vestry, as Secretary of the Executive Committee, and from 1985 to 1996 as Directress of the Altar Guild. From 1990 through 1996, Mrs. Louttit was a Trustee at Trinity Preparatory School, including two years on the Executive Committee as Secretary of the Board. She has served on numerous other church, civic, and school committees both as a member and as Chairperson.

   Stephen G. Miller is a native of Florida and a resident of Winter Park, Florida. Since 1983, Mr. Miller has been the treasurer of Miller Hardware, Inc., a well-known establishment in Winter Park, Florida. Before entering the family business, Mr. Miller was a practicing CPA with KPMG Peat Marwick and Coopers & Lybrand CPA's. From 1981-1984, Mr. Miller served as Corporate Controller and Vice President of Finance of Applied Devices Corporation, a publicly-held defense contractor. In addition, Mr. Miller has been actively involved in community service and has served on the Winter Park Public Library Board of Trustees, and the Winter Park Chamber of Commerce Board of Directors and Executive Committee. Mr. Miller is currently a member of the Florida Institute of CPA's.

   Willie C. Moss has been a resident of Orlando, Florida since 1968. Mr. Moss is currently and has been since 1968, President and owner of Data Dimensions, Inc., a computer software company that supplies software to savings and loan, savings banks and banks nationwide. Prior to 1968, Mr. Moss was a Vice President at Florida National Bank in Jacksonville, Florida, with primary responsibility for their data processing operations.

   Frederick A. Raffa, Ph.D. is a resident of Maitland, Florida. From 1969 until 1998, Dr. Raffa was a member of the faculty of the University of Central Florida's Department of Economics, including service as Chairman of the Department of Economics from 1976 through 1998. In May 1998, Dr. Raffa became Professor Emeritus and began a five year phased retirement period. Dr. Raffa was the founding editor of the Business Barometer of Central Florida. Since 1971, Dr. Raffa has been self-employed as a consulting economist. He currently serves as President of Raffa Consulting Economists, Inc. From 1976 to 1989, Dr. Raffa served as the NCAA representative and is currently an associate board member of the Florida Citrus Sports Association.

   Alan M. Scarboro is a native of Florida and a resident of Orlando, Florida. Since March 1989, Mr. Scarboro has served as Vice President of the Company and supervised the National Bank of Commerce Building, which is owned by Gateway Plaza, Ltd. On March 15, 1993, Mr. Scarboro was elected Secretary/Treasurer of the Company. Prior to 1989, Mr. Scarboro was employed in the Central Florida area and Alabama by other financial institutions. During this period, Mr. Scarboro also managed the operations of his family-owned business in Orlando.

   W. Charles Shuffield is a resident of Orlando, Florida. Since January, 1984, Mr. Shuffield has been a principal in the law firm of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. Mr. Shuffield has been a practicing attorney in Orlando, Florida, since 1969. Mr. Shuffield is a member of The Florida Bar, the Orange County Bar Association and Tennessee Bar Association and has been active on several committees concerned with Corporation, Banking, Taxation and Real Property for The Florida Bar and the Orange County Bar Association. Mr. Shuffield is involved in various community affairs and currently serves or has served in the following positions: Member of the Board of Directors of Orlando Regional Healthcare Foundation, Inc. (1982 to 1993); Member of Rotary Club of Orlando (1981 to present), including serving on Board of Directors; Member of the Committee of 100; Member of the Junior Achievement Endowment Committee; Heart of the City Foundation Board of Directors (1986-1990); Member of Country Club of Orlando; Chairman and member of various committees of the Greater Orlando Chamber of Commerce (1978 to present); Member of the Board of Directors of Orlando Union Rescue Mission.

Item 11. Executive Compensation/Board Compensation

   The executive officers for the Company and the Bank received salaries, in aggregate, equal to approximately $429,000, received the benefit of automobile allowances for an aggregate $20,400 and the payment of various club fees and insurance in the amount of approximately $14,462. There were no other executive officers other than the President with salaries in excess of $100,000 per year.

                           SUMMARY COMPENSATION TABLE

                             Annual Compensation                   Long-Term Comp.
                        -----------------------------    ------------------------------------
                                                               Awards       PayOuts
       Name and                                          ------------------ ------- All Other
       Principal                                         Restricted                  Compen-
       Position         Year  Salary   Bonus   Other       Stock    Options  LTIP    sation
       ---------        ---- -------- ------- -------    ---------- ------- ------- ---------
Guy D. Colado.......... 1999 $145,000 $ 3,000 $23,297(1)    $ 0      2,000    $ 0      $ 0
 President              1998 $130,000 $12,000 $20,649(2)    $ 0      2,000    $ 0      $ 0
 (CEO and Chairman)     1997 $118,250 $11,250 $20,844(3)    $ 0          0    $ 0      $ 0
Marsha J. Wheeler...... 1999 $ 97,000 $ 3,000 $ 4,800(4)    $ 0        750    $ 0      $ 0
 (Sr. Vice President    1998 $ 94,000 $ 7,000 $ 4,800(4)    $ 0      1,000    $ 0      $ 0
 and COO)
Jerry H. Johns, III.... 1999 $ 97,000 $ 3,000 $ 4,800(4)    $ 0        750    $ 0      $ 0
 (Sr. Vice President    1998 $ 94,000 $ 7,000 $ 4,800(4)    $ 0      1,000    $ 0      $ 0
 and Senior Loan
  Officer)

--------
(1) Includes a $6,000 car allowance, $8,821 medical insurance premium, $3,600.00 life insurance premium and $4,876.00 membership dues in country clubs.
(2) Includes a $6,000 car allowance, $8,509 medical insurance premium, $3,600.00 life insurance premium and $2,540.00 membership dues in country clubs.
(3) Includes a $6,000 car allowance, $8,704 medical insurance premium, $3,600.00 life insurance premium and $2,540.00 membership dues in country clubs.
(4)  Reflects a $4,800 car allowance.

   The Bank implemented an executive supplemental income plan (the "Plan") during 1995 to provide supplemental income to four of its current executives after their retirement. Those executives are as follows:

     Name                                            Position with Bank
     ----                                            ------------------
     Guy D. Colado.................................. President, CEO and Chairman
     Marsha J. Wheeler.............................. Sr. Vice President/COO
     Jerry H. Johns, III............................ Sr. Vice President/Lending
     John R. Casebier............................... Sr. Vice President

   Funding for the Plan involved the purchase of cash surrender value life insurance policies, one for each executive, which totaled $1,195,000. The Plan is structured so that each participant is scheduled to receive specified levels of income for 15 years after the retirement age of 65. In the event a participant leaves the employment of the Bank before retirement, only the benefits vested through that date would be paid to the employee. The Plan also calls for 100% vesting upon a change of control of the Bank.

   The following table sets forth, as of December 31, 1999, the stock options and stock appreciation rights that have been granted to each of the Company's executive officers.

                     OPTIONS/SAR GRANTS IN LAST FISCAL YEAR

                                                                                 Potential Realizable Value
                                            Individual Grants                     (in excess of base price)
                         -------------------------------------------------------      At Assumed Annual
                            Number of       Percent of                                 Rates of Stock
                            Securities    Total Options/                             Price Appreciation
                            Underlying     SARs Granted    Exercise                    for Option Term
                             Options/      to Employees    of Base    Expiration ---------------------------
Name                     SARs Granted (#) in Fiscal Year Price ($/Sh)    Date       5% ($)        10% ($)
----                     ---------------- -------------- ------------ ---------- ------------- -------------
Guy D. Colado,..........      1,500(1)        19.35%        $21.00    11/30/2008 $      17,367 $      42,775
 President
John R. Casebier,.......      1,500           19.35%        $21.00    11/30/2008 $      17,367 $      42,775
 Sr. Vice President
Jerry H. Johns III,.....        750            9.68%        $21.00    11/30/2008 $       8,683 $      21,387
 Sr. Vice President
Marsha J. Wheeler,......        750            9.68%        $21.00    11/30/2008 $       8,683 $      21,387
 Sr. Vice President/COO

--------
(1) Mr. Colado was also granted an option to acquire 500 shares in his capacity as a director.

   The 1999 Commerce National Corporation Directors' Stock Option Plan (the "1999 Directors Stock Plan") and the form of a Stock Appreciation Rights Agreement (the "1999 Stock Appreciation Rights Agreement") were adopted by the Company's Board of Directors on November 15, 1999. A copy of the 1999 Directors Stock Plan, a sample of the 1999 Directors' Stock Option Agreement, and a sample 1999 Stock Appreciation Rights Agreement are attached as exhibits hereto.

   Under the 1999 Directors Stock Plan, each director received a non-qualified stock option for 260 shares and an additional grant of 24 shares for each Board meeting attended by the director up to a maximum of 240 shares for meeting attendance each year. A total of 6,544 options were granted in 1999 to the Company's directors.

   A 1999 Stock Appreciation Rights Agreement was entered into with each of the Company's directors effective January 1, 1999. Pursuant to each agreement, a director was granted phantom shares of the Company's common stock and the right to annually receive in cash the amount of appreciation in value of said director's phantom shares. Each agreement is for a 10-year term unless earlier terminated in the event a director ceases to serve as a director of the Company. During 1999, a total of $10,078 was paid to the Company's directors under the 1999 Stock Appreciation Rights Agreements.

   In addition, directors' fees in the amount of $3,000 per year are paid to each non-employee director for an aggregate amount of directors' fees paid for 1999 of $39,000 plus $9,000 in committee fees. Committee fees are paid to each director on the basis of number of meetings each director attended with the fee per meeting set at $100.

Item 12. Security Ownership of Certain Beneficial Owners and Management

   Guy D. Colado, President of the Company, has sole voting and dispositive power over 32,118 shares of the Company's common stock. Mr. Colado's wife has sole voting and dispositive power over 8,000 shares of common stock for which beneficial ownership is not disclaimed. Mr. Colado's children have sole voting and dispositive power over 2,304 shares of common stock, for which beneficial ownership is not disclaimed. Such 42,422 shares of common stock represent approximately 5.88% of the total outstanding shares of common stock of the Company. Accordingly, pursuant to Rule 13d-3 promulgated by the SEC, Mr. Colado is the beneficial owner of such 42,422 shares of Common Stock. In addition, Mr. Colado has been granted the option to acquire an additional 3,500 shares of the Company's common stock pursuant to the 1998 Commerce National Corporation Employees' Stock Option Plan and additional 500 shares of the Company's common stock pursuant to the 1999 Commerce National Corporation Directors' Stock Plan.

   Each founding director of the Company, including Mr. Colado, received a non-qualified stock option under the Amended and Restated 1985 Commerce National Corporation Directors' Stock Plan (the "1985 Directors' Stock Plan") for 10,000 shares of Common Stock for his services in lieu of director's fees for his initial term of office. Mr. Barkett and Mr. Moss, who joined the Board on December 21, 1992, received options of 5,000 shares each. During 1997, options to acquire 4,000 shares which were previously granted but not exercised under the 1985 Directors' Stock Plan were distributed equally among the five new directors who were elected to the Board on April 15, 1996. Mr. Cahill, Mr. Janvrin, Mr. Lombardi, Mrs. Louttit and Mr. Miller were each granted an option to acquire 800 shares of the Company' s common stock.

   On October 20, 1997, the Directors' Stock Plan was amended to extend the exercise period to February 1, 1998, and to permit optionees under the Directors' Stock Plan to pay the exercise price with existing stock of the Company. All of the options granted under the Directors' Stock Plan, including the options described in the foregoing paragraph, representing an aggregate of 130,000 shares of the Company's common stock, were exercised by February 1, 1998.

   The 1998 Commerce National Corporation Employees' Stock Option Plan was adopted by the Company's Board of Directors on December 21, 1998 and by the Company's shareholders at their annual meeting on April 19, 1999. The Plan permits the Company to grant employees options to purchase up to 100,000 shares of the common stock of the Company at fair market value per share, but in no case shall the purchase price be less than $15.00 per share, which was fair market value at the date of adoption. Pursuant to the Plan, immediately exercisable options to purchase 10,000 shares were granted in 1998, and immediately exercisable options to purchase 7,750 shares were granted in 1999. The exercise price for the options granted in 1998 is $15.00, and the exercise price for the options granted in 1999 is $21.00. None of these options have been exercised.

   The following table sets forth, as of March 1, 2000, the beneficial ownership interest in the Company's Common Stock held by each of the Company's directors, and by all officers and directors as a group. With the exception of Guy D. Colado, no shareholder is known by the Company to beneficially own more than the five percent (5%) of the Company's outstanding Common Stock. Each person listed has sole voting and investment power with respect to the shares listed as beneficially owned by him, unless otherwise indicated in the footnotes.

                                                 As of March 1, 2000
                                          -------------------------------------
                                                 Amount and Nature of
                                               Beneficial Ownership(1)
                                          -------------------------------------
           Name and Address of            Issued    Optioned         Percent of
            Beneficial Owner              Shares    Shares(3) Total   Class(2)
           -------------------            ------    --------- ------ ----------
Russell Barkett..........................  5,100       404     5,504    0.74%
 612 Arapaho Trail
 Maitland, Florida 32751-3813
C. Durham Barnes, M.D. .................. 15,000(4)    500    15,500    2.08%
 481 Virginia Drive
 Winter Park, Florida 32789-5701
Robert E. Battaglia...................... 16,000       500    16,500    2.21%
 1466 Alabama Drive
 Winter Park, Florida 32789-2646

                                          As of March 1, 2000
                                  -------------------------------------------
                                          Amount and Nature of
                                        Beneficial Ownership(1)
                                  -------------------------------------------
       Name and Address of        Issued      Optioned             Percent of
        Beneficial Owner          Shares      Shares(3)     Total   Class(2)
       -------------------        -------     ---------    ------- ----------
Robert B. Boswell, M.D. .........  20,950(5)      428       21,378    2.87%
 2320 N. Orange Avenue
 Orlando, Florida 32804-5522
Kenneth M. Clayton...............  17,300(6)      500       17,800    2.39%
 2800 Lake Shore Drive
 Orlando, Florida 32803-1320
Guy D. Colado....................  42,422(7)    4,000       46,422    6.23%
 1936 Fawsett Road
 Winter Park, Florida 32789-6069
Ernst R. Janvrin.................   1,850(8)      500        2,350    0.32%
 1477 West Fairbanks Avenue
 Winter Park, Florida 32789-7113
Anthony Lombardi, Jr. ...........     900         476        1,376    0.18%
 7491 Brokerage Drive
 Orlando, Florida 32809-5623
Jane H. Louttit..................     900         476        1,376    0.18%
 402 Lake Howell Road
 Maitland, Florida 32751-5907
Stephen G. Miller................     900         500        1,400    0.19%
 143 Fairbanks Avenue
 Winter Park, Florida 32789-4377
Willie C. Moss...................  24,584(9)      476       25,060    3.36%
 5858 Cove Drive
 Orlando, Florida 32812-2819
Frederick A. Raffa, Ph.D. .......  25,429(10)     476       25,905    3.48%
 45 Eastwind Lane
 Maitland, Florida 32751-5812
Alan M. Scarboro.................   7,250(11)     500(12)    7,750    1.04%
 3218 Edgecliffe Drive
 Orlando, FL 32806
W. Charles Shuffield.............  10,000(13)     500       10,500    1.41%
 2307 Lakeside Drive
 Orlando, Florida 32803-1517
All Directors and Officers as a
 Group (Consisting of 14
 Persons)........................ 188,585      10,236      198,821   26.68%

--------
 (1) As used in this table, "beneficial ownership" means the sole or shared power to vote, or to direct the voting of, and/or to dispose of, or to direct the disposition of, the Common Stock. Unless otherwise indicated, the shares are held with sole power to vote and sole power to dispose.
 (2) The percentages have been rounded to the nearest hundredth. In calculating this percent, it is assumed that all options are exercised and therefore the 17,750 option shares granted under the 1998 Employees' Stock Option Plan and the 6,236 option shares granted under the 1999 Directors Stock Plan have been added to the number of shares outstanding.
 (3) "Option Shares" represent those shares which the indicated individual has a right to acquire pursuant to an immediately exercisable option with an exercise price of $21.00 per share.
 (4) Includes 2,500 shares held jointly with a family member with shared voting and shared investment powers and 7,500 shares owned by Central Florida Retina Consultants Cash Deferred Plan FBO Dr. Barnes for which beneficial ownership is not disclaimed.

 (5) Includes 6,500 shares owned by Robert B. Boswell, M.D. FACCPA Defined Contribution Pension Plans, 500 shares as custodian for a family member and 2,200 shares held by a family member for which beneficial ownership is not disclaimed.
 (6) Includes 300 shares held in trust for family members for which beneficial ownership is not disclaimed and 2,000 shares held in trust for a third party.
 (7) Includes 10,304 shares held by family members for which beneficial ownership is not disclaimed. Mr. Colado is both an employee and a director. He has an immediately exercisable right to acquire 3,500 shares pursuant to the 1998 Commerce National Corporation Employees' Stock Option Plan, and an immediately exercisable right to acquire 500 shares pursuant to the 1999 Directors Stock Plan.
 (8) Includes 300 shares held by a Florida corporation in which he has an interest and for which beneficial ownership is not disclaimed.
 (9) Includes 13,059 shares held in trust for Mr. Moss and 5,000 shares held in trust for a family member, over which Mr. Moss exercises shared voting and investment powers.
(10) Includes 17,029 shares held jointly with a family member with shared voting and shared investment power, 7,400 shares held in pension/profit sharing plans for Mr. Raffa's benefit, and 1,000 shares held by family members for which beneficial ownership is not disclaimed.
(11) Includes 3,220 shares held jointly with a family member with shared voting and shared investment power and 1,500 shares held by Scarboro Central, Inc. for which beneficial ownership is not disclaimed.
(12) Mr. Scarboro is an employee and not a director. He has an immediately exercisable right to acquire shares pursuant to the 1998 Commerce National Corporation Employees' Stock Option Plan. The exercise price is based on fair market value but in no case less than $15.00 per share, which was fair market value at the date of adoption.
(13) Includes 10,000 shares held jointly with a family member with shared voting and shared investment power. Does not include 4,000 shares held by Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. Profit Sharing Plan & Trust in which Mr. Shuffield has approximately a 22.7% interest but over which he does not exercise control.

Item 13. Certain Relationships and Related Transactions

   The real estate and the building constructed thereon, which houses the corporate offices of CNC and the facilities of the Bank, are owned by Gateway Plaza, Ltd., a Florida limited partnership ("Gateway"). The Directors or certain of their affiliates, except for Mrs. Louttit and Messrs. Barkett, Cahill, Janvrin, Lombardi, Miller, Moss, and Raffa are limited partners of Gateway and they or their affiliates beneficially own, in aggregate, 4,809 of the 11,562 presently issued and outstanding limited partnership interests of Gateway, or approximately 42% thereof. Additionally, the general partner of Gateway is NBOC, Inc., a Florida corporation, which is owned and controlled by Guy D. Colado (President and Chairman of both the Bank and CNC) and G. Winston Lovelace (a former director of both the Bank and CNC and shareholder of CNC). As general partner, NBOC, Inc. has a 1% interest in the taxable income, gains, losses and credits realized by Gateway. While it is believed that the leasing arrangements for CNC, as lessee, and Gateway, as lessor, are fair, such arrangements have not been arrived at as a result of arms-length negotiations due to the commonality of control found in both entities. The Bank made payments under the lease to Gateway in the aggregate amount of approximately $335,344 for fiscal 1999.

   The law firm of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. ("ZSKS"), in which W. Charles Shuffield is a principal, has provided and will continue to provide certain legal services to CNC and the Bank and has received and will continue to receive fees for the services rendered. The amount of fees paid to ZSKS by the Company and/or Bank did not exceed five percent of ZSKS' gross revenues. Mr. Shuffield is a director and shareholder of CNC, a director of the Bank and a limited partner of Gateway. The law firm of Clayton and McCulloh has provided and will continue to provide legal services to the Bank and CNC. The amount of fees paid to Clayton and McCulloh by the Company and/or Bank did not exceed five percent of Clayton and McCulloh's gross revenues. Mr. Clayton is a director and shareholder of CNC, a director of the Bank and a limited partner in Gateway.

   At December 31, 1999, the Bank had approximately $4,232,399 loaned to certain CNC/Bank directors and to certain affiliates of certain CNC/Bank directors. Such loan transactions were made in the ordinary course of business; on substantially the same terms, including interest and collateral, as those prevailing at the time for comparable transactions with other persons; and did not involve more than the normal risk of collectibility or present other unfavorable features.

   The SEC maintains a web site at http://www.sec.gov which contains reports, proxy and information statements and other information pertaining to registrants that file electronically with the SEC including the Company.

                                    PART IV

Item 14. Exhibits, Financial Statement Schedules, and Reports on Form 8-K

 a. 1. Financial Statements

   The following consolidated financial statements of the Company are included in Part II, Item 8:

  -- Consolidated Balance Sheets -- December 31, 1999 and 1998.

  -- Consolidated Statements of Operations -- Years ended December 31, 1999,
     1998 and 1997.

  -- Consolidated Statements of Stockholders' Equity -- Years ended December
     31, 1999, 1998 and 1997.

  -- Consolidated Statement of Cash Flows -- Years ended December 31, 1999,
     1998 and 1997.

 a. 2. Financial Statement Schedules

   The Company has not included any financial schedules because they are not applicable, not required, or the information required to be set forth therein is included in the consolidated financial statements or in notes thereto.

 a. 3. Exhibits

Exhibit
 No.                  Description                              Location
-------               -----------                              --------
3.2      First Amended and Restated Bylaws of   Incorporated by reference from Exhibit
         Commerce National Corporation          3.2 to the Company's Report on Form
         effective January 14, 1988             10-K for the fiscal year ended
                                                December 31, 1992.

3.3      First Amendment to First Amended and   Incorporated by reference from Exhibit
         Restated Bylaws of Commerce National   3.3 to the Company's Report on Form
         Corporation dated effective May 26,    10-Q for the fiscal quarter ended June
         1998                                   30, 1998.

3.4      Articles of Restatement of the         Incorporated by reference from Exhibit
         Articles of Incorporation of Commerce  3.4 to the Company's Report on Form
         National Corporation, and Amended and  10-Q for the fiscal quarter ended June
         Restated Articles of Incorporation,    30, 1998.
         filed June 22, 1998

4.1      Specimen copy of common stock          Incorporated by reference from Exhibit
         certificate for Common Stock of        4.1 to the Company's Report on Form
         Commerce National Corporation          10-K for the fiscal year ended
                                                December 31, 1992.

4.2      Article IV of Articles of              Incorporated by reference from Exhibit
         Incorporation of Commerce National     3.1 to Registration No. 2-98960-A.
         Corporation included in the Articles
         of Incorporation of Commerce National
         Corporation


Exhibit
  No.                 Description                              Location
-------               -----------                              --------
 4.3     Stock Redemption/Repurchase Policy     Incorporated by reference from Exhibit
                                                4.3 to the Company's Report on Form
                                                10-Q for the fiscal quarter ended June
                                                30, 1993.

10.1     First Amendment to Amended and         Incorporated by reference from Exhibit
         Restated 1985 Commerce National        10.1 to the Company's Report on Form
         Corporation Directors' Stock Plan      10-K for the fiscal year ended
         dated October 20, 1997                 December 31, 1997

10.2     1998 Commerce National Corporation     Incorporated by reference from Exhibit
         Employees' Stock Option Plan           10.2 to the Company's Report on Form
                                                10-Q for the fiscal quarter ended June
                                                30, 1999

10.3     1998 Commerce National Corporation     Incorporated by reference from Exhibit
         Employees' Stock Option Agreement      10.3 to the Company's Report on Form
                                                10-Q for the fiscal quarter ended June
                                                30, 1999

10.4     1999 Commerce National Corporation     Attached.
         Directors' Stock Plan

10.5     Sample 1999 Commerce National          Attached.
         Corporation Directors' Stock Option
         Agreement dated effective January 1,
         1999

10.6     Sample Commerce National Corporation   Attached.
         Stock Appreciation Rights Agreement
         dated effective January 1, 1999

21       Subsidiaries of Commerce National      Attached
         Corporation

27       Article 9 Financial Data Schedule (for Attached
         SEC use only).

 b. Reports on Form 8-K

   No reports on Form 8-K were filed by the Company for the fiscal quarter ended December 31, 1999.

                   [BALANCE OF PAGE INTENTIONALLY LEFT BLANK]

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

Item 20. Indemnification of Directors and Officers

   The Registrant is incorporated under the laws of North Carolina. Sections 55-8-50 et seq. of the North Carolina Business Corporation Act prescribe the conditions under which indemnification may be obtained by a present or former director or officer of the Registrant who incurs expenses or liability as a consequence of certain proceedings arising out of his or her activities as a director or officer. Article IX of the Registrant's By-laws also provides for indemnification of directors and officers under certain circumstances. The Registrant has purchased a standard liability policy, which, subject to any limitations set forth in the policy, indemnifies the Registrant's directors and officers for damages that they become legally obligated to pay as a result of any negligent act, error or omission committed while serving in their official capacity.

Item 21. Exhibits and Financial Statement Schedules

   (a) Exhibits

Exhibit
Number   Description of Exhibits
-------  -----------------------
 2.1     Agreement and Plan of Merger, dated as of March 3, 2000, by and between Wachovia Corporation and Commerce National Corporation (included as Appendix A to the proxy statement/prospectus and incorporated by reference herein).
 3.1     Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K
         for the year ended December 31, 1993, File No. 1-9021*).
 3.2     By-laws (Exhibit 3.2 to Wachovia Corporation's Registration Statement on Form S-4 dated
         December 14, 1998, File No. 333-68823*).
 4.1     Amended and Restated Articles of Incorporation (Exhibit 3.1 to Wachovia Corporation's Form 10-K
         for the year ended December 31, 1993, File No. 1-9021*).
 4.2     By-laws (Exhibit 3.2 to Wachovia Corporation's Registration Statement on Form S-4 dated
         December 14, 1998, File No. 333-68823*).
 4.3     All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the SEC.)
 5.1     Opinion of William M. Watson, Jr., including consent.
 8.1     Opinion of Sullivan & Cromwell, including consent.
 8.2     Opinion of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A., including consent.
23.1     Consent of William M. Watson, Jr. (appears in Legal Opinion, Exhibit 5.1).
23.2     Consent of Sullivan & Cromwell (appears in Legal Opinion, Exhibit 8.1).
23.3     Consent of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. (appears in Legal Opinion, Exhibit 8.2).
23.4     Consent of Ernst & Young LLP.
23.5     Consent of KPMG LLP.
23.6     Consent of Austin Associates, Inc.
24.1     Power of Attorney.**
99.1     Form of Proxy.**

Exhibit
Number   Description of Exhibits
-------  -----------------------
99.2     Stock Option Agreement, dated as of March 3, 2000, by and between the Wachovia Corporation and
         Commerce National Corporation (included as Appendix B to the proxy statement/prospectus and incorporated by reference herein).

99.3     Letter to Commerce National Corporation shareholders dated April 26, 2000 from Guy D. Colado.

--------
*  Incorporated herein by reference

** Previously filed on April 6, 2000

   (b) Financial Statement Schedules.

     Schedules are omitted because they are not required or are not applicable, or the required information is shown in the financial statements or notes thereto.

Item 22. Undertakings

   (a) The undersigned Registrant hereby undertakes:

     (1) To file, during any period in which offers or sales are being made, a post-effective amendment to this registration statement;

       (i) To include any prospectus required by Section 10(a)(3) of the Securities Act of 1933;

       (ii) To reflect in the prospectus any facts or events arising after the effective date of the registration statement (or the most recent post-effective amendment thereof) which, individually or in the aggregate, represent a fundamental change in the information set forth in the registration statement. Notwithstanding the foregoing, any increase or decrease in volume of securities offered (if the total dollar value of securities offered would not exceed that which was registered) and any deviation from the low or high end of the estimated maximum offering range may be reflected in the form of prospectus filed with the SEC pursuant to Rule 424(b) if, in the aggregate, the changes in volume and price represent no more than 20 percent change in the maximum aggregate offering price set forth in the "Calculation of Registration Fee" table in the effective registration statement;

       (iii) To include any material information with respect to the plan of distribution not previously disclosed in the registration statement or any material change to such information in the registration statement.

     (2) That, for the purpose of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

     (3) To remove from registration by means of a post-effective amendment any of the securities being registered which remain unsold at the termination of the offering.

   (b) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Exchange Act (and, where applicable, each filing of an employee benefit plan's annual report pursuant to Section 15(d) of the Exchange Act) that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (c) That prior to any public reoffering of the securities registered hereunder through use of a Prospectus which is a part of this registration statement, by any person or party who is deemed to be an underwriter within the meaning of Rule 145(c), the Registrant undertakes that such reoffering prospectus will contain the information called for by the applicable registration form with respect to reofferings by persons who may be deemed underwriters, in addition to the information called for by the other Items of the applicable form.

   (d) That every Prospectus (a) that is filed pursuant to paragraph (c) immediately preceding, or (b) that purports to meet the requirements of Section 10(a)(3) of the Securities Act of 1933 and is used in connection with an offering of securities subject to Rule 415, will be filed as a part of an amendment to the registration statement and will not be used until such amendment is effective, and that, for purposes of determining any liability under the Securities Act of 1933, each such post-effective amendment shall be deemed to be a new registration statement relating to the securities offered therein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

   (e) Insofar as indemnification for liabilities arising under the Securities Act of 1933 may be permitted to directors, officers and controlling persons of the Registrant pursuant to the foregoing provisions (See Item 20), or otherwise, the Registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act of 1933 and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the Registrant of expenses incurred or paid by a director, officer or controlling person of the Registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the Registrant will, unless in the opinion of its counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question of whether such indemnification by it is against public policy as expressed in the Securities Act of 1933 and will be governed by the final adjudication of such issue.

   (f) The undersigned Registrant hereby undertakes to respond to requests for information that is incorporated by reference into the prospectus pursuant to Items 4, 10(b), 11, or 13 of this Form, within one business day of receipt of such request, and to send the incorporated documents by first class mail or other equally prompt means. This includes information contained in documents filed subsequent to the effective date of the registration statement through the date of responding to the request.

   (g) The undersigned Registrant hereby undertakes to supply by means of a post-effective amendment all information concerning a transaction, and the company being acquired involved therein, that was not the subject of and included in the registration statement when it became effective.

                                   SIGNATURES

   Pursuant to the requirements of the Securities Act of 1933, the Registrant has duly caused this amendment to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of Winston-Salem, State of North Carolina, on April 19, 2000.

                                        WACHOVIA CORPORATION

                                                  /s/ L.M. Baker, Jr.
                                          By: _________________________________
                                                    L.M. Baker, Jr.
                                          Chairman and Chief Executive Officer

   Pursuant to the requirements of the Securities Act of 1933, this amendment has been signed by the following persons in the capacities and on the dates indicated.

              Signature                          Title                   Date
              ---------                          -----                   ----

       /s/ L.M. Baker, Jr.*            Chairman and Chief           April 19, 2000
______________________________________  Executive Officer
           L.M. Baker, Jr.

      /s/ James L. Balloun*            Director                     April 19, 2000
______________________________________
           James L. Balloun

      /s/ Peter C. Browning*           Director                     April 19, 2000
______________________________________
          Peter C. Browning

     /s/ John T. Casteen III*          Director                     April 19, 2000
______________________________________
         John T. Casteen III

      /s/ John L. Clendenin*           Director                     April 19, 2000
______________________________________
          John L. Clendenin

    /s/ Thomas K. Hearn, Jr.*          Director                     April 19, 2000
______________________________________
         Thomas K. Hearn, Jr.

  /s/ George W. Henderson, III*        Director                     April 19, 2000
______________________________________
       George W. Henderson, III

      /s/ Robert A. Ingram*            Director                     April 19, 2000
______________________________________
           Robert A. Ingram

       /s/ George R. Lewis*            Director                     April 19, 2000
______________________________________
           George R. Lewis

     /s/ Elizabeth Valk Long*          Director                     April 19, 2000
______________________________________
         Elizabeth Valk Long

              Signature                          Title                   Date
              ---------                          -----                   ----
    /s/ Robert S. McCoy, Jr.*          Vice Chairman and Chief      April 19, 2000
______________________________________  Financial Officer
         Robert S. McCoy, Jr.
     /s/ John G. Medlin, Jr.*          Director                     April 19, 2000
______________________________________
         John G. Medlin, Jr.
    /s/ Lloyd U. Noland, III*          Director                     April 19, 2000
______________________________________
         Lloyd U. Noland, III
       /s/ Morris W. Offit*            Director                     April 19, 2000
______________________________________
           Morris W. Offit
   /s/ Sherwood H. Smith, Jr.*         Director                     April 19, 2000
______________________________________
        Sherwood H. Smith, Jr.
      /s/ Donald K. Truslow*           Senior Executive Vice        April 19, 2000
______________________________________  President, Treasurer
          Donald K. Truslow             and Comptroller
    /s/ John C. Whitaker, Jr.*         Director                     April 19, 2000
______________________________________
        John C. Whitaker, Jr.
      /s/ William M. Watson, Jr.                                    April 19, 2000
*By: _________________________________
        William M. Watson, Jr.
           Attorney-in-fact

                                 EXHIBIT INDEX

 Exhibit
 Number                          Description of Exhibits
 -------                         -----------------------
 2.1     Agreement and Plan of Merger, dated as of March 3, 2000, by and between Wachovia Corporation and Commerce National Corporation
         (included as Appendix A to the proxy statement/prospectus and incorporated by reference herein).

 3.1     Amended and Restated Articles of Incorporation (Exhibit 3.1 to
         Wachovia Corporation's Form 10-K for the year ended December 31, 1993,
         File No. 1-9021*).

 3.2 By-laws (Exhibit 3.2 to Wachovia Corporation's Registration Statement on Form S-4 dated
         December 14, 1998, File No. 333-68823*).

 4.1     Amended and Restated Articles of Incorporation (Exhibit 3.1 to
         Wachovia Corporation's Form 10-K for the year ended December 31, 1993,
         File No. 1-9021*).

 4.2 By-laws (Exhibit 3.2 to Wachovia Corporation's Registration Statement on Form S-4 dated
         December 14, 1998, File No. 333-68823*).

 4.3 All instruments defining the rights of holders of long-term debt of Wachovia Corporation and its subsidiaries. (Not filed pursuant to (4)(iii) of Item 601(b) of Regulation S-K; to be furnished upon request of the SEC.)

 5.1     Opinion of William M. Watson, Jr., including consent.

 8.1     Opinion of Sullivan & Cromwell, including consent.

 8.2 Opinion of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A., including consent.

 23.1    Consent of William M. Watson, Jr. (appears in Legal Opinion, Exhibit
         5.1).

 23.2    Consent of Sullivan & Cromwell (appears in Legal Opinion, Exhibit
         8.1).

 23.3    Consent of Zimmerman, Shuffield, Kiser & Sutcliffe, P.A. (appears in
         Legal Opinion, Exhibit 8.2).

 23.4    Consent of Ernst & Young LLP.

 23.5    Consent of KPMG LLP.

 23.6    Consent of Austin Associates, Inc.

 24.1    Power of Attorney.**

 99.1    Form of Proxy.**

 99.2 Stock Option Agreement, dated as of March 3, 2000, by and between the Wachovia Corporation and Commerce National Corporation (included as
         Appendix B to the proxy statement/prospectus and incorporated by reference herein).

 99.3    Letter to Commerce National Corporation shareholders dated April 26,
         2000 from Guy D. Colado.

--------
*  Incorporated herein by reference

** Previously filed on April 6, 2000